    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        ASCENT ENTERTAINMENT GROUP, INC.

             (Exact name of registrant as specified in its charter)

                DELAWARE                                52-0930707
 (State of Registrant's Incorporation)               (I.R.S. Employer
                                                  Identification Number)

                      1200 SEVENTEENTH STREET, SUITE 2800
                             DENVER, COLORADO 80202
                                 (303) 626-7000
         (Address, Including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Office)

                             ARTHUR M. AARON, ESQ.
             VICE PRESIDENT, BUSINESS & LEGAL AFFAIRS AND SECRETARY
                        ASCENT ENTERTAINMENT GROUP, INC.
                      1200 SEVENTEENTH STREET, SUITE 2800
                             DENVER, COLORADO 80202
                                 (303) 626-7000
 (Name, Address, Including Zip Code, and Telephone Number of Agent for Service)
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
11 7/8% Senior Secured Discount Notes due
  2004.....................................     $126,663,750            100%            $126,663,750          $37,366

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        ASCENT ENTERTAINMENT GROUP, INC.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  ITEM
 NUMBER                                     ITEM                                      LOCATION IN PROSPECTUS
---------             -------------------------------------------------  -------------------------------------------------
   A.      INFORMATION ABOUT THE TRANSACTION

                  1.  Forepart of the Registration Statement and
                      Outside Front Cover of Page of Prospectus........  Facing Page; Cross-Reference Sheet; Outside Front
                                                                         Cover Page of Prospectus

                  2.  Inside Front and Outside Back Cover Pages of
                      Prospectus.......................................  Inside Front Cover Page of Prospectus and Outside
                                                                         Back Cover Page of Prospectus

                  3.  Risk Factors and Ratio of Earnings to Fixed
                      Charges and Other Information....................  Prospectus Summary; Summary Financial Data;
                                                                         Selected Financial Data; Risk Factors

                  4.  Terms of the Transaction.........................  Prospectus Summary; The Exchange Offer;
                                                                         Description of the Exchange Senior Notes; Certain
                                                                         Federal Income Tax Consequences; Plan of
                                                                         Distribution

                  5.  Pro Forma Financial Information..................  Not Applicable

                  6.  Material Contracts with Company Being Acquired...  Not Applicable

                  7.  Additional Information Required for Reoffering by
                      Persons and Parties Deemed to Be Underwriters....  Not Applicable

                  8.  Interest of Named Experts and Counsel............  Not Applicable

                  9.  Disclosure of Commission Position on
                      Indemnification for Securities Act Liabilities...  Not Applicable

   B.      INFORMATION ABOUT THE REGISTRANT

                 10.  Information with Respect to S-3
                      Registrants......................................  Available Information; Risk Factors; Prospectus
                                                                         Summary; Selected Financial and Operating
                                                                         Information; Management's Discussion and Analysis
                                                                         of Financial Condition and Results of Operations;
                                                                         Business; Description of Certain Indebtedness;
                                                                         COMSAT Distribution; Index to Consolidated
                                                                         Financial Statements

                 11.  Incorporation of Certain Documents by Reference;
                      Exhibits and Financial Statement Schedules.......  Incorporation of Certain Information by Reference

                 12.  Information with Respect to S-2 or S-3
                      Registrants......................................  Not Applicable

                 13.  Incorporation of Certain Information by
                      Reference........................................  Not Applicable

                 14.  Information with Respect to Registrants Other
                      Than S-3 or S-2 Registrants......................  Not Applicable

  ITEM
 NUMBER                                     ITEM                                      LOCATION IN PROSPECTUS
---------             -------------------------------------------------  -------------------------------------------------

   C.      INFORMATION ABOUT THE COMPANY BEING ACQUIRED

                 15.  Information with Respect to S-3
                      Companies........................................  Not Applicable

                 16.  Information with Respect to S-2 or S-3
                      Companies........................................  Not Applicable

                 17.  Information with Respect to Companies Other Than
                      S-2 or S-3 Companies.............................  Not Applicable

   D.      VOTING AND MANAGEMENT INFORMATION

                 18.  Information if Proxies, Consents or
                      Authorizations are to be Solicited...............  Not Applicable

                 19.  Information if Proxies, Consents or
                      Authorizations are not to be Solicited in an
                      Exchange.........................................  The Exchange Offer; Certain Relationships and
                                                                         Related Transactions; Common Stock Ownership of
                                                                         Certain Beneficial Owners and Management; COMSAT
                                                                         Distribution

                 SUBJECT TO COMPLETION, DATED JANUARY 16, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                        ASCENT ENTERTAINMENT GROUP, INC.

        OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT AT MATURITY OF ITS
                 11 7/8% SENIOR SECURED DISCOUNT NOTES DUE 2004
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
             FOR EACH $1,000 IN PRINCIPAL AMOUNT AT MATURITY OF ITS
           OUTSTANDING 11 7/8% SENIOR SECURED DISCOUNT NOTES DUE 2004

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
                     ON            , 1998, UNLESS EXTENDED

    Ascent Entertainment Group, Inc., a Delaware corporation (the "Issuer"), hereby offers to exchange (the "Exchange Offer") up to $225,000,000 in aggregate principal amount at maturity of its new 11 7/8% Senior Secured Discount Notes due 2004 (the "Exchange Senior Notes") for up to $225,000,000 in aggregate principal amount at maturity of its outstanding 11 7/8% Senior Secured Discount Notes due 2004 (the "Senior Notes" and, together with the Exchange Senior Notes, the "Notes") that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Offering").

    The terms of the Exchange Senior Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Senior Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Senior Notes: (i) are freely transferable by holders thereof (except as provided below); and (ii) are not entitled to certain registration rights and certain liquidated damages which are applicable to the Senior Notes under the Registration Rights Agreement (as defined). The Exchange Senior Notes will be issued under the indenture governing the Senior Notes (the "Indenture"). The Notes are senior secured obligations of the Company, secured by a perfected first priority pledge of the Company's shares of the capital stock of On Command Corporation ("OCC"). The Notes rank senior to all existing and future subordinated indebtedness of the Company and PARI PASSU in right of payment to all unsubordinated indebtedness of the Company. Borrowings under the New Ascent Credit Facility (as defined herein) are secured by perfected first priority pledges of the capital stock of all of the subsidiaries (other than OCC and its subsidiairies) of the Company and, accordingly, such indebtedness will effectively rank senior to the Notes to the extent of such security interests. The Notes are structurally subordinated to all indebtedness and other liabilities, including trade payables, and to preferred stockholders (if any) of the subsidiaries of the Company. As of September 30, 1997, on an as adjusted basis after giving effect to the Offering and the use of the proceeds therefrom, the Company would have had approximately $254 million of indebtedness, of which approximately $127 million would have been senior secured debt in the form of the Notes and $127 million would have been indebtedness of OCC. There will be no cash proceeds to the Issuer from the Exchange Offer.

                            ------------------------

    HOLDERS OF SENIOR NOTES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 12 OF THIS PROSPECTUS PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is January   , 1998.

    Interest on the Notes will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2003 and the Notes will bear original issue discount for U.S. federal income tax purposes. Thus, although there will be no cash payments on the Notes prior to June 15, 2003, original issue discount (that is, the difference between the issue price of the Notes and the sum of all payments to be made thereon) will accrue from the issue date and will be includible as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Consequences."

    On or after December 15, 2001, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, at any time on or before December 15, 2001, the Company may redeem up to 35% of the originally issued principal amount at maturity of the Notes, on one or more occasions, with the net cash proceeds of one or more Equity Offerings (as defined herein) at a redemption price equal to 111 7/8% of the Accreted Value (as defined herein) thereof, plus accrued and unpaid interest, if any, to the date of redemption provided that at least 65% of the originally issued principal amount at maturity of Notes remains outstanding immediately after the redemption. See "Description of the Exchange Senior Notes--Optional Redemption."

    The Senior Notes were originally issued and sold on December 22, 1997 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. Accordingly, the Senior Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "SEC" or "Commission") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Senior Notes that will be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the Holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Senior Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Senior Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned no-action letters,
(ii) will not be able to tender its Senior Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Senior Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

    Each holder of the Senior Notes who wishes to exchange Senior Notes for Exchange Senior Notes in the Exchange Offer will be required to represent that
(i) it is not an affiliate of the Company, (ii) any Exchange Senior Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities
Act) of the Exchange Senior Notes. In addition, in connection with any resales of Exchange Senior Notes, any broker-dealer (an "Exchanging Dealer") who acquired the Senior Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Senior Notes (other than a resale of an unsold allotment from the original sale of the Senior Notes) with the prospectus contained herein. Under the Registration Rights Agreement (as defined herein), the Company is required to allow Exchanging Dealers to use the prospectus contained herein in connection with the resale of such Exchange Senior Notes for the period starting on the Expiration Date and ending on the close of business one year after the Expiration Date. Each Exchanging Dealer who receives Exchange Senior Notes for its own account in exchange for Senior Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a Prospectus in connection with any resale by it of such Exchange Senior Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, an Exchanging Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    Senior Notes initially purchased by qualified institutional buyers were initially represented by a global Senior Note in registered form, deposited with, or on behalf of, The Depository Trust Company (the "Depositary"), and registered in the name of Cede & Co., as nominee of the Depositary. The Exchange Senior Notes exchanged for Senior Notes represented by the global Senior Note will be represented by one or more global Exchange Senior Notes in registered form, registered in the name of the nominee of the Depositary. See "Description of Exchange Senior Notes--Book-entry, Delivery and Form." Exchange Senior Notes issued to non-qualified institutional buyers in exchange for Senior Notes held by such investors will be issued only in certificated, fully registered, definitive form.

    The Senior Notes and the Exchange Senior Notes constitute new issues of securities with no established public trading market and the Company does not intend to apply for listing of the Senior Notes or the Exchange Senior Notes on any securities exchange or for the inclusion of the Senior Notes or the Exchange Senior Notes in any automated quotation system. The Senior Notes that are sold to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. upon issuance. If a trading market does not develop or is not maintained, holders of the Exchange Senior Notes may experience difficulty in reselling the Exchange Senior Notes or may be unable to sell them at all. If a market for the Exchange Senior Notes develops, any such market may be discontinued at any time and the Exchange Senior Notes could trade at prices that may be lower than the initial market values thereof, depending on many factors, including prevailing interest rates, the markets for similar services and the financial performance of the Company. Although there is currently no market for the Exchange Senior Notes, NationsBanc Montgomery Securities, Inc. (the "Initial Purchaser") has advised the Company that they will make a market in the Exchange Senior Notes. However, they are not obligated to do so, and any such market making with respect to the Exchange Senior Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, and may be limited during the Exchange Offer and the pendency of any applicable shelf registration statement. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Senior Notes.

    Any Senior Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered, but unaccepted, Senior Notes are likely to be adversely affected. Following consummation of the Exchange Offer, the holders of any remaining Senior Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Notes. No assurance can be given as to the liquidity of the trading market for either the Senior Notes or the Exchange Senior Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered or accepted for exchange. The Exchange
Offer will expire at 5:00 p.m., Eastern Time, on            , 1998, unless
extended (the "Expiration Date"). The date of acceptance for exchange (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Senior Note. Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained by mail from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's web site on the Internet at http://www.sec.gov.

    The common stock of the Company is reported on the NASDAQ National Market Reporting System ("NASDAQ"), and in accordance with the rules thereof, the Company files reports and other information with NASDAQ. Such reports and other information filed by the Company with NASDAQ can be inspected and copied at the NASDAQ national office located at 1735 K Street, 2nd Floor, Washington, D.C., 20006.

    UNTIL APRIL   , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                              NOTICE TO INVESTORS

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                       NOTICE TO NEW HAMPSHIRE INVESTORS

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE DIRECTORS OF THE OFFICE OF SECURITIES REGULATION THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE DIRECTORS OF THE OFFICE OF SECURITIES REGULATION HAVE PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE INVESTOR, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                            ------------------------

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This Offering Memorandum contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections "Offering Memorandum Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and include, without limitation, the Company's expectation and estimates as to the Company's business operations following the consummation of the Offering, including the introduction of new products and services, future financial performance, including growth in net sales and earnings and cash flows from operations and capital expenditures. In addition, in those and other portions of this Offering Memorandum, the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Offering Memorandum. In addition to factors that may be described elsewhere in this Offering Memorandum, the Company specifically wishes to advise readers that the factors listed under the caption "Risk Factors" could cause actual results to differ materially from those expressed in any forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE EXCHANGE SENIOR NOTES. SPECIFICALLY, THE INITIAL PURCHASER MAY BID FOR, AND PURCHASE, EXCHANGE SENIOR NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                            ------------------------

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE CORPORATE SECRETARY OF THE COMPANY, 1200 SEVENTEENTH STREET, SUITE 2800, DENVER, COLORADO 80202, (303) 626-7000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 1, 1998.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS" AND ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                           ASCENT ENTERTAINMENT GROUP

    Ascent Entertainment Group, Inc. ("Ascent" or the "Company") operates diversified media and entertainment production and distribution businesses characterized by well-known franchises. The Company conducts its business in two segments, Multimedia Distribution and Entertainment. The Company's approximately 57% owned publicly traded subsidiary, On Command Corporation ("OCC"), is the largest provider (by number of hotel rooms served) of on-demand in-room video entertainment services to the domestic lodging industry. The Company's Ascent Network Services ("ANS") division is the primary provider of satellite distribution support services that link the National Broadcasting Company ("NBC") television network with 167 of its affiliated stations nationwide. The Company also owns two professional sports franchises--the National Hockey League ("NHL") Colorado Avalanche-Registered Trademark- and the National Basketball Association ("NBA") Denver Nuggets-Registered Trademark-. In order to enhance the asset value of its sports franchises and to take advantage of the growing popularity of the NHL and NBA, as well as to augment the revenues and operating cash flows of its two sports franchises, the Company plans to construct, own and operate a new state-of-the-art sports and entertainment center in downtown Denver seating up to 20,000 (the "Pepsi Center") to house the Avalanche, the Nuggets and other live entertainment events. The Pepsi Center is scheduled to be completed by the fall of 1999 and available for use in the 1999-2000 NHL and NBA seasons. Finally, the Company owns Beacon Communications Corp. ("Beacon"), an independent motion picture and television production company whose most recently produced films include AIR FORCE ONE, A THOUSAND ACRES and PLAYING GOD.

    Ascent believes it is creating a diversified media and entertainment company with significant growth and cash flow potential. The Company has a strong and capable management team with a diverse blend of operating and financial expertise, which has demonstrated the ability to develop and execute strategies for enhancing and realizing the franchise values of the Company's assets. Management's overall goals are to continue to implement strategies that will enable it to maximize the intrinsic values and cash flow potential of its existing businesses and, as opportunities arise, to enter into strategic acquisitions, joint ventures and alliances that complement those businesses.

MULTIMEDIA DISTRIBUTION

    ON COMMAND CORPORATION

    OCC is the largest provider (by number of hotel rooms served) of on-demand in-room video entertainment to the domestic lodging industry, according to a report published by Paul Kagan Associates, Inc., an industry analyst. The Company believes that OCC's leading market position results from a combination of its extensive installed room base, the quality of its proprietary technology and its focus on customer service. OCC generally provides its in-room video entertainment services pursuant to exclusive long-term contracts, primarily with large national business and luxury hotel chains such as Marriott, Hilton, Hyatt, Wyndham, Doubletree, Fairmont, Embassy Suites, The Four Seasons and Holiday Inn. These hotels generally have higher occupancy rates than economy and budget hotels, which is an important factor contributing to higher buy rates for pay-per-view service. As of September 30, 1997, OCC had an installed room base of approximately 872,000 rooms (of which 749,000 were served by on-demand pay-per-view systems and 123,000 were only served by scheduled pay-per-view systems) in approximately 2,900 hotels worldwide. From 1992 until the 1996 acquisition of the SpectraVision, Inc. ("SpectraVision") assets discussed below, OCC enjoyed a compounded annual growth rate of 88.4% in the number of rooms served. From 1992 through year end 1996, OCC had a compounded annual growth rate in revenues and EBITDA of 103.5% and 107.6%, respectively.

    In October 1996, OCC acquired the assets and certain liabilities of SpectraVision (the "Acquisition"), at the time the second largest provider of in-room on-demand video entertainment services to the domestic lodging industry. The Acquisition enhanced OCC's position as the leading provider of in-room video entertainment services to the domestic lodging industry and approximately doubled the number of installed rooms served by OCC. The conversion of SpectraVision rooms to OCC's on-demand system is expected to result in higher average room revenues and lower operating costs. The Acquisition also increased OCC's international base of rooms, better positioning it to expand further into international markets, which represent a significant growth opportunity for OCC. As of September 30, 1997, approximately 12.5% of OCC's hotel rooms served, or 109,000 rooms, are located in international markets.

    OCC's primary on-demand system currently is the On Command Video Corporation ("OCV") system, a patented video selection and distribution system that allows guests to select at any time from 20 to up to 50 motion pictures on computer-controlled television sets located in their rooms. By comparison, hotels still equipped with SpectraVision technology generally offer fewer choices if served by SpectraVision on-demand systems or only offer hotel guests eight movies per day at scheduled times or offer some combination thereof. Management expects OCC to have a substantial majority of SpectraVision rooms converted to OCC's on-demand system by 2001. OCC also provides in-room viewing of free-to-guest programming of select cable channels (such as HBO, Showtime, ESPN, CNN and the Disney Channel) and other interactive services. The high speed, two-way digital communications capability of the OCV system enables OCC to provide advanced interactive features, such as video games, in addition to basic interactive services such as video checkout and guest surveying. In addition to the design innovation and quality of its products, OCC considers a focus on customer satisfaction as central to the maintenance and growth of its business.

    The Company believes that the superior on-demand capability and range of services offered, as well as the system reliability and high quality service of OCC's on-demand video technology, its long-term contracts primarily with national business and luxury hotel chains and high pay-per-view movie room revenue, differentiate OCC from its competitors. OCC's strategy is to increase revenues and operating cash flows and continue to grow through the following initiatives: (i) increase its installed hotel customer base by obtaining new contracts within its core hotel markets and within select mid-priced hotels and hotel chains; (ii) increase revenues and decrease costs in certain hotels acquired in the Acquisition by installing OCC technology offering greater reliability, broader selection and more viewing flexibility; (iii) create new revenue sources through an expanding range of interactive and information services offered to the lodging industry; and (iv) expand its room base in underserved foreign markets. The Company estimates that OCC will incur significant capital expenditures over the next two years in furtherance of its goals of increasing revenues and operating cash flows, enhancing asset value and achieving long-term growth.

    ASCENT NETWORK SERVICES

    ANS principally owns and operates a nationwide network (excluding satellite transponders) for satellite distribution of NBC's national television programming to the majority of NBC's affiliate stations nationwide, as well as an installation, field service and maintenance support business relating to such network. ANS also provides satellite distribution field service and maintenance support for networks operated by other customers. ANS has operated its satellite distribution network for NBC since 1984 under a 10-year agreement that was extended in 1994 for an additional five years (the "NBC Agreement"). Management believes the NBC Agreement, which is scheduled to expire in 1999, will be renewed and extended and that, in connection with such renewal, NBC would engage ANS to complete a full upgrade of the NBC satellite distribution network to digital technology, which could involve capital expenditures by the Company. The renewal of the NBC Agreement and digital upgrade of the NBC satellite distribution network would be expected to increase the asset value of ANS and further solidify the relationship between ANS and NBC.

    ANS has historically been a stable source of revenues and operating cash flows for the Company, generating approximately $20 million of revenues and $10 million of EBITDA since 1995. Ascent's strategy for maintaining and expanding this source of cash flows is to renew and extend the NBC Agreement to 2006 or beyond, and to be engaged for and complete successfully the full digital upgrade of the NBC satellite distribution network.

ENTERTAINMENT

    COLORADO AVALANCHE AND DENVER NUGGETS; PEPSI CENTER

    The Company owns and operates franchises in two major professional sports leagues, the Colorado Avalanche in the NHL and the Denver Nuggets in the NBA. Both of these franchises are located in Denver, Colorado where residents have historically supported successful local sports franchises. With the success of the NBA and NHL over the past two decades as shown in higher ticket sales, increased average attendance, increased merchandising sales and licensing fees, more profitable national and local broadcast packages and increased expansion fees, NBA and NHL sports franchises have increased in value and revenue generation over that period.

    In July 1995, the Company acquired the Avalanche, one of 26 franchises in the NHL, at a cost of $75.8 million. In 1996, the Avalanche won the Stanley Cup Championship and, in 1997, competed in the NHL Western Conference Finals. The Avalanche has consistently sold all available season tickets and currently has a waiting list for over 2,500 season tickets. Construction of the Pepsi Center is expected to result in an increase of approximately 2,000 seats for sale for each Avalanche game to 18,100 seats. The average ticket price per seat for an Avalanche game during the 1997-1998 season is $44.61 per ticket, a 25.1% increase over the prior year and 14% above the average NHL ticket price of $39.12. As of the date of this Prospectus, the Avalanche enjoys the longest record of consecutive sellout home games in the NHL at over 100 games.

    The Company believes that the NHL in general will continue to grow in popularity as evidenced by a record number of aggregate league-wide ticket sales of approximately 16.2 million and record revenues from ticket sales of approximately $595 million during the 1996-1997 season (a 4% increase in number of tickets sold and a 14.8% increase in revenues from the prior season) and an increase in revenues from retail sales of NHL licensed merchandise in the United States from approximately $800 million in 1992-1993 to approximately $1.2 billion in 1996-1997. This popularity is further evidenced by the increase in the expansion fee paid for an NHL expansion team from $6 million paid in 1979 to $80 million to be paid in 1998, 1999 and 2000. The increased popularity of the NHL resulted in 1994 in a new five-year national over-the-air television rights contract with the Fox television network with aggregate license fees of $155 million, subject thereafter to a two-year renewal term at Fox's option for aggregate incremental license fees of $120 million. In addition, in 1994, the NHL extended its existing contracts with ESPN and its Canadian broadcaster through the 1998-1999 season for aggregate license fees of approximately $235 million.

    The Company acquired its ownership in the Denver Nuggets, one of 29 franchises in the NBA, through a series of transactions from 1989 to 1992 at a total cost of $60.2 million. From the 1991-1992 season through the 1995-1996 season, the Nuggets had a compounded annual growth rate in revenues (excluding $9.2 million of NBA expansion fees recorded during 1995) of 17.5%. From the 1995-1996 season to the 1996-1997 season, however, poor on-court performance led to decreased attendance, resulting in a decline in revenues for the Nuggets of 8.1%. Management is currently implementing focused measures in an attempt to improve the Nuggets' on-court performance in order to reverse the decline in attendance and revenues, including the hiring of a new General Manager and a new Head Coach and the restructuring of the player roster. Management believes that these efforts, combined with the relocation to the Pepsi Center, should contribute to improving attendance and ticket sales at Nuggets games and increased revenues.

    The NBA is a professional sports enterprise that has experienced a significant rise in popularity over the past decade. The popularity of the NBA is evidenced by the doubling of NBA ticket sales over the past decade to approximately 16.8 million and the increase in average game attendance by over 50% to approximately 14,159 or 86% of capacity for the 1996-1997 season. In addition, revenues from the sale of NBA retail merchandise in the United States have increased from approximately $2.1 billion in 1992-1993 to approximately $2.6 billion in 1995-1996. The NBA's popularity is further evidenced by the increase in the expansion fee paid for an NBA expansion team in the last two decades from $12 million paid in 1980 to $125 million paid in 1995. The current four-year national television contracts between the NBA and each of NBC and Turner Sports provide $1.1 billion in aggregate fixed revenues for NBA member teams over the term of the contracts, and provide for revenue sharing over specified amounts of sponsorship revenues. Such contracts will expire after the 1997-1998 season. New contracts with both NBC and Turner Sports, commencing with the 1998-1999 season, were recently announced under which $2.6 billion in aggregate fixed revenues will be provided to NBA member teams over the four-year term of such contracts and such contracts also provide for revenue sharing.

    In August 1997, the Company capitalized on the growing demand for popular branded regional sports programming by entering into a license agreement with Fox Sports Rocky Mountain ("Fox Sports"), a partnership between Liberty Media Corporation ("Liberty") and Fox News Corporation, for local television rights (over-the-air and cable) for the Nuggets and the Avalanche (the "Fox Sports Agreement"). The Fox Sports Agreement has a term of seven years, commencing with the 1997-1998 season, provides for license fees that may exceed $100 million if paid over the life of the agreement and significantly increases revenues to the Company from these rights as compared to prior years. As a result of the Fox Sports Agreement, Avalanche and Nuggets games will continue to be distributed to over 2.7 million viewers in the seven states served by Fox Sports.

    The Company believes that it can achieve growth in revenues and operating cash flows from the Avalanche and the Nuggets. The three key elements of the Company's strategy to realize such growth are to: (i) complete the financing and construction of the Pepsi Center, to be owned and operated by Ascent Arena Company, LLC, a subsidiary of the Company (the "Arena Company") for occupancy in the 1999-2000 seasons; (ii) continue the strong performance of the Avalanche and take steps to improve the Nuggets' on-court performance; and (iii) build on the existing base of the Company's sports franchise assets and the recent Fox Sports Agreement through complementary entertainment and distribution opportunities in the Rocky Mountain region.

    The Nuggets and the Avalanche currently play in McNichols Arena, one of the oldest arenas in use in either the NBA or the NHL, with seating capacity and configuration and other revenue generating attributes significantly less advantageous than those of more modern facilities. The Company has entered into the Arena Agreement (as defined herein) with the City and County of Denver (the "City") setting forth the terms on which the Company, through the Arena Company, will construct, own and manage the new Pepsi Center in downtown Denver. Management believes that moving to the Pepsi Center in the 1999-2000 NHL and NBA seasons will increase the revenues, operating cash flows and asset value of the Company's two sports franchises. The Pepsi Center will also create incremental revenue sources and cash flows from other entertainment events and retail merchandising. Under current plans, the Pepsi Center will increase seating capacity for the Avalanche and the Nuggets from 16,000 and 17,000 seats, respectively, at McNichols Arena to 18,100 and 19,300 seats, respectively. For other events, seating capacity will be as high as 20,000, depending on the configuration. The Pepsi Center will have 93 luxury suites available for lease (compared to 18 suites at McNichols Arena), all of which already have lease commitments with terms of five to ten years (at lease amounts from $90,000 to $180,000 per year), and will have over 1,600 club seats and enhanced concessions, retail and restaurant facilities, including a 236-seat club level restaurant (which McNichols Arena does not have). The Company anticipates that the added luxury suites, club seats and increased seating capacity, combined with naming rights, founding sponsor arrangements and enhanced facilities, will result in significantly increased revenues to the Company.

    Development and construction of the Pepsi Center will cost approximately $160 million. The Company expects to finance the Pepsi Center from the sale by the Arena Company of approximately $100 to $130 million in indebtedness (the "Arena Notes"), secured by some or all of the assets of the Arena Company, including the Pepsi Center, and by the revenues of the Pepsi Center, including corporate sponsorships. In addition, the Arena Company is expected to require $30 to $60 million in equity investments, $15 million of which has been invested by a subsidiary of Liberty, $15 million of which has already been invested by the Company and the remainder of which, as required, is expected to be invested by the Company. The investment by Liberty is an example of management's strategy to use strategic alliances to enhance the Company's asset value and cash flows.

    BEACON COMMUNICATIONS

    Acquired in 1994, Beacon produces feature-length motion pictures for theatrical distribution and television programming. Since its inception in 1990, Beacon has produced nine motion pictures, including AIR FORCE ONE, A THOUSAND ACRES, PLAYING GOD and THE COMMITMENTS. Historically, Beacon has limited its net investment to between $4 million and $17 million in the development and production of each of the motion pictures it has produced. In order to maintain the Company's strategy for limited investment in new motion picture production, in 1996 Beacon entered into a five-year domestic distribution agreement (the "Universal Agreement") with Universal Pictures ("Universal") for up to 20 pictures produced by Beacon (although Universal is not obligated to accept more than four films per year from Beacon). Pursuant to the Universal Agreement, Universal contributes a significant percentage of the production cost per motion picture which it recoups out of domestic revenues, and receives a distribution fee to distribute the motion pictures in the United States and Canada, and Beacon receives net revenues after Universal's fees and expenses. Universal generally controls all rights to distribute such motion pictures domestically for two full television syndication cycles, not to exceed 21 years from the theatrical release of the picture, and Beacon retains all international distribution rights, the films' copyrights and certain other rights related to such films such as music publishing, merchandising and hotel television rights. In the event that Universal declines to distribute a film produced by Beacon, Beacon may seek another domestic distributor for the film.

                               THE EXCHANGE OFFER

The Exchange Offer................  The Issuer is offering to exchange (the "Exchange
                                    Offer") up to $225,000,000 aggregate principal amount at
                                    maturity of its 11 7/8% Senior Secured Discount Notes
                                    due 2004 (the "Exchange Senior Notes") for up to
                                    $225,000,000 aggregate principal amount at maturity of
                                    its 11 7/8% Senior Secured Discount Notes due 2004 that
                                    were issued and sold in a transaction exempt from
                                    registration under the Securities Act (the "Senior
                                    Notes" and with the Exchange Senior Notes, the "Notes").
                                    The form and terms of the Exchange Senior Notes are
                                    substantially identical (including principal amount,
                                    interest rate, maturity, security and ranking) to the
                                    form and terms of the Senior Notes for which they may be
                                    exchanged pursuant to the Exchange Offer, except that
                                    the Exchange Senior Notes are freely transferable by
                                    holders thereof except as provided herein (see "The
                                    Exchange Offer--Terms of the Exchange" and "--Terms and
                                    Conditions of the Letter of Transmittal") and are not
                                    entitled to certain registration rights and certain
                                    liquidated damages which are applicable to the Senior
                                    Notes under a Registration Rights Agreement dated as of
                                    December 22, 1997 (the "Registration Rights Agreement")
                                    by and between the Company and NationsBanc Montgomery
                                    Securities, Inc. (the "Initial Purchaser").

                                    The Exchange Senior Notes that will be issued pursuant
                                    to the Exchange Offer may be offered for resale, resold
                                    and otherwise transferred by the holders thereof without
                                    further compliance with the registration and prospectus
                                    delivery provisions of the Securities Act. However, any
                                    purchaser of Senior Notes who is an "affiliate" of the
                                    Company or who intends to participate in the Exchange
                                    Offer for the purpose of distributing the Exchange
                                    Senior Notes (i) will not be able to rely on the
                                    interpretation by the staff of the Commission set forth
                                    in the above-mentioned no-action letters, (ii) will not
                                    be able to tender its Senior Notes in the Exchange Offer
                                    and (iii) must comply with the registration and
                                    prospectus delivery requirements of the Securities Act
                                    in connection with any sale or transfer of the Senior
                                    Notes unless such sale or transfer is made pursuant to
                                    an exemption from such requirements.

Minimum Condition.................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being
                                    tendered or accepted for exchange.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., Eastern
                                    time, on            , 1998, unless extended (the
                                    "Expiration Date").

Exchange Date.....................  The first date of acceptance for exchange of the Senior
                                    Notes will be the first business day following the
                                    Expiration Date.

Withdrawal Rights.................  Tenders of Senior Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration
                                    Date. Any Senior

                                    Notes not accepted for any reason will be returned
                                    without expense to the tendering holder thereof as
                                    promptly as practicable after the expiration or
                                    termination of the Exchange Offer.

Procedures for Tendering Senior     See "The Exchange Offer--How to Tender."
  Notes...........................

Federal Income Tax Consequences...  The exchange of Senior Notes for Exchange Senior Notes by tendering holders will not be a taxable exchange for
                                    federal income tax purposes, and such holders should not
                                    recognize any taxable gain or loss or any interest
                                    income as a result of such exchange. See "Certain U.S.
                                    Federal Income Tax Consequences".

Use of Proceeds...................  There will be no cash proceeds to the Issuer from the exchange pursuant to the Exchange Offer.

Effect on Holders of Senior         As a result of the making of this Exchange Offer, and
  Notes...........................  upon acceptance for exchange of all validly tendered
                                    Senior Notes pursuant to the terms of this Exchange
                                    Offer, the Issuer will have fulfilled obligations
                                    contained in the terms of the Senior Notes and the
                                    Registration Rights Agreement, and, accordingly, the
                                    holders of the Senior Notes will have no further
                                    registration or other rights under the Registration
                                    Rights Agreement. See "The Exchange Offer."

                       TERMS OF THE EXCHANGE SENIOR NOTES

    The Exchange Offer applies to $225,000,000 aggregate principal amount at maturity of Senior Notes. The form and terms of the Exchange Senior Notes are substantially identical to the form and terms of the Senior Notes, except that the Exchange Senior Notes have been registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof. The Exchange Senior Notes will evidence the same debt as the Senior Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Senior Notes."

Securities Offered................  $225,000,000 aggregate principal amount at maturity of
                                    11 7/8% Senior Secured Discount Notes due 2004 (the
                                    "Exchange Senior Notes").

Maturity Date.....................  December 15, 2004.

Interest Payment Dates............  June 15 and December 15, commencing June 15, 2003.

Original Issue Discount...........  The Exchange Senior Notes will bear original issue discount for U.S. federal income tax purposes. Thus,
                                    although there will be no cash payments on the Exchange
                                    Senior Notes prior to June 15, 2003, original issue
                                    discount (that is, the difference between the issue
                                    price of the Exchange Senior Notes and the sum of all
                                    payments to be made thereon) will accrue from the issue
                                    date and will be includible as interest income
                                    periodically in a holder's gross income for federal
                                    income tax purposes in advance of receipt of the cash
                                    payments to which the income is

                                    attributable. See "Certain United States Federal Income
                                    Tax Consequences."

Ranking...........................  The Exchange Senior Notes will be senior secured obligations of the Company, senior to all existing and
                                    future subordinated indebtedness of the Company and PARI
                                    PASSU in right of payment with all other existing and
                                    future unsubordinated indebtedness of the Company. The
                                    Exchange Senior Notes will be secured by a perfected
                                    first priority pledge of the Company's shares of the
                                    capital stock of OCC. Loans under the New Ascent Credit
                                    Facility (as defined herein) will be secured by
                                    perfected first priority pledges of capital stock of all
                                    the subsidiaries (other than OCC and its subsidiaries)
                                    of the Company and, accordingly, such indebtedness will
                                    effectively rank senior to the Exchange Senior Notes to
                                    the extent of such security interests. The Exchange
                                    Senior Notes will be structurally subordinated to all
                                    indebtedness, all other liabilities, including trade
                                    payables, and preferred stockholders (if any) of the
                                    subsidiaries of the Company. The pledge of the Company's
                                    shares of the capital stock of OCC to secure the
                                    Exchange Senior Notes will not alter such structural
                                    subordination of the Exchange Senior Notes. As of
                                    September 30, 1997, on an as adjusted basis after giving
                                    effect to the Offering and the use of proceeds
                                    therefrom, the Company would have had approximately $254
                                    million of indebtedness, of which approximately $127
                                    million would have been senior secured debt and $127
                                    million would have been indebtedness of OCC. The
                                    Indenture for the Exchange Senior Notes (the
                                    "Indenture") restricts, but does not prohibit, the
                                    Company from incurring additional indebtedness. See
                                    "Description of the Exchange Senior Notes--Ranking."

Optional Redemption...............  On or after December 15, 2001, the Company may redeem the Exchange Senior Notes, in whole or in part, at the
                                    redemption prices set forth herein, plus accrued and
                                    unpaid interest, if any, to the date of redemption.
                                    Notwithstanding the foregoing, at any time on or before
                                    December 15, 2001, the Company may redeem up to 35% of
                                    the originally issued principal amount at maturity of
                                    the Exchange Senior Notes, on one or more occasions,
                                    with the net cash proceeds of one or more Equity Offer-
                                    ings (as defined herein) at a redemption price equal to
                                    111 7/8% of the Accreted Value (as defined herein)
                                    thereof, plus accrued and unpaid interest, if any, to
                                    the date of redemption provided that at least 65% of the
                                    originally issued principal amount at maturity of
                                    Exchange Senior Notes remains outstanding immediately
                                    after the redemption. See "Description of the Exchange
                                    Senior Notes--Optional Redemption."

Security..........................  The Exchange Senior Notes will be secured by a pledge of the Company's shares of capital stock of OCC (the
                                    "Collateral"), a 57% owned (approximately 46% on a fully
                                    diluted basis) direct subsidiary of the Company. The
                                    Exchange Senior Notes are not secured by any lien on, or
                                    other security interest in, any other

                                    properties or assets of the Company or any properties or
                                    assets of any subsidiary of the Company. The Collateral
                                    may be sold and the security interest therein may be
                                    released under the circumstances set forth below under
                                    the caption "Description of the Exchange Senior
                                    Notes--Repurchase at the Option of Holders--Sale of
                                    Collateral or Loss of Control of OCC Board."

Mandatory Redemption..............  None.

Change of Control.................  Upon a Change of Control (as defined herein), the
                                    Company will be required to make an offer to repurchase
                                    all outstanding Exchange Senior Notes at 101% of their
                                    Accreted Value, in the case of any such purchase on or
                                    before December 15, 2002, and 101% of the aggregate
                                    principal amount at maturity of the Senior Notes, plus
                                    accrued and unpaid interest, if any, to the date of
                                    repurchase in the case of any such purchase after
                                    December 15, 2002. See "Description of the Exchange
                                    Senior Notes--Repurchase at the Option of
                                    Holders--Change of Control." There can be no assurance
                                    that sufficient funds will be available to the Company
                                    at the time of any Change of Control to make any
                                    required repurchases of Exchange Senior Notes. See "Risk
                                    Factors--General--Potential Inability to Fund Change of
                                    Control Offer."

Covenants.........................  The Indenture will restrict, among other things, the
                                    Company's and its subsidiaries' ability to incur
                                    additional indebtedness, pay dividends or make certain
                                    other restricted payments, incur liens, sell stock of
                                    subsidiaries, apply net proceeds from certain asset
                                    sales, merge or consolidate with any other person, sell,
                                    assign, transfer, lease, convey or otherwise dispose of
                                    substantially all of the assets of the Company or enter
                                    into certain transactions with affiliates. See
                                    "Description of the Exchange Senior Notes-- Certain
                                    Covenants."

Use of Proceeds...................  There will be no cash proceeds to the Issuer from the exchange pursuant to the Exchange Offer.

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Senior Notes.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

    The following tables present summary historical financial information and operating information for the Company. The summary historical financial information for each year in the five-year period ended December 31, 1996 and as of and for the nine-month periods ended September 30, 1996 and 1997 has been derived from the consolidated financial statements of the Company. The consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 are included elsewhere herein together with the report of Deloitte & Touche LLP, independent auditors (the "Consolidated Financial Statements"). The unaudited condensed consolidated financial statements for the nine-month periods ended September 30, 1997 and 1996 are also included elsewhere herein (the "Unaudited Condensed Consolidated Financial Statements"). The summary historical information for the nine months ended September 30, 1996 and 1997 has been derived from the Company's Unaudited Condensed Consolidated Financial Statements, which have not been audited, but which reflect, in the opinion of management, all adjustments that include only normal recurring adjustments necessary to present fairly the information contained herein. Interim results are not necessarily indicative of results to be expected for any full year. This information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                                       NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                            -----------------------------------------------------  --------------------
                                              1992       1993       1994       1995       1996       1996       1997
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Multimedia Distribution revenues........  $  81,767  $  97,855  $ 125,823  $ 135,782  $ 167,976(4) $ 110,021 $ 180,424
  Entertainment revenues..................     21,901     27,826     39,653     66,036(2)    90,144    59,480   138,290
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues........................    103,668    125,681    165,476    201,818(2)   258,120   169,501   318,714
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating expenses:
    Cost of services......................     75,046     85,998    107,452    154,676    217,949    131,059    266,463
    Depreciation and amortization.........     22,386     27,227     38,820     53,675     74,812     48,637     75,689
    General & administrative..............      7,089      7,967      9,203     10,002      9,678      7,723      5,921
    Provision for restructuring...........     15,318(1)    --       --         10,866(3)    --       --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses............    119,839    121,192    155,475    229,219    302,439    187,419    348,073
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations...........    (16,171)     4,489     10,001    (27,401)   (44,319)   (17,918)   (29,359)
  Interest expense........................     (2,186)      (567)      (326)      (759)   (10,715)    (5,904)   (16,329)
  Other income (expense) [including taxes,
    minority interest and extraordinary
    items]................................      6,686     (1,252)    (4,075)     7,137     19,000      7,256     16,933
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss).......................  $ (11,671) $   2,670  $   5,600  $ (21,023) $ (36,034) $ (16,566) $ (28,755)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per common share......  $    (.49) $     .11  $     .23  $    (.87) $   (1.21) $    (.56) $    (.97)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average number of common shares
    outstanding...........................     24,000     24,000     24,000     24,217     29,753     29,752     29,755
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER FINANCIAL DATA:
  EBITDA (5):
    Multimedia Distribution(6)............  $  31,317  $  39,071  $  53,031  $  48,277  $  52,457  $  44,472  $  49,361
    Entertainment.........................     (2,695)       612      4,993     (1,135)   (12,286)    (6,124)     2,890
    General & administrative..............     (7,089)    (7,967)    (9,203)   (10,002)    (9,678)    (7,629)    (5,921)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total EBITDA........................  $  21,533  $  31,716  $  48,821  $  37,140  $  30,493  $  30,719  $  46,330
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  CAPITAL EXPENDITURES:
    Multimedia Distribution(7)............  $  17,700  $  63,708  $  89,073  $  82,903  $  78,793  $  64,205  $  66,938
    Entertainment.........................        371      1,232        980      2,208     10,066      9,216      1,355
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total capital expenditures..........  $  18,071  $  64,940  $  90,053  $  85,111  $  88,859  $  73,421  $  68,293
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  CASH FLOW DATA:
    Net cash provided by operating
      activities..........................  $  27,528  $  27,713  $  38,560  $  63,771  $  23,277  $  28,279  $  48,368
    Net cash used in investing
      activities..........................    (23,212)   (76,086)  (119,975)  (180,523)  (113,314)  (106,186)   (82,912)
    Net cash provided by (used in)
      financing activities................     (3,512)    51,217     81,554    124,406     82,988     68,368     49,000
  OTHER:
    Ratio of earnings to fixed
      charges(8)..........................         NM        8.9x      31.7x        NM         NM         NM         NM
    Cash dividends per share..............     --         --         --         --         --         --         --

                                                                 AT DECEMBER 31,                     AT SEPTEMBER 30, 1997
                                              -----------------------------------------------------  ----------------------
                                                1992       1993       1994       1995       1996      ACTUAL    AS ADJUSTED
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets..............................  $ 203,085  $ 270,473  $ 372,580  $ 504,416  $ 742,642  $ 734,831   $ 746,495
  Total short-term debt.....................        729        817        817     --        143,000    192,000      --
  Total long-term debt......................      2,570      1,024        207     70,000     50,000     50,000     253,664
  Stockholders' equity......................    137,209    181,181    268,197    301,269    269,585    240,863     240,863
  Book value per share......................  $    5.72  $    7.55  $   11.17  $   12.44  $    9.06  $    8.10   $    8.10
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------

ROOM DATA:
  Total number of guest-pay rooms
    (at end of period):
    On-demand...............................     37,000    124,000    248,000    361,000    710,000    749,000
    Scheduled only..........................    298,000    264,000    194,000     51,000(9)   208,000(9)   123,000
                                              ---------  ---------  ---------  ---------  ---------  ---------
      Total rooms...........................    335,000    388,000    442,000    412,000    918,000    872,000
                                              ---------  ---------  ---------  ---------  ---------  ---------

----------------------------------
 (1) Reflects a restructuring charge of $15.3 million relating to the Company's decision to shift its business focus from mid-priced hotels served by Satellite Cinema's scheduled, satellite delivered pay-per-view systems to business and luxury hotels served by OCV's on-demand technology, and the write-off of an equity investment.

 (2) Includes $9.2 million of NBA expansion fee revenues recorded in the second quarter of 1995. In addition, the results of operations for the second and third quarter of 1995 include the results of the Avalanche, which was acquired on July 1, 1995.

 (3) Reflects a $10.9 million restructuring charge resulting from the discontinuation of Satellite Cinema's lower margin, scheduled, satellite delivered pay-per-view service. See Note 12 of Notes to Consolidated Financial Statements.

 (4) Includes $21.4 million in revenues from SpectraVision. The results of operations for the fourth quarter of 1996 include the results from SpectraVision, which was acquired on October 8, 1996. See Note 2 of Notes to Consolidated Financial Statements.

 (5) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. The most significant difference between EBITDA and cash provided from operations is changes in working capital and interest costs. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. In addition, management believes EBITDA provides an important additional perspective on the Company's operating results and the Company's ability to service its long-term debt and fund the Company's continuing growth. EBITDA is not intended to represent cash flows for the period, or to depict funds available for dividends, reinvestment or other discretionary uses. EBITDA has not been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles, which are presented and discussed under "Liquidity and Capital Resources" at pages 45-47 of this Prospectus. See the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this document. EBITDA for the years ended December 31, 1992 and 1995 excludes the provisions for restructuring during such periods.

 (6) Included in the Multimedia Distribution EBITDA for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, are OCC amounts of $2.3 million, $10.2 million, $23.4 million, $37.3 million and $42 million. For the nine months ended September 30, 1996 and 1997, OCC's EBITDA was $37 million and $41 million, respectively. While these amounts represent 100% of OCC's EBITDA, the Company only owns approximately 57% of the capital stock of OCC. Cash flow available to be distributed by OCC will be restricted and, accordingly, the Company may not be able to depend on the operating cash flows of OCC for purposes of satisfying the Company's debt service obligations under the Notes. See "Risk Factors-- General--Structural Subordination; Restrictions on Payments by Subsidiaries; Asset Encumbrances" and "Description of Other Indebtedness-- New OCC Credit Facility." OCC's EBITDA for the fourth quarter of 1996 and the first nine months of 1997 includes the results from SpectraVision, which was acquired on October 8, 1996.

 (7) Included in Multimedia Distribution capital expenditures for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 are OCC amounts of $16.6 million, $56.2 million, $64.1 million, $63.7 million, $70.5 million, $56.2 million and $65.8 million, respectively.

 (8) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income from operations plus fixed charges. Fixed charges consist of interest expense. Earnings were insufficient to cover fixed charges for the years ended December 31, 1992, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 by $18.4 million, $28.2 million, $55 million, $23.8 million and $45.7 million, respectively.

 (9) Historically, the Company through its Satellite Cinema division, provided satellite delivered (scheduled only) pay-per-view movies to the lodging industry prior to its ownership of OCV. In 1992, the Company changed the focus of its in-room video entertainment service to the higher-margin OCC on-demand service. During the third quarter of 1995, management of the Company decided to discontinue Satellite Cinema's scheduled movie operations and focus solely on the business and luxury hotels served by OCV's on-demand technology. Effective October 8, 1996, the Company, through OCC, acquired the assets and certain liabilities of SpectraVision, which assets included a certain number of scheduled only pay-per-view rooms. In the third quarter of 1997, OCC assigned to Skylink operating rights and sold assets associated with up to 45,000 rooms in the United States and Canada.

                                  RISK FACTORS

    AN INVESTMENT IN THE EXCHANGE SENIOR NOTES INVOLVES A SIGNIFICANT DEGREE OF RISK. IN DETERMINING WHETHER TO MAKE AN INVESTMENT IN THE EXCHANGE SENIOR NOTES, POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING FACTORS.

                                    GENERAL

HIGH LEVERAGE; ABILITY TO SERVICE DEBT; NEED TO REFINANCE NOTES AT MATURITY

    The Company has a significant amount of indebtedness. At September 30, 1997, giving effect to the Offering, the Company would have had $254 million of indebtedness. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company's earnings were insufficient to cover its fixed charges by $55 million and $45.7 million, respectively.

    The level of the Company's indebtedness could adversely affect the Company in a number of ways. For example, (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (iii) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage;
(iv) the Company's degree of indebtedness may make it more vulnerable to a downturn in its business or the economy generally; and (v) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes.

    In view of the Company's expectation that cash flows from operations will be insufficient to cover planned capital expenditures through the end of 1997 and in 1998 and 1999, no cash interest is payable on the Notes until June 2003. See "--Historical and Anticipated Future Operating Losses and Insufficient Cash Flows." Thereafter, the Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon the future performance of the Company and, in particular, on the successful implementation of the Company's strategy, including conversion of the hotel rooms acquired in the Acquisition to OCC's on-demand technology, the upgrade and expansion of OCC's technology and service offerings and construction of the Pepsi Center in Denver, and ability to attain significant and sustained growth in the Company's cash flow. There can be no assurance that the Company will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to meet its debt service obligations and working capital requirements. In the event the implementation of the Company's strategy is delayed or is unsuccessful, the Company will not generate sufficient cash flows to meet its debt service obligations, including the Notes, and its working capital requirements. In this event, the Company will have to refinance such debt obligations. Based on the Company's current expectations with respect to its existing businesses, the Company does not expect to have cash flows after capital expenditures sufficient to repay the Notes at maturity and, accordingly, will have to refinance the Notes at their maturity. There can be no assurance that any such financing could be obtained on terms that are acceptable to the Company, or at all. See "--Restrictive Covenants." In the absence of such financing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. As a result, there can be no assurance that the Company's assets could be sold quickly enough or for sufficient amounts to enable the Company to meet its obligations, including its obligations with respect to the Notes.

RESTRICTIVE COVENANTS

    The Indenture and the New Ascent Credit Facility contain restrictions on the Company and its subsidiaries that will affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, make investments, enter into transactions with affiliates, issue stock of subsidiaries, sell assets and engage in mergers and consolidations. The New Ascent Credit Facility requires the Company to maintain certain financial ratios. See "Description of Certain Indebtedness--New Ascent Credit Facility" and "Capitalization." In addition, the New OCC Credit Facility (as defined herein) limits OCC's ability to pay dividends or distributions or repurchase its capital stock, and requires OCC to maintain certain financial ratios. See "Description of Certain Indebtedness--New OCC Credit Facility" and "Capitalization." There can be no assurance that Ascent or OCC will be able to maintain such ratios or that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. If the Company fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND INSUFFICIENT CASH FLOWS

    The Company reported operating losses of $44.3 million and $29.4 million for 1996 and for the nine months ended September 30, 1997, respectively. The Company had negative operating cash flows (after capital expenditures) in 1993, 1994, 1995, and 1996 and the first nine months of 1997 equal to $37.2 million, $51.5 million, $21.3 million, $65 million and $19.9 million, respectively. The Company expects to incur significant operating losses and to have insufficient cash flows from operating activities to cover capital expenditures through the end of 1997 and in 1998 and 1999 as it implements its business strategy, including conversion of hotel rooms acquired in the Acquisition to OCC's on-demand technology, upgrade and expansion of OCC's service offerings, and construction of the Pepsi Center. There can be no assurance that the Company will achieve or sustain future profitability or cash flows from operating activities sufficient to pay capital expenditures. If the Company cannot achieve or sustain operating profitability and cash flows from operating activities sufficient to cover capital expenditures, it may not be able to meet its working capital, capital expenditure, or debt service needs or requirements, which would have a material adverse effect on the Company's ability to meet its obligations on the Notes once cash interest becomes payable in June 2003. See "--High Leverage; Ability to Service Debt; Need to Refinance Notes at Maturity," "--Dependence on Additional Capital for Growth; Uncertainty of Additional Financing," "Selected Financial and Operating Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STRUCTURAL SUBORDINATION; RESTRICTIONS ON PAYMENTS BY SUBSIDIARIES; ASSET
  ENCUMBRANCES

    The Company is a holding company with direct operations only through ANS. Except for the assets of ANS, the Company has no significant assets other than the stock of its subsidiaries. The Company is dependent on the cash flows of its subsidiaries and of ANS to meet its obligations, including the payment of interest and principal on the Notes after cash interest on the Notes becomes payable in June 2003. The Company's subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Company's subsidiaries will not guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of any of such subsidiaries upon its liquidation or reorganization (and the consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of such subsidiary held by other creditors. As of September 30, 1997, on an adjusted basis giving effect to the Offering, the Company and its subsidiaries would have had approximately $408 million of consolidated liabilities (excluding intercompany payables), including approximately $254 million of indebtedness. As of the date of the filing of this registration statement, the Company has up to $50 million of availability under the New Ascent Credit Facility (subject to certain covenant restrictions), and each of the Company's subsidiaries other than OCC and its subsidiaries, the Company's sports franchise companies and the Arena Company are guarantors thereunder. At September 30, 1997, OCC would have had up to $73 million of availability under the New OCC Credit Facility (subject to certain covenant restrictions), and each of its subsidiaries are guarantors thereunder. The Arena Company will be the borrower under the Arena Notes. See "Description of Certain Indebtedness."

    The Company expects that the cash flow available to be distributed by its subsidiaries to enable the Company to meet its debt service obligations under the Notes will be restricted. Under the terms of the New OCC Credit Facility, OCC is subject to restrictions on its ability to make dividends, distributions or advances to the Company. Moreover, the Company does not anticipate that OCC will have free cash flow available for distributions or advances to the Company after making planned capital expenditures. In addition, the terms of the Arena Notes are expected to require that the debt obligations incurred thereunder will have priority of payment over other uses of the cash flows generated by the Pepsi Center, and to restrict the Arena Company's ability to distribute cash depending on specified coverage ratios.

    The Notes are secured by a perfected first priority pledge of the Company's shares of capital stock of OCC, a 57% owned (approximately 46% on a fully diluted basis) direct subsidiary of the Company. The New Ascent Credit Facility is secured by substantially all of the assets of ANS and the stock of all of the Company's subsidiaries (other than OCC). Borrowings under the New Ascent Credit Facility will effectively rank senior to the Notes to the extent of such security interests. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the lenders under the New Ascent Credit Facility would be entitled to exercise the remedies available to secured lenders under applicable law and pursuant to the New Ascent Credit Facility and would have a prior claim to such assets relative to holders of the Notes. In addition, to the extent such assets did not satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would be PARI PASSU (or effectively senior if the indebtedness were issued by a subsidiary) with the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes.

DEPENDENCE ON ADDITIONAL CAPITAL FOR GROWTH; UNCERTAINTY OF ADDITIONAL FINANCING

    The growth of the Company's business and successful implementation of the Company's business strategy requires substantial investment on a continuing basis to finance capital expenditures and related expenses. The conversion of hotel rooms acquired in the SpectraVision acquisition to OCC's on-demand technology, and upgrade and expansion of OCC's technology and services and construction of the Pepsi Center in Denver will require significant capital. The Company currently estimates that its aggregate capital requirements will total approximately $110 to $120 million in 1997, of which approximately $68 million was incurred during the first nine months of 1997, and $150 to $170 million in 1998. The Company believes that the anticipated proceeds from the Arena Notes expected to be issued by the Arena Company in connection with construction of the Pepsi Center, together with cash flows from operations and borrowings expected to be available under the New Ascent Credit Facility and available under the New OCC Credit Facility, will provide sufficient funds to enable the Company to expand its business as currently planned through 1998. Because both the New Ascent Credit Facility and the New OCC Credit Facility are scheduled to mature in 2002, there is no assurance that the Company will have a ready source of liquidity after 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

    The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimate depending on the demand for OCC's products and services and as a result of technological and competitive developments (including new market developments and new opportunities) in the Company's industries. The Company may also require additional capital in the future (or sooner than currently anticipated) for new business activities related to its current and planned businesses, or in the event it decides to make additional acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations and public or private equity or debt financings, subject to the limitations described under "--Restrictive Covenants" and "Certain Restrictions Related to COMSAT Distribution."

    There can be no assurance that the Company will be successful in generating sufficient cash flows or raising sufficient debt or equity capital to meet its strategic objectives or take advantage of acquisition and joint venture opportunities or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company. Failure to generate or raise sufficient funds would require the Company to delay or alter some or all of its future expansion plans or expenditures, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF EXECUTING ARENA NOTES OFFERING

    The Company currently estimates that the development and construction of the Pepsi Center will cost approximately $160 million. The Company expects to finance the Pepsi Center from the sale by the Arena Company of approximately $100 to $130 million of Arena Notes. While management believes that the projected revenues from the Pepsi Center, including revenues from the lease of luxury suites, corporate sponsorships, and revenues from the Avalanche and the Nuggets will be sufficient to enable the Arena Company to sell the Arena Notes on favorable terms, there can be no assurance that market conditions will not change or other circumstances will not arise which would prevent the Arena Company from selling the Arena Notes on favorable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Entertainment-- The Pepsi Center."

DEPENDENCE ON KEY PERSONNEL

    The Company's success is dependent upon the continued contributions of its senior corporate management and key employees. The loss of the services of its key personnel at the senior corporate management level, in particular Charles Lyons, the Company's Chairman, President and Chief Executive Officer, and Robert
M. Kavner, the President and Chief Executive Officer of OCC, could have a material adverse effect on the Company. The Company has entered into an employment agreement with Mr. Lyons, and OCC has entered into an employment agreement with Mr. Kavner. The Company does not, however, maintain "key man" insurance on Mr. Lyons or Mr. Kavner or any other key executive officer of Ascent.

ACQUISITIONS, JOINT VENTURES, AND STRATEGIC ALLIANCES; EXPANSION OF BUSINESS

    Part of the Company's business strategy is to enter into acquisitions, joint ventures or strategic alliances with respect to media, distribution and entertainment-related assets, as opportunities arise, which will complement its existing businesses and enhance the value of its portfolio of assets. Although no such transaction is considered to be probable at this time, the Company is unable to predict whether or when any prospective acquisition, joint venture or strategic alliance candidates will become available or the likelihood of a material transaction being completed should any negotiations commence. The Company's ability to effect any such transaction will be limited by the projected insufficiency of its operating cash flows to cover capital expenditures through 1999 as well as by the restrictive covenants under its indebtedness, including under the Notes. If the Company proceeds with such a transaction, and if such transaction is relatively large and some or all of the consideration is in the form of cash, a substantial portion of the Company's available cash could be used in order to consummate any such transaction. The Company may also seek to finance any such transaction through debt financings or issuances of equity, and there can be no assurance that any such financing will be available on acceptable terms or at all. See "--Dependence on Additional Capital for Growth; Uncertainty of Additional Financing." Moreover, the Company is subject to certain restrictions under its Distribution Agreement with COMSAT that could affect its ability to engage in any such transaction or financing thereof through issuances of equity. See "Certain Restrictions Related to COMSAT Distribution." The Company's inability to secure financing to enable it to consummate any such transaction could have a material adverse effect on the Company's expansion of its business.

SEASONALITY AND VARIABILITY

    OCC's revenues are seasonally influenced by hotel occupancy rates, with higher revenues realized during the summer months and lower revenues realized during the winter months due to business and vacation travel patterns. Conversely, because the NHL and NBA seasons extend from the fall to late spring, the Company realizes the vast majority of its revenues from the Nuggets and the Avalanche during such period. Beacon's revenues fluctuate based upon the delivery and/or availability of the films it produces, the timing of theatrical and home video releases and seasonal consumer purchasing behavior. Release and delivery dates of films are determined by several factors, including the distributor's schedule, the timing of vacation and holiday periods and competition in the market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality, Variability and Other."

POTENTIAL INABILITY TO FUND CHANGE OF CONTROL OFFER

    Upon a Change of Control, the Company is required to offer to purchase all outstanding Notes. In addition, such a Change of Control would result in an event of default under the New Ascent Credit Facility, which may result in the acceleration of the Company's obligations thereunder. In the case of any offer to purchase the outstanding Notes upon a Change of Control, there can be no assurance that the Company would be able to repay amounts outstanding under the New Ascent Credit Facility or obtain waivers necessary to consummate a purchase of the Notes. Any such requirement to offer to purchase outstanding Notes may result in the Company having to refinance the indebtedness then outstanding under the New Ascent Credit Facility and to obtain the funds necessary to offer to purchase the Notes. There can be no assurance that the Company would be able to refinance such indebtedness or obtain such funds or, if it were to do so, that such refinancing or such funds would be available on terms favorable to the Company. See "Description of Certain Indebtedness--New Ascent Credit Facility" and "Description of the Exchange Senior Notes--Repurchase at the Option of Holders--Change of Control."

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES
  FOR HOLDERS OF SENIOR NOTES AND THE COMPANY

    The Notes will be issued with original issue discount ("OID"). Consequently, purchasers of the Notes should be aware that, although there will be no cash payments on the Notes prior to June 15, 2003, OID (that is, the difference between the issue price of the Notes and the sum of all payments to be made thereon) will accrue from the issue date and will be includible as interest income periodically in a holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Similar results may apply under state and other tax laws.

    If a bankruptcy case is commenced by or against the Company under U.S. bankruptcy laws, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Notes and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the U.S. bankruptcy laws. Any OID that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

    Moreover, the Notes will constitute "applicable high yield discount obligations" ("AHYDOs"), since the yield to maturity of the Notes exceeds the relevant applicable federal rate at the time of issue by more than 5 percentage points. Since the Senior Notes constitute AHYDOs, the Company will not be entitled to deduct OID accruing with respect thereto until such amounts are actually paid. Accordingly, the Company's after-tax cash flow might be less than it would if the OID on the Notes was deductible when accrued.

    See "Certain United States Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to the holders of the Notes regarding the purchase, ownership and disposition of the Notes.

LACK OF PUBLIC MARKET FOR THE EXCHANGE SENIOR NOTES; RESTRICTIONS ON
  TRANSFERABILITY

    The Exchange Senior Notes are a new issue of securities for which there is currently no active trading market. If the Exchange Senior Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the financial condition and prospects of the Company and other factors beyond the control of the Company, including general economic conditions. The Company does not intend to apply for a listing or quotation of the Exchange Senior Notes. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Senior Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given as to the development or liquidity of any trading market for the Exchange Senior Notes.

    The Senior Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement. The Company is obligated to use its best efforts to complete the Exchange Offer or register resales of the Senior Notes under the Securities Act, but no assurance can be given as to the development of or liquidity of the trading market of the Senior Notes thereafter. See "The Exchange Offer."

                            MULTIMEDIA DISTRIBUTION

OCC

    DEPENDENCE ON PERFORMANCE OF LODGING INDUSTRY

    The business of OCC is closely linked to the performance of the business and luxury hotel segments of the hotel industry in which occupancy rates have been at a recent nearly all-time high. The hotel industry is cyclical and is also affected by general business, economic, seasonal and other factors. A decline in hotel occupancy rates could have a significant adverse impact on OCC's results of operations.

    HIGHLY COMPETITIVE IN-ROOM ENTERTAINMENT INDUSTRY

    The hotel in-room entertainment industry is highly competitive. Due to the high level of penetration in the United States lodging industry already achieved by participants in the in-room entertainment industry and the current rate of construction and expansion of hotel properties in the United States, most of the growth opportunities in the in-room entertainment industry currently involve securing contracts to serve hotels that are already being served by a competing vendor, expanding internationally and broadening the range of services provided. These circumstances have led to increasing competition for contract renewals, particularly at hotels operated by major hotel chains. There can be no assurance that OCC will obtain new contracts with hotels currently served by other vendors of in-room entertainment services or that OCC will be able to retain contracts with the hotels served by it when those contracts expire. The loss by OCC of one or more of the major hotel chain customers, such as Marriott, Hyatt, Holiday Inn or Hilton, could have a material adverse impact on OCC's results of operations. See "--Dependence on Significant Customers." In addition, there are a number of potential competitors that could utilize their existing infrastructure to provide in-room entertainment to the lodging industry, including major hotel

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chains themselves, cable companies (including wireless cable), telecommunications companies, and direct-to-home and direct broadcast satellite companies. Some of these potential competitors already are providing free-to-guest services to hotels and testing video-on-demand. Some of these potential competitors have substantially greater resources than OCC.

    DEPENDENCE ON SIGNIFICANT CUSTOMERS

    Marriott, Hilton and Holiday Inn accounted for approximately 25%, 13% and 14%, respectively, of OCC's revenues for the year ended December 31, 1996 and approximately 22%, 12% and 11%, respectively, of OCC's revenues for the nine months ended September 30, 1997. The loss of any of these customers, or the loss of a significant number of other hotel chain customers, could have a material adverse effect on OCC's results of operations or financial condition.

    RISK OF TECHNOLOGICAL OBSOLESCENCE

    Technology in the entertainment and communications industry is continuously changing as new technologies and developments continue to be introduced, including developments arising in the cable (including wireless cable), telecommunications and direct-to-home and direct broadcast satellite industries. There can be no assurance that future technological advances will not result in improved equipment or software systems that could adversely affect OCC's competitive position. In order to remain competitive, OCC must maintain the programming enhancements, engineering and technical capability and flexibility to respond to customer demands for new or improved versions of its systems and new technological developments, and there can be no assurance that OCC will have the financial or technological resources to be successful in doing so.

    INTEGRATION OF SPECTRAVISION BUSINESSES

    While the Company has substantially completed the integration of SpectraVision's operating systems, financial reporting, sales, marketing and management, a significant portion of the installed base of hotel rooms acquired in the SpectraVision acquisition remains to be converted to OCC's on-demand technology. Management expects that this conversion process, which is scheduled to be completed by the end of 2001, will result in financial improvement due to increased revenues attributable to the OCC system's on-demand capabilities and reduced system downtime, as well as lower field service costs. There can be no assurance that the conversion process will be completed on schedule or that the desired financial improvements will be realized. The inability to complete the conversion process on schedule and realize such financial improvements could have a material adverse effect on the financial condition or results of operations of OCC.

    PROGRAMMING

    The cost to OCC to license feature movies from major movie studios is subject to change as the major movie studios continue to negotiate for higher royalty rates as well as higher minimum payments by OCC. Such changes may have adverse impacts on OCC's earnings. In addition OCC has experienced, and may continue to experience, a decline in the buy-rate for independent movies for mature audiences. While OCC intends to address such trends, there can be no assurance that OCC's efforts will prove effective.

RISK OF NON-RENEWAL OF NBC AGREEMENT

    The Company currently provides (through ANS) satellite distribution support service to the NBC affiliate distribution network pursuant to a service agreement that expires in 1999. For the years ended December 31, 1994, 1995 and 1996, revenues under the NBC Agreement accounted for approximately 17%, 8% and 7%, respectively, of the Company's consolidated revenues for such years, and ANS generated, as a whole, EBITDA which accounted for approximately 47%, 27.7% and 34.9%, respectively, of the Company's consolidated EBITDA for such years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that such contract will be renewed upon its expiration in 1999 or that any such renewal will be on terms as favorable to the Company as the current agreement. See "Business--Multimedia Distribution--Ascent Network Services."

                                 ENTERTAINMENT

SPORTS FRANCHISES

    COMPETITION

    The Nuggets and the Avalanche compete for sports fans' entertainment dollars not only with other major league sports, but also with minor league sports, college athletics and other sports entertainment. During portions of their respective seasons, the Nuggets and the Avalanche will experience competition from each other, professional football (the Denver Broncos), professional baseball (the Colorado Rockies) and professional women's basketball (the Colorado Xplosion). In addition, the colleges and universities in the Rocky Mountain region, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Nuggets and the Avalanche also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in the Rocky Mountain region.

    Additionally, the NHL has announced that it will grant four additional franchises within the next four years, which will have significant financial consequences for the Avalanche. First, the Avalanche has agreed, in connection with obtaining the NHL's consent to relocate to Denver, that the NHL may retain $2 million per expansion team of the Avalanche's share of the franchise fees from the next four expansion teams. Second, while such expansion affords the NHL the opportunity to expand into new markets, it also increases the competition for talented players among the NHL teams. In the event the NHL expands, the expansion teams are permitted to select in an expansion draft certain unprotected players playing for the various NHL teams. There can be no assurance that the Avalanche will be able to retain all of its key players in the event of an expansion draft or that the rules regarding the expansion draft will not change to the detriment of the Company. In addition, to the extent the NHL teams share equally in the revenue generated from national television contracts and sale of NHL merchandise, the Company may receive less revenue from the NHL as the result of the league expansion.

    DEPENDENCE ON COMPETITIVE SUCCESS

    The financial results of the Company's professional sports franchises are, to a large extent, dependent on their success in their respective leagues. Successful performance results in increased attendance and ticket pricing. In addition, by qualifying for the playoffs, for example, the Nuggets and the Avalanche can receive significant additional revenue from gate receipts for home playoff games and from broadcasts for playoff games under the Fox Sports Agreement. Poor performance by the Nuggets since the 1995-96 season has had an adverse impact on attendance at the Nuggets' games and consequently on ticket sales and other sources of revenue. Revenues to the Company from each of the Nuggets and the Avalanche could be adversely affected by poor performance by the teams, and there can be no assurance that either the Nuggets or the Avalanche will perform well or qualify for the playoffs in their respective leagues.

    PEPSI CENTER RISKS

    The development and construction of the Pepsi Center entail significant risks, including regulatory and licensing requirements, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, unanticipated cost increases and challenges from local residents. No assurance can be given as to whether or when the proposed Pepsi Center will be completed or, if completed, that the budgeted costs of the Pepsi Center will not be exceeded. The Land Purchase Agreement pursuant to which the Arena Company has purchased the site for the Pepsi Center

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
from Southern Pacific Transportation Company ("SPT") provides for the Arena Company and SPT to effect a voluntary environmental remediation plan on the site. However, there can be no assurance that SPT will meet its obligation to fund the construction period work under the voluntary cleanup plan or provide indemnification for other environmental liabilities or that, absent implementation of the voluntary remediation plan, governmental authorities will not order the Arena Company to perform the remediation. See "Properties." Although the Company anticipates that the Pepsi Center will be completed for the 1999-2000 season, there can be no assurance that the Pepsi Center will commence operations by, or be completed within, the contemplated time frame, if at all. In addition, no assurance can be given that, once the Pepsi Center is completed, attendance for Pepsi Center events or revenues generated by the Pepsi Center will achieve projected levels.

    DEPENDENCE ON TALENTED PLAYERS; RISK OF INJURIES; PLAYER SALARY INCREASES

    The success of each of the Nuggets and the Avalanche will depend upon each team's continued ability to retain and attract talented players. The Nuggets and the Avalanche compete with other United States and foreign basketball and hockey teams for available players. There can be no assurance that the Nuggets and the Avalanche will be able to retain players upon expiration of their contracts or identify and obtain new players of comparable talent to replace players who retire or are injured, traded or released. Even if the Nuggets and the Avalanche are able to retain or obtain players who have had successful college or professional careers, there can be no assurance that their performance for the Nuggets or the Avalanche in subsequent years will be at the same level as their prior performance.

    Player contracts generally provide that the player is entitled to receive his salary even if, as a result of injuries sustained from basketball or hockey-related activities, he is unable to play. These salaries represent significant financial commitments of both the Nuggets and the Avalanche. Disability insurance for NBA and NHL players (which provides for up to 80% of salary reimbursement after a certain number of consecutive regular season games are missed) is costly to maintain, and both the Nuggets and the Avalanche carry it only for certain highly compensated players. In the event an injured player is not insured or insurance does not cover the entire amount of the injured player's salary, the Company may be obligated to pay all or a portion, as the case may be, of the injured player's salary. In addition, the Company would be required to pay the salary of a player who replaces the injured player. Furthermore, to the extent that financial results of the Nuggets and the Avalanche are dependent on their competitive success (as discussed above), the likelihood of achieving such success is substantially reduced by serious injuries to key players. There can be no assurance that key players for either team will not sustain serious injury during any given season.

    Player's salaries in the NBA and NHL have increased significantly since the 1993-1994 season. The aggregate players' salaries in the NHL increased 72.1% from approximately $371.5 million in the aggregate and $14.3 million per team during the 1993-1994 season to approximately $639.3 million in the aggregate and $24.6 million per team during the 1996-1997 season. Over the same period, the aggregate players' salaries in the NBA increased approximately 67%, from approximately $497 million during the 1993-1994 season to approximately $830 million in the 1996-1997 season. By comparison, average aggregate players' salaries for NBA teams have increased 55%, from approximately $18.4 million per team during the 1993-1994 season to approximately $28.6 million per team during the 1996-1997 season. The NBA and NHL collective bargaining agreements are designed, in part, to control the rate of increase in players' salaries. However, there can be no assurance that the rate of increase in players' salaries will be effectively controlled. Significant increases in players' salaries could have a material adverse effect on the Company's financial condition or results of operations. See "--Labor Relations in Professional Sports."

    LABOR RELATIONS IN PROFESSIONAL SPORTS

    In 1995, the NHL and the NBA experienced labor relations difficulties in the form of player lock-outs and disputes over their respective collective bargaining agreements. The NBA Players' Association approved a new six-year collective bargaining agreement (the "NBA Collective Bargaining Agreement") on September 13, 1995, which was subsequently ratified by the NBA owners on September 15, 1995 and signed on July 11, 1996, retroactive to September 18, 1995. The NHL and the NHL Players' Association entered into a new seven-year collective bargaining agreement (the "NHL Collective Bargaining Agreement") on August 11, 1995 that took retroactive effect as of September 13, 1993, and has subsequently been extended through the 2002-2003 season. The NBA has stated that, due to continuing increases in player salaries under certain exceptions to the salary cap provisions included in the NBA Collective Bargaining Agreement, the NBA may be entitled under the terms of the NBA Collective Bargaining Agreement to terminate the agreement at the end of the 1997-98 season and commence negotiations on a new collective bargaining agreement. In the event that any such negotiations were to be commenced, management is unable to predict what the timing and outcome of such negotiations would be and whether any work stoppage would ensue. There can be no assurance that the NBA, the NHL, the Nuggets or the Avalanche will not experience labor relations difficulties in the future which could have a material adverse impact on the Company's financial condition or results of operations.

    LEAGUE MEMBERSHIP RISKS AND RESTRICTIONS

    Because each of the NBA and the NHL is a joint venture, the Nuggets and the Avalanche and other members of their respective leagues are generally jointly and severally liable for the debts and obligations of such leagues. Any failure of other members of the NBA or the NHL to pay their pro rata share of any such obligations could adversely affect the Nuggets or the Avalanche, as the case may be. The success of the NBA and NHL and their member teams depends in part on the competitiveness of the other teams in their respective leagues and their ability to maintain fiscally sound franchises. Certain NBA and NHL teams have at times encountered financial difficulties, and there can be no assurance that the NBA or the NHL and their respective members will continue to be able to operate on a fiscally stable and effective basis. In addition, each of the Nuggets and the Avalanche and their owners and personnel are bound by a number of rules, regulations and agreements, including the constitution and by-laws of the NBA and NHL, respectively, national television contracts and collective bargaining agreements. Any changes to these rules, regulations and agreements adopted by the NBA or the NHL will be binding upon the Nuggets or the Avalanche, as the case may be, and their respective personnel regardless of whether the Nuggets or the Avalanche agree or disagree with them, and it is possible that any such changes could adversely affect the Nuggets or the Avalanche. See "Business--Entertainment--Colorado Avalanche and Denver Nuggets-- Basketball Operations" and "--Hockey Operations."

BEACON

    COMPETITION IN THE MOTION PICTURE AND TELEVISION INDUSTRY

    The motion picture and television industry is highly competitive and involves a substantial degree of risk. Beacon competes with many other motion picture production and distribution companies which are larger and have financial resources substantially greater than those of the Company. Each motion picture is an individual artistic work and its commercial success is primarily determined by public response, which is unpredictable, and production and distribution costs. Accordingly, there can be no assurance as to the financial success of any motion picture. Furthermore, there can be no assurance that the audiences for motion pictures will remain constant. Beacon also competes to obtain creative talents and story properties which are essential to the success of Beacon's motion picture production enterprise.

    ADDITIONAL FINANCING; COST OVERRUNS

    The motion picture production and distribution business is capital intensive. There can be no assurance that there will be adequate capital available for all of Beacon's requirements, including capital requirements associated with Beacon's anticipated production schedule. In addition, the costs of producing and distributing motion pictures have generally increased in recent years and may continue to increase in the future. While Beacon attempts to reduce the financial risk of an individual project, actual production costs may exceed production budgets and the occurrence of material cost overruns, to the extent not covered by greater revenues attributable to such films, could have a material adverse effect on Beacon's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    RELIANCE ON KEY DISTRIBUTOR

    Pursuant to the Universal Agreement, Universal has agreed to distribute up to 20 of Beacon's motion pictures in the United States and Canada. Universal has the right to terminate the Universal Agreement if for any reason Armyan Bernstein, Beacon's Chairman and Chief Executive Officer, is no longer rendering exclusive producing services in connection with Beacon productions. The Company believes that the Universal Agreement provides Beacon with favorable terms for motion picture production and distribution. Termination or cancellation of the Universal Agreement could have a material adverse impact on Beacon's results of operations. In addition, the Universal Agreement is limited to 20 motion pictures, only four of which is Universal required to accept in any one year of the five year agreement. No motion pictures have been produced or distributed under the agreement to date, and it expires in July 2001. There can be no assurance that Beacon will be able to produce the 20 remaining motion pictures under the Universal Agreement prior to its expiration, that Universal will agree to accept more than the four pictures per year set forth in the agreement, that the Universal Agreement will be renewed after the completion of all of such motion pictures or upon such expiration or that, if renewed, the terms of such renewal will be as favorable to Beacon. If Universal does not accept a film from Beacon for domestic distribution, Beacon is free to seek an alternative domestic distributor for the film in its discretion.

    INDIVIDUAL-FILM-FORECAST METHOD OF INVENTORY AMORTIZATION

    Pursuant to generally accepted accounting principles, Beacon uses the individual-film-forecast computation method to amortize its inventory, which consists primarily of acquisition, production and distribution costs. Under this method, motion picture costs are amortized for each motion picture based upon the ratio that the revenue earned in the current period for such motion picture bears to management's estimate of the total revenue to be realized from all media and markets for such motion picture. Estimates of future revenues could change significantly over time. Reported financial results in future years may be significantly affected by the Company's amortization of its inventory costs and by the periodic adjustments in such amortization rates. See Note 1 of Notes to Consolidated Financial Statements.

                                USE OF PROCEEDS

    There will be no cash proceeds to the Issuer from the Exchange Offer. The net proceeds to the Company from the Offering were approximately $121 million, after deducting discounts, commissions and estimated Offering expenses.

    The Company used the net proceeds from the Offering and available cash to repay outstanding indebtedness, including accrued interest thereon, under an existing credit facility with NationsBank of Texas, N.A. (the "Existing Ascent Credit Facility"). At December 22, 1997, the Company had approximately $123.7 million of indebtedness outstanding under the Existing Ascent Credit Facility, including accrued interest. Indebtedness under the Existing Ascent Credit Facility, which was scheduled to mature on December 31, 1997 subject to the right to renew for up to two additional years, had a weighted average interest rate of 8.33% as of December 22, 1997. For additional information with respect to the interest rate, maturity and covenants related to the Existing Ascent Credit Facility to be repaid with proceeds from the Offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 6 of Notes to Consolidated Financial Statements. Concurrently with the closing of the Offering, the Company entered into the New Ascent Credit Facility with NationsBank of Texas, N.A., providing for up to $50 million of revolving credit borrowings. Amounts repaid under the Existing Ascent Credit Facility may be reborrowed under the New Ascent Credit Facility up to the limits set forth thereunder.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The sole purpose of the Exchange Offer is to fulfill the obligations of the Issuer with respect to the registration of the Senior Notes.

    Pursuant to the Registration Rights Agreement, the Company agreed, for the benefit of the holders of the Senior Notes, at the expense of the Company, to
(i) file on or prior to the 45th calendar day following the Offering a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Senior Notes for the Exchange Senior Notes which are to be issued under the Indenture in the same aggregate principal amount at maturity as and with terms that will be identical in all respects to the Senior Notes (except that the Exchange Senior Notes will not contain terms with respect to the interest rate step-up provision and transfer restrictions) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to the 120th calendar day following the Offering and (iii) use its best efforts to consummate the Exchange Offer on or prior to the 150th calendar day following the Offering. Promptly after the Exchange Offer Registration Statement is declared effective, the Company will commence the Exchange Offer. The Company will keep the Exchange Offer open for not less than 30 days and not more than 45 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Senior Notes. For each Senior Note tendered to the Company pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such Senior Note will receive an Exchange Senior Note having a principal amount at maturity equal to the principal amount at maturity of such surrendered Senior Note.

    In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated within 150 days of the Closing Date or in certain other circumstances, the Company will, at its expense, (i) as promptly as practicable, and in any event on or prior to 30 days after such filing obligation arises (and within 150 days after the Offering), file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Senior Notes, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 45 days after such filing occurs and (iii) keep effective the Shelf Registration Statement until two years after its effective date (or such shorter period that will either terminate when all the Senior Notes covered thereby have been sold pursuant thereto or will be provided pursuant to Rule 144(k) under the Securities Act and any successor rule thereto). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Senior Notes covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Senior Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Senior Notes. A holder of Senior Notes that sells such Senior Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Senior Notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have its Senior Notes included in the Shelf Registration Statement.

    In the event that either (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 45th calendar day following the Offering or (b) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 150th calendar day following the Offering, the interest rate borne by the Senior Notes will be increased by 0.5 percent per annum for the first 30 days following the 45-day period referred to in clause (a) above or the first 90 days following the 120-day period referred to in clause (b) above. Such interest will increase by an additional 0.5 percent per annum at the beginning of each subsequent 30-day period in the case of clause (a) above or 90-day period in the case of clause (b) above; PROVIDED, HOWEVER, that in no event will the interest rate borne by the Senior Notes be increased by more than 1.5 percent. Upon the filing of the Exchange Offer Registration Statement, the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, the interest rate borne by the Senior Notes from the date of such filing, consummation or effectiveness, as the case may be, will be reduced to the original interest rate set forth on the cover of this Prospectus; PROVIDED, HOWEVER, that, if after any such reduction in interest rate, a different event specified in clause (a) or (b) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

    Holders of Senior Notes will be required to make certain representations to the Issuer (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth above.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

TERMS OF THE EXCHANGE

    The Issuer hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount at maturity of Exchange Senior Notes for each $1,000 in principal amount at maturity of Senior Notes. The terms of the Exchange Senior Notes are substantially identical to the terms of the Senior Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Senior Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Senior Notes (as well as the remaining holders of the Senior Notes) are not entitled to certain registration rights and certain liquidated damages provisions which are applicable to the Senior Notes under the Registration Rights Agreement. The Exchange Senior Notes will evidence the same debt as the Senior Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Senior Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered or accepted for exchange.

    Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Senior Notes that will be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Senior Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Senior Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Senior Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Senior Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

    Each holder of the Senior Notes who wishes to exchange Senior Notes for Exchange Senior Notes in the Exchange Offer will be required to represent that
(i) it is not an affiliate of the Company, (ii) any Exchange Senior Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities
Act) of the Exchange Senior Notes. In addition, in connection with any resales of Exchange Senior Notes, any broker-dealer (an "Exchanging Dealer") who acquired the Senior Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Senior Notes (other than a resale of an unsold allotment from the original sale of the Senior Notes) with the prospectus contained herein. Under the Registration Rights Agreement, the Company is required to allow Exchanging Dealers to use the prospectus contained herein in connection with the resale of such Exchange Senior Notes for the period starting on the Expiration Date and ending on the close of business one year after the Expiration Date. Each Exchanging Dealer who receives Exchange Senior Notes for its own account in exchange for Senior Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a Prospectus in connection with any resale by it of such Exchange Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, an Exchanging Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    Tendering holders of Senior Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Senior Notes pursuant to the Exchange Offer.

    Interest on the Exchange Senior Notes will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2003 and the Exchange Senior Notes will bear original issue discount for U.S. federal income tax purposes. Thus, although there will be no cash payments on the Exchange Senior Notes prior to June 15, 2003, original issue discount (that is, the difference between the issue price of the Exchange Senior Notes and the sum of all payments to be made thereon) will accrue from the issue date and will be includible as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Consequences."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

    The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., Eastern time, on            , 1998 unless the Issuer in
its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Issuer, expires. The Issuer reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to The Bank of New York (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Senior Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

    The initial Exchange Date will be the first business day following the Expiration Date.

    This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Issuer to record holders of Senior Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Senior Notes.

HOW TO TENDER

    The tender to the Issuer of Senior Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

GENERAL PROCEDURES

    A holder of a Senior Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Senior Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Senior Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Senior Notes to be issued in exchange therefor are to be issued (and any untendered Senior Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Senior Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuer and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Senior Notes and/or Senior Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Senior Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    Any beneficial owner whose Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Notes should contact such holder promptly and instruct such holder to tender Senior Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Senior Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Senior Notes, either make appropriate arrangements to register ownership of the Senior Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Senior Notes by causing the Book-Entry Transfer Facility to transfer such Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Senior Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover of this prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    THE METHOD OF DELIVERY OF SENIOR NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide his, her, or its taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proven in a manner satisfactory to the Issuer and the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Senior Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Senior Notes being tendered, the names in which the Senior Notes are registered and, if possible, the certificate numbers of the Senior Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Senior Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Senior Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuer may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Senior Notes tendered pursuant to a Notice of Guaranteed Deliver or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Senior Notes (or a timely Book-Entry Confirmation).

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Senior Notes will be determined by the Issuer, whose determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of any other holder. Neither the Issuer, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give such notification. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

    The party tendering Senior Notes for exchange (the "Transferor") exchanges, assigns and transfers the Senior Notes to the Issuer and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Senior Notes to be assigned, transferred and exchanged. The

Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Senior Notes and to acquire Exchange Senior Notes issuable upon the exchange of such tendered Senior Notes, and that, when the same are accepted for exchange, the Issuer will acquire good and unencumbered title to the tendered Senior Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the exchange, assignment and transfer of tendered Senior Notes. The Transferor further agrees that acceptance of any tendered Senior Notes by the Issuer and the issuance of Exchange Senior Notes in exchange therefor shall constitute performance in full by the Issuer of its obligations under the Registration Rights Agreement and that the Issuer shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By tendering Senior Notes and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an Affiliate of the Issuer, (b) it is not a broker-dealer that owns Senior Notes acquired directly from the Issuer or an Affiliate of the Issuer, (c) it is acquiring the Exchange Senior Notes offered hereby in the ordinary course of such Transferor's business and (d) such transferor has no arrangement with any person to participate in the distribution of such Exchange Senior Notes. In order to participate in the Exchange Offer, each entity must certify to the Issuer in the Letter of Transmittal that it is not an Affiliate of the Issuer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Senior Notes, and that the Exchange Senior Notes are being acquired in the ordinary course of business.

WITHDRAWAL RIGHTS

    Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Senior Notes to be withdrawn, the certificate numbers of the Senior Notes to be withdrawn, the principal amount of Senior Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Senior Notes exchanged, and the name of the registered holder of such Senior Notes, and must be signed by the holder in the same manner as the original signature of the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the Senior Notes being withdrawn. The Exchange Agent will return the properly withdrawn Senior Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuer, and such determination will be final and binding on all parties.

ACCEPTANCE OF SENIOR NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE SENIOR NOTES

    Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Senior Notes validly tendered and not withdrawn and the issuance of the Exchange Senior Notes will be made on the Exchange Date.

    The Exchange Agent will act as agent for the tendering holders of Senior Notes for the purposes of receiving Exchange Senior Notes from the Issuer and causing the Senior Notes to be assigned, transferred and exchanged. Upon the terms and subject to conditions of the Exchange Offer, delivery of Exchange Senior Notes to be issued in exchange for accepted Senior Notes will be made by the Exchange Agent promptly after acceptance of the tendered Senior Notes. Senior Notes not accepted for exchange by the

Issuer will be returned without expense to the tendering holders (or in the case of Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date.

EXCHANGE AGENT

    The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at:

The Bank of New York                       By Registered Certified Mail:
 Corporate Trust Services Window,           The Bank of New York
  Ground Level                              101 Barclay Street, 7E
 101 Barclay Street                         New York, New York 10286
 New York, N.Y. 10286                       Attn: Reorganization Center, Odell Romeo
 Telephone: (212) 815-6337
 Facsimile: (Eligible Institutions only)
  (212) 815-6339
 Attention: Reorganization Center, Odell
  Romeo

    Delivery to an address other than as set forth herein, or transmission of instructions via a facsimile number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

    The Issuer has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Issuer will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuer will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including registration fees, the fees and expenses of the Exchange Agent and printing, accounting, investment banking and legal fees, will be paid by the Issuer.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuer. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Senior Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuer may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Senior Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuer by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

DISSENTER AND APPRAISAL RIGHTS

    HOLDERS OF SENIOR NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Senior Notes for Exchange Senior Notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain United States Federal Income Tax Considerations."

OTHER

    Participation in the Exchange Offer is voluntary and holders of Senior Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Senior Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Senior Notes pursuant to the terms of this Exchange Offer, the Issuer will have fulfilled obligations contained in the terms of the Senior Notes and the Registration Rights Agreement. Holders of the Senior Notes who do not tender their Senior Notes in the Exchange Offer will continue to hold such Senior Notes and will be entitled to all the rights, and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Exchange Senior Notes." All untendered Senior Notes will continue to be subject to the restriction or transfer set forth in the Indenture. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Senior Notes could be adversely affected.

    The Issuer may in the future seek to acquire untendered Senior Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plan to acquire any Senior Notes which are not tendered in the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of September 30, 1997 (i) on an actual basis, and (ii) as adjusted to give effect to the Offering and the application of the net proceeds therefrom to repay indebtedness under the Existing Ascent Credit Facility as described under "Use of Proceeds." This information should be read in conjunction with "Use of Proceeds," "Selected Financial and Operating Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness" and the Consolidated Financial Statements (including the notes thereto) included elsewhere in this Prospectus.

                                                                                             SEPTEMBER 30, 1997
                                                                                           ----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Short-term debt:
  Existing Ascent Credit Facility(1).....................................................  $ 115,000  $   --
  Existing OCC Credit Facility(1)........................................................     77,000      --
                                                                                           ---------  -----------
    Total short-term debt................................................................    192,000      --
                                                                                           ---------  -----------
Long-term debt:
  Existing OCC Credit Facility(1)........................................................     50,000      --
  New Ascent Credit Facility(2)..........................................................     --          --
  New OCC Credit Facility(3).............................................................     --          127,000
  Senior Notes...........................................................................     --          126,664
                                                                                           ---------  -----------
    Total long-term debt.................................................................     50,000      253,664
                                                                                           ---------  -----------
Total Stockholders' equity...............................................................    240,863      240,863
                                                                                           ---------  -----------
Total capitalization(4)..................................................................  $ 482,863  $   494,527
                                                                                           ---------  -----------
                                                                                           ---------  -----------

--------------------------

 (1) During the nine months ended September 30, 1997, the average outstanding daily balance was approximately $110 million under the Existing Ascent Credit Facility and $111 million under the Existing OCC Credit Facility. The weighted average interest rate was 8.22% on the balances outstanding for the nine months ended September 30, 1997 under the Existing Ascent Credit Facility and 6.35% on the balances outstanding for the nine months ended September 30, 1997 under the Existing OCC Credit Facility. Borrowings under the Existing Ascent Credit Facility have been recorded as current liabilities since such facility terminates on December 31, 1997 (subject, by its terms, to two one year extensions). The Existing OCC Credit Facility as of September 30, 1997, provides for a $50 million long-term revolving loan payable in 2001 while $77 million is considered short-term and classified as a current liability. For more information about these existing facilities, see Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements and "Description of Certain Indebtedness."

 (2) Concurrently with the closing of the Offering, the Company entered into the New Ascent Credit Facility. The available amount under the New Ascent Credit Facility was $50 million at the time of the closing of the Offering. Borrowings under the New Ascent Credit Facility, if any, will be used for general corporate purposes. See "Description of Certain Indebtedness--New Ascent Credit Facility."

 (3) The OCC Credit Facility was amended and restated in November 1997 (the "New OCC Credit Facility") to provide the availability of a long-term borrowing of up to $200 million. Amounts of indebtedness reflected represents 100% of OCC's indebtedness, which is not guaranteed by Ascent.

 (4) Does not include approximately $100 to $130 million of indebtedness expected to be incurred in the first quarter of 1998 by the Arena Company in the form of the Arena Notes. See "Description of Certain
     Indebtedness--Proposed Arena Notes."

                  SELECTED FINANCIAL AND OPERATING INFORMATION

    The following tables present selected historical financial information and operating information for the Company. The selected historical financial information for each year in the five-year period ended December 31, 1996 and as of and for the nine-month periods ended September 30, 1996 and 1997 has been derived from the consolidated financial statements of the Company. The Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 are included elsewhere herein together with the report of Deloitte & Touche LLP, independent auditors. The Unaudited Condensed Consolidated Financial Statements for the nine-month periods ended September 30, 1997 and 1996 are also included elsewhere herein. The selected historical information for the nine months ended September 30, 1996 and 1997 has been derived from the Company's Unaudited Condensed Consolidated Financial Statements, which have not been audited, but which reflect, in the opinion of management, all adjustments that include only normal recurring adjustments necessary to present fairly the information contained herein. Interim results are not necessarily indicative of results to be expected for any full year. This information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                                                        NINE
                                                                                                                       MONTHS
                                                                                                                       ENDED
                                                                                                                     SEPTEMBER
                                                                           YEAR ENDED DECEMBER 31,                      30,
                                                           --------------------------------------------------------  ----------
                                                             1992       1993        1994        1995        1996        1996
                                                           ---------  ---------  ----------  ----------  ----------  ----------
                                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Multimedia Distribution revenues.......................  $  81,767  $  97,855  $  125,823  $  135,782  $167,976(4) $  110,021
  Entertainment revenues.................................     21,901     27,826      39,653    66,036(2)     90,144      59,480
                                                           ---------  ---------  ----------  ----------  ----------  ----------
    Total revenues.......................................    103,668    125,681     165,476   201,818(2)    258,120     169,501
                                                           ---------  ---------  ----------  ----------  ----------  ----------
  Operating expenses:
    Cost of services.....................................     75,046     85,998     107,452     154,676     217,949     131,059
    Depreciation and amortization........................     22,386     27,227      38,820      53,675      74,812      48,637
    General & administrative.............................      7,089      7,967       9,203      10,002       9,678       7,723
    Provision for restructuring..........................   15,318(1)    --          --        10,866(3)     --          --
                                                           ---------  ---------  ----------  ----------  ----------  ----------
      Total operating expenses...........................    119,839    121,192     155,475     229,219     302,439     187,419
                                                           ---------  ---------  ----------  ----------  ----------  ----------
  Income (loss) from operations..........................    (16,171)     4,489      10,001     (27,401)    (44,319)    (17,918)
  Interest expense.......................................     (2,186)      (567)       (326)       (759)    (10,715)     (5,904)
  Other income (expense), net............................        597        585       1,021      (2,070)        565         491
  Income tax benefit (expense)...........................      5,506     (2,416)     (4,831)      9,835      11,957       7,081
  Minority interest......................................        583       (362)       (265)       (628)      6,812        (316)
                                                           ---------  ---------  ----------  ----------  ----------  ----------
  Income (loss) before cumulative effect of accounting
    change and extraordinary loss........................    (11,671)     1,729       5,600     (21,023)    (35,700)    (16,566)
  Cumulative effect of accounting change for income
    taxes................................................     --            941      --          --          --          --
  Extraordinary loss, net of taxes.......................     --         --          --          --            (334)     --
                                                           ---------  ---------  ----------  ----------  ----------  ----------
  Net income (loss)......................................  $ (11,671) $   2,670  $    5,600  $  (21,023) $  (36,034) $  (16,566)
                                                           ---------  ---------  ----------  ----------  ----------  ----------
                                                           ---------  ---------  ----------  ----------  ----------  ----------
  Net income (loss) per common share.....................  $    (.49) $     .11  $      .23  $     (.87) $    (1.21) $     (.56)
                                                           ---------  ---------  ----------  ----------  ----------  ----------
                                                           ---------  ---------  ----------  ----------  ----------  ----------
  Weighted average number of common shares outstanding...     24,000     24,000      24,000      24,217      29,753      29,752
                                                           ---------  ---------  ----------  ----------  ----------  ----------
                                                           ---------  ---------  ----------  ----------  ----------  ----------
OTHER FINANCIAL DATA:
  EBITDA(5):
    Multimedia Distribution(6)...........................  $  31,317  $  39,071  $   53,031  $   48,277  $   52,457  $   44,472
    Entertainment........................................     (2,695)       612       4,993      (1,135)    (12,286)     (6,124)
    General & administrative.............................     (7,089)    (7,967)     (9,203)    (10,002)     (9,678)     (7,629)
                                                           ---------  ---------  ----------  ----------  ----------  ----------
      Total EBITDA.......................................  $  21,533  $  31,716  $   48,821  $   37,140  $   30,493  $   30,719
                                                           ---------  ---------  ----------  ----------  ----------  ----------
                                                           ---------  ---------  ----------  ----------  ----------  ----------
  CAPITAL EXPENDITURES:
    Multimedia Distribution(7)...........................  $  17,700  $  63,708  $   89,073  $   82,903  $   78,220  $   64,205
    Entertainment........................................        371      1,232         980       2,208      10,066       9,216
                                                           ---------  ---------  ----------  ----------  ----------  ----------
      Total capital expenditures.........................  $  18,071  $  64,940  $   90,053  $   85,111  $   88,286  $   73,421
                                                           ---------  ---------  ----------  ----------  ----------  ----------
                                                           ---------  ---------  ----------  ----------  ----------  ----------
  CASH FLOW DATA:
    Net cash provided by operating activities............  $  27,528  $  27,713  $   38,560  $   63,771  $   23,277  $   28,279
    Net cash used in investing activities................    (23,212)   (76,086)   (119,975)   (180,523)   (113,314) $ (106,186)
    Net cash provided by (used in) financing
      activities.........................................     (3,512)    51,217      81,554     124,406      82,988  $   68,368

  OTHER:
    Ratio of earnings to fixed charges(8)................         NM       8.9x       31.7x          NM          NM          NM
    Cash dividends per share.............................     --         --          --          --          --          --


                                                             1997
                                                           ---------

STATEMENT OF OPERATIONS DATA:
  Multimedia Distribution revenues.......................  $ 180,424
  Entertainment revenues.................................    138,290
                                                           ---------
    Total revenues.......................................    318,714
                                                           ---------
  Operating expenses:
    Cost of services.....................................    266,463
    Depreciation and amortization........................     75,689
    General & administrative.............................      5,921
    Provision for restructuring..........................     --
                                                           ---------
      Total operating expenses...........................    348,073
                                                           ---------
  Income (loss) from operations..........................    (29,359)
  Interest expense.......................................    (16,329)
  Other income (expense), net............................        789
  Income tax benefit (expense)...........................      5,907
  Minority interest......................................     10,237
                                                           ---------
  Income (loss) before cumulative effect of accounting
    change and extraordinary loss........................    (28,755)
  Cumulative effect of accounting change for income
    taxes................................................     --
  Extraordinary loss, net of taxes.......................     --
                                                           ---------
  Net income (loss)......................................  $ (28,755)
                                                           ---------
                                                           ---------
  Net income (loss) per common share.....................  $    (.97)
                                                           ---------
                                                           ---------
  Weighted average number of common shares outstanding...     29,755
                                                           ---------
                                                           ---------
OTHER FINANCIAL DATA:
  EBITDA(5):
    Multimedia Distribution(6)...........................  $  49,361
    Entertainment........................................      2,890
    General & administrative.............................     (5,921)
                                                           ---------
      Total EBITDA.......................................  $  46,330
                                                           ---------
                                                           ---------
  CAPITAL EXPENDITURES:
    Multimedia Distribution(7)...........................  $  66,938
    Entertainment........................................      1,355
                                                           ---------
      Total capital expenditures.........................  $  68,293
                                                           ---------
                                                           ---------
  CASH FLOW DATA:
    Net cash provided by operating activities............  $  48,368
    Net cash used in investing activities................  $ (82,912)
    Net cash provided by (used in) financing
      activities.........................................  $  49,000
  OTHER:
    Ratio of earnings to fixed charges(8)................         NM
    Cash dividends per share.............................     --

                                                                                                                         AT
                                                                                                                     SEPTEMBER
                                                                                                                      30, 1997
                                                                               AT DECEMBER 31,                       ----------
                                                           --------------------------------------------------------
                                                             1992       1993        1994        1995        1996       ACTUAL
                                                           ---------  ---------  ----------  ----------  ----------  ----------
                                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets.............................  $ 203,085  $ 270,473  $ 372,580  $  504,416  $  742,642  $ 734,831   $ 746,495
  Total short-term debt....................        729        817        817      --         143,000    192,000      --
  Total long-term debt.....................      2,570      1,024        207      70,000      50,000     50,000     253,664
  Stockholders' equity.....................    137,209    181,181    268,197     301,269     269,585    240,863     240,863
  Book Value per share.....................  $    5.72  $    7.55  $   11.17  $    12.44  $     9.06  $    8.10   $    8.10
                                             ---------  ---------  ---------  ----------  ----------  ---------  -----------
                                             ---------  ---------  ---------  ----------  ----------  ---------  -----------
ROOM DATA:
  Total number of guest-pay rooms (at end
    of period):
  On-demand................................     37,000    124,000    248,000     361,000     710,000    749,000
  Scheduled only...........................    298,000    264,000    194,000    51,000(9)  208,000(9)   123,000
                                             ---------  ---------  ---------  ----------  ----------  ---------
    Total rooms............................    335,000    388,000    442,000     412,000     918,000    872,000
                                             ---------  ---------  ---------  ----------  ----------  ---------
                                             ---------

                                                              AS
                                                           ADJUSTED
                                                           ---------

------------------------------

 (1) Reflects a restructuring charge of $15.3 million relating to the Company's decision to shift its business focus from mid-priced hotels served by Satellite Cinema's scheduled, satellite delivered pay-per-view systems to business and luxury hotels served by OCV's on-demand technology, and the write-off of an equity investment.

 (2) Includes $9.2 million of NBA expansion fee revenues recorded in the second quarter of 1995. In addition, the results of operations for the second and third quarter of 1995 include the results of the Avalanche, which was acquired on July 1, 1995.

 (3) Reflects a $10.9 million restructuring charge resulting from the discontinuation of Satellite Cinema's lower margin, scheduled, satellite delivered pay-per-view service. See Note 12 of Notes to Consolidated Financial Statements.

 (4) Includes $21.4 million in revenues from SpectraVision. The results of operations for the fourth quarter of 1996 include the results from SpectraVision, which was acquired on October 8, 1996. See Note 2 of Notes to Consolidated Financial Statements.

 (5) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. The most significant difference between EBITDA and cash provided from operations is changes in working capital and interest costs. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. In addition, management believes EBITDA provides an important additional perspective on the Company's operating results and the Company's ability to service its long-term debt and fund the Company's continuing growth. EBITDA is not intended to represent cash flows for the period, or to depict funds available for dividends, reinvestment or other discretionary uses. EBITDA has not been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles, which are presented and discussed under "Liquidity and Capital Resources" at pages 45-47 of this Prospectus. See the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this document. EBITDA for the years ended December 31, 1992 and 1995 excludes the provisions for restructuring during such periods.

 (6) Included in the Multimedia Distribution EBITDA for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, are OCC amounts of $2.3 million, $10.2 million, $23.4 million, $37.3 million and $42 million. For the nine months ended September 30, 1996 and 1997, OCC's EBITDA was $37 million and $41 million, respectively. While these amounts represent 100% of OCC's EBITDA, the Company only owns approximately 57% of the capital stock of OCC. Cash flow available to be distributed by OCC will be restricted and, accordingly, the Company may not be able to depend on the operating cash flows of OCC for purposes of satisfying the Company's debt service obligations under the Notes. See "Risk Factors--General--Structural Subordination; Restrictions on Payments by Subsidiaries; Asset Encumbrances" and "Description of Other Indebtedness--New OCC Credit Facility." OCC's EBITDA for the fourth quarter of 1996 and the first nine months of 1997 includes the results from SpectraVision, which was acquired on October 8, 1996.

 (7) Included in Multimedia Distribution capital expenditures for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 are OCC amounts of $16.6 million, $56.2 million, $64.1 million, $63.7 million, $70.5 million, $56.2 million and $65.8 million, respectively.

 (8) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income from operations plus fixed charges. Fixed charges consist of interest expense. Earnings were insufficient to cover fixed charges for the years ended December 31, 1992, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 by $18.4 million, $28.2 million, $55 million, $23.8 million and $45.7 million, respectively.

 (9) Historically, the Company through its Satellite Cinema division, provided satellite delivered (scheduled only) pay-per-view movies to the lodging industry prior to its ownership of OCV. In 1992, the Company changed the focus of its in-room video entertainment service to the higher-margin OCC on-demand service. During the third quarter of 1995, management of the Company decided to discontinue Satellite Cinema's scheduled movie operations and focus solely on the business and luxury hotels served by OCV's on-demand technology. Effective October 8, 1996, the Company, through OCC, acquired the assets and certain liabilities of SpectraVision, which assets included a certain number of scheduled only pay-per-view rooms. In the third quarter of 1997, OCC assigned to Skylink operating rights and sold assets associated with up to 45,000 rooms in the United States and Canada.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Prospectus.

                                    OVERVIEW

    The Company operates in two segments: Multimedia Distribution, which consists of OCC and ANS, and Entertainment, which consists of the Denver Nuggets, the Colorado Avalanche and Beacon.

MULTIMEDIA DISTRIBUTION

    The Company made its initial investment in OCC in 1991 and owned approximately 79% of OCV prior to the Acquisition. As a result of consummating the Acquisition, the Company owned approximately 57% (approximately 46% on a fully diluted basis) of the outstanding common stock of OCC.

    Prior to the Acquisition, OCV had experienced rapid growth in the prior three and one half years, increasing its base of installed rooms from approximately 37,000 rooms in approximately 90 hotels at the end of 1992 to approximately 441,000 rooms in approximately 1,585 hotels at October 1996. Conversely, SpectraVision, as a result of financial constraints and its bankruptcy filing in June 1995, had experienced deterioration in its room base over the same period. SpectraVision's room base, including both pay-per-view and free-to-guest, had decreased from approximately 1,059,000 installed rooms in approximately 2,543 hotels at the end of 1992 to approximately 484,000 rooms, including both pay-per-view and free-to-guest, in approximately 1,632 hotels at October 1996. During the third quarter of 1995, management of the Company decided to discontinue Satellite Cinema's scheduled movie operations and focus primarily on the business and luxury hotels served by OCV's on-demand technology. In December 1995, certain assets and contracts relating to Satellite Cinema customers were sold by OCV to Skylink Communications ("Skylink"). See
Note 2 of Notes to the Consolidated Financial Statements. Effective October 8, 1996, the Company, through OCC, acquired the assets and certain liabilities of SpectraVision, which assets included a certain number of scheduled only rooms. During the third quarter of 1997, OCC assigned to Skylink operating rights and sold assets associated with approximately 45,000 SpectraVision rooms located in the U.S. and Canada.

    The following table sets forth information with regard to pay-per-view rooms installed as of:

                                                  DECEMBER 31,                                         SEPTEMBER 30,
                     ----------------------------------------------------------------------  ---------------------------------
                              1994                    1995                    1996                    1996             1997
                     ----------------------  ----------------------  ----------------------  ----------------------  ---------
                       ROOMS      PERCENT      ROOMS      PERCENT      ROOMS      PERCENT      ROOMS      PERCENT      ROOMS
                     ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
On-Demand..........    248,000        56.1%    361,000        87.6%    710,000        77.3%    441,000       100.0%    749,000
Scheduled..........    194,000        43.9      51,000        12.4     208,000        22.7      --          --         123,000
                     ---------       -----   ---------       -----   ---------       -----   ---------       -----   ---------
                       442,000       100.0%    412,000       100.0%    918,000       100.0%    441,000       100.0%    872,000
                     ---------       -----   ---------       -----   ---------       -----   ---------       -----   ---------
                     ---------       -----   ---------       -----   ---------       -----   ---------       -----   ---------


                       PERCENT
                     -----------
On-Demand..........        85.9%
Scheduled..........        14.1
                          -----
                          100.0%
                          -----
                          -----

    It is expected that the Company will continue to derive a majority of its consolidated revenues from OCC. Revenue and income growth are anticipated from the continued installation of on-demand systems for new hotel customers and systems serving existing SpectraVision customers. The primary sources of revenues of OCC (which are more fully discussed below) are movie rentals, video games, free-to-guest services and video system sales. The Company projects that the conversion of hotel rooms acquired in the Acquisition to OCC's on-demand technology, as well as the continued upgrading and expansion of the products and services offered by OCC, will require capital expenditures of approximately $20 to $25 million during the remainder of 1997 and may require approximately $85 to $100 million through 1998.

    Through ANS, the Company provides satellite distribution support services, principally to the NBC television network for which it is the primary provider. In 1984, ANS entered into the ten-year NBC Agreement to design, build, operate and support its satellite distribution network. In 1994, ANS and NBC extended the term of the NBC Agreement to 1999 and as part of such extension, the Company reduced the amounts payable by NBC to the Company from the higher payments due under the original agreement which had been calculated to reimburse the Company for capital expenditures made in connection with the purchase and construction of certain equipment. As a result of this extension and revised payment amounts, revenues from the NBC Agreement for 1995 and 1996 were approximately $12.3 million and $10.5 million, respectively, less than the revenues in 1994, and the Company expects such reduction in revenues through 1999. No assurance, however, can be provided that the NBC Agreement will be extended, and if extended, on what terms. In addition, in August 1996, the Company and NBC executed a letter of intent pursuant to which the Company has procured and installed certain digital technology equipment and has agreed to provide MSNBC, LLC, a joint venture between NBC and Microsoft Corporation ("MSNBC"), with network service, maintenance and support. This partial digital upgrade service, governed by the underlying NBC Agreement, is being provided for a 10-year term. ANS and MSNBC currently anticipate finalizing a service agreement separate from the underlying NBC Agreement in the first quarter of 1998 for the MSNBC partial digital upgrade service. The network service, maintenance and support provided to MSNBC are related to and dependent upon the original NBC distribution network. The Company anticipates that ANS will assist NBC in completing the upgrade of the NBC distribution network to digital technology, although no assurance can be provided in this regard. Expenditures by ANS which would be associated with such digital upgrade in the event of such renewal are estimated at approximately $30-$35 million, substantially all of which are currently expected to be financed off-balance sheet through operating leases, and would be accompanied by an extension of the NBC Agreement that expires in 1999. No assurance can be provided that such agreement will be extended and, if extended, on what terms. The Company does not anticipate that the contract to complete the digital upgrade for NBC will be awarded until 1998 and accordingly, the timing of the expenditures may vary.

ENTERTAINMENT

    The Company made its initial investment in the Nuggets, one of 29 franchises in the NBA, in 1989 with the acquisition of a 62.5% interest in a limited partnership that acquired the Nuggets. In 1991 and 1992, the Company acquired the remaining interests in the partnership. In July of 1995, the Company acquired the Avalanche, one of 26 franchises in the NHL, at a cost of approximately $75.8 million. The Company moved the franchise to Denver to share Denver's McNichols Arena with the Nuggets, where the team commenced play under the Colorado Avalanche name in the 1995-1996 season. Based on the timing of these acquisitions, the Company's results of operations for the year ended December 31, 1994 do not include results of operations from the Avalanche. Similarly, the results of operations for the year ended December 31, 1995 include results of operations from the Avalanche only for the last six months.

    The financial performance of the Nuggets and the Avalanche are, to a large extent, dependent on their performance in their respective leagues. In addition, due to the limitation of the facilities available at McNichols Arena, the Company expects the Avalanche and the Nuggets to continue to experience operating losses as long as both teams play in McNichols Arena. On November 13, 1997, the Company entered into the Arena Agreement with the City, pursuant to which Ascent will construct, own and operate the Pepsi Center in which the Nuggets and Avalanche would play, beginning in the 1999-2000 NHL and NBA playing seasons. As a result of the Nuggets and the Avalanche playing in the Pepsi Center and Ascent operating the Pepsi Center for live events, completion of the Pepsi Center is expected to result in increased revenues and improved operating results for the Company's Entertainment segment.

SEASONALITY, VARIABILITY AND OTHER

    The Company's businesses are subject to the effects of both seasonality and variability. Consequently, the operating results for the nine months ended September 30, 1997 for each segment and line of business, and for the Company as a whole, are not necessarily indicative of the results for the full year.

    The Multimedia Distribution segment revenues, and primarily those of OCC, are influenced principally by hotel occupancy rates and the "buy rate" or percentage of occupied rooms at hotels that buy movies or other services at the property. Higher revenues are generally realized during the summer months and lower revenues realized during the winter months due to business and vacation travel patterns which impact the lodging industry's occupancy rates. Buy rates generally reflect the hotel's guest mix profile, the popularity of the motion picture or services available at the hotel and the guests' other entertainment alternatives.

    The Entertainment segment revenues are influenced by various factors. Revenues for the Nuggets and the Avalanche correspond to the NBA and NHL playing seasons, which extend from the fall to late spring depending on the extent of each team's post-season playoff participation. Accordingly, the Company realizes the vast majority of its revenues from the Nuggets and the Avalanche during such period. Beacon's revenues fluctuate based upon the delivery and/or availability of the films it produces, the timing of theatrical and home video releases and seasonal consumer purchasing behavior. Release and delivery dates for theatrical products are determined by several factors, including the distributor's schedule, the timing of vacation and holiday periods and competition in the market. Specifically, Beacon delivered and released two motion pictures during the nine months ended September 30, 1997; AIR FORCE ONE was delivered and released in July 1997 and A THOUSAND ACRES was delivered and released in September 1997. An additional picture, PLAYING GOD, has been delivered to certain of its distributors during the nine months ended September 30, 1997 and was released domestically in October 1997. Accordingly, Beacon's revenues have significantly increased during the nine months ended September 30, 1997 and are expected to increase during the fourth quarter of 1997 as compared to the comparable period of 1996 and prior years.

    Furthermore, Beacon's operating results are significantly affected by accounting policies required for the film and entertainment industry and management's estimates of the ultimate realizable value of its films. Production advances received prior to delivery or completion of a film are treated and recorded as deferred income and are generally recognized as revenues on the date the film is delivered or made available for delivery.

    The Company generally capitalizes all costs incurred to produce a film. Such costs include the acquisition of story rights, the development of stories, the direct costs of production, print and advertising costs, production overhead and interest expense relating to financing the project. Capitalized exploitation or distribution costs include those costs that clearly benefit future periods such as film prints and prerelease and early release advertising that is expected to benefit the film in future periods. These costs, as well as participation and talent residuals, are amortized each period under the individual film forecast method, which uses the ratio that the current period's gross revenues from all sources for the film bear to management's estimate of anticipated total gross revenues for such film from all sources. In the event management reduces its estimates of the future gross revenues associated with a particular item or product, which had been expected to yield greater future proceeds, a write-down and a corresponding decrease in the Company's earnings for the quarter and fiscal year end in which such write-down is taken could result and could be material.

    As a result of the operating losses expected to be incurred by OCC, the Avalanche and the Nuggets, the Company expects to incur operating losses on a consolidated basis through the end of 1997. However, the Company expects to record positive earnings before income taxes, depreciation and amortization and positive operating cash flows during this period.

                             RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1996

    The following table sets forth certain data as a percentage of revenues for the period indicated:

                                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                                      ------------------------------------------------
                                                                               1997                     1996
                                                                      -----------------------  -----------------------
                                                                        AMOUNT      PERCENT      AMOUNT      PERCENT
                                                                      ----------  -----------  ----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)

INCOME STATEMENT DATA
Revenues:
  Multimedia Distribution...........................................  $  180,424        56.6%  $  110,021        64.9%
  Entertainment.....................................................     138,290        43.4       59,480        35.1
                                                                      ----------       -----   ----------       -----
    Total...........................................................     318,714       100.0      169,501       100.0
Cost of services....................................................     266,463        83.6      131,059        77.3
Depreciation and amortization.......................................      75,689        23.7       48,637        28.7
General and administrative..........................................       5,921         1.9        7,723         4.6
                                                                      ----------       -----   ----------       -----
Operating loss......................................................     (29,359)       (9.2)     (17,918)      (10.6)
Other income (expense)..............................................         789         0.2          491         0.3
Interest expense....................................................     (16,329)       (5.1)      (5,904)       (3.5)
Income tax benefit..................................................       5,907         1.9        7,081         4.2
Minority interest...................................................      10,237         3.2         (316)       (0.2)
                                                                      ----------       -----   ----------       -----
Net loss............................................................  $  (28,755)       (9.0)% $  (16,566)       (9.8)%
                                                                      ----------       -----   ----------       -----
                                                                      ----------       -----   ----------       -----

    REVENUES

    Revenues for the nine months ended September 30, 1997 were $318.7 million, an increase of $149.2 million or 88%, as compared to $169.5 million in revenues for the nine months ended September 30, 1996. This increase is primarily attributable to a $70.3 million increase in revenues at OCC in the Multimedia Distribution segment and a $78 million increase in revenues at Beacon within the Entertainment segment. The increase in revenues at OCC was due to a larger number of hotel rooms served, resulting primarily from the Acquisition in October 1996. The increase in revenues at Beacon is due to the recognition of $81.9 million in revenues from the release and delivery of three motion pictures to their distributors during 1997. Specifically, Beacon recognized revenues of $68.1 million from the release of AIR FORCE ONE (which includes Beacon's share of the net box office results through September 30, 1997 and $50 million which is attributable to the recognition of previously deferred revenues upon delivery of the film to its foreign distributor), $6.7 million from the delivery and release of A THOUSAND ACRES and revenues of $7.1 million from the delivery of the motion picture PLAYING GOD to its domestic distributor. In contrast, during the nine months ended September 30, 1996, Beacon recognized revenues of $4.6 million from the home video release of the motion picture, THE BABYSITTER'S CLUB. During the nine months ended September 30, 1997, the Avalanche realized increased revenues from regular season ticket sales, sponsorship sales, and increased playoff and preseason revenues in spite of playing fewer home games as compared to 1996. However, the increases in revenues from the Avalanche were substantially offset by declining revenues from the Nuggets as compared to 1996.

    COST OF SERVICES

    Cost of services for the nine months ended September 30, 1997 were $266.5 million, an increase of $135.4 million or 103% compared to the nine months ended September 30, 1996. This increase is attributable to an increase in film amortization costs at Beacon of $63.4 million, primarily from AIR FORCE

ONE, an increase in cost of services at OCC of $66.3 million due to the overall increase in the number of hotel rooms served by OCC, including increased costs to support the SpectraVision rooms, costs associated with the integration of SpectraVision and OCV and the increased expenses to operate OCC as a public company; and, to a lesser degree, higher costs with respect to the Avalanche and the Nuggets resulting primarily from increased player and other team related costs.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization for the nine months ended September 30, 1997 were $75.7 million, an increase of $27.1 million or 56% compared to the nine months ended September 30, 1996. This increase is attributable to a higher installed room base and the resulting increase in depreciation at OCC, combined with the incremental depreciation and amortization of the intangible assets acquired in connection with the Acquisition in October 1996.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses for the nine months ended September 30, 1997 were $5.9 million, a decrease of $1.8 million or 23% compared to the nine months ended September 30, 1996. This decrease primarily reflects the reduction of approximately $1.3 million in certain general and administrative service charges from COMSAT and the non-recurrence of moving, relocation and other travel costs incurred during the second quarter of 1996, offset by an increase in professional service costs associated with the Distribution (as defined herein) and the recognition of expense during the third quarter for the Company's stock appreciation rights. See "Business--History." From January through June 1997, COMSAT provided only limited administrative and support services to the Company and, since July 1997, has provided none.

    OTHER INCOME (EXPENSE)

    Other income (expense) improved by approximately $300,000 in the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. The improvement in other income during the nine-month period is attributable to the non-recurrence of certain significant transactions. Specifically, during the nine months ended September 30, 1996, the Company recognized $2.6 million in total losses on its limited partnership investment in Elitch Gardens, which was offset by a gain of $1.9 million from the sale of investment securities. Elitch Gardens, a Denver amusement park, was sold in October 1996.

    INTEREST EXPENSE

    Interest expense increased $10.4 million during the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. This increase is attributable to the additional borrowings incurred during the fourth quarter of 1996 (primarily the assumption of debt in the Acquisition) and in the first nine months of 1997 for capital expenditures, investment requirements and the funding of operating requirements of the Company and its subsidiaries and an increase in financing costs as a result of the amendment to the Existing Ascent Credit Facility in March 1997. See Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements.

    INCOME TAXES

    The Company recorded an income tax benefit of $5.9 million during the nine months ended September 30, 1997 as compared to an income tax benefit of $7.1 million in the nine months ended September 30, 1996. Up to and until the previously announced Distribution from COMSAT on June 27, 1997, the Company was able to recognize tax benefits from its operating losses as part of its inclusion as a member of the consolidated tax group of COMSAT. In addition, during the third quarter of 1997, the

Company recognized tax expense of $1.2 million to appropriately reflect OCC's tax on its income from foreign jurisdictions and the Company's consolidated net deferred tax liabilities after the Distribution from COMSAT. Furthermore, OCC, which files a separate return, recognized no tax benefit from its operating losses due to uncertainties regarding its ability to realize a portion of the benefits associated with future deductible temporary differences (deferred tax assets) and net operating loss carry forwards, prior to their expiration.

    MINORITY INTEREST

    Minority interest reflects the losses attributable to the minority interest in the Company's 57% owned subsidiary, OCC.

    NET LOSS

    As a result of the foregoing, net loss for the nine months ended September 30, 1997 was $28.8 million as compared to a net loss of $16.6 million for the nine months ended September 30, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    The following table sets forth certain data as a percentage of revenues for the period indicated:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------------------
                                                                                  1996                     1995
                                                                         -----------------------  -----------------------
                                                                           AMOUNT      PERCENT      AMOUNT      PERCENT
                                                                         ----------  -----------  ----------  -----------
                                                                                      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA

Revenues:
  Multimedia Distribution..............................................  $  167,976        65.1%  $  135,782        67.3%
  Entertainment........................................................      90,144        34.9       66,036        32.7
                                                                         ----------       -----   ----------       -----
    Total..............................................................     258,120       100.0      201,818       100.0
Cost of services.......................................................     217,949        84.4      154,676        76.6
Depreciation and amortization..........................................      74,812        29.0       53,675        26.6
General and administrative.............................................       9,678         3.8       10,002         5.0
Provision for restructuring............................................      --          --           10,866         5.4
                                                                         ----------       -----   ----------       -----
Operating loss.........................................................     (44,319)      (17.2)     (27,401)      (13.6)
Other income (expense).................................................         565         0.2       (2,070)       (1.0)
Interest expense.......................................................     (10,715)       (4.1)        (759)       (0.4)
Income tax benefit.....................................................      11,957         4.6        9,835         4.9
Minority interest......................................................       6,812         2.6         (628)       (0.3)
Extraordinary loss, net................................................        (334)       (0.1)      --          --
                                                                         ----------       -----   ----------       -----
Net loss...............................................................  $  (36,034)      (14.0)% $  (21,023)      (10.4)%
                                                                         ----------       -----   ----------       -----
                                                                         ----------       -----   ----------       -----

    REVENUES

    Revenues increased by $56.3 million, or 27.9%, to $258.1 million for the year ended December 31, 1996 from $201.8 million for the year ended December 31, 1995. Multimedia Distribution revenues increased by $32.2 million, or 23.7%, to $168 million for the twelve months ended December 31, 1996 from $135.8 million for the twelve months ended December 31, 1995. While revenues for the year ended December 31, 1996 includes $21.4 million from the SpectraVision assets acquired by OCC in October, 1996, 1995 revenues includes $24.7 million of revenues from the Company's Satellite Cinema business, which ceased operations on December 31, 1995. Excluding the 1995 Satellite Cinema revenues and the 1996 SpectraVision revenues, Multimedia Distribution revenues increased $35.5 million or 32% over 1995 revenues. This increase is primarily attributable to the 29% growth in 1996 of OCV installed on-demand rooms (from 361,000 rooms at December 31, 1995 to 466,000 rooms at December 31,
1996). In addition, revenues increased at ANS due to revenues earned for services provided under the NBC agreement for the MSNBC partial digital upgrade. Entertainment revenues increased by $24.1 million, or 36.5%, to $90.1 million for the year ended December 31, 1996 from $66 million for the year ended December 31, 1995 primarily as a result of the inclusion of a full year of revenues from the Avalanche. The Avalanche, acquired in July 1995, reflected no revenues in the first half of 1995 as compared to $26.4 million for the first six months of 1996. The increased Avalanche revenues were partially offset by lower revenues at the Nuggets, primarily attributable to the absence of $9.2 million in NBA expansion fees recognized in 1995, and at Beacon, since Beacon had no movie releases in 1996 as compared to one in 1995.

    COST OF SERVICES

    Cost of services increased by $63.2 million, or 40.9%, to $217.9 million for the year ended December 31, 1996 from $154.7 million for the year ended December 31, 1995. Cost of services for the Multimedia Distribution was $115.5 million, or 69% of Multimedia Distribution revenues, for the year ended December 31, 1996 compared to $87.5 million, or 64% of Multimedia Distribution revenues, for the year ended December 31, 1995. The decline in Multimedia Distribution margin is primarily attributable to one-time charges of $8.7 million at OCC for costs associated with the integration of SpectraVision, the alignment of OCC's operating practices and the establishment of OCC as a new public company. In addition, OCC's margin also decreased due to increases in free-to-guest costs and movie royalty expenses in 1996 as compared to 1995. Cost of services for Entertainment was $102.4 million, or 114% of Entertainment revenues for the year ended December 31, 1996, compared to $67.2 million, or 102% of Entertainment revenues, for the year ended December 31, 1995. The decline in Entertainment margin is attributable to increased operating losses at the Nuggets which is primarily attributable to lower ticket revenues due to reduced attendance and the absence of NBA expansion fees of $9.2 million recognized in 1995.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased by $21.1 million, or 39.3%, to $74.8 million for the year ended December 31, 1996 from $53.7 million for the year ended December 31, 1995. Depreciation and amortization for Multimedia Distribution was $62.2 million, or 37% of Multimedia Distribution revenues for the year ended December 31, 1996, compared to $45.4 million, or 33% of Multimedia Distribution revenues for the year ended December 31, 1995. This increase in depreciation and amortization is primarily attributable to the capital investment associated with installing on-demand service systems in hotels and to a lesser extent, the depreciation and amortization associated with assets acquired from the SpectraVision acquisition. Depreciation and amortization for Entertainment was $12.6 million, or 14% of Entertainment revenues, for the year ended December 31, 1996, compared to $8.3 million, or 12.6% of Entertainment revenues, for the year ended December 31, 1995. This increase in depreciation and amortization is attributable to the inclusion of a full year of amortization of the intangible assets acquired in the 1995 acquisition of the Avalanche.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses for the year ended December 31, 1996 were $9.7 million, or 3.8% of revenues, compared to general and administrative expenses of $10 million, or 5% of revenues for the year ended December 31, 1995. This decrease primarily reflects the reduction of approximately $2.4 million in certain general and administrative service charges from COMSAT offset by an increase in costs associated with the relocation of the Company's headquarters to Denver and the costs associated with being a publicly traded corporation in 1996.

    OTHER INCOME (EXPENSE)

    Other income for the year ended December 31, 1996 was $600,000, an increase of $2.6 million from the year ended December 31, 1995 which reflected $2 million in other expense. Other income in 1996 includes a gain of $1.9 million from the sale of investment securities in 1996 offset by a $3.1 million in total losses in 1996 on its limited partnership investment in Elitch Gardens. The improvement over 1995 is primarily due to the settlement of a lawsuit in 1995 with a former employee of OCV of $1.5 million and a charge of $900,000 for expenses in 1995 associated with the Company's portion of certain site-specific plans for a Pepsi Center in Denver.

    INTEREST EXPENSE AND EXTRAORDINARY LOSS

    Interest expense for the year ended December 31, 1996 was $10.7 million, an increase of $10 million from the year ended December 31, 1995. This increase is attributable to borrowings incurred in conjunction with Ascent's initial public offering in December 1995 to pay off indebtedness owed to COMSAT and the additional borrowings incurred during 1996 to fund the Company's continuing expansion of its businesses, primarily for capital expenditures at OCC and the assumption of debt in connection with the Acquisition. In conjunction with the Acquisition, the Company and OCC each obtained new credit agreements with a bank. The Company recorded an extraordinary loss of $334,000, net of taxes, in the fourth quarter of 1996 in connection with the extinguishment of its previous credit facility with its former lender.

    INCOME TAX BENEFIT

    Income tax benefit for the year ended December 31, 1996 was $12 million, compared to an income tax benefit of $9.8 million for the year ended December 31, 1995. This decline in the Company's effective tax benefit is primarily attributable to the losses incurred by OCC during the fourth quarter of 1996, in which no tax benefit was recognized due to uncertainties regarding OCC's ability to realize a portion of the benefits associated with future deductible temporary differences (deferred tax assets) and net operating loss carryforward prior to their expiration. See Note 8 of Notes to Consolidated Financial Statements.

    NET INCOME (LOSS)

    As a result of the foregoing, net loss for the year ended December 31, 1996 was $36 million, compared to net loss of $21 million for the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    The following table sets forth certain data as a percentage of revenues for the period indicated:

                                                                             YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------------
                                                                          1995                     1994
                                                                 -----------------------  -----------------------
                                                                   AMOUNT      PERCENT      AMOUNT      PERCENT
                                                                 ----------  -----------  ----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA

Revenues:
  Multimedia Distribution......................................  $  135,782        67.3%  $  125,823        76.0%
  Entertainment................................................      66,036        32.7       39,653        24.0
                                                                 ----------       -----   ----------       -----
    Total......................................................     201,818       100.0      165,476       100.0
Cost of services...............................................     154,676        76.6      107,452        64.9
Depreciation and amortization..................................      53,675        26.6       38,820        23.5
General and administrative.....................................      10,002         5.0        9,203         5.6
Provision for restructuring....................................      10,866         5.4       --          --
                                                                 ----------       -----   ----------       -----
Operating income (loss)........................................     (27,401)      (13.6)      10,001         6.0
Other income (expense).........................................      (2,070)       (1.0)       1,021         0.6
Interest expense...............................................        (759)       (0.4)        (326)       (0.2)
Income tax benefit (expense)...................................       9,835         4.9       (4,831)       (2.9)
Minority interest..............................................        (628)       (0.3)        (265)       (0.1)
                                                                 ----------       -----   ----------       -----
Net income (loss)..............................................  $  (21,023)      (10.4)% $    5,600         3.4%
                                                                 ----------       -----   ----------       -----
                                                                 ----------       -----   ----------       -----

    REVENUES

    Revenues increased by $36.3 million, or 21.9%, to $201.8 million for the year ended December 31, 1995 from $165.5 million for the year ended December 31, 1994. Multimedia Distribution revenues increased by $10 million, or 7.9%, to $135.8 million for the twelve months ended December 31, 1995 from $125.8 million for the twelve months ended December 31, 1994 as a result of a 46% increase in installed on-demand rooms, offset in part by a 74% decrease in installed scheduled service rooms (primarily as a result of conversion to OCV's on-demand technology) and reduced revenues from NBC for network distribution support services. See "Overview--Multimedia Distribution." Entertainment revenues increased by $26.4 million, or 66.5%, to $66 million for the year ended December 31, 1995 from $39.7 million for the year ended December 31, 1994 as a result of the Nuggets' share of NBA expansion fees of $9.2 million in connection with the admission of two new teams to the NBA in 1995; the acquisition of Beacon on December 1, 1994, which generated $6.5 million in revenues; and the acquisition of the Colorado Avalanche in July 1995, which generated revenues of $12.3 million during the last six months of 1995.

    COST OF SERVICES

    Cost of services increased by $47.2 million, or 43.9%, to $154.7 million for the year ended December 31, 1995 from $107.5 million for the year ended December 31, 1994. Cost of services for Multimedia Distribution was $87.5 million, or 64.4% of Multimedia Distribution revenues, for the year ended December 31, 1995 compared to $72.8 million, or 57.9% of Multimedia Distribution revenues, for the year ended December 31, 1994. The decline in Multimedia Distribution margin is attributable to lower margins under the NBC contract and the Company's Satellite Cinema division, offset in part by the growth in the number of higher margin on-demand hotel rooms serviced by OCV. In connection with the 1994 extension of the Company's agreement with NBC, the Company agreed to reduce its margins under the NBC contract in connection with the extension of such contract through 1999. Cost of services for Entertainment was $67.2 million, or 102% of Entertainment revenues, for the year ended December 31, 1995, compared to $34.7 million, or 87.5% of Entertainment revenues, for the year ended December 31, 1994.

The decline in Entertainment margin is attributable to negative operating margins for both Beacon and the Colorado Avalanche, partially offset by NBA expansion fees.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased by $14.9 million, or 38.4%, to $53.7 million for the year ended December 31, 1995 from $38.8 million for the year ended December 31, 1994. Depreciation and amortization for Multimedia Distribution was $45.4 million for the year ended December 31, 1995, compared to $34.9 million for the year ended December 31, 1994. This increase in depreciation and amortization is attributable to the capital investment associated with installing on-demand service systems in hotels, coupled with slightly higher installation costs per room as a result of the addition of smaller hotels to the room base. Depreciation and amortization for Entertainment was $8.3 million, or 12.6% of Entertainment revenues, for the year ended December 31, 1995, compared to $3.9 million, or 9.8% of Entertainment revenues, for the year ended December 31, 1994. This increase in depreciation and amortization is attributable to the amortization of the intangible assets acquired in the Beacon acquisition beginning in December 1994 and amortization of the intangible assets acquired in the Avalanche acquisition beginning in July 1995.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses for the year ended December 31, 1995 were $10 million, or 5% of revenues, compared to general and administrative expenses of $9.2 million, or 5.6% of revenues for the year ended December 31, 1994.

    PROVISION FOR RESTRUCTURING

    The provision for restructuring during the year ended December 31, 1995 resulted from the discontinuation of Satellite Cinema's lower margin, scheduled, satellite-delivered pay-per-view service. See Note 12 of Notes to Consolidated Financial Statements.

    OTHER INCOME (EXPENSE)

    Other expense for the year ended December 31, 1995 was $2.1 million, an increase of $3.1 million from the year ended December 31, 1994. This increase is primarily due to the settlement of a lawsuit in 1995 with a former employee of OCV and a charge for expenses associated with the Company's portion of certain site-specific plans for the Pepsi Center.

    INTEREST EXPENSE

    Interest expense for the year ended December 31, 1995 was $800,000 as compared to $300,000 for the year ended December 31, 1994. The increase is attributable to interest incurred on certain severance obligations of the Nuggets.

    INCOME TAX BENEFIT (EXPENSE)

    Income tax benefit for the year ended December 31, 1995 was $9.8 million, compared to income tax expense of $4.8 million for the year ended December 31, 1994. In 1994, the Company generated operating income of $10 million, a significant portion of which was attributable to OCV which, at that time, was not included in the Company's consolidated tax group. Accordingly, tax losses generated by the Company's other subsidiaries could not be used to offset OCV's taxable income in 1994. See Note 8 of Notes to Consolidated Financial Statements.

    NET INCOME (LOSS)

    As a result of the foregoing, net loss for the year ended December 31, 1995 was $21 million, compared to net income of $5.6 million for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The primary sources of cash during the nine months ended September 30, 1997 were as follows: cash from operating activities of $48.4 million, net borrowings under the Existing Ascent Credit Facility and the Existing OCC Credit Facility of an aggregate of $49 million and the collection of $2.2 million on notes and other long-term receivables. Cash was expended primarily for property and equipment as the Company continued to make investments to support business growth. Specifically, capital expenditures of $65.8 million were made by OCC for the continuing installation of on-demand systems. In addition, $19.2 million of cash was invested by Beacon on films under production and development and to acquire rights for film properties and $17.5 million in cash was used by the sports teams to make payments associated with long-term player contracts.

    The primary sources of cash during the year ended December 31, 1996 were as follows: cash from operating activities of $23.3 million, net borrowings under the Existing Ascent Credit Facility and Existing OCC Credit Facility of an aggregate of $120.3 million, proceeds of $3.6 million from the sale of certain investments owned by the Company and the collection of $6.7 million on notes and other long-term receivables. Cash was expended primarily for property and equipment as the Company continued to make investments to support business growth. Specifically, capital expenditures of $70.5 million were made by OCC for the continued installation of on-demand systems, $9.1 million for the development of the proposed Pepsi Center in Denver, $6.8 million by ANS for the partial digital upgrade of the MSNBC network and the investment of $21.1 million in cash by Beacon for the development and production of three major motion pictures.

    The Company's negative working capital position improved by $8.9 million from December 31, 1996 to September 30, 1997. This improvement is attributable to the increase in cash of $14.5 million, which is primarily attributable to the receipt of significant cash deposits at quarter end pursuant to the Fox Sports Agreement, the classification of $15.9 million of film inventory as a current asset and a reduction in deferred revenue, primarily at Beacon, due to the recognition of certain previously deferred revenues upon delivery of films to their respective distributors. These working capital increases were offset by the $49 million increase in short-term debt, most of which was used by OCC for the acquisition of long-term assets and the remainder of which was used by Ascent primarily for film expenditures.

    The Company's negative working capital position increased by $190.5 million from December 31, 1995 to December 31, 1996. This is primarily attributable to an increase in short-term debt of $143 million used mainly for the acquisition of $221.4 million of long-term assets (primarily the acquired SpectraVision assets and the continued installation of on-demand systems by OCV).

    As of September 30, 1997, the Company had access to $140 million of short-term financing under the Existing Ascent Credit Facility, of which $115 million was outstanding, and OCC had access to $150 million of short-term and long-term financing under the Existing OCC Credit Facility of which $127 million was outstanding. (See Note 6 of Notes to the Unaudited Condensed Consolidated Financial Statements.) Based on borrowings outstanding at September 30, 1997, Ascent had $25 million in available borrowings under the Existing Ascent Credit Facility and OCC had $23 million in available borrowings under the Existing OCC Credit Facility, subject to certain covenant restrictions.

    The net proceeds to the Company from the Offering were approximately $121 million (after deducting discounts, commissions and estimated Offering expenses). The Company used the net proceeds from the Offering and available cash to repay outstanding indebtedness including accrued interest thereon, under the Existing Ascent Credit Facility. Concurrently with the closing of the Offering, the Company entered into the New Ascent Credit Facility, providing for up to $50 million of revolving credit borrowings. Amounts repaid under the Existing Ascent Credit Facility may be reborrowed under the New Ascent Credit Facility up to the limits set forth thereunder.

    The Company is also proposing to offer approximately $100 to $130 million of Arena Notes during the first quarter of 1998 for purposes of financing the development and construction of the Pepsi Center. The Arena Notes are expected to have a term of 20 to 25 years, and be secured by some or all of the assets of the Arena Company, including the Pepsi Center and by the revenues of the Pepsi Center, including corporate sponsorships.

    In addition, in November 1997, OCC refinanced the Existing OCC Credit Facility and entered into the New OCC Credit Facility. The amount available under the New OCC Credit Facility has been increased from $150 million to $200 million, and certain other terms have also been amended, including, the inclusion of restrictions on OCC's ability to pay dividends or make other distributions until the later of January 1, 1999 or until certain operating ratios are attained. In connection with the New OCC Credit Facility, Ascent and its lender also amended certain provisions of the Existing Ascent Credit Facility (see Notes 6 and 11 of Notes to the Unaudited Condensed Consolidated Financial Statements).

    The Company's cash requirements through the remainder of 1997 and during 1998 are expected to include (i) the continuing installation by OCC of on-demand in room video entertainment systems, (ii) construction of the Pepsi Center,
(iii) funding the development, production and/or acquisition of rights for motion pictures at Beacon, (iv) funding the operating requirements of Ascent and its subsidiaries, and (v) the payment of interest under the New Ascent Credit Facility and New OCC Credit Facility. The Company anticipates that capital expenditures in connection with the continuing installation by OCC of on-demand in room video entertainment systems will be approximately $20 to $25 million during the remainder of 1997 and may be approximately $85 to $100 million in 1998. The Company anticipates that OCC's funding for its operating requirements and capital expenditures for the continuing installation by OCC of on-demand in room video entertainment systems will be funded primarily through cash flows from OCC's operating activities and financed under the New OCC Credit Facility. The expenditures for construction of the Pepsi Center will be funded through Ascent's equity investment in the Arena Company of $15 million, which may be increased by up to an additional $30 million, the $15 million equity investment in the Arena Company by Liberty (see Note 4 of Notes to the Unaudited Condensed Consolidated Financial Statements) and the anticipated proceeds of the Arena Notes. However, as a result of the timing of the closing of the Arena Notes and the ground breaking for construction, the Company has, and will continue to advance during the remainder of 1997 and the first quarter of 1998, funds to the Arena Company in excess of its anticipated participation. Beacon's cash requirements with respect to the funding of its current movie productions are expected to consist of expenditures totaling approximately $2 million during the fourth quarter of 1997. Cash requirements with respect to the funding of additional productions at Beacon will be dependent upon the number, nature and timing of the projects that the Company determines to pursue during the remainder of 1997 and 1998. To fund Beacon's productions, the Company expects to utilize Beacon's domestic distribution agreement with Universal Pictures when appropriate, and/or pre-sell a portion of the international distribution rights to help fund motion picture costs. The Company's other long-term capital requirements may include ANS' participation in an upgrade of the NBC affiliate network. ANS' cash requirements, should it be awarded the NBC Agreement, may consist of expenditures of $30 to $35 million, commencing in late 1998 or 1999, substantially all of which are currently anticipated to be financed off-balance sheet through operating leases.

    Management of the Company believes that available cash, cash flows from operating activities and funds available under the proposed New Ascent Credit Facility and New OCC Credit Facility (see Notes 6 and 11 of Notes to Unaudited Condensed Consolidated Financial Statements), together with any remaining proceeds from the Offering after repayment of outstanding indebtedness under the Existing Ascent Credit Facility and anticipated proceeds from the Arena Notes will be sufficient for the Company and its subsidiaries to satisfy their growth and finance working capital requirements through the remainder of 1997 and 1998.

    A number of factors could cause Ascent's funding requirements to differ materially from those projected, including, but not limited to, the operating performance of Ascent's subsidiaries, the level of ticket sales and other revenues by Ascent's professional sports franchises, the timing of film productions and releases, the timing of distributions from SONY Pictures Entertainment, Walt Disney Company and other distributors from the movies AIR FORCE ONE, A THOUSAND ACRES and PLAYING GOD and other market conditions.

    As previously discussed, on June 27, 1997, COMSAT completed the Distribution of the Ascent common stock held by COMSAT as a tax-free dividend to COMSAT's shareholders. The Distribution was intended, among other things, to afford Ascent more flexibility in obtaining debt financing to meet its growing needs. The Distribution Agreement between Ascent and COMSAT (see Note 7 of Notes to Unaudited Condensed Consolidated Financial Statements) terminated an agreement between Ascent and COMSAT which imposed restrictions on Ascent to ensure compliance with certain capital structure and debt financing restrictions imposed on COMSAT by the Federal Communications Commission. As a result, Ascent's financial leverage may increase in the future for numerous reasons, including the Offering and the sale of the Arena Notes. In addition, pursuant to the Distribution Agreement, certain restrictions have been put in place to protect the tax-free status of the Distribution. Among the restrictions, Ascent will not be allowed to sell, purchase or otherwise acquire stock or instruments which afford a person the right to acquire the stock of Ascent until one year after the date of Distribution. Finally, as a result of the Distribution, Ascent is no longer part of COMSAT's consolidated tax group and accordingly, Ascent may be unable to recognize tax benefits and will not receive cash payments from COMSAT resulting from Ascent's anticipated operating losses during the second half of 1997 and thereafter.

    Also, in connection with the Acquisition, Ascent and OCC entered into an agreement (the "OCC Corporate Agreement"), pursuant to which OCC agreed, among other things, not to incur any indebtedness, other than under the Existing OCC Credit Facility (and refinancings thereof including the New OCC Credit Facility) and indebtedness incurred in the ordinary course of business which together shall not exceed $100 million in the aggregate, without Ascent's prior written consent. In connection with OCC's 1997 budget process, Ascent consented to OCC incurring up to $130 million in indebtedness under the Existing OCC Credit Facility, subject to the financial covenants contained therein. In October 1997, Ascent consented to an Amendment of the OCC Corporate Agreement which allows OCC to borrow up to $140 million through December 31, 1997, provided that such indebtedness be incurred in compliance with the financial covenants of the New OCC Credit Facility.

    Inflation has not significantly impacted the Company's financial position or operations.

                                    BUSINESS

    Ascent operates diversified media and entertainment production and distribution businesses characterized by well-known franchises. The Company conducts its business in two segments, Multimedia Distribution and Entertainment. The Company's approximately 57% owned publicly traded subsidiary, OCC, is the largest provider (by number of hotel rooms served) of on-demand in-room video entertainment services to the domestic lodging industry. The Company's ANS division is the primary provider of satellite distribution support services that link the NBC television network with 167 of its affiliated stations nationwide. The Company also owns two professional sports franchises--the NHL Colorado Avalanche and the NBA Denver Nuggets. In order to enhance the asset value of its sports franchises and to take advantage of the growing popularity of the NHL and NBA, as well as to augment the revenues and operating cash flows of its two sports franchises, the Company plans to construct, own and operate the Pepsi Center, a new state-of-the-art sports and entertainment center in downtown Denver seating up to 20,000 to house the Avalanche, the Nuggets and other live entertainment events. The Pepsi Center is scheduled to be completed by the fall of 1999 and available for use in the 1999-2000 NHL and NBA seasons. Finally, the Company owns Beacon, an independent motion picture and television production company whose most recently produced films include AIR FORCE ONE, A THOUSAND ACRES and PLAYING GOD.

    Ascent believes it is creating a diversified media and entertainment company with significant growth and cash flow potential. The Company has a strong and capable management team with a diverse blend of operating and financial expertise, which has demonstrated the ability to develop and execute strategies for enhancing and realizing the franchise values of the Company's assets. Management's overall goals are to continue to implement strategies that will enable the Company to maximize the intrinsic values and cash flow potential of its existing businesses and, as opportunities arise, enter into strategic acquisitions, joint ventures and alliances that complement those businesses.

                                    HISTORY

    Until December 1995, when it made an initial public offering of its common stock, Ascent was a wholly owned subsidiary of COMSAT Corporation ("COMSAT"). Following the initial public offering, COMSAT continued to own 80.67% of Ascent's common stock and control Ascent until June 27, 1997, when COMSAT consummated the distribution of all of its ownership interest in Ascent to the COMSAT shareholders on a pro-rata basis in a transaction that was tax-free for federal income tax purposes (the "Distribution"). As a result of the Distribution, Ascent became an independent publicly held corporation. See "Certain Restrictions Related to COMSAT Distribution."

                            MULTIMEDIA DISTRIBUTION

ON COMMAND CORPORATION

    GENERAL

    OCC is the largest provider (by number of rooms served) of on-demand in-room video entertainment to the domestic lodging industry, according to a report published by Paul Kagan Associates, Inc., an industry analyst. The Company believes that OCC's leading market position results from a combination of its extensive installed room base, the quality of its proprietary technology and its focus on customer service. OCC generally provides its in-room video entertainment services pursuant to exclusive long-term contracts, primarily with large national business and luxury hotel chains such as Marriott, Hilton, Hyatt, Wyndham, Doubletree, Fairmont, Embassy Suites, The Four Seasons and Holiday Inn. These hotels generally have higher occupancy rates than economy and budget hotels, which is an important factor contributing to higher buy rates for pay-per-view service. As of September 30, 1997, OCC had an installed room base of approximately 872,000 rooms (of which 749,000 were served by on-demand pay-per-view systems and 123,000 were only served by scheduled pay-per-view systems) in approximately 2,900 hotels worldwide. From 1992 until the Acquisition in 1996, OCC enjoyed a compounded annual growth rate of

88.4% in the number of rooms served. From 1992 through year end 1996, OCC had a compounded annual growth rate in revenues and EBITDA of 103.5% and 107.6%, respectively.

    In October 1996, OCC acquired the assets and certain liabilities of SpectraVision, at the time the second largest provider of in-room on-demand video entertainment services to the domestic lodging industry. The Acquisition enhanced OCC's position as the leading provider of in-room video entertainment services to the domestic lodging industry and approximately doubled the number of installed rooms served by OCC. The conversion of SpectraVision rooms to OCC's on-demand system is expected to result in higher average room revenues and lower operating costs. The Acquisition also increased OCC's international base of rooms better positioning it to expand further into international markets, which represent a significant growth opportunity for OCC. As of September 30, 1997, approximately 12.5% of OCC's hotel rooms served, or 109,000 rooms, are located in international markets.

    OCC's primary on-demand system currently is the OCV system, a patented video selection and distribution system that allows guests to select at any time from 20 to up to 50 motion pictures on computer-controlled television sets located in their rooms. By comparison, hotels still equipped with SpectraVision technology generally offer fewer choices if served by SpectraVision on-demand systems or only offer hotel guests eight movies per day at scheduled times or some combination thereof. Management expects to have a substantial majority of SpectraVision rooms converted to OCC's on-demand system by 2001. OCC also provides in-room viewing of free-to-guest programming of select cable channels (such as HBO, Showtime, ESPN, CNN and the Disney Channel) and other interactive services. The high speed, two-way digital communications capability of the OCV system enables OCC to provide advanced interactive features, such as video games, in addition to basic interactive services such as video checkout and guest surveying. In addition to the design innovation and quality of its products, OCC considers a focus on customer satisfaction as central to the maintenance and growth of its business.

    The Company believes that the superior on-demand capability and range of services offered as well as the system reliability and high quality service of OCC's on-demand video technology, its long-term contracts primarily with national business and luxury hotel chains and high pay-per-view movie room revenue, differentiate OCC from its competitors. OCC's strategy is to increase revenues and operating cash flows and continue to grow through the following initiatives: (i) increase its installed hotel customer base by obtaining new contracts within its core hotel markets and within select mid-priced hotels and hotel chains; (ii) increase revenues and decrease costs in certain hotels acquired in the Acquisition by installing OCC technology offering greater reliability, broader selection and more viewing flexibility; (iii) create new revenue sources through an expanding range of interactive and information services offered to the lodging industry; and (iv) expand its room base in underserved foreign markets. The Company estimates that OCC will incur capital expenditures of approximately $20 to $25 million in the fourth quarter of 1997 and may incur $85 to $100 million in 1998, a substantial portion of which will relate to the conversion of SpectraVision rooms to OCC's on-demand system and the upgrading of the OCC technology. These capital expenditures will be made by the Company in furtherance of its goals of increasing revenues and operating cash flows, enhancing asset value and achieving long-term growth.

    SERVICES AND PRODUCTS

    OCC provides on-demand in-room television viewing of major motion pictures (including new releases) and independent non-rated motion pictures for mature audiences for which a hotel guest pays on a per-view basis. Depending on the type of system installed and the size of the hotel, guests can choose from 20 to up to 50 different movies with an on-demand system. Those rooms still equipped with SpectraVision's tape-based systems, which were acquired in the Acquisition, offer hotel guests either eight movies a day at predetermined times or on-demand selection from a library of videotapes the extent of which varies depending on the size of the hotel and the date of the technology.

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    OCC has substantially completed the integration of SpectraVision's operating systems, financial reporting, sales, marketing and management following the Acquisition. In addition, OCC has been actively pursuing the renewal or extension of most of these contracts with hotel customers with SpectraVision equipment by offering these customers the opportunity to obtain OCC on-demand pay-per-view movie service and related services. As of September 30, 1997, OCC has converted approximately 47,000 rooms from SpectraVision's scheduled system to OCC's on-demand system. A significant portion of the installed base of rooms acquired in the Acquisition remains to be converted. The conversion from SpectraVision to OCV technology, which is ongoing, offers financial benefits to the Company as a result of lower field service costs, and an increase in revenues due to on-demand capabilities and reduced system down time.

    OCC obtains non-exclusive rights to show motion pictures from major motion picture studios generally pursuant to a master agreement with each studio. The license period and fee for each motion picture are negotiated individually with each studio, which typically receives a percentage of that picture's gross revenues generated by the pay-per-view system. Negotiated fees are related to the popularity of the picture and the volume of pictures licensed from a given studio. License fees typically decline over the time the movie is played. Typically, OCC obtains rights to exhibit major motion pictures during the "Hotel/ Motel Pay-Per-View Window," which is the time period after initial theatrical release and before release for home video distribution or cable television exhibition. OCC attempts to license pictures as close as possible to a motion picture's theatrical release date to benefit from the studios' advertising and promotional efforts. OCC also obtains independent motion pictures, most of which are non-rated and are intended for mature audiences, for a one-time flat fee that is nominal in relation to the licensing fees paid for major motion pictures.

    OCC provides services under contracts with hotels that generally have a term of five to seven years. Under these contracts, OCC installs its system into the hotel at OCC's cost and OCC retains ownership of all equipment utilized in providing the service. Traditionally, the hotel provides and owns the televisions; however, based on certain economic evaluations, OCC may provide televisions to certain hotels. OCC undertakes a significant investment when it installs its system in a property, sometimes rewiring part of the hotel. Depending on the size of the hotel property and the configuration of the system installed, the installed cost of a new on-demand system with interactive and video game services capabilities, including the head-end equipment, averages from approximately $400 to $700 per room, or approximately $300 per room if the VideoNOW-TM- system is used. OCC's contracts with hotels generally provide that OCC will be the exclusive provider of in-room, pay-per-view television entertainment services to the hotel and generally permit OCC to set the movie price. The hotels collect movie viewing charges from their guests and retain a commission equal to a percentage of the total pay-per-view revenue that varies depending on the size and profitability of the system. Certain contracts require specific technologies and features to be provided by OCC to the extent that such new technologies and features are introduced during the term of the contract. At the scheduled expiration of a contract, OCC generally seeks to extend the term of the contract based on the competitive situation in the market.

    The revenues generated from OCC's pay-per-view service are dependent upon the occupancy rate at the property, the "buy rate" or percentage of occupied rooms that buy movies or other services at the property and the price of the movie or service. Occupancy rates vary by property based on the property's location and competitive position within its marketplace and over time based on seasonal factors and general economic conditions. Buy rates generally reflect the hotel's guest mix profile, the popularity of the motion pictures or services available at the hotel and the guests' other entertainment alternatives. Buy rates also vary over time with general economic conditions. Movie price levels are established by OCC and are set based on the guest mix profile at each property and overall economic conditions. Currently, OCV's movie prices typically range from $8.95 to $9.95 for the first purchase by an end-consumer and, in certain hotels with OCV systems, $4.95 for each subsequent buy by the same end-consumer on the same day. The hotels equipped with SpectraVision systems do not discount second buys.

    The hardware installed in OCV's systems consists of a microprocessor controlling the television in each room, a hand held remote control, and a central "head-end" video rack and system computer located elsewhere in the hotel. The in-room terminal unit may be integrated within, or located behind, the television. OCC emphasizes sales and installations of full-scale OCV video on-demand systems to business and luxury hotels. OCC markets lower cost OCV VideoNOW systems to select mid-priced hotels. The VideoNOW system works with the hotel's existing televisions and telephones, allowing guests to use their touchtone telephones to access movies and other programming.

    OCC also markets a free-to-guest service pursuant to which a hotel may elect to receive one or more satellite programming channels, such as HBO, Showtime, CNN, ESPN, WTBS and other cable networks. OCC competes with local cable television operators by customizing packages of programming to provide only those channels desired by the hotel subscriber, which typically reduces the overall cost of the services provided. OCC provides hotels free-to-guest services through a variety of arrangements including having the hotel pay OCC a fixed monthly fee per room for each programming channel selected or having the price of such programming included in OCC's other offerings. OCC also provides certain interactive services such as video check-out, room service ordering and guest satisfaction surveys. The OCC system also enables hotel owners to broadcast informational and promotional messages and to monitor room availability.

    OCC is testing and selectively deploying several new services to complement its existing offerings and strengthen its growth strategy by creating new potential revenue sources. The new services include an internet offering which has been in a technical and marketing test phase for several months. As a result of the test, OCC recently selected Microsoft's Internet Explorer as browser for its internet service. OCC is also testing shorter and more targeted non-movie programming on a lower cost pay-per-view basis. The initial categories of content will include business, lifestyle, and kids-only. In addition, OCC is in the process of testing a new sports category of programming which provides hotel guests with a selection of out-of-market NBA games not already being televised nationally. Other professional sports being evaluated for this category are football, baseball and hockey. Finally, OCC plans to expand its video game offerings and plans to include such interactive innovations as PC-based games.

    TECHNOLOGY

    OCC's product development philosophy is to design high quality entertainment and information systems which incorporate features allowing OCC to add or upgrade system enhancements as they become commercially available and economically viable. The high speed, two-way digital communications capability of OCV's system enables OCC to provide advanced interactive features, such as video games, in addition to basic interactive services such as video checkout and guest surveying.

    OCC's systems incorporate proprietary communications system designs with commercially manufactured components and hardware such as video cassette players, amplifiers and computers. Because systems generally use industry standard interfaces, OCC can integrate new technologies as they become economically viable. Such technologies might include digital compression and store-and-forward, which would permit multiple users to access the same stored movie at varying start times.

    Since 1991, SpectraVision's tape based system has provided hotel guests with on-demand viewing from a library of videotapes, which varies by hotel. During 1994, however, SpectraVision introduced its new satellite-based digital video on-demand service, Digital Guest Choice, that provides on-demand viewing of digitally stored movies. The digitized movies are stored at the hotel site and then decoded and forwarded to the guest instantaneously and on-demand. Digital Guest Choice allows multiple users to access the same digitally stored movie image at the same time. On January 11, 1997, OCC experienced an interruption in its satellite delivered service caused by the loss of communication with a satellite used to deliver pay-per-view programming to 950 of OCC's then approximately 3,100 hotels. Of the hotels affected, approximately 410 hotels continued to provide limited pay-per-view services through alternate disk or tape-based systems.

OCC was able to obtain alternate temporary satellite service through July 23, 1997. OCC no longer provides its pay-per-view service through satellite transmission; all such service is terrestrially based.

    SALES AND MARKETING

    OCC's marketing efforts are focused on business and luxury hotels with approximately 150 rooms or more, as OCC management believes that such hotels consistently generate the highest revenues per room in the lodging industry. OCC also targets smaller business and luxury hotels and selects mid-priced hotels that meet its profitability criteria. OCC intends to continue targeting established hotel chains, certain business and luxury hotel management companies, and selected independent hotels. OCC markets its services to hotel guests by means of on-screen advertising that highlights the services and motion picture selections of the month. OCC believes it has been successful at renewing its hotel contracts due to its large capital investment in wiring infrastructure of the hotel and its high quality service record.

    INSTALLATION AND SERVICE OPERATIONS

    At September 30, 1997, OCC's installation and service organization consisted of approximately 331 installation and service personnel in the United States and Canada. OCC installation and service personnel are responsible for all of the hotel rooms served by OCC. Installation and service personnel are responsible for system maintenance and distribution of video cassettes. OCC's installation personnel prepare site surveys to determine the type of equipment to be installed at each hotel, install systems, train the hotel staff to operate the systems, and perform quality control tests. OCC also uses local installation subcontractors supervised by full-time OCC personnel to install its systems.

    OCC maintains a toll-free technical support hot line that is monitored 24 hours a day by trained support technicians. The on-line diagnostic capability of the OCV and SpectraVision systems enables the technician to identify and resolve a majority of the reported system malfunctions from OCC's service control center without visiting the hotel property. When a service visit is required, the modular design of the OCV and SpectraVision systems generally permits installation and service personnel to replace defective components at the hotel site.

    HOTEL CONTRACTS

    OCC typically enters into a separate contract with each hotel for the services provided. Contracts with the corporate-managed hotels in any one chain generally are negotiated by that chain's corporate management, and the hotels subscribe at the direction of the corporate management. In the case of franchised or independently owned hotels, the contracts are generally negotiated separately with each hotel. Existing contracts generally have a term of five or seven years from the date the system becomes operational. At expiration, OCC typically seeks to extend the term of the contract on terms competitive in the market. At September 30, 1997, approximately 8% of the pay-per-view hotels served by OCC have contracts that have expired and are on a month-to-month basis. These contracts were primarily acquired in the SpectraVision acquisition and have been operating on a month-to-month basis for sometime. Approximately 8% of the pay-per-view hotels served by OCC have contracts expiring in 1997.

    SUPPLIERS

    OCC contracts directly with various electronics firms for the manufacture and assembly of its systems hardware, the design of which is controlled by OCC. Historically, these suppliers have been dependable and able to meet delivery schedules on time. OCC believes that, in the event of a termination of any of its sources, alternate suppliers could be located without incurring significant costs or delays. However, certain electronic component parts used with OCC's products are available from a limited number of suppliers and can be subject to temporary shortages because of general economic conditions and the demand and supply for such component parts. In addition, some of the SpectraVision systems currently installed in hotels require a high level of service and repair. As these systems become older, servicing replacement parts will become more difficult. If OCC were to experience a shortage of any given electronic part, OCC believes that alternative parts could be obtained or system design changes implemented. In such event, OCC could experience a temporary reduction in the rate of new room installations and/or an increase in the cost of such installations.

    The head-end electronics are assembled at OCC's facilities for testing prior to shipping. Following assembly and testing of equipment designed specifically for a particular hotel, the system is shipped to each location, where it is installed by OCC-employed and trained technicians, typically assisted by independent contractors.

    OCC also maintains direct contractual relations with various suppliers of pay-per-view and free-to-guest programming, including the motion picture studios and programming networks. OCC obtains its free-to-guest programming pursuant to multi-year license agreements and pays its programming suppliers a monthly fee for each room offering the service. OCC believes its relationships with all suppliers are good, except for Showtime Networks, Inc. which is disputing OCC's performance of the contract with Showtime in connection with the Company's termination of scheduled satellite delivered pay-per-view service. Showtime is currently installed in less than 3% of OCC's room base.

    COMPETITION

    There are several providers of in-room video entertainment to the lodging industry, at least two of which provide on-demand pay-per-view and free-to-guest programming and other interactive services over the hotel television. Pay-per-view, the most profitable component of the services offered, competes for a guest's time and entertainment resources with broadcast television, free-to-guest programming and cable television services. In addition, there are a number of potential competitors that could utilize their existing infrastructure to provide in-room entertainment to the lodging industry, including major hotel chains themselves, cable companies (including wireless cable), telecommunications companies, and direct-to-home and direct broadcast satellite companies. Some of these potential competitors are already providing free-to-guest services to hotels and testing video-on-demand.

    OCC is the leading provider (by number of hotel rooms served) of in-room video entertainment services to the United States lodging industry. OCC is also the leading provider (by number of hotels rooms served) of in-room on-demand video entertainment services to the United States lodging industry. OCC competes on a national scale primarily with LodgeNet Entertainment Corporation ("LodgeNet") and on a regional basis with certain other smaller entities. Based on publicly filed information, OCC estimates that, at September 30, 1997, LodgeNet served approximately 492,000 pay-per-view rooms, of which approximately 459,000 are equipped with on-demand service. At September 30, 1997, OCC served approximately 872,000 rooms, of which approximately 749,000 are on-demand rooms.

    Competition with respect to new pay-per-view contracts centers on a variety of factors, depending upon the circumstances important to a particular hotel. Among the more important factors are (i) the features and benefits of the entertainment systems, (ii) the quality of the vendor's technical support and maintenance services and (iii) the financial terms and conditions of the proposed contract. With respect to hotel properties already receiving in-room entertainment services, the current provider may have certain informational and installation cost advantages as compared to outside competitors.

    The Company believes that OCC's competitive advantages include (i) technological leadership represented by its superior on-demand capability and range of services offered, and (ii) system reliability and high quality service. OCC believes that its growth (including OCV's growth over the previous three years) reflects the strong competitive position of OCC's products and services. The OCC system offers an expansive library of on-demand movies and will allow OCC to upgrade and add new features to the OCC system during the terms of the pay-per-view contracts.

    OCC anticipates substantial competition in obtaining new contracts with major hotel chains. The Company believes that hotels view the provision of in-room on-demand entertainment both as a revenue source and as a source of competitive advantage in that sophisticated hotel guests are increasingly demanding a greater range of quality entertainment and informational alternatives. At the same time, OCC believes that certain major hotel chains have awarded contracts based primarily on the level and nature of financial and other incentives offered by the pay-per-view service provider. While the Company believes its competitive advantages will enable OCC to continue to offer financial arrangements that are attractive to hotels, its competitors may attempt to gain or maintain market share at the expense of profitability. OCC may not always be willing to match the incentives provided by its competitors.

    The communications industry is subject to rapid technological change. New technological developments could adversely affect OCC's operations unless it is able to provide equivalent services at competitive prices.

    INTERNATIONAL MARKETS

    In addition to its operations in the United States, OCC offers its services in Canada, Hungary (Budapest), Austria (Vienna), Belgium, Spain, Mexico, the United Kingdom and the Caribbean and, following the Acquisition, in the Asia-Pacific region, including Hong Kong, Singapore and Thailand. SpectraVision had been a leading provider of in-room video entertainment in the Asia-Pacific region and Australia. At September 30, 1997, OCC serviced 416 hotels with a total of 109,000 rooms located outside the United States with SpectraVision systems.

    The competition to provide pay-per-view services to international hotels is even more dispersed than in the United States. Expansion of OCC's operations into foreign markets involves certain risks that are not associated with further expansion in the United States including availability of programming, government regulation, currency fluctuations, language barriers, differences in signal transmission formats, local economic and political conditions, and restriction on foreign ownership and investment. Consequently, these risks may hinder OCC's efforts to grow its base of hotel rooms in foreign markets.

ASCENT NETWORK SERVICES

    ANS principally owns and operates a nationwide network (excluding satellite transponders) for satellite distribution of NBC's national television programming to the majority of NBC's affiliate stations nationwide, as well as an installation, field service and maintenance support business relating to such network. ANS also provides satellite distribution field service and maintenance support for networks operated by other customers. ANS has operated its satellite distribution network for NBC since 1984 under the NBC Agreement, a 10-year agreement that was extended in 1994 for an additional five years. Management believes the NBC Agreement, which is scheduled to expire in 1999, will be renewed and extended and that, in connection with such renewal, NBC would engage ANS to complete a full upgrade of the NBC distribution network to digital technology, although no assurance can be provided in this regard. Expenditures by ANS which would be associated with the digital upgrade in the event of such renewal are estimated at approximately $30 to $35 million, substantially all of which are currently anticipated to be financed off-balance sheet through operating leases. The renewal of the NBC Agreement and digital upgrade of the NBC distribution system would be expected to increase the asset value of ANS and further solidify the relationship between ANS and NBC.

    ANS has historically been a stable source of revenues and operating cash flows for the Company, generating approximately $20 million of revenues and $10 million of EBITDA since 1995. Ascent's strategy for maintaining and expanding this source of cash flow is to renew and extend the NBC Agreement to 2006 or beyond, and to be engaged for and complete successfully the full digital upgrade of the NBC satellite distribution network.

    The NBC Agreement was initially entered into in 1984, in connection with ANS's construction, service and support of NBC's master earth station and receiver earth stations at NBC affiliates. Pursuant to such contract, ANS designed, built and continues to operate a Ku-band satellite distribution network, for which the network control center is located in Florida. The Company owns and operates the network (excluding the satellite transponders, which are leased by NBC) and receives yearly payments from NBC in connection with such operations. The network consists of the network control center, two master earth stations, eight transmit/receive stations, 170 receive earth stations at NBC affiliates, 54 portable uplink antennas, and six transportable transmit/receive trucks.

    NBC, with ANS's technical assistance, issued a request for information to certain of its hardware vendors in July 1995 with respect to procuring equipment necessary to upgrade the NBC distribution network to digital technology. In August of 1996, ANS and NBC executed a letter of intent pursuant to which ANS has procured and installed certain of such digital equipment to provide MSNBC with network service, maintenance and support. The partial digital upgrade service is being provided for a 10 year term and is currently governed by the underlying NBC Agreement. The Company anticipates finalizing a service agreement with MSNBC separate from the underlying NBC Agreement in the first quarter of 1998 for the partial digital upgrade service. The network service, maintenance and support provided to MSNBC are related to and dependent upon the original NBC distribution network. The Company expects that ANS will assist NBC in a full network upgrade of all satellite distribution locations to digital technology in late 1998 or early 1999, although no assurance can be provided in this regard.

                                 ENTERTAINMENT

COLORADO AVALANCHE AND DENVER NUGGETS

    GENERAL

    The Company owns and operates franchises in two major professional sports leagues, the Colorado Avalanche in the NHL and the Denver Nuggets in the NBA. Both of these franchises are located in Denver, Colorado where residents have historically supported successful local sports franchises. With the success of the NHL and NBA over the past two decades as shown in higher ticket sales, increased average attendance, increased merchandising sales and licensing fees, more profitable national and local broadcast packages and increased expansion fees, NHL and NBA sports franchises have increased in value and revenue generation over that period.

    The Company believes that the NHL in general will continue to grow in popularity as evidenced by a record number of aggregate league-wide ticket sales of approximately 16.2 million and record revenues from ticket sales of approximately $595 million during the 1996-1997 season (a 4% increase in number of tickets sold and a 14.8% increase in revenues from the prior season) and an increase in revenues from retail sales of NHL licensed merchandise in the United States from approximately $800 million in 1992-1993 to approximately $1.2 billion in 1996-1997. This popularity is further evidenced by the increase in the expansion fee paid for an NHL expansion team from $6 million paid in 1979 to $80 million to be paid in 1998, 1999 and 2000. The increased popularity of the NHL resulted in 1994 in a new five-year national over-the-air television rights contract with the Fox television network with aggregate license fees of $155 million, subject thereafter to a two-year renewal term at Fox's option for aggregate incremental license fees of $120 million. In addition, in 1994, the NHL extended its existing contracts with ESPN and its Canadian broadcaster through the 1998-1999 season for aggregate license fees of approximately $235 million.

    The NBA is a professional sports enterprise that has experienced a significant rise in popularity over the past decade. The popularity of the NBA is evidenced by the doubling of NBA ticket sales over the past decade to approximately 16.8 million and the increase in average game attendance by over 50% to approximately 14,159 or 86% of capacity for the 1996-1997 season. In addition, revenues from the sale of NBA retail merchandise in the United States have increased from approximately $2.1 billion in 1992-1993 to approximately $2.6 billion in 1995-1996. The NBA's popularity is further evidenced by the increase in the expansion fee paid for an NBA expansion team in the last two decades from $12 million paid in 1980 to $125 million paid in 1995. The current four-year national television contracts between the NBA and each of NBC and Turner Sports provide $1.1 billion in aggregate fixed revenues for NBA member teams over the term of the contracts, and provide for revenue sharing over specified amounts of sponsorship revenues. Such contracts will expire after the 1997-1998 season. New contracts with both NBC and Turner Sports, commencing with the 1998-1999 season, were recently announced under which $2.6 billion in aggregate fixed revenues will be provided to NBA member teams over the four-year term of such contracts and such contracts also provide for revenue sharing.

    In August, 1997, the Company capitalized on the growing demand for popular branded regional sports programming by entering into the Fox Sports Agreement for the local television rights (over-the-air and cable) for the Nuggets and the Avalanche. The Fox Sports Agreement has a term of seven years, commencing with the 1997-1998 playing season, provides for license fees that may exceed $100 million if paid over the life of the agreement and significantly increases revenues to the Company from these rights as compared to prior years. As a result of the Fox Sports Agreement, Avalanche and Nuggets games will continue to be distributed to over 2.7 million viewers in the seven states served by Fox Sports.

    The Company believes that it can achieve growth in revenues and operating cash flow from the Avalanche and the Nuggets. The three key elements of the Company's strategy to realize such growth are to: (i) complete the financing and construction of the Pepsi Center in the 1999-2000 season; (ii) continue the strong performance of the Avalanche and take steps to improve the Nuggets' on-court performance; and (iii) build on the existing base of the Company's sports franchise assets and the recent Fox Sports Agreement through complementary entertainment and distribution opportunities in the Rocky Mountain region.

    SOURCES OF REVENUES

    The Avalanche and the Nuggets derive a significant amount of their revenues from the sale of tickets to home games, the licensing of local market television, cable network and radio rights from distributions under revenue-sharing arrangements with the NBA and NHL, as well as other ancillary sources.

    TICKET SALES. Each of the Avalanche and the Nuggets play an equal number of home games and away games during the 82-game NBA and 82-game NHL regular seasons. In addition, the teams play approximately eight exhibition games prior to the commencement of the regular season. The Avalanche and the Nuggets receive all revenues from the sale of tickets to regular season home games (subject, in the case of the Nuggets, to an NBA gate assessment) and no revenues from the sale of tickets to regular season away games. Generally, the Avalanche and the Nuggets retain all revenues from the sale of tickets to home exhibition games played in Denver and the Rocky Mountain region (less appearance fees paid to the visiting team), and receive appearance fees for exhibition games played elsewhere. If the Avalanche or the Nuggets make the playoffs in their respective league, the team receives revenues from the sale of tickets to home playoff games, although a portion of such ticket revenue is shared with the respective league. From the 1995-1996 season to the present, average ticket prices to the Avalanche games have increased by 62.2%, and, from the 1991-1992 season to the present, average ticket prices to the Nugget games have increased by 87.3%. In the 1997-1998 season, average ticket prices for the Avalanche and Nuggets represented 114% and 81.2% of the average NHL and NBA ticket prices.

    The seating capacity of Denver's McNichols Arena is approximately 17,000 for Nuggets basketball games and approximately 16,000 for the Avalanche hockey games, including 27 executive suites containing a total of 374 seats. The policy of the Avalanche and the Nuggets is to limit the number of season tickets so that approximately 25% of the tickets are available on a per game basis. For the 1997-1998 season, the Avalanche have sold 12,500 season tickets and the Nuggets have sold approximately 6,800 season tickets. The Avalanche currently enjoys the longest consecutive record of sell-out games in the NHL (over 100 games as of the date of this Prospectus). Management has taken a number of measures in an attempt to address the decline in season tickets purchased for Nuggets games. See "Basketball Operations-- Performance."

    TELEVISION, CABLE AND RADIO BROADCASTING. The NHL and NBA, as agents for their respective members, license the national television rights for Avalanche and Nuggets games, respectively. In 1994, the NHL entered into a new five-year national over-the-air television contract with the Fox television network with aggregate license fees of $155 million, subject thereafter to a two-year renewal term at Fox's option for aggregate incremental license fees of $120 million. In addition, in 1994, the NHL extended its existing contracts with ESPN and its Canadian broadcaster through the 1998-1999 season for aggregate license fees of approximately $235 million. In 1994, the NBA licensed the national broadcast of NBA games under agreements with NBC and Turner Sports. The current four-year national television contracts between the NBA and each of NBC and Turner Sports provide $1.1 billion in aggregate fixed revenues for NBA member teams over the term of the contracts, and provide for revenue sharing over specified amounts of sponsorship revenues. Such contracts will expire after the 1997-1998 season. New contracts with both NBC and Turner Sports, commencing with the 1998-1999 playing season, were recently announced under which $2.6 billion in aggregate fixed revenues will be provided to NBA member teams over the four-year term of such contracts and such contracts also provide for revenue sharing. Each NHL or NBA member team shares equally in the license fees from their respective national television contracts, except that pursuant to an agreement entered into when the Nuggets and the other former American Basketball Association ("ABA") teams joined the NBA, a portion of the NBA national television revenues otherwise payable to each of the former ABA teams is paid to a group that owned an ABA franchise that was not admitted to the NBA.

    In August 1997, the Company capitalized on the growing demand for popular branded regional sports programming by entering into the Fox Sports Agreement. The Fox Sports Agreement has a term of seven years, commencing with the 1997-1998 playing season, provides for license fees that may exceed $100 million if paid over the life of the agreement and significantly increases revenues to the Company from these rights as compared to prior years. In addition, both the Nuggets and the Avalanche license the rights to broadcast all games on radio under agreements with KKFN, 950 AM.

    OTHER SOURCES. Other sources of revenues for each of the Nuggets and the Avalanche include their pro rata share of franchise fees to be paid by expansion teams upon entry to the NBA or NHL and promotional and novelty revenues, including royalties from marketing and merchandising conducted by each of the NBA and NHL. In 1995, the Nuggets recorded $9.2 million in revenues in connection with the admission of two new franchises into the NBA. In connection with obtaining the NHL's consent to the Company's acquisition of the Avalanche franchise and relocation of the Avalanche to Denver, the Company agreed that up to $2 million of the Avalanche's share of expansion fees from each of the next four expansion teams will be retained by the NHL.

    The Avalanche and the Nuggets also derive additional revenues through the sale of signage, promotions and program advertising space to corporate sponsors, arena concessions and parking and sales generated by team stores that sell NHL, Avalanche, NBA and Nuggets branded goods.

    Each member of the NBA and NHL assigns to its respective league the exclusive rights to the merchandising of its team name, insignia and other similar properties, subject to certain restrictions and limitations. Each of the leagues then pay royalties to each of their respective teams in consideration of the receipt of such rights. This assignment is subject to the Nuggets' and the Avalanche's right to use their insignia and symbols in connection with the promotion of the team in their home territory and retail sales in their home arena and team owned stores. Each of the NBA and NHL licenses other companies to manufacture and sell official NBA and NHL items such as warm-up jackets and sweatshirts, as well as certain non-sports items.

    HOCKEY OPERATIONS

    NATIONAL HOCKEY LEAGUE. For the 1997-1998 season, the NHL will include the following teams, which are currently aligned into two conferences, with two divisions in each conference:

                               WESTERN CONFERENCE

PACIFIC DIVISION       CENTRAL DIVISION
Colorado Avalanche     Chicago Blackhawks
Anaheim Mighty Ducks   Dallas Stars
Calgary Flames         Detroit Red Wings
Edmonton Oilers        Toronto Maple Leafs
Los Angeles Kings      St. Louis Blues
San Jose Sharks        Phoenix Coyotes
Vancouver Canucks

                               EASTERN CONFERENCE

ATLANTIC DIVISION    NORTHEAST DIVISION
Florida Panthers     Boston Bruins
New Jersey Devils    Buffalo Sabres
                     Carolina
New York Islanders   Hurricanes
New York Rangers     Montreal Canadians
Philadelphia Flyers  Ottawa Senators
                     Pittsburgh
Tampa Bay Lightning  Penguins
Washington Capitals

    In June 1997, the NHL Board of Governors approved the addition of four NHL expansion teams to be located in Nashville, Tennessee, Atlanta, Georgia, Columbus, Ohio and Minneapolis-St. Paul, Minnesota. Each of the expansion teams has a majority ownership group in place. The Tennessee franchise is scheduled to begin play during the 1998-1999 NHL season, the Atlanta franchise is scheduled to begin play during the 1999-2000 season, and the Columbus and Minneapolis-St. Paul franchises are scheduled to join the NHL for the 2000-2001 season.

    REGULAR SEASON AND PLAYOFFS. During the NHL regular season, which extends from early October to mid-April, each team plays a total of 82 games against members of both conferences. Half of the games are played at "home," and half are played "away" in the opposing team cities. At the end of the regular season, 16 of the 26 teams qualify for the NHL playoffs to determine the NHL's Stanley Cup Champion for the season. These 16 teams consist of the champions of each of the four divisions, together with the six teams in each conference with the highest number of points during the regular season (with two points awarded for a win and one point awarded for a tie). The playoffs consist of three rounds in each conference, with the fourth and final round matching the winners of the Eastern and Western Conferences in the Stanley Cup Finals to determine the Stanley Cup Champion. Each round is a best-of-seven game series. Any team qualifying for the playoffs can be assured of at least two home games during each round of the playoffs and, depending upon its success in the playoffs, its regular season record and the length of each series, may play up to 16 home games during the playoffs.

    PERFORMANCE. The following table shows the performance of the Avalanche (including three years as the Quebec Nordiques) during the past five NHL seasons:

                            SEASON     FINISH IN
 SEASON                     RECORD     DIVISION                PLAYOFF RESULTS
------------------------  ----------  -----------  ----------------------------------------
1996-97.................     49-24-9         1st   Lost in conference finals
1995-96.................    47-25-10         1st   Stanley Cup Champions
1994-95.................     30-13-5         1st   Lost in divisional semi-finals
1993-94.................     34-42-8         5th   Not in playoffs
1992-93.................    47-27-10         2nd   Lost in divisional semi-finals

    HEAD COACH AND GENERAL MANAGER. The head coach of the Avalanche, Marc Crawford, was named to the position of head coach for the Nordiques in July 1994. Prior to joining the Nordiques, Mr. Crawford was the head coach of the St. John's Maple Leafs of the American Hockey League in Newfoundland. In the early 1980s, Mr. Crawford played for the Vancouver Canucks of the NHL. Mr. Crawford, who led the Avalanche to the Stanley Cup in his second year as the head coach, was named NHL coach of the year for the 1994-95 season. The General Manager of the Avalanche, Pierre Lacroix, became General Manager of the Quebec Nordiques in May 1994. Prior to joining the Nordiques, Mr. Lacroix served for 20 years as an NHL player representative for JANDEC, a sports agency and marketing firm.

    NHL COLLECTIVE BARGAINING. The NHL and the NHL Players' Association entered into the new seven-year NHL Collective Bargaining Agreement on August 11, 1995 that took retroactive effect as of September 6, 1993. Though the NHL Collective Bargaining Agreement does not expire until September 15, 2000, both the NHL and NHL Players' Association had the right to reopen negotiations at the end of the 1997-1998 season. However, both parties have agreed to waive the right to reopen negotiations in connection with an agreement that allows NHL players to participate in the 1998 Winter Olympics. In 1997, the NHL Collective Bargaining Agreement was extended through the 2002-2003 season. The Company believes that the NHL Collective Bargaining Agreement renders unlikely any player labor disruptions in the near future.

    BASKETBALL OPERATIONS

    NATIONAL BASKETBALL ASSOCIATION. For the 1997-1998 season, the NBA will include the following teams, which are currently aligned into two conferences, with two divisions in each conference:

                               WESTERN CONFERENCE

MIDWEST DIVISION        PACIFIC DIVISION
                        Golden State
Denver Nuggets          Warriors
Dallas Mavericks        Los Angeles Clippers
Houston Rockets         Los Angeles Lakers
Minnesota Timberwolves  Phoenix Suns
                        Portland
San Antonio Spurs       Trailblazers
Utah Jazz               Sacramento Kings
Vancouver Grizzlies     Seattle Supersonics

             EASTERN CONFERENCE
ATLANTIC DIVISION       CENTRAL DIVISION
Boston Celtics          Atlanta Hawks
Miami Heat              Charlotte Hornets
New Jersey Nets         Chicago Bulls
New York Knicks         Cleveland Cavaliers
Orlando Magic           Detroit Pistons
Philadelphia 76ers      Indiana Pacers
Washington Wizards      Milwaukee Bucks
                        Toronto Raptors

    REGULAR SEASON AND PLAYOFFS. During the NBA regular season, which extends from late October to mid-April, each team plays a total of 82 games against members of both conferences. Half of the games are played at "home," and half are played "away" in the opposing team cities. At the end of the regular season, 16 of 29 teams qualify for the NBA playoffs to determine the NBA Champion for such season. These 16 teams consist of the champions of each of the four divisions, together with the six teams in each conference with the next best winning percentages during the regular season. The playoffs consist of three rounds in each conference, with the fourth and final round matching the winners of the Eastern and Western Conferences to determine the NBA champion. The first round is a best-of-five game series, while all subsequent rounds are best-of-seven game series. Any team qualifying for the playoffs can be assured of at least two home games per round if it qualifies for further rounds and, depending upon its success in the playoffs, its regular season record and the length of each series, may play up to 15 home games during the playoffs.

    PERFORMANCE. The following table shows the performance of the Nuggets during the past five NBA seasons:

                            SEASON      FINISH IN
 SEASON                     RECORD      DIVISION                 PLAYOFF RESULTS
------------------------  ----------  -------------  ----------------------------------------
1996-97.................    21-61             5th    Not in playoffs
1995-96.................    35-47             4th    Not in playoffs
1994-95.................    41-41             4th    Lost in 1st round of playoffs
1993-94.................    42-40             4th    Lost in 2nd round of playoffs
1992-93.................    36-46             4th    Not in playoffs

    Management has developed and is currently implementing focused measures to improve the Nuggets' on-court performance in order to reverse the decline in game attendance and revenues, including the hiring of a new General Manager and a new Head Coach and restructuring of the player roster.

    HEAD COACH AND GENERAL MANAGER. In February 1997, the Nuggets hired Allan Bristow as Vice President, Basketball Operations. Mr. Bristow had been Vice President, Basketball Operations and Head Coach of the NBA Charlotte Hornets from 1990 through 1996, where he twice guided the Hornets to the NBA playoffs. One of Mr. Bristow's first moves was to hire Bill Hanzlik as head coach of the Nuggets. Mr. Hanzlik, a former first-round draft choice, played for the Nuggets from 1982-1990, and was an assistant coach under Mr. Bristow in Charlotte and for the NBA Atlanta Hawks.

    NBA COLLECTIVE BARGAINING. On September 13, 1995, the NBA Players' Association approved the new six-year NBA Collective Bargaining Agreement, which was subsequently ratified by the NBA owners on September 18, 1995, and signed on July 11, 1996, retroactive to September 18, 1995. The NBA Collective Bargaining Agreement provides for, among other things, maximum and minimum total team salaries to be paid to players and runs for a term from September 18, 1995 through June 30, 2001. The NBA Collective Bargaining Agreement provides various exceptions to the salary limitations, including exceptions relating to a team's resigning its own veteran free agent players, replacing injured players, and signing players at the minimum individual player salary. The NBA has stated that, due to continuing increases in player salaries under certain exceptions to the salary cap provisions included in the NBA Collective Bargaining Agreement, the NBA may be entitled under the terms of the NBA Collective Bargaining Agreement to terminate the agreement at the end of the 1997-98 season and commence negotiations on a new collective bargaining agreement. In the event that any such negotiations were to be commenced, management is unable to predict what the timing and outcome of such negotiations would be and whether any player lock-out would ensue.

    NBA AND NHL GOVERNANCE

    The NBA and the NHL are generally responsible for regulating the conduct of their member teams. The NBA and the NHL establish the regular season and playoff schedules for the teams. They also negotiate, on behalf of their members, the leagues' national over-the-air and cable television contracts and collective bargaining agreements with the NBA and NHL Players' Associations. Because the NBA and NHL are joint ventures, each of their members generally has joint and several liability for the league's liabilities and obligations and shares in its profits. Under the terms of the constitution and by-laws of the NBA and the NHL, league approval is required under certain circumstances, including in connection with the sale or relocation of a member team.

    Each of the NBA and the NHL is governed by a Board of Governors, which consists of one representative from each member team. The Board of Governors of each league selects the league Commissioner who administers the daily affairs of the league, including dealings with the Players' Association, interpretations of playing rules and arbitration of conflicts among members. The Commissioner also has the power to impose sanctions, including fines and suspensions, for violations of league rules.

    The Commissioner of each of the NBA and NHL has the exclusive power to interpret the constitution, by-laws, rules and regulations of their respective league, and their interpretations are final and binding on the Company, the Nuggets, the Avalanche and their personnel. In addition, member clubs of the NBA and NHL may not resort to the courts to enforce or maintain rights or claims against other member clubs, or to seek resolution of any dispute or controversy between member clubs, but instead all such matters must be submitted for final and binding determination to the respective Commissioner of such league without any right of appeal to the courts or otherwise. Finally, each of the NHL and the NBA prohibits the acquisition of 5% or more of the direct or indirect ownership interests in a member club owned by a publicly traded company without the respective league's prior consent. Neither the NBA nor the NHL, nor any of their respective member clubs, nor any officer or employee of either league or its member clubs, other than the Company, has reviewed in advance the information being provided in this report, or assumes any responsibility for the accuracy of any representations made by the Company to any potential investors.

    COMPETITION

    The Nuggets and the Avalanche compete for sports fans' entertainment dollars not only with each other and other major league sports, but also with minor league sports, college athletics, other sports entertainment and non-sports entertainment such as the Colorado Symphony, the Colorado Opera and the Colorado Ballet, movies, local theater and recreational activities such as skiing. During portions of their respective seasons, the Nuggets and the Avalanche will experience competition from each other, professional football (the Denver Broncos), professional baseball (the Colorado Rockies) and women's professional basketball (the Colorado Xplosion). In addition, the colleges and universities in the Rocky Mountain region, as well as public and private schools, offer a full schedule of athletic events throughout the year. The Nuggets and the Avalanche compete with other United States and foreign teams, professional and otherwise, for available players.

    BROADCAST OPERATIONS

    In addition to its Denver sports franchises, the Company also owns a one-third interest in Colorado Studios, a Denver television production company that owns and operates mobile television production facilities. On behalf of Fox Sports, Colorado Studios produces and transmits to the Rocky Mountain region Nuggets and Avalanche games. Colorado Studios is equally owned by the Company, Fox Sports and Norac, Inc., a Denver-based television production company.

THE PEPSI CENTER

    The Nuggets and the Avalanche currently play in McNichols Arena, one of the oldest arenas in use in either the NBA or the NHL, with seating capacity and configuration and other revenue generating attributes significantly less advantageous than those of more modern facilities. The Company has entered into the Arena Agreement with the City setting forth the terms on which the Company, through the Arena Company, will construct, own and manage the new Pepsi Center in downtown Denver. Management believes that moving to the Pepsi Center in the 1999-2000 NHL and NBA seasons will increase the revenues, operating cash flows and asset value of the Company's two sports franchises. The Pepsi Center will also create incremental revenue sources and cash flows from other entertainment events and retail merchandising. Under current plans, the Pepsi Center will increase seating capacity for the Avalanche and the Nuggets from 16,000 and 17,000 seats, respectively, at McNichols Arena to 18,100 and 19,300 seats, respectively. For other events, seating capacity will be as high as 20,000, depending on the configuration. The Pepsi Center will have 93 luxury suites available for lease (compared to 18 suites at McNichols Arena), all of which already have lease commitments with terms of five to ten years (at lease amounts from $90,000 to $180,000 per year), and will have over 1,600 club seats and enhanced concessions, retail and restaurant facilities, including a 236-seat club level restaurant (which McNichols Arena does not have). The Company anticipates that the added luxury suites, club seats and increased seating capacity, combined with naming rights, founding sponsor arrangements and enhanced facilities, will result in significantly increased revenues to the Company.

    The Arena Company was formed for the purpose of developing plans for the Pepsi Center as a privately financed arena in Denver for the Avalanche, the Nuggets and other entertainment events, including among other things, concerts, college sporting events, ice and dance performances, comedy shows and circuses. On March 28, 1996, Ascent purchased from The Anschutz Corporation ("TAC") all of TAC's interests in the proposed arena development project, including, among other things, all of TAC's interest in the Arena Company, for $6.6 million in cash and, contingent on the construction and occupancy of the new arena, an additional payment of $5 million on a non-interest bearing basis plus a paid-up suite license.

    On November 13, 1997, Ascent entered into the 1997 Denver Arena Agreement (the "Arena Agreement") with the City. The Arena Agreement sets forth the terms whereby Ascent, through the Arena Company, will construct, own and manage the Pepsi Center. These terms include: (i) the Nuggets and the Avalanche would be released from their existing leases at McNichols Arena upon the completion of the Pepsi Center; (ii) in consideration for such release and other consideration from the City, upon completion of the Pepsi Center, the land associated with the Pepsi Center will be transferred to the City and the City will lease the land back to the Arena Company for a period of 23 years (with a possible extension for two years), after which the City will contribute the land back to the Arena Company; (iii) the Arena Company will be entitled to rebates on property taxes for a 23-year term (with a possible extension for two years), and rebates on sales and use taxes during the construction of the Pepsi Center; and (iv) the City will be entitled to annual payments out of sales taxes generated at the Pepsi Center and other Company revenues in the aggregate amount of $1 million per year during the first five years of operation, and subsequently increasing at a rate depending on attendance.

    Pursuant to a Land Purchase Agreement with SPT, on November 14, 1997, the Arena Company purchased approximately 50 acres in downtown Denver, a portion of which will serve as the site for the proposed Pepsi Center and related parking. The land not used for the Pepsi Center and related parking will be developed by Ascent into restaurant, retail and office facilities. The Land Purchase Agreement provides for the Arena Company and SPT to effect a State-approved voluntary environmental remediation plan on the site with SPT responsible for substantially all of the costs thereof, and for SPT to provide continuing indemnification with regard to certain other environmental liabilities through 2022 on a declining percentage basis. See "Risk Factors--Entertainment--Sports Franchises--Pepsi Center Risks."

    Development and construction of the Pepsi Center will cost approximately $160 million. The Company expects to finance the Pepsi Center from the sale by the Arena Company of approximately $100 to $130 million of Arena Notes, secured by some or all of the assets of the Arena Company, including the Pepsi Center, and by the revenues of the Pepsi Center, including corporate sponsorships. In addition, the Arena Company is expected to require $30 to $60 million in equity investments, $15 million of which has been invested by a subsidiary of Liberty, $15 million of which has already been invested by the Company and the remainder of which, as required, is expected to be invested by the Company. In connection with Liberty's investment, upon consent of the NBA and NHL, Liberty's subsidiary will receive an ownership interest in the Arena Company that includes an interest in the capital of the Arena Company and a profits interest of approximately 6.5% representing the right to receive distributions from the Arena Company measured by reference to each of the Nuggets and the Avalanche. Prior to receipt of the league consents, Liberty will have a 50% interest in the Arena Company, and, if the consents are not received, then after June 30, 1998, Liberty may require Ascent to purchase, and Ascent may require Liberty to sell, Liberty's interest in the Arena Company for $15 million, plus interest, payable at the election of Ascent, in either cash or common stock of Ascent, or some combination thereof. The Boards of Governors of both the NBA and NHL have approved Liberty's investment and final consents are expected to be executed by year end. The investment by Liberty is an example of management's strategy to use strategic alliances to enhance the Company's asset value and cash flows.

    The Arena Company, the Avalanche and the Nuggets have concluded negotiations with the Pepsi-Cola Company regarding the principal terms of naming rights, pouring rights and sponsorship of the teams for a 20-year period, pursuant to which the Pepsi Center will be known as the "Pepsi Center," and anticipate signing a definitive agreement in the first quarter of 1998. The Arena Company is also currently negotiating sponsorship arrangements with other companies who would be designated "founding sponsors" in consideration for long term sponsorship of the Pepsi Center and the teams. The Arena Company anticipates that the naming rights, pouring rights and founding sponsor arrangements will result in significant revenues both to fund costs of the construction of the Pepsi Center and on an annual basis thereafter.

    As previously discussed, the additional financing required for the Pepsi Center will be raised through the sale of the Arena Notes. The Arena Notes are expected to be bonds secured by assets of the Arena Company, including the Pepsi Center, and by revenues of the Pepsi Center, including corporate sponsorships. It is anticipated that the Arena Notes will be sold in the first quarter of 1998 and will have a term of 20 to 25 years. While management believes that the projected revenues from the Pepsi Center will be sufficient to enable the Arena Company to sell the Arena Notes on favorable terms, there can be no assurances that market conditions will not change or other circumstances will not arise which would prevent the Arena Company from selling the Arena Notes on favorable terms or at all. If the sale of the Arena Notes is not consummated, the Company would have to seek other sources of financing to complete the construction of the Pepsi Center.

BEACON COMMUNICATIONS

    Acquired in 1994, Beacon produces feature-length motion pictures for theatrical distribution and television programming. Since its inception in 1990, Beacon has produced nine motion pictures, including AIR FORCE ONE, A THOUSAND ACRES, PLAYING GOD and THE COMMITMENTS. While Beacon generally produces motion pictures with total budgeted production costs (before any third party contributions) ranging from $20 million to $60 million, it also considers certain higher budget projects such as AIR FORCE ONE starring Harrison Ford with a production budget of approximately $95 million (of which more than half has been funded by contributions from third parties). AIR FORCE ONE has grossed in excess of $170 million in the domestic market since its release in July 1997. Historically, Beacon has limited its net investment to between $4 million and $17 million in the development and production of each of the motion pictures it has produced. In order to maintain the Company's strategy for limited investment in new motion picture production, in 1996 Beacon entered into the Universal Agreement, a five-year domestic distribution agreement with Universal for up to 20 pictures produced by Beacon (although Universal is not obligated to accept more than four films per year from Beacon). Pursuant to the Universal Agreement, Universal contributes a significant percentage of the production cost per motion picture which it recoups out of domestic revenues, and receives a distribution fee to distribute the motion pictures in the United States and Canada, and Beacon receives net revenues after Universal's fees and expenses. Universal generally controls all rights to distribute such motion pictures domestically for two full television syndication cycles, not to exceed 21 years from the theatrical release of the picture and Beacon retains all international distribution rights, the films' copyrights and certain other rights related to such films such as music publishing, merchandising and hotel television rights. In the event that Universal declines to distribute a film produced by Beacon, Beacon may seek another domestic distributor for the film.

    Beacon's principal focus is the production of high quality motion pictures with budgets of varying amounts. To date, Beacon has released the following motion pictures:

            RELEASED MOVIES                              TALENT                   RELEASE DATE
Air Force One                            Harrison Ford                                   1997
Playing God                              David Duchovny                                  1997
A Thousand Acres                         Michelle Pfeiffer, Jessica Lange                1997
The Baby-Sitters Club                    based on novel by Ann Martin                    1995
Sugar Hill                               Wesley Snipes                                   1994
Princess Caraboo                         Phoebe Cates, Kevin Kline                       1994
A Life in Theatre (made for cable)       Jack Lemmon, Matthew Broderick                  1994
The Commitments                          directed by Alan Parker                         1991
A Midnight Clear                         directed by Keith Gordon                        1991

In addition, Beacon currently has several projects in various stages of development.

    The principal revenue sources for the distribution of motion pictures are domestic and foreign theatrical rentals, domestic and foreign home video, domestic pay and basic cable television, broadcast network television, domestic and foreign syndicated television and other sources, such as music rights, airline and other non-theatrical exhibition and various merchandising rights. In addition, motion pictures often produce licensing opportunities to manufacture and distribute commercial articles derived from characters or other elements of a motion picture, such as clothing, games, dolls and similar products. Rights may also be licensed for novelization of the screenplay and other related book publications. The principal cost elements of motion picture production and distribution include, among others, costs of direct and indirect labor, talent, rights, producer fees, print costs, publicity and advertising.

    Beacon has developed a strategy for production that the Company believes will allow Beacon to maximize its production capacity while at the same time reducing its investment and diversifying risks. A major component of that formula involves Beacon's strategic relationships with significant domestic and international motion picture distributors, such as Universal and The Walt Disney Company ("Disney"), whose Buena Vista International division distributed AIR FORCE ONE internationally. The Universal Agreement is a key part of Beacon's strategy as it allows Beacon to retain all international distribution rights and often pre-sells a portion of such rights to help fund motion picture production costs.

    In April 1993, Beacon entered into a five-year agreement (the "Sony Agreement") with Sony Pictures Entertainment, Inc. ("Sony"), pursuant to which Sony agreed to co-finance and distribute in the United States and Canada, through Sony's affiliates, up to 15 motion pictures produced by Beacon. Three motion pictures were distributed pursuant to the Sony Agreement, including AIR FORCE ONE. Sony generally controls all rights to distribute the motion pictures domestically for the later of 14 years or the end of the second television syndication cycle for such motion picture (but in no event later than 23 years), although Beacon retains the copyrights. In July 1996, the Sony Agreement was amended to terminate Sony's exclusive acquisition term and to provide that Sony has the right to jointly develop, produce and distribute up to two additional motion pictures with Beacon. On November 25, 1997, Beacon was named as a defendant in an action brought by certain of the former owners of Beacon alleging that the amendment of the Sony Agreement breached the 1994 purchase agreement pursuant to which Beacon was acquired. The Company believes that Beacon has meritorious defenses, intends vigorously to defend the action and believes the legal proceeding will not have a material adverse effect on its financial position or results of operations.

    As described above, Beacon entered into the Universal Agreement in July 1996. To date, no motion pictures have been produced and distributed pursuant to the Universal Agreement. Pursuant to the terms of the Universal Agreement, Universal has the right to terminate the Universal Agreement if for any reason Armyan Bernstein, Beacon's Chairman and Chief Executive Officer, is no longer rendering exclusive producing services in connection with Beacon productions. The Universal Agreement allows Beacon to continue to offset production risks by pre-selling foreign distribution rights to its motion pictures and provides Beacon a proven domestic distribution network for its productions.

    Beacon's goal is to create a motion picture and television production company built upon its relationships with high quality talent, the availability of a strategic distribution alliance and control of the copyrights to its motion pictures. Beacon does not intend to generally engage in broad, costly motion picture development and production programs or employ a large development staff. Instead, Beacon's strategy is to develop superior quality projects as a means of attracting film-makers and actors of demonstrated talent to produce motion pictures with budgets generally below the industry average.

    Beacon plans to release most of its motion pictures on a nationwide basis, with advertising and distribution budgets generally comparable to those of the major motion picture companies. This type of release pattern requires substantial marketing expenditures to create a campaign and purchase advertising on television, newspapers, radio and other media. Beacon expects that the Universal Agreement will help offset such costs and provide more cost effective use of Beacon's resources than if Beacon distributed its motion pictures alone.

    The production and release of motion pictures are subject to numerous uncertainties, however, and there can be no assurance that Beacon's strategy will be successful, that its release schedule will be met, that Beacon will be successful in obtaining the necessary financing for its operations or that it will achieve its goals. Beacon intends to maintain flexibility in order to adjust its strategies, including the criteria for investing in motion pictures, in response to changes in the motion picture industry and in respect of Beacon. See "Risk Factors--Entertainment--Additional Financing; Cost Overruns."

    Beacon competes with many other motion picture producers and distributors, including the major motion picture studios. Although the motion picture industry is extremely competitive, Beacon believes it can attract well known and highly respected talent at below-market rates as a result of its focus on high quality scripts. In addition, the Company has consistently produced its motion pictures at or below budget. Beacon believes that its high quality and production efficiency will allow it to compete effectively. See "Risk Factors--Entertainment--Competition in the Motion Picture and Television Industry."

    The Code and Ratings Administration of the Motion Picture Association of America, an industry trade association, assigns ratings for age-group suitability for viewing of motion pictures. Beacon will follow the practice of submitting its motion pictures for such ratings.

    In addition, United States television stations and networks as well as foreign governments impose restrictions on the content of motion pictures which may restrict in whole or in part exhibition on television or in a particular territory.

                       PATENTS, TRADEMARKS AND COPYRIGHTS

    The Company uses a number of trademarks for its products and services, including "Ascent," "On Command," "OCV," "SpectraVision," "Denver Nuggets," "Colorado Avalanche," "Beacon" and others.

Many of these trademarks are registered by the Company, and those trademarks that are not registered are protected by common law and state unfair competition laws. Because the Company believes that these trademarks are significant to the Company's business, the Company has taken affirmative legal steps to protect its trademarks in the past and intends to actively protect these trademarks in the future. The Company believes that its trademark position is adequately protected. The Company also believes that its trademarks are generally well recognized by consumers of its products and are associated with a high-level of quality and value.

    OCV and SpectraVision own a number of patents and patent licenses covering various aspects of OCC's pay-per-view and interactive systems. Although OCV and SpectraVision maintain and protect these valuable assets, OCC believes that the design, innovation and quality of OCV's and SpectraVision's products and their relations with their customers are at least as important, if not more so, to the maintenance and growth of OCC.

    Distribution rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries, which provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of motion pictures. Beacon plans to take all appropriate and reasonable measures to secure, protect and maintain or obtain agreements from licensees to secure, protect and maintain copyright protection for all of the motion pictures distributed by Beacon under the laws of all applicable jurisdictions.

                                   REGULATION

    The Federal Communications Commission (the "FCC") has broad jurisdiction over electronic communications. The FCC does not directly regulate On Command Corporation's pay-per-view or free-to-guest services. However, the FCC's jurisdiction does encompass certain aspects of ANS's satellite delivery operations.

                                   EMPLOYEES

    The Company had approximately 1,105 employees at September 30, 1997. In addition to the NBA Collective Bargaining Agreement and the NHL Collective Bargaining Agreement, relating to the players for the Nuggets and the Avalanche, respectively, Beacon is a signatory to collective bargaining agreements with the Screen Actors Guild, the Directors' Guild of America and the Writers' Guild of America. These agreements generally require Beacon to employ union actors, directors and writers and comply with certain other provisions relating to compensation, benefits and work rules. The Company considers its relations with its employees to be good.

                                   PROPERTIES

    The Company currently leases its principal offices in Denver, Colorado under a lease which expires in August 1998. The Company also leases facilities for ANS from COMSAT in Maryland, for Beacon in Los Angeles, California, and for ANS in Palm Bay, Florida. Through 1996, OCV leased facilities in Santa Clara, California for its headquarters and manufacturing plant; however, in December 1996 OCC entered into a lease for facilities in San Jose, California and relocated its headquarters and OCV's manufacturing facilities to that location. In connection with the Acquisition, OCC acquired SpectraVision's headquarters building in Plano, Texas and directed SpectraVision to assume certain leases for office space throughout the United States, Canada, Mexico, Puerto Rico, Hong Kong and Australia for its customer support operations. On October 31, 1997, OCC sold the SpectraVision headquarters building for $4.5 million in cash.

    The Avalanche and the Nuggets currently play their home games in Denver's McNichols Arena, an indoor sports arena located in downtown Denver. McNichols Arena is owned by the City and is made available to the Nuggets under a lease agreement which extends until the conclusion of the 2005-2006 season. McNichols Arena is made available to the Avalanche under a lease agreement which extends until the conclusion of the 1997-1998 season, subject to renewals for a one-year term. Pursuant to an amendment to the Nuggets lease agreement, the term of the Nuggets' lease decreased by one year for each of the first two years that the Avalanche played in McNichols Arena (from the 2007-2008 season to the 2005-2006 season).

    The Avalanche's and the Nuggets' leases with the City require the teams to pay rent to the City for use of McNichols Arena equal to a percentage of the teams' net income from ticket sales, subject to certain minimum and maximum annual payments. The City is generally responsible for maintaining McNichols Arena and providing administrative personnel such as ushers, electricians, janitors, technicians and engineers. The Avalanche and the Nuggets are responsible for providing police and fire safety personnel, announcers, timers, scorers and statisticians. The Avalanche and the Nuggets also share in revenue from food and beverage concessions and parking rights at McNichols Arena.

    Through the Arena Company, the Company plans to construct, own and operate a new state-of-the-art sports and entertainment center to be located in downtown Denver. Under the terms of the Arena Agreement with the City, upon completion of construction of the Pepsi Center, the Avalanche and the Nuggets will be released from their existing leases at McNichols Arena. See "Business--Entertainment-- The Pepsi Center."

                               LEGAL PROCEEDINGS

    The Company is a party to certain legal proceedings in the ordinary course of its business. However, the Company does not believe that any such legal proceedings will have a material adverse effect on the Company's financial position or results of operations. In addition, through its ownership of the Avalanche and the Nuggets, the Company is a defendant along with other NHL and NBA owners in various lawsuits incidental to the operations of the two professional sports leagues. The Company will generally be liable, jointly and severally, with all other owners of the NHL or NBA, as the case may be, for the costs of defending such lawsuits and any liabilities of the NHL or NBA which might result from such lawsuits. The Company does not believe that any such lawsuits, singly or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations. The Nuggets, along with three other teams, have also agreed to indemnify the NBA, its member teams and other related parties against certain ABA-related obligations and litigation, including costs to defend such actions. The Company believes that the ultimate disposition and the costs of defending these or any other incidental NHL or NBA legal matters or of reimbursing related costs, if any, will not have a material adverse effect on the Company's financial condition or results of operations. See also "Business--Beacon Communications."

                                   MANAGEMENT

    The table below sets forth the names, ages at October 31, 1997 and titles of the executive officers and directors of the Company.

                                                                                                         TERM AS DIRECTOR
NAME                                      AGE                    POSITION(S) WITH COMPANY                     EXPIRES
------------------------------------      ---      ----------------------------------------------------  -----------------
Charles Lyons.......................          42   Chairman of the Board, President and Chief Executive           1998
                                                   Officer
James A. Cronin, III................          42   Executive Vice President, Chief Operating Officer,             2000
                                                   Chief Financial Officer and Director
Robert M. Kavner....................          54   President and Chief Executive Officer, On Command               N/A
                                                   Corporation
Arthur M. Aaron.....................          40   Vice President, Business and Legal Affairs and                  N/A
                                                   Secretary
David A. Holden.....................          38   Vice President, Finance and Controller                          N/A
Ellen Robinson......................          35   President, Ascent Sports, Inc.                                  N/A
Peter Barton........................          46   Director                                                       1998
Paul Gould..........................          52   Director                                                       1999
Charles M. Lillis...................          55   Director                                                       1999
Charles M. Neinas...................          65   Director                                                       2000

    MR. LYONS has been President and a director of the Company since February 1992 and Chairman since June 1997. He was Vice President and General Manager of the Company from October 1990 to January 1992. Prior to joining COMSAT, Mr. Lyons was with Marriott Corporation from 1982 to October 1990 in various executive positions. Mr. Lyons is Chairman of the Board of OCC.

    MR. CRONIN has been Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of the Company since June 1997. Prior thereto he was Executive Vice President, Finance and Chief Operating Officer of the Company since June 1996. From July to October 1996 Mr. Cronin was Executive Vice President--Finance, acting Chief Financial Officer and acting Chief Operating Officer of OCC. Mr. Cronin served as a financial and management consultant from 1992 through June 1996 and as a partner in Alfred Checchi Associates, a merchant bank from 1990 through 1991. Mr. Cronin is a director of OCC and Landair Services, Inc.

    MR. KAVNER has been President and Chief Executive Officer of OCC since September, 1996. Prior thereto Mr. Kavner was a principal in Kavner & Associates, a consulting firm for media and communications companies. From June 1994 through September 1995 Mr. Kavner was an Executive Vice President of Creative Artists Agency, Inc. ("CAA"). Prior to joining CAA, Mr. Kavner was Executive Vice President of AT&T Corp. ("AT&T") from 1984 to 1994, where he held the positions of Chief Executive Officer of AT&T's Multimedia Products and Services Group and Chief Financial Officer of AT&T. Mr. Kavner is a director of Fleet Financial Corp. and EARTHLINK NETWORKS, INC.

    MR. AARON has been Vice President, Business and Legal Affairs of the Company since April 1995. Prior thereto, he was a General Attorney in the Office of the General Counsel of COMSAT since July 1993. From October 1987 to July 1993, Mr. Aaron was an attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom in Boston, Massachusetts.

    MR. HOLDEN has been Vice President, Finance since June 1997 and Controller of the Company since April 1996. Prior thereto, Mr. Holden was Senior Manager at Deloitte & Touche LLP ("Deloitte") from 1987 through 1996. Prior to 1987, Mr. Holden was an audit manager at Deloitte.

    MS. ROBINSON has been President of Ascent Sports, Inc. since June 1996. Prior thereto, Ms Robinson served as General Manager of Pepsi Cola Bottling Company ("Pepsi") in Denver from 1995 to 1996, Vice

President of Customer Development of Pepsi from 1992 through 1995 and Area Marketing Manager of Pepsi from 1988 through 1992.

    MR. BARTON has been President of Barton & Associates since April 1997. Prior thereto, Mr. Barton was President, Chief Executive Officer and a director of Liberty from 1990 to April 1997. Mr. Barton is a director of First Albany Corporation and Ticketmaster.

    MR. GOULD has been Managing Director and Executive Vice President of Allen & Company, Incorporated for over 10 years. Mr. Gould has been with Allen & Company for over 20 years and is a director of Tele-Communications, Inc., United Video Satellite Group, Choice Hotels International, Inc. and Tele-Communications International, Inc.

    MR. LILLIS has been President and Chief Executive Officer of US WEST Media Group since April 1995, and prior thereto was President of US WEST Diversified Group from 1991 to 1994 and Executive Vice President and Chief Planning Officer of US WEST, Inc. from 1987 to 1991. Mr. Lillis joined US WEST in 1985 as Vice President of Strategic Marketing. Mr. Lillis is a member of the boards of Super Valu, Inc. and TeleWest Communications PLC.

    MR. NEINAS has been President of Neinas Sports Services, Inc. since July 1997. Prior thereto, Mr. Neinas was Executive Director of the College Football Association from 1980 through June 1997. Mr. Neinas served as a member of the Board of Directors of the National Association of Collegiate Directors of Athletics from 1990 to 1993.

    The Company's board of directors consists of six members, divided into three classes. Each class is elected to serve for a term of three years, and the stockholders of the Company will elect approximately one-third of the directors at each annual meeting.

COMMITTEES OF THE BOARD

    The Company's board of directors has established an Audit Committee, currently comprised of three independent directors, Messrs. Lillis (Chairman), Barton, and Neinas and a Compensation Committee comprised of three independent directors, Messrs. Neinas (Chairman), Gould, and Lillis. Additional information regarding the committees of the board of directors is incorporated herein by reference to the Company's 1997 proxy statement filed with the SEC on April 23, 1997.

DIRECTORS' COMPENSATION

    The Company does not pay its current directors any cash compensation. In June 1997, directors who were not employees of the Company or its subsidiaries were granted stock appreciation rights ("SARs") payable only in cash with respect to 100,000 shares of Ascent common stock pursuant to the 1997 Non-employee Directors Stock Appreciation Rights Plan (described below), which is subject to stockholder approval. These SARs, which have an exercise price of $8.25 per share, will vest 25% on the first anniversary of the date of grant (June 27, 1997), and 25% and 50%, respectively, on the second and third anniversaries.

    Prior to May 1997, the Company granted common stock and options to its non-employee directors pursuant to the 1995 Non-employee Directors Stock Plan. That plan was terminated in May 1997 in connection with the Distribution. Pursuant to this plan, Mr. Neinas was granted options to purchase 12,000 shares of Ascent common stock at exercise prices ranging from $10.50 per share to $17.625 per share and Mr. Lillis was granted options to purchase 4,000 shares of Ascent stock at an exercise price of $10.50 per share.

EXECUTIVE COMPENSATION

    Information regarding executive compensation is incorporated herein by reference to the following Company documents (i) the Company's 1997 proxy statement filed with the SEC on April 23, 1997 and (ii) a Form 8-K filed on July 8, 1997, as amended by a Form 8-K/A filed on July 11, 1997.

    In connection with the Distribution, on June 27, 1997, the Company amended and restated Messrs. Lyons and Cronin's employment agreements and entered into employment agreements with Messrs. Aaron and Holden (each an "executive"), all of which agreements were attached as exhibits to the Form 8-K referenced above. The primary revisions to Mr. Lyons' employment agreement were (i) the agreement was extended to a five year term expiring June 27, 2002, (ii) Mr. Lyons would continue as chairman of the Company for the term of the agreement and (iii) the provisions regarding severance and change-of-control were revised to reflect Ascent's status as a fully publicly traded company after the Distribution, as described further below. Mr. Cronin's employment agreement contained the same revisions as Mr. Lyons', other than (ii) above. Mr. Aaron's employment agreement is for a five year term and provides for annual compensation of $175,000 and, if certain performance goals of the Company are met, a target bonus of 35% of annual compensation. Mr. Holden's employment agreement is for a five year term and provides for annual compensation of $150,000 and, if certain performance goals of the Company are met, a target bonus of 35% of annual compensation.

    The employment agreements for each of Messrs. Lyons, Cronin, Aaron and Holden contain provisions related to change-of-control and severance. If an executive is terminated without "cause" (as defined in the agreements) or upon certain events defined in the agreements which have the effect of a constructive termination (including a "Change of Control Event") then (i) there shall be no forfeiture of any rights or interests related to fringe benefits granted under the agreement, including, without limitation, the SARs and any other stock-based incentives, all of which will fully vest, to the extent not previously vested, immediately upon such termination becoming effective and final; (ii) the executive shall receive current base salary, fringe benefits and the annual bonus outlined in the agreement for the longer of (a) the remainder of the employment period under the agreement or (b) three years following the date of such termination, with respect to Messrs. Lyons and Cronin, and one year following the date of such termination with respect to Messrs. Aaron and Holden, with no obligation to seek other employment and no offset to the amounts paid by the Company if other employment is obtained; and (iii) all other benefits provided pursuant to the agreement shall be received by the executive.

    For purposes of the employment agreements, a "Change of Control Event" shall mean and include either the occurrence of any of the following with respect to Ascent, or any of the following becoming highly likely to occur, in the determination of the Board: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change of
Control: (1) any acquisition directly from or by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (3) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of clause (iii) below; or (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 27, 1997, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

    Additionally, each of the employment agreements referenced above provides that the Company will indemnify and hold the executive harmless from and against any liabilities, costs and expenses that the executive may incur as a result of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), to the end that the executive shall be placed in the same tax position with respect to all payments under such executive's employment agreement and all other payments to the executive in the nature of compensation as the executive would have been in if the Excise Tax had never been enacted. Payments to this end ("Gross-Up Payments") will be made to the executive at such time or times as necessary, but in no event later than December 31 of each year in which the executive receives a payment from the Company under the employment agreement or in the nature of compensation. Any refunds from any taxing authority paid to the executive (which shall include (i) a reduction in the executive's tax liability attributable to a previous payment of a Gross-Up Payment or Excise Tax or (ii) an offset of a refund against other taxes or liabilities due) shall be paid over to the Company by the executive.

STOCK OPTION PLAN; STOCK APPRECIATION RIGHTS PLAN

    As discussed in Note 10 to the Company's 1996 financial statements, the Company had two stock incentive plans, the 1995 Key Employee Stock Plan (the "Key Employee Plan") and the 1995 Non-employee Directors Stock Plan. In order for the Distribution to be tax-free, the Distribution Agreement required Ascent to cancel substantially all of the outstanding options under the Key Employee Plan, and not to have any plans or agreements to issue stock. Therefore, in connection with the Distribution, the 1995 Non-employee Director's Stock Plan was terminated as it only provided for the issuance of stock and stock options. In addition, the stock options previously granted under the Key Employee Plan (1,273,250 options) were canceled and, in exchange, option holders were issued SARs, payable only in cash, with an exercise price equal to $9.53, based on the average trading price of the Ascent stock for five days commencing with the date of the Distribution. In addition, under the Key Employee Plan, 120,000 SARs were granted to certain officers and key employees of the Company in June 1997, and in October 1997, 22,000 SARs were granted to certain other employees of the Company. The SAR's permit the optionee to surrender the SAR, in whole or in part, on any date that the fair market value of the Company's common stock exceeds the exercise price for the SAR and receive payment in cash. Payment would be equal to the excess of the fair market value of the shares reflected by the surrendered SAR over the exercise price for such shares. The SARs will vest over either a three year or five year period from the date of grant of the option for which they were exchanged.

    Effective as of June 27, 1997, the Company adopted the 1997 Non-Employee Directors Stock Appreciation Rights Plan (the "Directors Plan"), subject to the approval of stockholders. The Directors Plan is intended to assist the Company in attracting and retaining directors of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The Directors Plan provides for automatic grants of SARs covering up to 700,000 shares of Common Stock, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company.

    Unless sooner terminated by the Board of Directors, the Directors Plan will expire in June 2007. Such termination will not affect the validity of any SAR outstanding on the date of termination.

    The Directors Plan is administered by the Board of Directors of the Company and is intended to satisfy the requirements of Rule 16b-3 under the Exchange Act.

    Contemporaneous with the Distribution, each non-employee director then serving and continuing to serve on the Board of Directors was granted a SAR with respect to 100,000 shares of Common Stock at an exercise price equal to $8.27, the closing price of the Common Stock on the Distribution Date, vesting 25%, 25% and 50% over a three year period. As of the election to the Board of any subsequent director, each such director then will be granted a SAR with respect to 100,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on such date with the same vesting schedule. See "--Directors' Compensation."

COMPENSATION COMMITTEE INTERLOCKS; CERTAIN RELATIONSHIPS AND RELATED PARTY
  TRANSACTIONS

    Paul Gould, a director of the Company, is a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking firm that has performed financial advisory services for the Company since 1995, including serving as the managing underwriter for the Company's initial public offering in 1995 and advising the Company with respect to the acquisition of SpectraVision in 1996.

            COMMON STOCK OWNERSHIP OF CERTAIN HOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's and OCC's Common Stock (including stock options and stock appreciation rights which the named individuals have the right to acquire (only for cash in the case of the stock appreciation rights) within 60 days upon the exercise of such outstanding stock options or stock appreciation rights) as of the date of this Registration Statement, by (a) each of the company's directors, (b) each of the Company's executive officers, (c) all of the Company's executive officers and directors as a group and (d) all persons who own beneficially more than 5% of the Company's Common Stock.

                                                         ASCENT SHARES                        ON COMMAND SHARES*
                                                       AMOUNT AND NATURE     PERCENT OF      AMOUNT AND NATURE OF
                                                         OF BENEFICIAL      ASCENT COMMON         BENEFICIAL
NAME(1)                                                   OWNERSHIP(2)          STOCK            OWNERSHIP(3)
-----------------------------------------------------  ------------------  ---------------  ----------------------

The Capital Group Companies, Inc.....................        3,570,260            10.7 %              --
333 South Hope Street
Los Angeles, CA 90071

Gabelli Funds, Inc...................................        1,675,211             5.63%              --
One Corporate Center
Rye, New York 10580

West Highland Capital, Inc...........................        1,530,000             5.1 %              --
300 Drakes Landing Road
Suite 290
Greenbrae, CA 94904

Arthur M. Aaron......................................            1,519           --                        0

Peter Barton.........................................                0           --                        0

James A. Cronin, III.................................                0           --                        0

Paul A. Gould........................................                0           --                        0

David A. Holden......................................                0           --                        0

Robert M. Kavner.....................................           11,800           --                  260,390

Charles M. Lillis....................................                0           --                        0

Charles Lyons(4).....................................           19,551           --                        0

Charles M. Neinas....................................            8,200           --                        0

Ellen Robinson.......................................                0           --                        0

All directors and officers as a group                           41,070           --                  260,390
  (10 persons).......................................

------------------------

* OCC is a subsidiary of the Company, based upon the Company's beneficial ownership of approximately 57% of the current issued and outstanding shares of On Command.

(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed, and no director or executive officer beneficially owns more than 1.0% of the common stock of the Company or OCC. Ownership of holders with beneficial ownership of more than 5% of the Company's common stock is based on (i) The Capital Group Companies, Inc. Form 13G dated August 8, 1997; (ii) Gabelli Funds, Inc. 13D/A filed August 4, 1997; and (iii) West Highland Capital, Inc. 13D dated December 23, 1997.

(2) Each number in this column has been rounded down to the nearest whole share. Beneficial ownership of Ascent common stock includes 3,000 shares each that may be acquired by Mr. Kavner and Mr. Neinas within 60 days after January 12, 1998, through the exercise of stock options.

(3) Each number in this column has been rounded down to the nearest whole share. Beneficial ownership of OCC common stock includes 260,390 shares that may be acquired by Mr. Kavner within 60 days after January 12, 1998, through the exercise of stock options.

(4) Mr. Lyons' ownership of OCC common stock does not reflect ownership of the shares owned by Ascent, even though Mr. Lyons holds the proxy to vote those shares on behalf of Ascent.

              CERTAIN RESTRICTIONS RELATED TO COMSAT DISTRIBUTION

    In connection with the Distribution, Ascent and COMSAT executed the Distribution Agreement, dated as of June 3, 1997. The Distribution Agreement provides, among other things, that COMSAT will distribute all of its holdings of Ascent common stock to COMSAT shareholders on a pro-rata basis. In addition, while COMSAT has received a ruling from the IRS that the Distribution will not be taxable to COMSAT or its shareholders, such a ruling is based on the representations made by COMSAT in the IRS ruling documents. Accordingly, in order to maintain the tax-free status of the Distribution, Ascent will be subject to the following restrictions under the Distribution Agreement: (i) Ascent shall not take any action, nor fail or omit to take any action, that would cause the Distribution to be taxable or cause any representation made in the ruling documents to be untrue in a manner which would have an adverse effect of the tax-free status of the Distribution; (ii) until the second anniversary of the Distribution, Ascent will continue the active conduct of its ANS satellite distribution, service and maintenance business; (iii) until the first anniversary of the Distribution, Ascent will not sell or otherwise issue to any person, or redeem or otherwise acquire from any person, any Ascent stock or securities exercisable or convertible into Ascent stock or any instruments that afford any person the right to acquire stock of Ascent; (iv) for six months after the Distribution, Ascent will not solicit any person to make a tender offer for stock of Ascent, participate in or support any unsolicited tender offer for stock of Ascent, or approve any proposed business combination or any transaction which would result in any person owning 20% or more of the stock of Ascent; (v) until the second anniversary of the Distribution, Ascent will not sell, transfer or otherwise dispose of assets that, in the aggregate, constitute more than 60% of its gross assets as of the Distribution, other than in the ordinary course of business; (vi) until the second anniversary of the Distribution, Ascent will not voluntarily dissolve or liquidate or engage in any merger, consolidation or other reorganization; and (vii) until the second anniversary of the Distribution, Ascent will not unwind the merger of ANS with and into Ascent in any way.

    The restrictions noted in items (ii) through (vii) above will be waived with respect to any particular transaction if either COMSAT or Ascent have obtained a ruling from the IRS in form and substance reasonably satisfactory to COMSAT that such transaction will not adversely affect the tax-free status of the Distribution, or COMSAT has determined in its sole discretion, exercised in good faith solely to preserve the tax-free status of the Distribution that such transaction could not reasonably be expected to have a material adverse effect on the tax-free status of Distribution, or, with respect to a transaction occurring at least one year after the Distribution, Ascent obtains an unqualified tax opinion in form and substance reasonably acceptable to COMSAT that such transaction will not disqualify the Distribution's tax-free status.

    Pursuant to the Distribution Agreement, Ascent will indemnify COMSAT against any tax related losses incurred by COMSAT to the extent such losses are caused by any breach by Ascent of its representations, warranties or covenants made in the Distribution Agreement. In turn, COMSAT will indemnify Ascent against any tax related losses incurred by Ascent to the extent such losses are caused by any COMSAT action causing the Distribution to be taxable. To the extent that tax related losses are attributable to subsequent tax legislation or regulation, such losses will be borne equally by COMSAT and Ascent.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW ASCENT CREDIT FACILITY

    On December 22, 1997, the Company and NationsBank of Texas, N.A. as agent and lender, entered into the New Ascent Credit Facility, a revolving credit facility with an initial commitment of $50 million. Commencing on March 31, 2000, availability under the New Ascent Credit Facility will be permanently reduced by the following amounts:

                                                                       AMOUNT OF   OUTSTANDING
DATE                                                                   REDUCTION    COMMITMENT
--------------------------------------------------------------------  -----------  ------------
                                                                           (IN THOUSANDS)
March 31, 2000......................................................   $   3,125    $   46,875
June 30, 2000.......................................................       3,125        43,750
September 30, 2000..................................................       3,125        40,625
December 31, 2000...................................................       3,125        37,500
March 31, 2001......................................................       3,125        34,375
June 30, 2001.......................................................       3,125        31,250
September 30, 2001..................................................       3,125        28,125
December 31, 2001...................................................       3,125        25,000
March 31, 2002......................................................       6,250        18,750
June 30, 2002.......................................................       6,250        12,500
September 30, 2002..................................................       6,250         6,250
December 31, 2002...................................................       6,250             0

    The New Ascent Credit Facility requires the Company to prepay and permanently reduce the commitment thereunder with 100% of the net cash proceeds from the issuance and sale of additional shares of the Company's capital stock, and to prepay and permanently reduce the commitment with the net cash proceeds from sales of assets of the Company or its subsidiaries (other than OCC), unless there exists no event of default and such proceeds are reinvested in similar assets within 120 days.

    SECURITY; GUARANTY

    The obligations of the Company under the New Ascent Credit Facility are secured by first priority pledges of, and liens on, the capital stock and or partnership or membership interests in all of the Company's subsidiaries other than OCC (collectively, the "Credit Facility Guarantors"), and a negative pledge on all of the assets of the Credit Facility Guarantors, with limited exceptions. The obligations of the Company under the New Ascent Credit Facility are guaranteed by the Credit Facility Guarantors.

    INTEREST

    At the Company's option, the interest rates per annum applicable to borrowings under the New Ascent Credit Facility will be a fluctuating rate of interest equal to either (i) an adjusted LIBOR plus a borrowing margin or (ii) the greater of the Federal Funds Effective Rate plus 1/2% and the Prime Rate of NationsBank (the "Base Rate") plus a borrowing margin. The applicable borrowing margin will be 2.75% (for LIBOR borrowings) and 1.50% (for Base Rate borrowings) until December 31, 2000. Thereafter, the applicable borrowing margin will range plus 2.00% to 2.75% for LIBOR borrowings or 0.75% to 1.50% for Base Rate borrowings, based upon the Company's ratio of EBITDA to cash interest expense.

    FEES

    The Company has agreed to pay certain fees with respect to the New Ascent Credit Facility, including (i) commitment fees of 0.50% on the unused portion of the commitment, and (ii) agent, arrangement and other similar fees.

    COVENANTS

    The New Ascent Credit Facility will prohibit the Company from, among other things: (i) having a ratio of Annualized EBITDA (as defined) to Cash Interest Expense (as defined) of less than 1.10:1 beginning July 1, 2000, increasing to 1.25:1 at July 1, 2001 and (ii) having a minimum adjusted EBITDA of less than certain specified amounts calculated on a rolling four quarter basis, and taking into account available cash, availability under the New Ascent Credit Facility and cash interest (as defined therein) which minimum will be eliminated on July 1, 2000. In addition, the New Ascent Credit Facility contains certain restrictions on the Company and its subsidiaries with respect to, among other things, incurring additional indebtedness, the making of loans and investments, the creation of liens, certain asset sales, dividends, the making of interest rate protection agreements, distributions or stock repurchases, payment of management fees, transactions with affiliates, mergers and changes in the business of the Company. With respect to gross film inventory on the balance sheet of the Company and its consolidated subsidiaries, such film inventory shall not exceed $60 million at any time, less the sum of (i) deferred revenues associated with such film inventory plus (ii) contractually guaranteed pre-sales; provided, that the $60 million limitation shall be adjusted quarterly by increasing or decreasing such number by Film Cash Flow (as defined therein). The New Ascent Credit Facility also contains customary events of default. In addition it will be an event of default if (i) there is a default under any Pepsi Center or Beacon financing, (ii) NHL or NBA franchises are sold for consideration below certain specified amounts and (iii) the Pepsi Center is not open and completed by December 31, 1999.

NEW OCC CREDIT FACILITY

    In November 1997, OCC, various lenders and NationsBank of Texas, N.A., as Agent, entered into the New OCC Credit Facility replacing the Existing OCC Credit Facility. The New OCC Credit Facility is a revolving credit facility with an initial commitment of $200 million. The maturity of the New OCC Credit Facility is in five years and all amounts outstanding thereunder will be due on such date.

    MANDATORY PREPAYMENT

    The New OCC Credit Facility requires OCC to prepay and permanently reduce the commitment thereunder whenever OCC receives net cash proceeds from asset dispositions (other than through a sale of hotel contracts and related assets for its hotel customers outside the United States) which, together with net cash proceeds received from prior asset dispositions, exceeds 15% of OCC's consolidated tangible assets (as defined under GAAP). Prepayments and commitment reductions will be in the amount of such excess net cash proceeds above 15% of such assets.

    SECURITY

    The New OCC Credit Facility is unsecured. The facility contains a negative pledge on all the assets of OCC and its subsidiaries and a prohibition against providing others a negative pledge on all of such assets.

    INTEREST

    At OCC's option, the interest rates per annum applicable to the New OCC Credit Facility will be a fluctuating rate of interest equal to either (i) an adjusted LIBOR plus a borrowing margin or (ii) the greater of the Federal Funds Effective Rate plus 1/2% and the Prime Rate of NationsBank. The applicable borrowing margin for LIBOR borrowings will range 0.375% to 0.75%, based upon OCC's ratio of total debt to EBITDA.

    FEES

    OCC has agreed to pay certain fees with respect to the New OCC Credit Facility including (i) commitment fees of 0.25% or 0.1875% on the unused portion of the commitment, based on the ratio of total debt to EBITDA and (ii) agent, arrangement and other similar fees.

    COVENANTS

    The New OCC Credit Facility prohibits OCC from, among other things: (i) having a ratio of total consolidated debt to EBITDA of more than 3.00:1 from the closing of the facility to December 31, 1999 and 2.50:1 thereafter and (ii) having a ratio of consolidated EBITDA to consolidated cash interest expense of less than 4.00:1. In addition, the New OCC Credit Facility contains certain restrictions on OCC and its subsidiaries with respect to, among other things, incurring additional subsidiary indebtedness, issuance of subsidiary preferred stock, the making of loans and investments, dividends, stock redemptions, the creation of liens, certain asset sales, sale/lease back transactions, transactions with affiliates, mergers, acquisitions and changes in the business of the Company and amendments to agreements and organizational documents in a manner that would be material and adverse to the OCC lender. The New OCC Credit Facility also contains customary events of default. In addition it will be an event of default if (i) any party owns more OCC common stock than Ascent or (ii) Ascent no longer controls the OCC Board of Directors.

PROPOSED ARENA NOTES

    The Arena Company has engaged Bear, Stearns & Co., Inc. ("Bear Stearns") as placement agent with respect to the proposed sale of the Arena Notes. Management and Bear Stearns anticipate that the Arena Notes will be sold in the form of first mortgage bonds in the aggregate amount of $100 to $130 million, with a term of from 20 to 25 years.

    SECURITY; NO GUARANTIES

    The obligations of the Arena Company under the Arena Notes are expected to be secured by a first priority pledge of, and lien on, all of the assets of the Arena Company, including, without limitation, the Pepsi Center, all related fixtures and furnishings, all rights of the Arena Company under contracts to which the Arena Company is a party and in the leasehold mortgage of the Arena Company's rights as lessee in the land which will be contributed to the City and leased back to the Arena Company. The Arena Notes are expected to be, and under the terms of the Notes are required to be, non-recourse to Ascent or any of its other subsidiaries, and thus the Arena Notes should not be guaranteed by Ascent or any of its other subsidiaries.

    COVENANTS; DEFAULTS

    The terms of the Arena Notes are expected to contain certain restrictions on the Arena Company with respect to, among other things, incurring additional indebtedness, the making of loans and investments, the creation of liens, asset sales, dividends or distributions unless certain debt service coverage ratios are met, payment of management fees, transactions with affiliates, mergers and changes in the business of the Arena Company. The Arena Notes are also expected to contain customary events of default, including, but not limited to payment, misrepresentation, covenant compliance, bankruptcy and judgment.

                    DESCRIPTION OF THE EXCHANGE SENIOR NOTES

    For purposes of this section entitled "Description of the Exchange Senior Notes," all references to "Senior Notes" herein shall mean the Senior Notes and the Exchange Senior Notes, collectively.

GENERAL

    The Senior Notes offered hereby will be issued under an indenture to be dated as of December 22, 1997 (the "Indenture") among the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Upon the issuance of the Exchange Senior Notes, if any, or the effectiveness the Shelf Registration Statement (as defined herein), the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions" below.

PRINCIPAL, MATURITY AND INTEREST

    The Senior Notes will mature on December 15, 2004, will initially be limited to $225 million aggregate principal amount at maturity and will be senior secured obligations of the Company. The Senior Notes will be issued at a discount to their aggregate principal amount at maturity and will generate gross proceeds to the Company of approximately $126,664,000. Based on the issue price thereof, the yield to maturity of the Senior Notes is 11 7/8% (computed on a semi-annual bond equivalent basis), calculated from December 22, 1997. For federal income tax purposes, original issue discount, taxable as ordinary income, will be recognized by the holders of the Senior Notes annually in advance of the receipt of cash in respect thereof. See "Certain Federal Income Tax Consequences."

    Cash interest will not accrue on the Senior Notes prior to December 15, 2002. Thereafter, cash interest on the Senior Notes will accrue at a rate of 11 7/8% per annum from December 15, 2002 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in arrears on June 15 and December 15 in each year, commencing June 15, 2003, until the principal thereof is paid or duly provided for, to the person in whose name the Senior Note (or any predecessor Senior Note) is registered at the close of business on the May 31 or November 30 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The principal of and premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located at 101 Barclay Street, New York, New York 10286) or, at the option of the Company, interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register; PROVIDED that all payments with respect to Global Senior Notes and Certificated Senior Notes (as such terms are defined below under "Book Entry, Delivery and Form"), the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Senior Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Senior Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

    As of the Closing Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries (other than the Arena Company, Ascent Arena and Development Corporation, Ascent Sports, Inc., the Avalanche, the Nuggets, Beacon and its subsidiaries and, except as provided in clause (ii) of the definition of "Restricted Subsidiary," OCC and its subsidiaries (but not its foreign subsidiaries) and the successors to any of the foregoing) as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

    Senior Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Senior Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

    The Senior Notes will not be entitled to the benefit of any sinking fund.

RANKING

    The Senior Notes will be senior secured (to the extent described under "--Security" below) obligations of the Company and will rank PARI PASSU in right of payment with all other existing and future senior obligations of the Company. Loans under the New Ascent Credit Facility will be secured by perfected first priority pledges of, and liens on, the Capital Stock of all the Subsidiaries of the Company (other than the Capital Stock of OCC and its Subsidiaries) and liens on the assets of ANS. Accordingly, while the Senior Notes rank PARI PASSU in right of payment with the loans under the New Ascent Credit Facility, the Senior Notes will be effectively subordinated to the loans outstanding under the New Ascent Credit Facility to the extent of the value of the stock and assets securing such loans. The Senior Notes will also be structurally subordinated to all liabilities, including trade payables, and preferred stockholders (if any) of the Company's Subsidiaries. As of September 30, 1997, on an as adjusted basis after giving effect to the Offering and the use of proceeds therefrom, the Company would have had approximately $254 million of consolidated indebtedness, of which $127 million would have been senior secured debt and $127 million would have been indebtedness of OCC. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future. The Company will be dependent upon access to cash flows or assets of its Subsidiaries to make payments on the Senior Notes and the Company's ability to obtain such access may be limited by law. See "Risk Factors--General--Structural Subordination; Restrictions on Payments by Subsidiaries; Asset Encumbrances."

SECURITY

    The Company and the Trustee will enter into a Pledge Agreement (the "Pledge Agreement") pursuant to which the Senior Notes will be secured by a first priority pledge of all of the Capital Stock of OCC owned by the Company as of the date of the Indenture together with any such Capital Stock acquired by the Company thereafter (the "Pledged Stock"), together with profits and proceeds therefrom and property received with respect to the Pledged Stock in addition thereto, in exchange for or in substitution therefor (collectively, the "Collateral"). So long as no Event of Default has occurred and is continuing, the Company will be entitled to receive and retain cash dividends and other cash distributions on any of the Pledged Stock and will be entitled to vote the Pledged Stock. Upon the occurrence of an Event of Default, the Trustee can vote the Pledged Stock. In addition, upon an Event of Default, the Trustee can realize upon and sell or otherwise dispose of all or any part of the Collateral and will apply the proceeds of any sale or disposition, first to the payment of costs and expenses of sale, second to amounts due to the Trustee, third to the payment in full of all amounts due and unpaid on the Senior Notes and, finally, any surplus to the Company or the applicable pledgor or to whomever may be lawfully entitled to receive such surplus. The Senior Notes are not secured by any lien on, or other security interest in, any other properties or assets of the Company or any other properties or assets of any Restricted Subsidiary. The security interest in the Collateral will not alter the effective subordination of the Senior Notes to the creditors of OCC. The Collateral may only be sold and the security interest therein may only be released in compliance with the provisions of the covenant described below under "Repurchase at the Option of Holders--Sale of Collateral or Loss of Control of OCC Board."

OPTIONAL REDEMPTION

    The Senior Notes will not be redeemable at the Company's option prior to December 15, 2001. Thereafter, the Senior Notes will be redeemable, at the option of the Company, as a whole or from time to time in part, on not less than 30 nor more than 60 days' prior notice (i) at the following redemption price (expressed as a percentage of Accreted Value) together with accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on December 15, 2001:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2001........................................................................        105.9375%

and (ii) at the following Redemption Prices (expressed as percentages of principal amount) together with accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on December 15 of the years indicated below:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2002........................................................................        102.9688%
2003 and thereafter.........................................................        100.0000%

    Notwithstanding the foregoing, at any time or from time to time prior to December 15, 2000, the Company may redeem, on one or more occasions, up to 35% of the originally issued principal amount at maturity of the Senior Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 111 7/8% of the Accreted Value thereof, plus accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date); PROVIDED that, immediately after giving effect to such redemption, at least 65% of the originally issued principal amount at maturity of the Senior Notes remains outstanding; and PROVIDED FURTHER that such redemptions shall occur within 45 days of the date of closing of each Equity Offering.

    If less than all the Senior Notes are to be redeemed, the particular Senior Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate, PROVIDED that no Senior Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount to be redeemed. A new Senior Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs at any time, then each holder of Senior Notes will have the right to require that the Company purchase such holder's Senior Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to (i) 101% of the Accreted Value of such Senior Notes, if the Change of Control Payment Date is on or before December 15, 2002, and (ii) 101% of the aggregate principal amount at maturity of the Senior Notes, plus accrued and unpaid interest, if any, thereon to the date of purchase, if the Change of Control Payment Date is after December 15, 2002, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

    Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each holder of Senior Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Senior Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and (iv) certain other procedures that a holder of Senior Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Senior Notes that might be tendered by holders of the Senior Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the holders of the Senior Notes the rights described under "Events of Default."

    One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Senior Notes elect to require the Company to purchase the Senior Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

    The existence of a holder's right to require the Company to purchase such holder's Senior Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

    The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Senior Notes the right to require the Company to repurchase such Senior Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Senior Notes, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" below for the definition of "Change of Control". A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

    The Company will comply with the applicable tender offer rules including Rule-14e under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passage of time or the giving of notice, would constitute an Event of Default.

    In addition to the obligations of the Company under the Indenture with respect to the Senior Notes in the event of a "Change of Control," the New Ascent Credit Facility also contains an event of default upon a "Change of Control" as defined therein which obligates the Company to repay amounts outstanding under the New Ascent Credit Facility upon an acceleration of the indebtedness thereunder and entitles the lenders thereunder to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the New Ascent Credit Facility. Accordingly, any claims of such lenders with respect to the assets of the Company that secure the obligations under the New Ascent Credit Facility will be prior to any claims of the holders of the Senior Notes with respect to such assets.

    ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale (other than a Collateral Sale governed by the provisions of "--Sale of Collateral and Loss of Control of OCC Board") unless
(i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company (or, in the case of an Asset Sale by OCC, by the Board of Directors of OCC), whose good faith determination will be conclusive) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% cash or Cash Equivalents.

    If the Company or any Restricted Subsidiary engages in any such Asset Sale, the Company may, at its option, within 12 months after such Asset Sale, (i) apply all or a portion of the Net Cash Proceeds to the permanent reduction of amounts outstanding under the Bank Credit Facilities or to the permanent reduction of other senior Indebtedness of the Company or a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets of a nature or type or that will be used in a business similar or related to the nature or type of the properties and assets of or the business of the Company or its Restricted Subsidiaries, as the case may be, existing on the Issue Date. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as described in this paragraph constitutes "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will, within 30 days thereafter, make an offer to purchase Senior Notes from all holders of Senior Notes, on a pro rata basis, in accordance with the procedures set forth in the Indenture, at a purchase price in cash equal to (i) 100% of the Accreted Value thereof, on the date of purchase, if such purchase date is on or before December 15, 2002, and (ii) 100% of the aggregate principal amount at maturity of the Senior Notes, plus accrued interest, if any, to the date such offer to purchase is consummated, if such date of purchase is after December 15, 2002. To the extent that the aggregate Accreted Value and/or principal amount at maturity of Senior Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use the remaining Excess Proceeds for general corporate purposes. If the aggregate Accreted Value and/or principal amount at maturity of Senior Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Senior Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

    SALE OF COLLATERAL OR LOSS OF CONTROL OF OCC BOARD

    (a) The Company will not sell, assign, convey, transfer or otherwise dispose of any of the Pledged Stock (a "Collateral Sale") unless each of the following conditions is complied with:

        (i) no Default shall have occurred and be continuing;

        (ii) the aggregate gross consideration received by the Company for such Pledged Stock is not less than the Current Market Price per share of Common Stock of OCC determined as of the date of such sale;

       (iii) the consideration received by the Company in respect of such Pledged Stock consists of at least 85% cash or Cash Equivalents;

        (iv) the Net Cash Proceeds from the sale of such Pledged Stock are paid in full directly to the Trustee and are received by the Trustee free of any Lien (other than the Lien of the Indenture); and

        (v) the Company shall have complied with the other provisions of the Indenture applicable to such sale.

    The Company must apply the Net Cash Proceeds from such Collateral Sale as described below under paragraph (b).

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    (b) In the event that (i) the Company engages in a Collateral Sale permitted under the foregoing paragraph (a) or (ii) the nominees of the Company elected to the Board of Directors of OCC cease for any reason to constitute a majority of the Board of Directors of OCC (each, a "Repurchase Offer Triggering Event"), the Company shall be required to make an offer, within thirty Business Days after the occurrence of such Repurchase Offer Triggering Event, to repurchase the Senior Notes in whole in accordance with the procedures set forth in the Indenture, at the following repurchase prices: (A) if the date of such repurchase occurs on or prior to December 15, 2002, at a repurchase price equal to the sum of the Accreted Value of the Senior Notes as of the repurchase date, plus the Applicable Premium; or (B) if the date of such repurchase occurs after December 15, 2002, at the redemption price then applicable under the provisions of "Optional Redemption." In the case where the Repurchase Offer Triggering
Event is a Collateral Sale, upon the expiration of the offer to purchase Senior Notes made by the Company pursuant to this paragraph (b), any Net Cash Proceeds from the Collateral Sale not applied to the repurchase of Senior Notes tendered by holders thereof may be retained by the Company, free of the Lien of the Indenture and the Pledge Agreement. In the case where the Repurchase Offer Triggering Event is the event described in clause (ii) of the first sentence of this paragraph (b), upon the expiration of the offer to purchase Senior Notes made by the Company pursuant to this paragraph (b), the Pledged Stock shall be released from the security interest represented by the Pledge Agreement.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

        (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary, other than (i) dividends or distributions payable solely in Qualified Equity Interests, (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary, (iii) pro rata dividends or distributions on common stock of Restricted Subsidiaries (other than OCC) held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the Company's fiscal quarter during which the Issue Date occurs or (iv) pro rata dividends or distributions on the common stock of OCC held by minority stockholders out of legally available funds, PROVIDED that the aggregate amount of any such dividends or distributions together with all other Restricted Payments made by OCC since the Issue Date does not exceed an amount equal to the excess, if any, of (A) Cumulative OCC EBITDA over (B) the product of (x) Cumulative OCC Fixed Charges times (y) 1.5;

        (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock, of the Company, any Restricted Subsidiary or any Affiliate of the Company (other than, in either case, any such Capital Stock owned by the Company or any of its Restricted Subsidiaries), other than (i) the redemption or retirement for value of any stock appreciation rights with respect to the Company's Common Stock outstanding as of the date of the Indenture and (ii) purchases, redemptions, acquisitions or retirements for value of any shares of Capital Stock of OCC or any options, warrants or other rights to acquire such shares of Capital Stock, PROVIDED that the aggregate amount of any such purchases, redemptions, acquisitions or retirements together with all other Restricted Payments made by OCC since the Issue Date does not exceed an amount equal to the excess, if any, of (A) Cumulative OCC EBITDA over (B) the product of (x) Cumulative OCC Fixed Charges times (y) 1.5;

        (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; and

        (d) make any Investment (other than a Permitted Investment) in any Person (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as

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    "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

        (i) no Default or Event of Default has occurred and is continuing,

        (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock," and

       (iii) the aggregate amount of all Restricted Payments made after the Issue Date does not exceed the sum of:

           (A) 50% of the aggregate Consolidated Adjusted Net Income of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter during which the Issue Date occurs to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income is a loss, minus 100% of such amount), plus

           (B) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance or sale (other than to a Subsidiary) of either (1) Qualified Equity Interests of the Company (excluding from this computation proceeds of an Equity Offering received by the Company that are used by it to redeem Senior Notes as discussed above) or (2) debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus

           (C) an amount equal to the net reduction in Investments by the Company and its Restricted Subsidiaries, subsequent to the date of the Indenture, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any such Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), but only to the extent such amounts are not included in the calculation of Adjusted Consolidated Net Income and not to exceed in the case of any Investment the amount of the Investment previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as no Default or Event of Default has occurred and is continuing or would occur:

        (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

        (b) the repurchase, redemption or other acquisition or retirement for value of any Qualified Equity Interests of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company;

        (c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Equity Interests of the Company;

        (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Restricted Subsidiary) of, Subordinated Indebtedness, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Indebtedness with such new Subordinated Indebtedness pursuant to clause (xii) of the definition of Permitted Indebtedness;

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        (e) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a change of control in accordance with provisions similar to the covenant described above under the caption "Repurchase at the Option of Holders--Change of Control"; PROVIDED that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Senior Notes and has repurchased all Senior Notes validly tendered for payment in connection with such Change of Control Offer;

        (f) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities issued after the date of the Indenture which are held by directors, officers or employees or former directors, officers or employees (or their estates or beneficiaries under their estates) or by any employee benefit plan, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; PROVIDED that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock, options, stock appreciation rights or similar securities after the Issue Date does not exceed $500,000 in any fiscal year;

        (g) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business after the date of the initial issuance of the Senior Notes in an amount not to exceed $2 million in the aggregate at any one time outstanding;

        (h) Investments acquired in exchange for Qualified Equity Interests of OCC issued by OCC;

        (i) dividends, distributions, or repayment of capital contributions by the Arena Company to its unaffiliated members in accordance with the terms of the Operating Agreement of the Arena Company as in effect on the date of the Indenture; and

        (j) the making of any Investment by the Company in the Arena Company for the purpose of funding the construction of the Pepsi Center prior to the sale of the Arena Notes, or as required by the purchasers of the Arena Notes, in any event not to exceed $50 million in the aggregate, including amounts invested as of the Issue Date.

    The actions described in clauses (b), (c), (e), (f), (g), (h), (i) and (j) of this second paragraph of the covenant entitled "--Restricted Payments" will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant and the actions described in clauses (a) and (d) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant.

    For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the fair market value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, whose good faith determination will be conclusive, (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company, whose good faith determination will be conclusive and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of the Company, whose good faith determination will be conclusive. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officer's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under "--Restricted Payments" were computed.

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    If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

    If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company's Consolidated Adjusted Net Income; PROVIDED that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

    In computing the Consolidated Adjusted Net Income of the Company for purposes of clause (iii)(A) of the first paragraph of this covenant, (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that (x) the Company may incur Indebtedness if, at the time of such event, the Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.0 to 1.0 and
(y) OCC may incur Indebtedness if, at the time of such event, the OCC Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.0 to 1.0.

    In making the foregoing calculation for any four-quarter period that includes the Issue Date, pro forma effect will be given to the Offering, as if such transactions had occurred at the beginning of such four-quarter period. In addition (but without duplication), in making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) the amount of Indebtedness

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under a revolving credit facility will be computed based on the average daily balance of such Indebtedness during such four-quarter period, (B) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate and (C) the amount of any Indebtedness that bears interest at a floating rate will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months).

    Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Indebtedness ("Permitted Indebtedness"):

        (i) Indebtedness of the Company or any Restricted Subsidiary under the Bank Credit Facilities or one or more other credit facilities (and the incurrence by any Restricted Subsidiary of guarantees thereof) in an aggregate principal amount at any one time outstanding not to exceed $275 million, less any amounts applied to the permanent reduction of such credit facilities pursuant to the provisions of the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

        (ii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date and listed on a schedule to the Indenture (other than Indebtedness described under clause (i) above);

       (iii) Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary (provided that such Indebtedness is held by the Company or such Restricted Subsidiary); PROVIDED, HOWEVER, that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and subordinated in right of payment from and after such time as the Senior Notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company's obligations under the Senior Notes;

        (iv) Indebtedness pursuant to the Senior Notes;

        (v) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations incurred in the ordinary course of business;

        (vi) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

       (vii) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Indebtedness is created within 60 days of the acquisition of the related property; provided that aggregate amount of Indebtedness under clauses (A) and (B) does not exceed 5.0% of Consolidated Tangible Assets at any one time outstanding;

      (viii) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the covenant described under "--Guarantees of Indebtedness by Restricted Subsidiaries";

        (ix) So long as there exists no Default or Event of Default both before and after giving effect to the incurrence of such Indebtedness, Non-Recourse Arena Financing, in an aggregate amount not to exceed $130 million, plus capitalized interest which accrues after incurring such Non-Recourse Arena Financing and prior to the date the Indebtedness represented thereby commences to pay cash interest;

        (x) So long as there exists no Default or Event of Default before and after giving effect to the incurrence of such Indebtedness, Non-Recourse Film Indebtedness;

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        (xi) Indebtedness of the Company not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $5 million at any one time outstanding; and

       (xii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Indebtedness, in whole or in part, other than Indebtedness incurred pursuant to clause (i), (iii), (v), (vi), (vii), (ix), (x) or (xi) of this definition, including any successive refinancings thereof, so long as (A) any such new Indebtedness is in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of the expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Senior Notes at least to the same extent as the Indebtedness being refinanced and (C) such refinancing Indebtedness does not have an Average Life less than the Average Life of the Indebtedness being refinanced and does not have a final scheduled maturity earlier than the final scheduled maturity, or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder, of the Indebtedness being refinanced.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness outstanding or to be incurred meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIENS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or against any of its properties or assets, including any shares of stock or debt of any Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Indebtedness, the Senior Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Senior Notes are equally and ratably secured with the obligation or liability secured by such Lien.

    Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, incur the following Liens ("Permitted Liens"):

        (i) Liens (other than Liens securing Indebtedness under the Bank Credit Facilities) existing as of the Issue Date;

        (ii) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness under the Bank Credit Facilities or one or more other credit facilities in a principal amount not to exceed the principal amount of the outstanding Indebtedness permitted by clause (i) of the definition of "Permitted Indebtedness";

       (iii) Liens granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

        (iv) Liens securing the Senior Notes or any guarantee entered into pursuant to the covenant described under "--Guarantees of Indebtedness by Restricted Subsidiaries";

        (v) any interest or title of a lessor under any Capitalized Lease Obligation that was not entered into in violation of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock";

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        (vi) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired in connection with the incurrence of such Acquired Indebtedness;

       (vii) Liens securing Hedging Obligations permitted to be incurred pursuant to clause (v) of the definition of "Permitted Indebtedness";

      (viii) Liens arising from purchase money mortgages and purchase money security interests incurred in the ordinary course of the business of the Company; provided that (A) the related Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired, (B) the Lien securing such Indebtedness is created with 60 days of such acquisition and (C) the related Indebtedness was not incurred in violation of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock";

        (ix) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and, if required by GAAP, a reserve or other appropriate provision has been made therefor;

        (x) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and, if required by GAAP, a reserve or other appropriate provision has been made therefor;

        (xi) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

       (xii) easements, rights-of-way, restrictions, municipal and zoning ordinances and other similar charges or encumbrances, titled defects and minor irregularities that do not interfere in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

      (xiii) Liens arising by reason of any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

       (xiv) Liens granted by the Arena Company securing any permitted Non-Recourse Arena Financing, but only to the extent such Liens are limited to the realty, fixtures, equipment and other assets comprising the Pepsi Center (including rights under contracts to which the Arena Company is a party, such as as a lessor under leases relating thereto);

       (xv) Liens granted by Beacon securing Non-recourse Film Indebtedness permitted hereby, but only to the extent such Liens are limited and apply only to the film negatives for the motion pictures financed with such Indebtedness and any rights of the Company or the Restricted Subsidiaries or the Company of ownership, distribution or exploitation of such motion pictures;

       (xvi) Liens incurred by the Arena Company in favor of the City in connection with the Arena Agreement;

      (xvii) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security;

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      (xviii) Leases or subleases granted to others that do not materially interfere with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business, and Liens arising from filing UCC statements in connection with such leases or subleases;

       (xix) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xviii); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

    Notwithstanding anything to the contrary herein, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, whether as a Permitted Lien or otherwise, on or with respect to any of the Collateral or assign or otherwise convey any right to receive income thereon, except for the Lien of the Indenture and the Pledge Agreement.

    DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

        (i) any agreement in effect on the Issue Date;

        (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

       (iii) the refinancing or successive refinancing of Indebtedness incurred under the agreements in effect on the Issue Date, so long as such encumbrances or restrictions are no less favorable to the Company or any Restricted Subsidiary than those contained in such original agreement;

        (iv) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

        (v) the Arena Agreement or the incurrence of Non-Recourse Arena
    Financing;

        (vi) the incurrence of Non-recourse Film Indebtedness;

      (viii) customary restrictions on the assignment, transfer or subletting of any properties or asset such as leases, licenses, contracts, or conveyances;

        (ix) restrictions on the transfer or assignment of any properties or assets agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, interfere in any material respect with the rights of holders of the Senior Notes;

        (x) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under "--Liens" the terms of which limit the right of the debtor to dispose of the assets securing such Indebtedness; or

        (xi) with respect to a Restricted Subsidiary other than OCC, an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock, or properties or assets, of

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    such Restricted Subsidiary, PROVIDED that the transaction contemplated thereby shall be consummated not later than 90 days after the date of such agreement.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly and/or indirectly through its Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another corporation, person or entity unless:

        (a) either (i) the Company is the surviving corporation or (ii) in the case of a transaction involving the Company, the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

        (b) immediately after giving effect to such transaction and treating any obligation of the Company in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

        (c) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could, immediately after such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of "--Incurrence of Indebtedness and Issuance of Preferred Stock";

        (d) if the Company is not the continuing obligor under the Indenture, each Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its guarantee entered into pursuant to the covenant described under "--Guarantees of Indebtedness by Restricted Subsidiaries" applies to the Surviving Entity's obligations under the Indenture and the Senior Notes;

        (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the covenant described under "--Liens" are complied with;

        (f) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

        (g) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

    The Indenture will provide that no Guarantor may consolidate with or merge with or into any other person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (other than the Company or another Guarantor) unless: (a) subject to the provisions of the following paragraph, the person formed by or surviving such consolidation or merger (if other than such Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Guarantor under the Indenture and its Guarantee, pursuant to a supplemental

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
indenture in form and substance satisfactory to the Trustee and (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all its obligations and covenants under the Indenture and Senior Notes.

    TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 10% or more of any class of the Capital Stock of the Company at any time outstanding ("Interested Persons"), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm's length transaction with third parties who are not Interested Persons and (b) the Company delivers to the Trustee (i) with respect to any transaction or series of related transactions entered into after the Issue Date involving aggregate payments in excess of $5 million, a resolution of the Board of Directors of the Company or (in the case of a transaction involving OCC), a resolution of the Board of Directors of OCC set forth in an officers' certificate certifying that such transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company or (in the case of a transaction involving OCC) by the Board of Directors (including a majority of the Disinterested Directors) of OCC and (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $10 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view issued by an investment banking, accounting or valuation firm of national standing.

    The foregoing covenant will not restrict

        (A) transactions among the Company and/or its Restricted Subsidiaries;

        (B) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary; and

        (C) transactions permitted by the provisions of the covenant described under "--Restricted Payments."

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (b) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); provided, however, that this covenant will not prohibit
(i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture, (ii) subject to

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
compliance by the Company with the provisions of the covenant described above under "Repurchase at the Option of Holders--Sale of Collateral or Loss of Control of OCC Board" and other provisions of the Indenture, the issuance and sale by OCC of any of its Common Stock (other than Disqualified Stock) to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary),
(iii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law or (iv) issuances, sales, transfers or conveyances of Qualified Equity Interests in a Restricted Subsidiary so long as such sale complies with the provisions of the covenant described above under "Repurchase at the Option of Holders--Asset Sales," and the Company applies the Net Cash Proceeds from such transaction, if any, in accordance with such covenant.

    The Company will not permit any Restricted Subsidiary (other than OCC) to issue any Preferred Stock.

    PAYMENTS FOR CONSENT

    The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Senior Notes by such Restricted Subsidiary and (b) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Senior Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Senior Notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary.

    Any guarantee by a Restricted Subsidiary of the Senior Notes pursuant to the preceding paragraph may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any person not an Affiliate of the Company of all of the Company's and the Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Senior Notes, except a discharge or release by or as a result of payment under such guarantee or (iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

    UNRESTRICTED SUBSIDIARIES

    (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an

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
Unrestricted Subsidiary will not violate the provisions of the covenant described under "--Restricted Payments," (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time of such redesignation from persons who are not Affiliates of the Company, (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results and (vi) such Unrestricted Subsidiary has at least one director on its Board of Directors that is not a director or executive officer of the Company and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Without limiting the generality of the foregoing, the Company may designate any of its Subsidiaries existing as of the Issue Date (other than those specifically listed under "Principal, Maturity and Interest" above) or any successor to any of them as an Unrestricted Subsidiary and may sell, transfer or otherwise dispose of any properties or assets of any such Subsidiary to an Unrestricted Subsidiary in the ordinary course of business.

    (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).

    REPORTS

    At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (ii) the date six months after the Issue Date, in either case, whether or not the Company is then required to file reports with the Commission, the Company will file with the Commission all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Sections 13(a) or 15(d) under the Exchange Act. The Company will also be required (a) to supply to the Trustee and each holder of Senior Notes, or supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and
(b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Senior Notes promptly upon written request. In addition, at all times prior to the earlier of the date of the Registration and the date six months after the Issue Date, the Company will, at its cost, deliver to each holder of the Senior Notes quarterly and annual reports substantially equivalent to those that would be required by the Exchange Act. Furthermore, at all times prior to the Registration, the Company will supply at the Company's cost copies of such reports and documents to any prospective holder of Senior Notes promptly upon written request.

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
EVENTS OF DEFAULT AND REMEDIES

    The following will be "Events of Default" under the Indenture:

        (a) default in the payment of any interest on any Senior Note when it becomes due and payable, and continuance of such default for a period of 30 days;

        (b) default in the payment of the principal of (or premium, if any, on) any Senior Note when due;

        (c) failure to perform or comply with the Indenture provisions described above under "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "--Sale of Collateral or Loss of Control of OCC Board" and "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Merger, Consolidation or Sale of Assets";

        (d) default in the performance, or breach, of any covenant or agreement of the Company or any Restricted Subsidiary contained in the Indenture or the Pledge Agreement (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the Senior Notes then outstanding;

        (e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Indebtedness of the Company or any Restricted Subsidiary, which issue has an aggregate outstanding principal amount of not less than $5 million, and such default has resulted in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Indebtedness;

        (f) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

        (g) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

        (h) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms, or the Company denies or disaffirms its obligations under the Pledge Agreement or the obligations under the Pledge Agreement cease to be secured by a perfected first priority security interest in any portion of the Collateral purported to be pledged under the Pledge Agreement (other than in accordance with its terms).

    If an Event of Default (other than as specified in clause (g) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Senior Notes then outstanding may, and the Trustee at the request of such holders will, declare the Default Amount of, and accrued and unpaid interest on, all of the outstanding Senior Notes immediately due and payable and, upon any such declaration, such amounts will become due and payable immediately.

    If an Event of Default specified in clause (g) above occurs and is continuing, then the Default Amount of, and accrued and unpaid interest on, all of the outstanding Senior Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Senior Notes.

    At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding Senior Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Senior Notes, (B) all unpaid principal of (and premium, if any, on) any outstanding Senior Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Senior Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Senior Notes and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of the Default Amount of (or premium, if any, on) or interest on the Senior Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

    No holder of any of the Senior Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount at maturity of the outstanding Senior Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount at maturity of the outstanding Senior Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the Default Amount of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Senior Note.

    The holders of not less than a majority in aggregate principal amount at maturity of the outstanding Senior Notes may, on behalf of the holders of all of the Senior Notes, waive any past defaults under the Indenture or the Pledge Agreement, except a default in the payment of the Default Amount (and premium, if any) or interest on any Senior Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

    If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Senior Notes notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of the Default Amount of (and premium, if any, on) or interest on any Senior Notes, the Trustee may withhold the notice to the holders of the Senior Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Senior Notes.

    The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Restricted Subsidiaries of their obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of becoming aware of any Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Affiliate shall have any liability for any obligations of the Company under the Senior Notes, the Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Senior Notes ("legal defeasance"). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes, except for (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Senior Notes when such payments are due, (ii) the Company's obligations to issue temporary Senior Notes, register the transfer or exchange of any Senior Notes, replace mutilated, destroyed, lost or stolen Senior Notes, maintain an office or agency for payments in respect of the Senior Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants set forth in the Indenture and described under "Certain Covenants" above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Senior Notes ("covenant defeasance").

    In order to exercise either legal defeasance or covenant defeasance, (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Senior Notes, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Senior Notes at maturity (or upon redemption, if applicable, as of a date no later than December 15, 2001 provided that the Company shall have complied with the notice provisions set forth under the Indenture in connection with such optional redemption) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit;
(c) such legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound;
(d) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the Senior Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

    The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

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AMENDMENT, SUPPLEMENT AND WAIVER

    Modifications and amendments of the Indenture and the Pledge Agreement may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount at maturity of the Senior Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby,

        (a) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note, or reduce the principal amount or Accreted Value thereof or the rate of interest thereon or any premium payable upon the redemption thereof or amend or modify the calculation of Accreted Value or Default Amount, or change the coin or currency in which any Senior Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

        (b) reduce the percentage in principal amount at maturity of outstanding Senior Notes, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture or the Pledge Agreement;

        (c) waive a default in the payment of principal of, or premium, if any, or interest on the Senior Notes or reduce the percentage or aggregate principal amount at maturity of outstanding Senior Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

        (d) release any Pledged Stock from the Lien created by the Pledge Agreement except in accordance with the terms thereof.

    The holders of a majority in aggregate principal amount at maturity of the Senior Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture and the Pledge Agreement.

    Without the consent of any holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Senior Notes; or (2) to add to the covenants of the Company for the benefit of the holders, or to surrender any right or power herein conferred upon the Company; or (3) to add additional Events of Defaults; or (4) to provide for uncertificated Senior Notes in addition to or in place of the certificated Senior Notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to secure the Senior Notes; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, PROVIDED that such actions pursuant to this clause do not adversely affect the interests of the holders in any material respect; or (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Bank of New York, the Trustee under the Indenture, will be the initial paying agent and registrar for the Senior Notes.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the holders of a majority in outstanding principal amount at maturity of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

RELEASE OF COLLATERAL

    Upon compliance by the Company with the conditions set forth below in respect of any Repurchase Offer Triggering Event, and upon delivery by the Company to the Trustee of an Opinion of Counsel to the effect that such conditions have been met, the Trustee will release the Collateral from the Lien of the Indenture and Pledge Agreement and reconvey the Collateral to the Company.

    The Company will have the right to obtain a release of the Collateral upon compliance with the provisions of the covenant described above under "Repurchase at the Option of Holders--Sale of Collateral or Loss of Control of OCC Board" and the condition that the Company deliver to the Trustee the following:

    (a) A notice from the Company (i) requesting the release of the Collateral,
(ii) specifying the value of the Collateral computed on the basis of the Current Market Price per share of Common Stock of OCC on a date within 60 days of such Company notice (the "Valuation Date"), and (iii) in the case where the Repurchase Offer Triggering Event is a Collateral Sale, (x) stating that the purchase price to be received is at least equal to the value of the Collateral computed on the basis of the Current Market Price per share of Common Stock of OCC on the Valuation Date, (y) confirming the sale of, or an agreement to sell, the Collateral in a bona fide sale to a person that is not an Affiliate of the Company or, in the event that such sale is to a Person that is an Affiliate, confirming that such sale is made in compliance with the provisions of the covenant described above under "Certain Covenants--Transactions with Affiliates," and (z) confirming that such Collateral Sale complies with the terms and conditions of the Indenture with respect thereto.

    (b) An Officers' Certificate of the Company stating that (i) such Collateral Sale complies with the terms and conditions of the Indenture with respect to Collateral Sales, (ii) all Net Cash Proceeds from the sale of the Collateral will be applied pursuant to the provisions of the Indenture in respect of Collateral Sales, (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Collateral Sale, as the case may be, (iv) the release of the Collateral will not result in a Default or Event of Default under the Indenture and (v) all conditions precedent in the Indenture relating to such release of Collateral have been complied with, and

    (c) All documentation required by the Trust Indenture Act prior to the release of Collateral by the Trustee.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the third succeeding paragraph, the Senior Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the Closing Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Senior Notes offered and sold in reliance on Regulation S will initially be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Offshore Global Note") which will be registered in the name of the Global Note Holder and deposited on behalf of the purchasers of the Senior Notes represented thereby with a custodian for the Global Note Holder for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"). Prior to the 40th day after the later of the commencement of the Offering and the Closing Date, interests in the Offshore Global Note may only be held through Euroclear or Cedel.

    Senior Notes offered and sold to "qualified institutional buyers" ("QIBs") in reliance on Rule 144A under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "U.S. Global Note" and together with the Offshore Global Note, the "Global Notes") which will be registered in the name of the Global Note Holder and deposited on behalf of purchasers of the Senior Notes represented thereby with a custodian for the Global Note Holder for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Global Note Holder.

    Senior Notes that were (i) originally issued to or transferred to institutional "accredited investors" (as such terms are defined under "Notice to Investors" elsewhere herein) who are not QIBs (the "Non-Global Purchasers") or
(ii) issued as described below under "Certificated Senior Notes" will be issued in registered, definitive, certificated form (the "Certificated Senior Notes"). Upon the transfer to a QIB or in an offshore transaction under Rule 903 or Rule 904 under Regulation S of Certificated Senior Notes initially issued to a Non-Global Purchaser, such Certificated Senior Notes may, unless the Global Notes have previously been exchanged in whole for Certificated Senior Notes, be exchanged for an interest in a Global Note representing the principal amount of the Senior Notes being transferred upon delivery of appropriate certificates to the Trustee. For a description of certain restrictions on the transferability of the Senior Notes, see "Notice to Investors."

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Senior Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Senior Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Senior Notes, see "Notice to Investors."

    Investors may hold their interests in the Offshore Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Beginning 40 days after the later of the commencement of the Offering and the Issue Date (but not earlier), investors may also hold such interests through organizations other than Cedel or Euroclear that are Participants in the DTC system. Cedel and Euroclear will hold such interests in the Offshore Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in the Offshore Global Note in customers' securities accounts in the depositaries' names on the books of DTC.

    So long as the Global Note Holder is the registered owner of any Senior Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Senior Notes evidenced by the Global Notes. Beneficial owners of Senior Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Senior Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Senior Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

    Before the 40th day after the later of the commencement of the Offering and the Issue Date, transfers by an owner of a beneficial interest in the Offshore Global Note to a transferee who takes delivery of such interest through the U.S. Global Note will be made only in accordance with the applicable procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided in the Indenture to the effect that such transfer is being made to a person whom the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or an institutional "accredited investor."

    Transfers by an owner of a beneficial interest in the U.S. Global Note to a transferee who takes delivery of such interest through the Offshore Global Note, whether before, on or after the 40th day after the later of the commencement of the Offering and the Issue Date, will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers of Physical Notes held by institutional "accredited investors" to persons who will hold through the U.S. Global Note or the Offshore Global Note will be subject to certifications provided by the Trustee.

    CERTIFICATED SENIOR NOTES

    Transferees of Senior Notes who are not QIBs as defined in Rule 144A under the Securities Act may hold Senior Notes only in the form of Certificated Senior Notes. All such Certificated Senior Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Note Holder of the Global Notes, Certificated Senior Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Senior Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Senior Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Senior Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Senior Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Senior Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear and Cedel following DTC's settlement date.

ADDITIONAL INFORMATION

    Anyone who receives this Offering Memorandum may obtain a copy of the Indenture and/or Registration Rights Agreement without charge by writing to Ascent Entertainment Group, Inc., 1200 17th Street, Suite 2800, Denver, CO 80202, Attention: Executive Vice President, Chief Operating Officer and Chief Financial Officer.

CERTAIN DEFINITIONS

    "Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 principal amount at maturity of Senior Notes:

    (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

                              SEMI-ANNUAL                                 ACCRETED
                             ACCRUAL DATE                                   VALUE
-----------------------------------------------------------------------  -----------
Issue Date.............................................................  $    562.95
June 15, 1998..........................................................       595.05
December 15, 1998......................................................       630.38
June 15, 1999..........................................................       667.81
December 15, 1999......................................................       707.46
June 15, 2000..........................................................       749.47
December 15, 2000......................................................       793.97
June 15, 2001..........................................................       841.11
December 15, 2001......................................................       891.05
June 15, 2002..........................................................       943.95
December 15, 2002......................................................  $  1,000.00;

    (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is 180; and

   (iii) if the Specified Date is after December 15, 2002, $1,000.

    "Acquired Indebtedness" means Indebtedness of a person (a) existing at the time such person is merged with or into the Company or becomes a Subsidiary or
(b) assumed in connection with the acquisition of assets from such person.

    "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or any other person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock or any executive officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control", when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Applicable Premium" means, with respect to a Senior Note (or portion thereof) being repurchased at any time pursuant to the provisions of "Repurchase at the Option of Holders--Sale of Collateral or Loss of Control of OCC Board," the excess of (A) the present value at the repurchase date of the redemption price at December 15, 2001 of such Senior Note (or portion thereof) being repurchased, which present value shall be computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the Accreted Value as of the redemption date of such Senior Note (or portion thereof) being redeemed. For purposes of this definition, the present values of the interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of merger, consolidation or similar arrangement) (collectively, a "transfer") by the Company or any Restricted Subsidiary other than in the ordinary course of business, and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of shares of Capital Stock of any of the Company's Restricted Subsidiaries (which shall be deemed to include the sale, grant or conveyance of any interest in the income, profits or proceeds therefrom), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions, (x) that have a fair market value in excess of $1,000,000 or (y) for Net Cash Proceeds in excess of $1,000,000. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (a) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets", (b) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (c) representing obsolete or permanently retired equipment and facilities, (d) to an Unrestricted Subsidiary, if permitted under the covenant described under the caption "Certain Covenants--Restricted Payments," (e) that comprises a Collateral Sale, (f) the sale of accounts receivable for cash at fair market value or (g) in an exchange by OCC of operating rights and related assets associated with hotel rooms installed with OCC in-room video entertainment systems for operating rights and related assets associated with hotel rooms installed with a competitor's in-room video entertainment systems.

    "Average Life" means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by
(ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

    "Bank Credit Facilities" means the New Ascent Credit Facility and the New OCC Credit Facility.

    "Capital Stock" of any person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such person's equity interest (however designated), whether now outstanding or issued after the Closing Date.

    "Capitalized Lease Obligation" means, with respect to any person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

    "Cash Equivalents" means (i) cash equivalents as determined in accordance with GAAP and (ii) the principal amount of any Indebtedness for money borrowed (as reflected in the Company's consolidated balance sheet) of the Company or any Restricted Subsidiary that (x) is assumed by any transferee of any such assets or other property in an Asset Sale or Collateral Sale, as applicable, or (y) with respect to the sale or other disposition of all of the Capital Stock of any Restricted Subsidiary, remains the liability of such Subsidiary subsequent to such sale or other disposition, but only to the extent that such assumption, sale or other disposition, as the case may be, is effected on a basis under which there is no further recourse to the Company or any of its Restricted Subsidiaries with respect to such liability.

    "Change of Control" means the occurrence of any of the following events:

        (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the voting power of all classes of Voting Stock of the Company;

        (b) the Company, either individually or in conjunction with one or more Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties of the Company and the Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any person (other than the Company or a Restricted Subsidiary);

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

        (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than in a transaction that complies with the provisions described under "Consolidation, Merger and Sale of Assets".

    "Closing Date" means the date on which the Senior Notes are originally issued under the Indenture.

    "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and
(e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Adjusted Net Income otherwise attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated EBITDA" means, for any period, the sum of, without duplication, Consolidated Adjusted Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Adjusted Net Income for such period: (a) Consolidated Fixed Charges for such period, plus (b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense (excluding film amortization expense) of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; provided that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges and credits of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Adjusted Net Income for such period.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified

Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and less to the extent included in calculating such stockholders' equity of the Company and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Consolidated Tangible Assets" means, as of the date of determination, the total assets, less goodwill and other intangibles shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP. At September 30, 1997, on a pro forma basis giving effect to the Offering and the application of the proceeds therefrom, the Consolidated Tangible Assets of the Company were approximately $512 million.

    "Cumulative OCC EBITDA" means at any date of determination the cumulative amount of OCC Consolidated EBITDA from and after the first day of the first fiscal quarter commencing after the date of the Indenture to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative OCC Consolidated EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative OCC Consolidated EBITDA is less than zero.

    "Cumulative OCC Fixed Charges" means at any date of determination the aggregate amount of OCC Fixed Charges paid, accrued or scheduled to be paid or accrued by OCC and its Restricted Subsidiaries from and after the first day of the first fiscal quarter commencing after the date of the Indenture to the end of the fiscal quarter immediately preceding the date of determination.

    "Current Market Price," when used with respect to the shares of Common Stock of OCC as of any date of determination, means the average of the averages of the high and low sales prices for such shares on the principal national security exchange or quotation system on which such shares are quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any National Association of Securities Dealers, Inc. member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution, in each case for the ten consecutive Trading Days ending on the third Trading Day prior to such date of determination.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Default Amount" means (i) as of any date prior to December 15, 2002, the Accreted Value of the Senior Notes (plus any premium thereon) as of such date and (ii) as of any date on or after December 15, 2002, 100% of the principal amount at maturity of the Senior Notes (plus any premium thereon).

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors, to make a finding or otherwise take action under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required under the terms of such security to be redeemed prior to the final Stated Maturity of the Senior Notes, (ii) is redeemable at the option of the

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holder thereof, at any time prior to such final Stated Maturity or (iii) at the option of the holder thereof is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Senior Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "Repurchase at the Option of Holders--Change of Control" and "--Asset Sales" described herein and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Senior Notes as are required to be repurchased pursuant to the provisions contained in the covenants described under "Repurchase at the Option of Holders--Change of Control" and "--Asset Sales."

    "Equity Offering" means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fixed Charge Coverage Ratio" means, for any period, the ratio of Consolidated EBITDA for such period to Fixed Charges for such period.

    "Fixed Charges" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and (v) the interest component of Capitalized Lease Obligations, plus (b) cash dividends paid on Preferred Stock and Disqualified Stock by the Company and any Restricted Subsidiary (to any person other than the Company and its Restricted Subsidiaries), computed on a tax effected basis, plus (c) all interest on any Indebtedness of any person guaranteed by the Company or any of its Restricted Subsidiaries or secured by a lien on the assets of the Company or any of its Restricted Subsidiaries; provided, however, that Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, (ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof for such period and (iii) interest expense incurred in connection with the Non-Recourse Arena Financing and any Non-Recourse Film Indebtedness.

    "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, as applied from time to time by the Company in the preparation of its consolidated financial statements, except that with respect to calculating compliance with financial covenants, GAAP shall mean generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

    "Hedging Obligations" means the obligations of any person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or the value of foreign currencies.

    "Indebtedness" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (a) every obligation of such person for money borrowed, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (d) every obligation of such

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person issued or assumed as the deferred purchase price of property or services,
(e) the attributable value of every Capitalized Lease Obligation of such person,
(f) all Disqualified Stock of such person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such person under or in respect of Hedging Obligations and (h) every obligation of the type referred to in clauses (a) through (g) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person will not be considered Indebtedness for purposes of this definition.

    "Investment" in any person means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to such person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such person, or the making of any investment in such person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any person that has ceased to be a Restricted Subsidiary. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Net Cash Proceeds" means, with respect to any Asset Sale or Collateral Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale or Collateral Sale, (b) provisions for all taxes payable as a result of such Asset Sale or Collateral Sale, (c) payments made to retire Indebtedness where such Indebtedness is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale or Collateral Sale and retained by the seller after such Asset Sale or Collateral Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Collateral Sale.

    "New Ascent Credit Facility" means the Second Amended and Restated Credit Agreement dated as of December 22, 1997 among the Company, the lenders named therein and NationsBank of Texas, N.A., as agent, as such agreement may be amended, restated, supplemented, refinanced or otherwise modified from time to time.

    "New OCC Credit Facility" means the First Amended and Restated Credit Agreement dated as of November 19, 1997, among OCC, the lenders named therein and NationsBank of Texas, N.A., as agent, as such agreement may be amended, restated, supplemented, refinanced or otherwise modified from time to time.

    "Non-Recourse Arena Financing" shall mean Indebtedness incurred by the Arena Company in connection with the financing of the Pepsi Center (i) as to which neither the Company nor any Restricted Subsidiary of the Company (other than the Arena Company) (A) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness) or has given or made other written assurances regarding repayment, (B) is directly or indirectly personally liable or (C) constitutes the lender and (ii) the obligees of which will have recourse for repayment of the principal of and interest on such Indebtedness and any fees, indemnities, expense reimbursements or other amount of whatever nature accrued or payable in connection with such Indebtedness solely against the assets comprising such project (including rights of the Arena Company under contracts to which the Arena Company is party, such as as a lessor under leases thereto) for repayment of the principal of and interest on such Indebtedness and fees, indemnities, expense reimbursements or other amounts of whatever nature accrued or payable in connection with such Indebtedness.

    "Non-Recourse Film Indebtedness" shall mean Indebtedness of Beacon or its Restricted Subsidiaries incurred solely for the purpose of financing motion pictures (i) as to which neither the Company nor any Restricted Subsidiary of the Company (A) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness) or has given or made other written assurances regarding repayment, (B) is directly or indirectly personally liable or (C) constitutes the lender and (ii) the obligees of which will have recourse for repayment of the principal of and interest on such Indebtedness and any fees, indemnities, expense reimbursements or other amount of whatever nature accrued or payable in connection with such Indebtedness solely against (x) the negatives for such motion pictures, (y) ownership, distribution or exploitation rights with respect to such motion pictures or (z) standby letters or credit constituting Indebtedness which itself qualifies as Non-Recourse Film Indebtedness.

    "OCC" means On Command Corporation, a Delaware corporation, approximately 57.0% (46% on a fully diluted basis) of whose outstanding Capital Stock is owned, directly or indirectly, by the Company as of the date hereof.

    "OCC Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of OCC and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any person (other than a Restricted Subsidiary), including Unrestricted Subsidiaries, in which OCC or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to OCC or any such Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any person combined with OCC or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination and (e) the net income (but not the net loss) of any Restricted Subsidiary of OCC to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to OCC or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that, if any Restricted Subsidiary of OCC is not a Wholly Owned Restricted Subsidiary, OCC Consolidated Adjusted Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the OCC Consolidated Adjusted Net Income otherwise attributable to such Restricted Subsidiary multiplied by
(B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of

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such period by OCC or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "OCC Consolidated EBITDA" means, for any period, the sum of, without duplication, OCC Consolidated Adjusted Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing OCC Consolidated Adjusted Net Income for such period: (a) OCC Consolidated Fixed Charges for such period, plus (b) the provision for federal, state, local and foreign income taxes of OCC and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of OCC and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; provided that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges and credits of a Restricted Subsidiary will be included in OCC Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating OCC Consolidated Adjusted Net Income for such period.

    "OCC Fixed Charge Coverage Ratio" means, for any period, the ratio of OCC Consolidated EBITDA for such period to OCC Fixed Charges for such period.

    "OCC Fixed Charges" means, for any period, without duplication, the sum of
(a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of OCC and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and (v) the interest component of Capitalized Lease Obligations, plus (b) cash dividends paid on Preferred Stock and Disqualified Stock by OCC and any of its Restricted Subsidiaries (to any person other than the Company and its Restricted Subsidiaries), computed on a tax effected basis, plus (c) all interest on any Indebtedness of any person guaranteed by OCC or any of its Restricted Subsidiaries or secured by a lien on the assets of OCC or any of its Restricted Subsidiaries; provided, however, that OCC Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, and (ii) the fixed charges of a Restricted Subsidiary of OCC to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating OCC Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof for such period.

    "Permitted Investments" means any of the following:

        (a) Investments in (i) securities with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; (iii) any shares of money market mutual or similar funds having assets in excess of $500,000,000; and (iv) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating (A) from Moody's Investors Service, Inc. of at least P-1 or (B) from Standard & Poor's Ratings Services of at least A-1;

        (b) Investments by the Company or any Wholly Owned Restricted Subsidiary in another person, if as a result of such Investment (i) such other person becomes a Restricted Subsidiary or (ii) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

        (c) Investments by the Company or a Restricted Subsidiary in the Company or a Restricted Subsidiary;

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        (d)  Investments in existence on the Closing Date;

        (e) promissory notes or other evidences of Indebtedness received as a result of Asset Sales or Collateral Sales permitted under the covenants entitled "Repurchase at the Option of Holders--Asset Sales" and "--Sale of Collateral or Loss of Control of OCC Board," respectively;

        (f) the making of any Investment by OCC in any Person, so long as the decision to take such action is approved by the Board of Directors of OCC for a valid business purpose in the exercise of such Board's reasonable business judgment, PROVIDED that the aggregate amount of any such Investments by OCC shall not exceed $10 million at any one time outstanding; and

        (g) other Investments that do not exceed $10 million in the aggregate at any one time outstanding.

    "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the Closing Date, made between the Company and the Trustee, governing the Collateral held by the Trustee for the benefit of the holders of the Senior Notes, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

    "Preferred Stock" means, with respect to any person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such person's preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

    "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

    "Qualified Stock" of any person means any and all Capital Stock of such person, other than Disqualified Stock.

    "Repurchase Offer Triggering Event" shall have the meaning set forth in the covenant entitled "Repurchase at the Option of Holders--Sale of Collateral or Loss of Control of OCC Board."

    "Restricted Subsidiary" means (i) any Subsidiary other than an Unrestricted Subsidiary and (ii) OCC until such time as the Company has repurchased shares of Common Stock of OCC pursuant to an offer to repurchase the Senior Notes made by the Company in compliance with the provisions of "Repurchase at the Option of Holders--Sale of Collateral or Loss of Control of OCC Board."

    "Significant Subsidiary" means any Restricted Subsidiary of the Company that together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Subsidiaries or (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during such entire fiscal year.

    "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

    "Subordinated Indebtedness" means Indebtedness of the Company that is subordinated in right of payment to the Senior Notes.

    "Subsidiary" means any person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

    "Trading Day" means a day during which trading in securities generally occurs on the principal national or regional securities exchange on which the applicable security is then listed or, if the applicable security is not listed on a national or regional securities exchange, on the Nasdaq National Market or, if the applicable security is not quoted on the Nasdaq National Market, on the principal other market on which the applicable security is then traded.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to stated maturity of the Senior Notes; provided, however, that if the average life to stated maturity of the Senior Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

    "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

    "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which are owned, directly or indirectly, by the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes, subject to the limitations set forth below, the material U.S. federal income tax consequences associated with the acquisition, ownership and disposition of the Notes. The discussion is based upon provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a holder of the Notes. This discussion assumes that the Notes are or will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. Except as otherwise described herein, this discussion applies only to a person who is a holder who purchased Notes pursuant to the Offering at the "issue price" (as defined below) and who is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust that is subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code (a "U.S. Holder"). This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, or persons that hold Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PURCHASER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES.

ORIGINAL ISSUE DISCOUNT

    GENERAL

    The Notes bear original issue discount ("OID"), and each U.S. Holder is required to include in income (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer) in each year, in advance of the receipt of cash payments on such Notes, that portion of the OID, computed on a constant yield basis, attributable to each day during such year on which the U.S. Holder held the Notes. See
"--Taxation of Original Issue Discount" below.

    In the event of a failure to consummate the Exchange Offer or cause a Shelf Registration Statement to be declared effective, there will be an increase in the interest rate, taxable as additional income to holders. The Company does not intend to treat the possibility of such additional interest as affecting the computation of the yield to maturity on the Notes under the OID Regulations.

    THE AMOUNT OF ORIGINAL ISSUE DISCOUNT

    The amount of OID with respect to each Note is equal to the excess of (i) its "stated redemption price at maturity" over (ii) its "issue price." Under the OID Regulations, the "issue price" of the Notes is the initial offering price to the public (not including any bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler) at which a substantial amount of

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the Notes are sold, and the "stated redemption price at maturity" of each Note will include all payments to be made thereon, including any stated interest payments. Payments of stated interest on the Notes are not separately included in a U.S. Holder's income as interest, but rather are treated first as payments of previously accrued OID and then as payments of principal which reduce the U.S. Holders' basis in the Notes.

    TAXATION OF ORIGINAL ISSUE DISCOUNT

    A U.S. Holder of a debt instrument issued with OID is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which the holder holds the debt instrument. The daily portions of OID required to be included in a holder's gross income in a taxable year is determined upon a constant yield basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. Accrual periods with respect to a Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Note as long as
(i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of the OID attributable to each "accrual period" is the product of (i) the "adjusted issue price" at the beginning of such accrual period and (ii) the "yield to maturity" of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period). The "yield to maturity" is the discount rate that, when used in computing the present value of all payments to be made under the Note, produces an amount equal to the issue price of the Note. The "adjusted issue price" of a Note at the beginning of an accrual period is generally defined as the issue price of the Note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the Note. Accordingly, a U.S. Holder of a
Note is required to include OID thereon in gross income for U.S. federal tax purposes in advance of the receipt of cash in respect of such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of a Note is the difference between (x) the amount payable at the maturity of the Note and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

    EFFECT OF MANDATORY AND OPTIONAL REDEMPTIONS ON OID

    Certain events such as a Change of Control, an Asset Sale or an Equity Offering will result in certain redemption rights and obligations of the Company with respect to the Notes as specified elsewhere herein. Under the OID Regulations, computation of the yield and maturity of the Notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the Notes (that does not reflect such events) is significantly more likely than not to occur. In addition, the Company may redeem the Notes, in whole or in part, at any time on or after December 15, 2001, at redemption prices specified elsewhere herein plus accrued and unpaid interest to the date of redemption. Under the OID Regulations, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any unconditional option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Company does not intend to treat the redemption provisions described in this paragraph as affecting the computation of the yield to maturity of the Notes. U.S. Holders may wish to consult their tax advisors regarding the treatment of such contingencies under the OID Regulations.

    TAX BASIS

    A U.S. Holder's initial tax basis in a Note generally is equal to the purchase price paid by such U.S. Holder for such Note. A U.S. Holder's tax basis in a Note is increased by the amount of OID that is

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included in such U.S. Holder's income pursuant to the foregoing rules and is decreased by the amount of any cash payments received.

MARKET DISCOUNT, ACQUISITION PREMIUM

    If a U.S. Holder acquires a Note for an amount that is less than its revised issue price (generally, adjusted issued price) at the time of acquisition, the amount of such difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If a U.S. Holder makes a gift of a Note, accrued market discount, if any, is recognized as if such U.S. Holder had sold such Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or the earlier disposition of the Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount is considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

    A U.S. Holder who acquires a Note for an amount that is greater than the adjusted issue price of such Note but equal to or less than the sum of all amounts payable on such Note after the purchase date is considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules of the Code and the OID Regulations, the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year is reduced by the portion of such acquisition premium properly allocable to such year.

SALE OR REDEMPTION

    Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note is a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder's adjusted tax basis therein. Except with respect to accrued market discount, such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the Note will have been held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months. Gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

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THE EXCHANGE OFFER

    An exchange of Senior Notes for Exchange Senior Notes as described under "The Exchange Offer" should have no federal income tax consequences to a holder of a Senior Note. A U.S. Holder will have the same tax basis and holding period in the Exchange Senior Note immediately after the exchange as it did in the Senior Note.

HIGH-YIELD DISCOUNT OBLIGATIONS

    The Notes will constitute "applicable high yield discount obligations" ("AHYDOs"), as the yield to maturity of such Notes equals or exceeds the sum of the applicable federal rate in effect at the time of the issuance of the Notes (the "AFR") plus five percentage points. For December 1997, the mid-term AFR is 5.93% (based on semi-annual compounding). Under Sections 163(e) and 163(i) of the Code, a C corporation that is an issuer of debt obligations subject to the AHYDO rules may not deduct any portion of OID on the obligations until such portion is actually paid. A debt obligation is generally subject to the AHYDO rules if (i) its maturity date is more than five years from the date of issue,
(ii) its yield to maturity equals or exceeds the sum of the AFR plus five percentage points, and (iii) it bears "significant OID." A debt obligation will bear significant OID for this purpose if, as of the close of any accrual period ending more than five years after issuance, the total amount of income includable by a holder with respect to the debt instrument exceeds the sum of
(i) the total amount of "interest" paid under the obligation before the close of such accrual period and (ii) the product of the issue price of the debt instrument and its yield to maturity.

NON-U.S. HOLDERS

    Subject to the discussion of "backup" withholding below, payments of principal, if any, and interest (including OID) by the Company or its agent (in its capacity as such) to any holder who is a beneficial owner of a Note but is not a U.S. Holder is not subject to U.S. federal withholding tax provided, in the case of interest (including OID) that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note certified to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certified to the Company or its agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner. A holder of a Note who is not a U.S. Holder, and who does not meet the requirements of the preceding sentence, would generally be subject to U.S. federal withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on payments of interest (including OID) on the Notes.

    If a holder of a Note who is not a U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from U.S. federal withholding tax as discussed in the preceding paragraph (or by reason of the delivery of properly completed Form 4224), is subject to U.S. federal income tax on such interest (including OID) and on any gain realized on the sale, exchange or other dispositions of a Note in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

    Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a holder who is not a U.S. Holder is not subject to U.S. federal

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
income or withholding taxes unless (i) such gain is effectively connected with a U.S. trade or business of the holder, or (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

    Notes held by an individual who is neither a citizen nor a resident of the United States for U.S. federal income tax purposes at the time of such individual's death is not subject to U.S. federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a U.S. trade or business of such individual and that such individual qualified for the exemption from U.S. federal withholding tax (without regard to the certification requirements) that is described above.

    Regulations recently issued by the IRS, which will be effective for payments made after December 31, 1998 (subject to certain transition rules), make modifications to the certification procedures applicable to non-U.S. Holders. In general, these regulations unify certification procedures and forms and clarify and modify reliance standards. A Non-U.S. Holder should consult its own advisor regarding the effect of the new Treasury Regulations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest (including OID) on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, is required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

    Under current Treasury Regulations, backup withholding and information reporting do not apply to payments made by the Company or any agent thereof (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in clause (iii) in the first paragraph under "--Non-U.S. Holders" or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied). Payments of the proceeds from the sale by a holder who is not a U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, U.S. information reporting may apply to such payments.

    Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to U.S. information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from U.S. information reporting and backup withholding.

    In October 1997, United States Treasury Regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments (including OID) in respect of a Note or proceeds from the sale of a Note that are made after December 31, 1998. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the general backup withholding requirements. Holders of the Notes should consult their tax advisors concerning possible application of the final regulations to amounts of OID that they are required to include in income as well as the possible application of such regulations to any payments made on or with respect to the Notes.

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
    Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.

    The Company is required to furnish certain information to the Internal Revenue Service, and will furnish annually to record holders of Notes, information with respect to interest and OID accruing during the calendar year. The OID information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of the debt instrument. No assurance can be given that the Internal Revenue Service will not challenge the accuracy of the reported information. Subsequent holders who purchase Notes for an amount other than the adjusted issue price and/or on a date other than the last day of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for U.S. federal income tax purposes.

                              NOTICE TO INVESTORS

    Because the following instructions will apply to any Senior Notes held by holders who do not participate in the Exchange Offer, holders of Senior Notes are advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Senior Notes.

    The Senior Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to U.S. Persons (as such terms are defined under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Senior Notes are being offered hereby only (A) to "qualified institutional buyers" (as defined in Rule 144A) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A, (B) to a limited number of institutional "accredited investors" within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act and (C) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act.

    Each purchaser of the Senior Notes, by its acceptance thereof, will be deemed to have acknowledged, represented to and agreed with the Company and the Initial Purchaser as follows:

        (1) It understands and acknowledges that the Senior Notes have not been registered under the Securities Act or any other applicable securities law, the Senior Notes are being offered for resale in transactions not requiring registration under the Securities Act or any other securities laws, including sales pursuant to Rule 144A under the Securities Act, and none of the Senior Notes may be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraph (4) below.

        (2) It is either:

           (a) a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act and is aware that any sale of the Senior Notes to it will be made in reliance on Rule 144A. Such acquisition will be for its own account or for the account of another Qualified Institutional Buyer; or

           (b) an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3)or (7) of Rule 501 under the Securities Act or, if the Senior Notes are to be purchased for one or more accounts ("investor accounts") for which it is acting as fiduciary or agent (except if it is a bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution as described in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual capacity or in a fiduciary capacity), each such investor account is an institutional accredited investor on a like basis; in the normal course of its business, it invests in or purchases securities similar to the Senior Notes and it has such knowledge and experience in financial and

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       business matters that it is capable of evaluating the merits and risks of purchasing any of the Senior Notes. It is aware that it (or any investor account) may be required to bear the economic risk of an investment in the Senior Notes for an indefinite period of time and it (or such investor account) is able to bear such risk for an indefinite period; or

           (c) a person that, at the time the buy order was originated, was outside the United States and was not a U.S. Person (and was not purchasing for the account or benefit of a U.S. Person (other than an Initial Purchaser)) within the meaning of Regulation S under the Securities Act.

        (3) It acknowledges that none of the Company or the Initial Purchaser or any person representing the Company or the Initial Purchaser has made any representation to it with respect to the Company or the Offering or sale of any Senior Notes, other than the information contained in this Offering Memorandum, which Offering Memorandum has been delivered to it. Accordingly, it acknowledges that no representation or warranty is made by the Initial Purchaser as to the accuracy or completeness of such materials. It has had access to such financial and other information as it has deemed necessary in connection with its decision to purchase any of the Senior Notes, including an opportunity to ask questions of and request information from the Company and the Initial Purchaser, and it has received and reviewed all information which it requested.

        (4) It is purchasing the Senior Notes for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell such Senior Notes pursuant to Rule 144A, Regulation S or any exemption from registration available under the Securities Act. It agrees on its own behalf and on behalf of any investor account for which it is purchasing the Senior Notes, and each subsequent holder of the Senior Notes by its acceptance thereof will agree, to offer, sell or otherwise transfer such Senior Notes prior to the date which is two years after the later of the date of the original issue of the Senior Notes and the last date on which the Company or any affiliate of the Company was the owner of such Senior Notes (the "Resale Restriction Termination Date") only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Senior Notes are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act that is acquiring the security for its own account or for the account of such an institutional "accredited investor" for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, (f) pursuant to the exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (g) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and to compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Senior Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of Exhibit A hereto to the Trustee, which shall provide as applicable, among other things, that the Transferee is an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act that is acquiring such Senior Notes for investment purposes and not with a view to, or for offer or sale in

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    connection with, any distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer pursuant to clause (e), (f) or
    (g) prior to the Resale Restriction Termination Date of the Senior Notes to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

    Each purchaser acknowledges that each certificate representing a Senior Note will contain a legend substantially to the following effect:

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH ASCENT ENTERTAINMENT GROUP, INC. (THE "COMPANY") OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE "RESALE RESTRICTION TERMINATION DATE") ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT,
    (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY RESTRICTED PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSES (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRANSFER AGENT, THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

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
        (5) It acknowledges that the Company, the Initial Purchaser and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements and agrees that if any of the acknowledgments, representations, warranties and agreements deemed to have been made by its purchase of the Senior Notes are no longer accurate, it shall promptly notify the Initial Purchaser. If it is acquiring any Senior Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such investor account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such investor account.

    A TRANSFER OF ANY SENIOR NOTES BEARING A RESTRICTED LEGEND DURING THE TIME WHEN A REGISTRATION STATEMENT IS EFFECTIVE WITH RESPECT TO SUCH SECURITY MUST BE MADE PURSUANT TO SUCH REGISTRATION STATEMENT AND THE TRANSFEROR MUST DELIVER TO THE TRUSTEE A CERTIFICATE SET FORTH IN THE INDENTURE AS TO COMPLIANCE WITH CERTAIN CONDITIONS TO TRANSFER.

    Each purchaser of Senior Notes that is an institutional accredited investor must execute and deliver a purchaser's letter for the benefit of the Initial Purchaser and the Company, substantially in the form included as Annex A to this Offering Memorandum, whereby such institutional accredited investor (a) agrees to the restrictions on transfer set forth in clause (1) above, (b) confirms that it (i) is acquiring Senior Notes having a minimum purchase price of at least $100,000 for its own account and for each separate account for which it is acting, (ii) is acquiring such Senior Notes for its own account or for certain qualified institutional accounts as specified therein, and (iii) is not acquiring the Senior Notes with a view to distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction, and (c) acknowledges that the registrar and transfer agent for the Senior Notes will not be required to accept for registration or transfer any Senior Notes acquired by them, except upon presentation of evidence satisfactory to the Company that the restrictions on transfer set forth in clause (1) above have been complied with, and that any such Senior Notes will be in the form of definitive physical certificates bearing the legend set forth in clause (4) above.

    The Senior Notes may not be sold or transferred to, and each purchaser, by its purchase of the Senior Notes shall be deemed to have represented and covenanted that, it is not acquiring the Senior Notes for or on behalf of, and will not transfer the Senior Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")) except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

        (1) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets, in such collective investment fund and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

        (2) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which at any time, while the Senior Notes or the Exchange Senior Notes are outstanding, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

        (3) to the extent such purchase is made by or on behalf of an insurance company general account, Prohibited Transaction Class Exemption 95-60 applies to exempt the purchase of the Senior Notes from the provisions of Sections 406(a) and 407(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and
    (D) of the Code;

        (4) to the extent such purchase is made on behalf of a plan by a qualified professional asset manager ("QPAM") (as defined in Part V(a) of Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor) and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such QPAM, do not represent more than 20% of the total client assets managed by such QPAM, assuming the conditions of Part I of such Exemption are otherwise satisfied;

        (5) to the extent such plan is a governmental plan or church plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 4975 of the Code;

        (6) to the extent such purchase is made on behalf of a plan by an in-house asset manager (as defined in Part IV(a) of Prohibited Transaction Class Exemption 96-23 issued by the Department of Labor) and the applicable conditions of such exemption are satisfied; or

        (7) to the extent one or more other prohibited transaction statutory or administrative exemptions applies such that the purchase of the Senior Notes by a plan will not constitute a non-exempt prohibited transaction.

    In addition, the fiduciary of any employee benefit plan subject to Title I of ERISA (a "Plan") should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of such Plan's assets in the Senior Notes. Accordingly, such fiduciary should consider whether the investment satisfies the diversification and prudence requirements of ERISA and whether the investment is consistent with the documents and instruments governing the Plan.

    Certain employee benefit plans, such as governmental plans and church plans that are not subject to the restrictions of ERISA may invest in the Senior Notes without regard to the ERISA considerations in the preceding paragraph. The investment in the Senior Notes by such employee benefit plans may, however, be subject to other applicable federal, state and local laws, rules and regulations, which should be carefully considered by such employee benefit plans before investing in the Senior Notes.

    Every Plan, governmental plan or church plan considering the acquisition of the Senior Notes should consult with its counsel with respect to the potential applicability of ERISA, the Code and any other relevant laws to such investment.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

    Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Senior Notes that will be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Senior Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Senior Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Senior Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Senior Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

    Each holder of the Senior Notes who wishes to exchange Senior Notes for Exchange Senior Notes in the Exchange Offer will be required to represent that
(i) it is not an affiliate of the Company, (ii) any Exchange Senior Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities
Act) of the Exchange Senior Notes. In addition, in connection with any resales of Exchange Senior Notes, any broker-dealer (an "Exchanging Dealer") who acquired the Senior Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Senior Notes (other than a resale of an unsold allotment from the original sale of the Senior Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Exchanging Dealers to use the prospectus contained in the Exchange Offer Registrattion Statement in connection with the resale of such Exchange Senior Notes for the period starting on the Expiration Date and ending on the close of business one year after the Expiration Date. Each Exchanging Dealer who receives Exchange Senior Notes for its own account in exchange for Senior Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a Prospectus in connection with any resale by it of such Exchange Senior Notes.

    The Issuer will not receive any proceeds from any sale of the Exchange Senior Notes by Exchanging Dealers. Exchange Senior Notes received by Exchanging Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Senior Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Exchanging Dealer and/or the purchasers of any such Exchange Senior Notes. Any Exchanging Dealer that resells Exchange Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such Exchange Senior Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Senior Notes and commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    At the time of the Offering the Initial Purchaser advised the Company that it intended to make a market in the Exchange Senior Notes; however, it is not obligated to do so and any such market making may be discontinued at any time, without notice, in the sole discretion of the Initial Purchaser. Accordingly, there can be no assurance as to the development or liquidity of any market that may develop for the

Exchange Senior Notes. The Senior Notes are not listed on a national securities exchange or authorized for trading on the Nasdaq Stock Market. The Senior Notes that are sold to Qualified Institutional Buyers are expected to be eligible for trading in the PORTAL market. See "The Exchange Offer."

    IN ORDER TO FACILITATE THE EXCHANGE OFFER, THE INITIAL PURCHASER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE EXCHANGE SENIOR NOTES. SPECIFICALLY, THE INITIAL PURCHASER MAY BID FOR, AND PURCHASE, THE EXCHANGE SENIOR NOTES IN THE OPEN MARKET. ANY OF THESE ACTIVITIES MAY STABILIZE OR MAINTAIN THE MARKET PRICE OF THE EXCHANGE SENIOR NOTES ABOVE INDEPENDENT MARKET LEVELS. THE INITIAL PURCHASER IS NOT REQUIRED TO ENGAGE IN THESE ACTIVITIES AND MAY END ANY OF THESE ACTIVITIES AT ANY TIME.

    NationsBank of Texas, N.A., an affiliate of NationsBanc Montgomery Securities, Inc., is a lender and Agent under the New Ascent Credit Facility and the New OCC Credit Facility, for which it is receiving customary fees. See "Description of Certain Indebtedness."

    The Issuer has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Notes (including broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedule of Ascent Entertainment Group, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing herein.

    ASCENT ENTERTAINMENT GROUP HAS ITS PRINCIPAL OFFICES AT 1200 SEVENTEENTH STREET, SUITE 2800, DENVER, COLORADO 80202, AND ITS TELEPHONE NUMBER IS (303) 626-7000. THE COMPANY IS A DELAWARE CORPORATION AND WAS INCORPORATED IN 1995.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed with the Commission pursuant to the Exchange Act and are hereby incorporated by reference in the Offering
Memorandum:

FORM                                                                        DATE FILED
-------------------------------------------------------------------  ------------------------
8-K................................................................  December 24, 1997
10-Q...............................................................  November 14, 1997
8-K................................................................  November 3, 1997
10-Q...............................................................  August 14, 1997
8-K................................................................  July 29, 1997
8-K................................................................  July 8, 1997
8-A12G.............................................................  July 1, 1997
8-K................................................................  June 19, 1997
10-Q...............................................................  May 13, 1997
Schedule 14A.......................................................  April 23, 1997
10-K...............................................................  March 31, 1997
8-K................................................................  February 21, 1997

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996:

  Unaudited Condensed Consolidated Balance Sheets as of September 30, 1997 and December 31, 1996...........        F-2

  Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 1997
    and 1996...............................................................................................        F-3

  Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1997
    and 1996...............................................................................................        F-4

  Notes to Unaudited Condensed Consolidated Financial Statements for the nine months ended September 30,
    1997 and 1996..........................................................................................        F-5

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994:

  Independent Auditors' Report.............................................................................       F-12

  Consolidated Balance Sheets as of December 31, 1996 and 1995.............................................       F-13

  Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994...............       F-14

  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994.....       F-15

  Consolidated Statements of Cash Flow for the years ended December 31, 1996, 1995 and 1994................       F-16

  Notes to Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994..........       F-17

                        ASCENT ENTERTAINMENT GROUP, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                             SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                                                             ------------------  -----------------
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents................................................     $     18,419        $     3,963
  Receivables, net.........................................................           57,512             54,695
  Prepaid expenses.........................................................           20,336             11,247
  Current portion of film inventory........................................           15,922            --
  Deferred income taxes....................................................            5,409              3,580
  Income taxes receivable (Note 7).........................................            8,798             12,623
  Other current assets.....................................................            1,770              2,759
                                                                                    --------           --------
  Total current assets.....................................................          128,166             88,867
  Property and equipment, net..............................................          311,759            301,498
  Goodwill, net............................................................          124,501            132,805
  Franchise rights, net....................................................           98,577            102,189
  Film inventory, net (Note 5).............................................           30,797             76,234
  Investments..............................................................            7,226              9,150
  Other assets, net........................................................           33,805             31,899
                                                                                    --------           --------
TOTAL ASSETS...............................................................     $    734,831        $   742,642
                                                                                    --------           --------
                                                                                    --------           --------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings (Note 6)...........................................     $    192,000        $   143,000
  Accounts payable.........................................................           19,113             19,992
  Deferred income..........................................................           50,782             81,942
  Income taxes payable.....................................................            4,202              6,970
  Payable to COMSAT (Note 7)...............................................              541              4,662
  Other accrued liabilities................................................           58,949             38,629
                                                                                    --------           --------
    Total current liabilities..............................................          325,587            295,195
Long-term debt (Note 6)....................................................           50,000             50,000
Other long-term liabilities................................................           13,004             14,645
Deferred income taxes......................................................            7,716              5,742
                                                                                    --------           --------
  Total liabilities........................................................          396,307            365,582
Minority interest (Note 3).................................................           97,661            107,475
STOCKHOLDERS' EQUITY (NOTE 9):
  Preferred stock, par value $0.1 per share, 5,000,000 shares authorized,
    none outstanding.......................................................          --                 --
  Common stock, par value $.01 per share, 60,000,000 shares authorized;
    29,755,600 and 29,754,000 issued and outstanding.......................              297                297
  Additional paid-in capital...............................................          307,588            307,569
  Accumulated deficit......................................................          (68,387)           (39,633)
  Other....................................................................            1,365              1,352
                                                                                    --------           --------
    Total stockholders' equity.............................................          240,863            269,585
                                                                                    --------           --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................................     $    734,831        $   742,642
                                                                                    --------           --------
                                                                                    --------           --------

  See accompanying notes to these condensed consolidated financial statements.

                        ASCENT ENTERTAINMENT GROUP, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
REVENUES..................................................................................  $  318,714  $  169,501
                                                                                            ----------  ----------
OPERATING EXPENSES:
  Cost of services........................................................................     266,463     131,059
  Depreciation and amortization...........................................................      75,689      48,637
  General and administrative..............................................................       5,921       7,723
                                                                                            ----------  ----------
      Total operating expenses............................................................     348,073     187,419
                                                                                            ----------  ----------
Operating loss............................................................................     (29,359)    (17,918)
Other income (expense), net...............................................................         789         491
Interest expense..........................................................................     (16,329)     (5,904)
                                                                                            ----------  ----------
Loss before taxes and minority interest...................................................     (44,899)    (23,331)
Income tax benefit........................................................................       5,907       7,081
                                                                                            ----------  ----------
Loss before minority interest.............................................................     (38,992)    (16,250)
Minority interest in (income) loss of subsidiary, net of taxes............................      10,237        (316)
                                                                                            ----------  ----------
NET LOSS..................................................................................  $  (28,755) $  (16,566)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
NET LOSS PER COMMON SHARE.................................................................  $     (.97) $     (.56)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average number of common shares outstanding......................................      29,755      29,752
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  See accompanying notes to these condensed consolidated financial statements.

                        ASCENT ENTERTAINMENT GROUP, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                           -----------------------
                                                                                              1997        1996
                                                                                           ----------  -----------
OPERATING ACTIVITIES:
  Net loss...............................................................................  $  (28,755) $   (16,566)
  Adjustments for non-cash expenses:
    Depreciation and amortization........................................................      75,689       48,637
    Amortization of film inventory.......................................................      68,888        5,380
    Provision for loss on investment.....................................................         129        1,800
    Changes in operating assets and liabilities..........................................     (67,583)     (10,972)
                                                                                           ----------  -----------
  Net cash provided by operating activities..............................................      48,368       28,279
                                                                                           ----------  -----------
INVESTING ACTIVITIES:
  Proceeds from note receivable..........................................................       2,189        2,900
  Purchase of property and equipment.....................................................     (68,293)     (73,421)
  Net expenditures for film production costs.............................................     (19,233)     (33,432)
  Investments in unconsolidated business.................................................      --           (4,125)
  Distributions from partnerships and joint ventures.....................................         505      --
  Proceeds from sale of investment.......................................................       1,920        1,892
                                                                                           ----------  -----------
  Net cash used in investing activities..................................................     (82,912)    (106,186)
                                                                                           ----------  -----------
FINANCING ACTIVITIES:
  Repayment of long-term debt............................................................      --             (208)
  Net short-term borrowings..............................................................      49,000       68,000
  Other..................................................................................      --              576
                                                                                           ----------  -----------
  Net cash provided by financing activities..............................................      49,000       68,368
                                                                                           ----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................................      14,456       (9,539)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........................................       3,963       11,012
                                                                                           ----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................................................  $   18,419  $     1,473
                                                                                           ----------  -----------
                                                                                           ----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..........................................................................  $   11,454  $     5,534
                                                                                           ----------  -----------
                                                                                           ----------  -----------
  Income taxes paid......................................................................  $      262  $       414
                                                                                           ----------  -----------
                                                                                           ----------  -----------
NON-CASH INVESTING AND FINANCING ACTIVITY:
  Reversal of accrual made in OCC purchase price allocation..............................  $    3,000  $   --
                                                                                           ----------  -----------
                                                                                           ----------  -----------

  See accompanying notes to these condensed consolidated financial statements.

                        ASCENT ENTERTAINMENT GROUP, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL

    The accompanying unaudited condensed consolidated financial statements of Ascent Entertainment Group, Inc. ("Ascent" or the "Company") should be read in the context of the 1996 consolidated financial statements and notes thereto included elsewhere in this document. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying condensed consolidated financial statements reflect all adjustments and disclosures which are, in the opinion of management, necessary for a fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results of the entire year. Certain fiscal 1996 amounts have been reclassified to conform with the fiscal 1997 presentation. Such reclassifications had no effect on net loss or stockholders' equity.

2.  ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of Ascent and its majority-owned subsidiaries which include On Command Corporation ("OCC"), the Denver Nuggets Limited Partnership (the "Nuggets"), the Colorado Avalanche LLC (the "Avalanche"), Beacon Communications Corp. ("Beacon") and the Ascent Arena Company, LLC (the "Arena Company"). Ascent Network Services, Inc. ("ANS"), formerly a wholly owned subsidiary of Ascent, was merged into Ascent and became an operating division of Ascent on May 30, 1997. Significant intercompany transactions have been eliminated.

    Ascent executed an initial public offering (the "Offering") of its common stock on December 18, 1995. Prior to the Offering, Ascent was a wholly owned subsidiary of COMSAT Corporation ("COMSAT"). Until June 27, 1997 COMSAT continued to own a majority (80.67%) of Ascent's common stock and control Ascent. In addition, Ascent's relationship with COMSAT was governed by three agreements entered into in connection with the Offering: an Intercompany Services Agreement, a Corporate Agreement and a Tax Sharing Agreement.

    On June 27, 1997, COMSAT consummated the distribution of its 80.67% ownership interest in Ascent to the COMSAT shareholders on a pro-rata basis in a transaction that was tax-free for federal income tax purposes (the "Distribution"). Ascent and COMSAT entered into a Distribution Agreement and a Tax Disaffiliation Agreement, both dated as of June 3, 1997 (see Note 7) in connection with the Distribution. Ascent and COMSAT also terminated the Intercompany Services Agreement and Corporate Agreement entered into in connection with the Offering resulting in, among other things, the termination of the restriction on Ascent's incurring indebtedness without the consent of COMSAT. As a result of the Distribution, Ascent became an independent publicly held corporation. All costs incurred by Ascent which are directly associated with the Distribution have been charged to expense.

3.  BUSINESS COMBINATION

    As discussed in Note 2 to the Company's 1996 consolidated financial statements presented elsewhere in this document, effective October 8, 1996, Ascent through its newly formed subsidiary, OCC, acquired the assets, properties and certain liabilities of SpectraVision, Inc., a leading provider of in-room video entertainment services to the lodging industry. Prior to the acquisition of SpectraVision, On Command Video Corporation ("OCV"), formerly an 84% owned subsidiary of Ascent, was merged with a subsidiary of OCC and became a wholly owned subsidiary of OCC pursuant to an Agreement and Plan of Merger. Ascent owns approximately 57% of the common stock of OCC as of September 30, 1997. The acquisition

                        ASCENT ENTERTAINMENT GROUP, INC.

3.  BUSINESS COMBINATION (CONTINUED)
of SpectraVision has been accounted for under the purchase method and, accordingly, the results of operations of SpectraVision are included in the consolidated financial statements from the date of the acquisition.

4.  DENVER ARENA PROJECT

    As discussed in Note 4 to the Company's 1996 consolidated financial statements, on March 28, 1996, the Company entered into an agreement with The Anschutz Corporation ("TAC") pursuant to which the Company purchased all of TAC's interests in the proposed arena development project in Denver and related goodwill, rights, plans, specifications, drawings, contracts, relationships, approvals, permits and other work product of every kind that had been generated by the efforts of TAC and Ascent with respect to the proposed arena (the "Arena Assets"), and TAC agreed to use reasonable efforts to facilitate the development and construction of the proposed arena. Ascent and TAC had worked together on the proposed arena development from early 1994 until September 1995. In consideration for TAC's interest in the Arena Assets and its agreement to facilitate development of the proposed arena, Ascent paid TAC $6,600,000 in cash. On a non-interest bearing basis, Ascent also agreed to pay TAC an additional $5,000,000 and grant a paid-up suite license, contingent on completion of the construction and occupancy of the proposed arena.

    On May 7, 1997, the Company entered into a Land Purchase Agreement (the "Agreement") with Southern Pacific Transportation Company ("SPT") pursuant to which the Company would purchase approximately 49 acres in Denver as the site for the proposed arena for a purchase price of $20,000,000. The Agreement is similar to the previously expired agreement between SPT and the Company. Pursuant to the Agreement, the closing of the land purchase needs to occur on or before August 31, 1997 and consummation of the transaction is subject to several conditions, including obtaining satisfactory financing. In connection with the Agreement, the Company paid SPT an earnest money deposit of $750,000, which will be credited against the purchase price at closing. The Agreement also provides for SPT to effect a state-approved environmental clean-up plan on the site, and to provide continuing partial indemnification with regard to certain environmental liabilities. Subsequently, the Company has amended the Agreement to extend the final date for closing of the land purchase first to October 31, 1997 and then to November 14, 1997. In connection with these extensions, the Company paid SPT non-refundable deposits totaling $410,000. On November 14, 1997, the Company purchased the land pursuant to the Agreement as amended.

    In connection with the proposed arena, on November 13, 1997, the Company entered into a definitive agreement (the "Arena Agreement") with the City and County of Denver (the "City"), the effectiveness of which is subject to the satisfaction of certain conditions prior to December 15, 1997. The Arena Agreement provides for Ascent to construct, own and manage a new arena in the City through its subsidiary, the Arena Company. The Arena Agreement also provides for the release of the Nuggets and Avalanche from their existing leases at the City's current arena, McNichols Arena, upon the completion of the new arena. In addition, upon completion of the new arena, Ascent is to transfer to the City the land associated with the arena and the City will lease the land back to Ascent for a 25 year term. At the end of such term the City will contributed the land back to Ascent.

    On November 14, 1997, Liberty Denver Arena, LLC ("LDA") a subsidiary of Liberty Media Corporation, invested $15,000,000 in the Arena Company. In connection with such investment, upon consent of the NBA and NHL, LDA will receive an ownership interest in the Arena Company that

                        ASCENT ENTERTAINMENT GROUP, INC.

4.  DENVER ARENA PROJECT (CONTINUED)
includes an interest in the capital of the Arena Company and a profits interest of approximately 6.5% representing the right to receive distributions from the Arena Company measured by reference to each of the Nuggets and Avalanche. LDA will not have any management or operating rights with respect to the Arena Company, the Nuggets or the Avalanche. Prior to receipt of the league consents, LDA will have a 50% interest in the Arena Company, and, if the consents are not received, then after June 30, 1998, LDA may require Ascent to purchase, and Ascent may require LDA to sell, LDA's interest in the Arena Company for $15,000,000, plus interest payable at the election of Ascent, in either cash or common stock of Ascent, or some combination thereof. The Board of Governors of both the NBA and NHL have approved Liberty's investment and final comments are expected to be executed by December 31, 1997.

5.  FILM INVENTORY

    Film inventory consists of the following at September 30, 1997 and December 31, 1996:

                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Films released, less amortization.......................................  $  28,441  $   3,382
Films in process and development........................................     13,422     69,732
Development.............................................................      4,856      3,120
                                                                          ---------  ---------
        Total film inventory............................................  $  46,719  $  76,234
                                                                          ---------  ---------
                                                                          ---------  ---------

6.  NOTES PAYABLE AND LONG-TERM DEBT

    On March 23, 1997, OCC entered into an amendment to its revolving credit facility with a bank (the "OCC Amendment"). Under the OCC Amendment, the amount available under the OCC revolving credit facility was increased from $125.0 million to $150.0 million, and certain other terms were amended to clarify such terms. At September 30, 1997, $50.0 million was outstanding as a long-term revolving loan payable in 2001 while $77.0 million is considered a short-term borrowing under the amended OCC credit facility. At September 30, 1997, there was $23.0 million available for future borrowings under the amended OCC credit facility, subject to certain covenant restrictions.

    On March 23, 1997, Ascent entered into an amendment and restatement of its revolving credit facility with a bank (the "Ascent Amended Facility"). The Ascent Amended Facility provides, among other things, that the Ascent revolving credit facility will only be renewable for two additional one year options beyond October 7, 1997 if, prior thereto, Ascent has received not less than $50.0 million in proceeds from a new debt financing which is subordinated to the Ascent Amended Facility; for the maximum amount available to be borrowed under the facility to be reduced from $200.0 million to $140.0 million; for the elimination of the $125.0 million limit on available borrowings under the facility prior to the receipt of NBA and NHL consents; that those financial covenants contained in the Ascent Amended Facility related to the financial results of OCC will not be applicable until December 31, 1997; for the $140.0 million of availability to be divided into a term loan of $50.0 million and a revolving facility of $90.0 million; for the failure of Ascent to commence construction on the new arena (see Note 4) prior to August 31, 1997 to be an event of default; and for amendments to certain other financial covenants.

    On August 12, 1997, Ascent obtained the bank's consent to (i) extend the time for the commencement of construction on the new arena from August 31, 1997 to October 31, 1997 and (ii) extend the maturity

                        ASCENT ENTERTAINMENT GROUP, INC.

6. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED) date for the revolving credit facility from October 7, 1997 to October 31, 1997, still subject to Ascent obtaining not less than $50.0 million in subordinated indebtedness by October 9, 1997. On October 9, 1997 the Company reached agreement with the bank to extend the date by which Ascent has to raise additional debt financing from October 9, 1997 to December 31, 1997. After raising the additional debt financing, Ascent would be able to renew its current facility for up to two more years after December 31, 1997. On October 9, 1997, Ascent's lender agreed to the extension of the maturity date based on progress in Ascent's efforts to raise financing through a private placement offering which is expected to raise significantly in excess of $50.0 million in proceeds. Pursuant to the Ascent Amended Facility, the amount available thereunder would be decreased by an amount equal to the excess over $50.0 million raised. In consideration for the bank to extend the credit agreement beyond two years, Ascent is considering even a larger decrease in the amount to be available under the credit agreement.

    On October 31, 1997, Ascent obtained the bank's consent to extend the October 31, 1997 deadline for commencing construction on the new arena to November 30, 1997. The Company commenced construction on the new arena before the November 30, 1997 deadline. Based on current market conditions, management of Ascent believes that the Company will be successful in obtaining the required funds through additional debt financing by December 31, 1997, although there can be no assurances that conditions will not change or that other contingencies will not arise which could impact Ascent's ability to raise the additional debt financing on terms acceptable to Ascent. Accordingly, Ascent could be required to refinance the Ascent Amended Facility which could require Ascent to sell assets. At September 30, 1997, $25.0 million was available for future borrowings under the Ascent Amended Facility, subject to certain covenant restrictions.

7.  RELATED PARTY TRANSACTIONS AND AGREEMENTS WITH COMSAT

    During the nine-month periods ended September 30, 1997 and 1996, Ascent paid COMSAT $245,000 and $0 respectively, in interest relating to intercompany obligations between the two entities. In addition, COMSAT has provided administrative services to Ascent pursuant to an Intercompany Services Agreement (the "Services Agreement"). The Services Agreement, which was amended in December 1996 to reflect a reduced level of services to be provided effective January 1, 1997, was terminated on June 27, 1997 in connection with the Distribution. Total charges incurred under this agreement were approximately $173,000 and $1,500,000 for the nine months ended September 30, 1997 and 1996, respectively.

    Through June 27, 1997, the date of the Distribution, Ascent was a member of COMSAT's consolidated tax group for federal income tax purposes. Accordingly, Ascent prepared its tax provision based on Ascent's inclusion in COMSAT's consolidated tax return pursuant to the tax sharing agreement entered into in connection with the Offering (see note 2). In conjunction with the SpectraVision transaction, Ascent's ownership in OCC decreased to approximately 57% and OCC began filing a separate return commencing on October 9, 1996. Pursuant to the tax sharing agreement and the tax disaffiliation agreement, taxes payable or receivable with respect to periods that Ascent was included in COMSAT's consolidated tax group are settled with COMSAT annually. At September 30, 1997 and December 31, 1996, Ascent's federal income tax receivable from COMSAT was $8,798,000 and $12,263,000, respectively. In conjunction with the Distribution (see note 2), the Company will no longer be part of COMSAT's consolidated tax group and accordingly, it may be unable to recognize tax benefits and will receive no cash payments from COMSAT for operating losses incurred subsequent to June 27, 1997.

                        ASCENT ENTERTAINMENT GROUP, INC.

7.  RELATED PARTY TRANSACTIONS AND AGREEMENTS WITH COMSAT (CONTINUED)
    In connection with the Distribution, Ascent and COMSAT executed the Distribution Agreement, dated June 3, 1997. The Distribution Agreement provides, among other things, that COMSAT will distribute all of its holdings of Ascent common stock to COMSAT shareholders on a pro-rata basis. In addition, while COMSAT has received a ruling from the IRS that the Distribution will not be taxable to COMSAT or its shareholders, such a ruling is based on the representations made by COMSAT in the IRS ruling documents. Accordingly, in order to maintain the tax-free status of the Distribution, Ascent will be subject to the following restrictions under the Distribution Agreement: (i) Ascent shall not take any action, nor fail or omit to take any action, that would cause the Distribution to be taxable or cause any representation made in the ruling documents to be untrue in a manner which would have an adverse effect on the tax-free status of the Distribution; (ii) until the second anniversary of the Distribution, Ascent will continue the active conduct of its ANS satellite distribution, service and maintenance business; (iii) until the first anniversary of the Distribution, Ascent will not sell or otherwise issue to any person, or redeem or otherwise acquire from any person, any Ascent stock or securities exercisable or convertible into Ascent stock or any instruments that afford any person the right to acquire stock of Ascent; (iv) for six months after the Distribution, Ascent will not solicit any person to make a tender offer for stock of Ascent, participate in or support any unsolicited tender offer for stock of Ascent, or approve any proposed business combination or any transaction which would result in any person owning 20% or more of the stock of Ascent; (v) until the second anniversary of the Distribution, Ascent will not sell, transfer or otherwise dispose of assets that, in the aggregate, constitute more than 60% of its gross assets as of the Distribution, other than in the ordinary course of business; (vi) until the second anniversary of the Distribution, Ascent will not voluntarily dissolve or liquidate or engage in any merger, consolidation or other reorganization; and (vii) until the second anniversary of the Distribution, Ascent will not unwind the merger of ANS with and into Ascent in any way.

    The restrictions noted in items (ii) through (vii) above will be waived with respect to any particular transaction if either COMSAT or Ascent have obtained a ruling from the IRS in form and substance reasonably satisfactory to COMSAT that such transaction will not adversely affect the tax-free status of the Distribution, or COMSAT has determined in its sole discretion, exercised in good faith solely to preserve the tax-free status of the Distribution that such transaction could not reasonably be expected to have a material adverse effect on the tax-free status of Distribution, or, with respect to a transaction occurring at least one year after the Distribution, Ascent obtains an unqualified tax opinion in form and substance reasonably acceptable to COMSAT that such transaction will not disqualify the Distribution's tax-free status.

    Pursuant to the Distribution Agreement, Ascent will indemnify COMSAT against any tax related losses incurred by COMSAT to the extent such losses are caused by any breach by Ascent of its representations, warranties or covenants made in the Distribution Agreement. In turn, COMSAT will indemnify Ascent against any tax related losses incurred by Ascent to the extent such losses are caused by any COMSAT action causing the Distribution to be taxable. To the extent that tax related losses are attributable to subsequent tax legislation or regulation, such losses will be borne equally by COMSAT and Ascent.

8.  LITIGATION

    The Company and its subsidiaries are defendants, and may be potential defendants, in lawsuits and claims arising in the ordinary course of their businesses. While the outcomes of such claims, lawsuits, or

                        ASCENT ENTERTAINMENT GROUP, INC.

8.  LITIGATION (CONTINUED)
other proceedings cannot be predicted with certainty, management expects that such liability, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on the financial condition of the Company.

9.  STOCKHOLDERS' EQUITY

    STOCKHOLDERS' RIGHTS' PLAN--On June 27, 1997, the Company's Board of Directors adopted a Rights Plan (the "Plan") and, in accordance with the Plan, declared a dividend of one preferred share purchase right for each outstanding share of common stock, payable July 10, 1997 to stockholders of record on that date. The Plan is intended to enable all Ascent stockholders to realize the long term value of their investment in the Company. The Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

    The rights become exercisable after a person or group acquires 15% or more of the Company's common stock or announces an offer, the consummation of which would result in the ownership of 15% or more of the Company's common stock. Once exercisable, each right will entitle the holder other than the person or group that has acquired 15% of the Company's shares to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01, at a price of $40.00, subject to adjustment. If a person or group acquires 15% or more of Ascent's outstanding common stock, each right will entitle its holder to purchase a number of shares of the Company's common stock having a market value of two times the exercise price of the right. In the event a merger or other business combination transaction is effected after a person or group has acquired 15% or more of the Company's common stock, each right will allow its holder to purchase a number of the resulting company's common shares having a market value of two times the exercise price of the right.

    Following the acquisition by a person or group of 15% or more of the Company's common stock but prior to the acquisition of a 50% ownership interest, the Company may exchange the rights at an exchange ratio of one Common stock per right. The Company may also redeem the rights at $.01 per right at any time prior to a 15% acquisition. The rights, which do not have voting power and are not entitled to dividends until such time as they become exercisable, expire on July 2007.

    STOCK OPTION PLANS--As discussed in Note 10 to the Company's 1996 financial statements, the Company had two stock incentive plans, the 1995 Key Employee Stock Plan (the "Key Employee Plan") and the 1995 Non-employee Directors Stock Plan. In order for the Distribution to be tax-free, the Distribution Agreement required Ascent to cancel substantially all of the outstanding options, and not to have any plans or agreements to issue stock. Therefore, in connection with the Distribution, the 1995 Non-employee Director's Stock Plan was terminated as it only provided for the issuance of stock and stock options. In addition, the stock options previously granted under the Key Employee Plan (1,273,250 options) were canceled and, in exchange, option holders were issued stock appreciation rights ("SARs"), payable only in cash, with an exercise price equal to $9.53 per share, based on the average trading price of the Ascent common stock for five days commencing with the date of the Distribution. In addition, under the Key Employee Plan, 120,000 SARs were granted to certain officers and key employees of the Company in June 1997. The SARs permit the optionee to surrender the SAR, in whole or in part, on any date that the fair market value of the Company's common stock exceeds the exercise price for the SAR and receive payment in cash. Payment would be equal to the excess of the fair market value of the shares reflected by the surrendered SAR over the exercise price for such shares. The SARs will vest over either a three year or

                        ASCENT ENTERTAINMENT GROUP, INC.

9.  STOCKHOLDERS' EQUITY (CONTINUED)
five year period from the date of grant of the option for which they were exchanged. In June 1997, the Company also adopted the 1997 Non-employee Directors Stock Appreciation Rights Plan (subject to stockholder approval) pursuant to which each non-employee director was granted a SAR with respect to 100,000 shares of Ascent common stock with a three year vesting period. The exercise price for the non-employee directors SARs is $8.27 per share, the market price on the date of the Distribution. The change in value of SARs will be reflected in the Company's statement of operations based upon the market value of the common stock. During the three and nine month periods ended September 30, 1997 the Company recorded $741,000 in expense relating to the SARs.

10.  NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share"
(EPS). This Statement establishes standards for computing and presenting earnings per share. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; early application is not permitted. The Company will adopt this Statement in the fourth quarter of 1997 and will restate all prior period earnings per share data presented as required.

    SFAS 128 replaces current EPS reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to nonredeemable common stock by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. If SFAS 128 had been in effect during the three and six-month periods ended September 30, 1997 and 1996, basic and diluted EPS would not have been substantially different than primary EPS currently reported for the respective periods.

    In June 1997, the FASB adopted SFAS No. 130 "Reporting Comprehensive Income", which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", which redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about a Company's operating segments. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows. While the Company has not completed its analysis of which operating segments it will report under SFAS No. 131 in the future, it is required to and will adopt both SFAS 130 and 131 in fiscal 1998.

11.  SUBSEQUENT EVENTS

    On October 31, 1997, OCC sold the building which housed the SpectraVision spare part depot in Richardson, Texas for $4.5 million in cash.

    In November 1997, OCC refinanced its existing $150.0 million revolving credit facility and entered into an amended and restated credit agreement with its lender. Under the restated OCC credit agreement, the amount available under the credit facility was increased from $150.0 million to $200.0 million, and certain other terms were amended; most notably, the inclusion of restrictions on OCC's ability to pay dividends or make other distributions until the later of January 1, 1999 or until certain operating ratios are attained. In connection with OCC's refinancing, Ascent and the bank amended certain provisions of the Ascent Amended Facility (see Note 6).

                        ASCENT ENTERTAINMENT GROUP, INC.

11.  SUBSEQUENT EVENTS (CONTINUED)
    ON DECEMBER 22, 1997, ASCENT COMPLETED THE SALE OF $225,000,000 PRINCIPAL AMOUNT AT MATURITY OF SENIOR SECURED DISCOUNT NOTES DUE 2004 (THE "SENIOR NOTES"). THE SENIOR NOTES, WHICH MATURE ON DECEMBER 15, 2004, WERE SOLD AT A DISCOUNT FOR AN AGGREGATE PRICE OF $126,663,750, REPRESENTING A YIELD TO MATURITY OF 11.875% COMPUTED ON A SEMI-ANNUAL BOND EQUIVALENT BASIS FROM THE DATE OF ISSUANCE. THE NET PROCEEDS FROM THE OFFERING OF APPROXIMATELY $121 MILLION PLUS AVAILABLE CASH WAS USED TO REPAY OUTSTANDING INDEBTEDNESS UNDER ASCENT'S EXISTING CREDIT FACILITY. CASH INTEREST WILL NOT ACCRUE ON THE SENIOR NOTES PRIOR TO DECEMBER 15, 2002. CONCURRENTLY WITH THE SALE OF THE SENIOR NOTES, THE COMPANY AND THE BANK ENTERED INTO A SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (THE "NEW ASCENT CREDIT FACILITY") TO DECREASE THE MAXIMUM AMOUNT OF BORROWINGS UNDER THE COMPANY'S EXISTING REVOLVING CREDIT LOAN (SEE NOTE 6) FROM $140 MILLION TO $50 MILLION AND RESTATE OTHER TERMS AND CONDITIONS OF THE PREVIOUS AGREEMENT. THE AVAILABLE BORROWINGS UNDER THE NEW ASCENT CREDIT FACILITY WILL BE PERMANENTLY REDUCED COMMENCING IN MARCH 2000 AND ON A QUARTERLY BASIS THEREAFTER IN VARYING AMOUNTS THROUGH DECEMBER 2002 WHEN THE FACILITY WILL TERMINATE.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of

Ascent Entertainment Group, Inc.:

    We have audited the accompanying consolidated balance sheets of Ascent Entertainment Group, Inc. and its subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ascent Entertainment Group and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Denver, Colorado

March 23, 1997

                        ASCENT ENTERTAINMENT GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $    3,963  $   11,012
  Receivables, net (Note 3)...............................................................      54,695      45,041
  Deferred income taxes (Note 8)..........................................................       3,580       4,394
  Income taxes receivable (Note 8)........................................................      12,623       2,247
  Prepaid expenses........................................................................      11,247       6,558
  Other current assets....................................................................       2,759       3,656
                                                                                            ----------  ----------
    Total current assets..................................................................      88,867      72,908
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Property and equipment, net (Note 4)....................................................     301,498     220,602
  Goodwill, net...........................................................................     132,805      47,393
  Franchise rights, net...................................................................     102,189     107,962
  Film inventory, net (Note 5)............................................................      76,234      11,470
  Investments.............................................................................       9,150       6,628
  Other assets, net.......................................................................      31,899      37,453
                                                                                            ----------  ----------
  Total assets............................................................................  $  742,642  $  504,416
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                              LIABILITIES AND EQUITY
Current liabilities:
  Short-term borrowings (Note 6)..........................................................  $  143,000  $   --
  Current portion of long-term debt.......................................................      --             207
  Accounts payable........................................................................      19,992       6,783
  Payable to COMSAT.......................................................................       4,662       7,217
  Deferred income.........................................................................      81,942      38,060
  Income taxes payable (Note 8)...........................................................       6,970       1,813
  Other accrued liabilities...............................................................      38,629      33,764
                                                                                            ----------  ----------
    Total current liabilities.............................................................     295,195      87,844
                                                                                            ----------  ----------
  Long-term debt (Note 6).................................................................      50,000      70,000
  Other long-term liabilities (Note 7)....................................................      14,645      13,843
  Deferred income taxes (Note 8)..........................................................       5,742       3,593
                                                                                            ----------  ----------
  Total liabilities.......................................................................     365,582     175,280
                                                                                            ----------  ----------
  Minority interest (Note 2)..............................................................     107,475      27,867
  Commitments and contingencies (Notes 2, 4, 6, 9)........................................      --          --
  Stockholders' equity (Note 10):
    Preferred stock, par value $.01 per share, 5,000,000 shares authorized, none
      outstanding.........................................................................      --          --
    Common stock, par value $.01 per share, 60,000,000 shares authorized, 29,754,000
      issued and outstanding..............................................................         297         297
    Additional paid-in capital............................................................     307,569     304,571
    Accumulated deficit...................................................................     (39,633)     (3,599)
    Unrealized gain on available for sale securities, net of taxes........................       1,352      --
                                                                                            ----------  ----------
  Total stockholders' equity..............................................................     269,585     301,269
                                                                                            ----------  ----------
  Total liabilities and stockholders' equity..............................................  $  742,642  $  504,416
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The accompanying notes are an integral part of these consolidated financial statements.

                        ASCENT ENTERTAINMENT GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                        DECEMBER 31, 1996, 1995 AND 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Revenues (Note 3 and Note 14 for related party revenues)................      $258,120      $201,818      $165,476
                                                                          ------------  ------------  ------------
Operating expenses:
Cost of services........................................................       217,949       154,676       107,452
Depreciation and amortization...........................................        74,812        53,675        38,820
General and administrative..............................................         9,678        10,002         9,203
Provision for restructuring (Note 11)...................................       --             10,866       --
                                                                          ------------  ------------  ------------
Total operating expenses................................................       302,439       229,219       155,475

Income (loss) from operations...........................................       (44,319)      (27,401)       10,001
Other income (expense), net.............................................           565        (2,070)        1,021
Interest expense........................................................       (10,715)         (759)         (326)
                                                                          ------------  ------------  ------------
Income (loss) before taxes, minority interest and extraordinary loss....       (54,469)      (30,230)       10,696
Income tax benefit (expense) (Note 8)...................................        11,957         9,835        (4,831)
                                                                          ------------  ------------  ------------
Income (loss) before minority interest and extraordinary loss...........       (42,512)      (20,395)        5,865
Minority interest.......................................................         6,812          (628)         (265)
                                                                          ------------  ------------  ------------
Income (loss) before extraordinary loss.................................       (35,700)      (21,023)        5,600
Extraordinary loss on early extinguishment of debt, net of taxes (Note
  6)....................................................................          (334)      --            --
                                                                          ------------  ------------  ------------
Net income (loss).......................................................      $(36,034)     $(21,023)     $  5,600
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Net income (loss) per common share:
Before extraordinary loss...............................................        $(1.20)        $(.87)         $.23
Extraordinary loss on early extinguishment of debt, net of taxes........          (.01)      --            --
                                                                          ------------  ------------  ------------
Net income (loss) per share.............................................        $(1.21)        $(.87)         $.23
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average number of common shares outstanding....................    29,753,000    24,217,000    24,000,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        ASCENT ENTERTAINMENT GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                           UNREALIZED
                                                                                             GAIN ON
                                                                 ADDITIONAL                AVAILABLE-      TOTAL
                                         BUSINESS     COMMON      PAID-IN    ACCUMULATED    FOR-SALE-   STOCKHOLDERS'
                                          EQUITY       STOCK      CAPITAL      DEFICIT     SECURITIES      EQUITY
                                        ----------  -----------  ----------  ------------  -----------  ------------
Balance at January 1, 1994............  $  181,181
Net income............................       5,600
Net transfers from COMSAT and
  subsidiaries........................      81,416
                                        ----------
Balance at December 31, 1994..........     268,197
Net loss..............................     (17,424)
Net transfers from COMSAT and
  subsidiaries........................     115,110
                                        ----------
Balance at December 17, 1995..........     365,883

Net loss..............................                                        $   (3,599)                $   (3,599)
Repayment of COMSAT loan..............    (140,000)
Incorporation of Ascent Entertainment
  Group, Inc..........................    (225,883)  $     240   $  225,643                                 225,883
Net proceeds from initial public
  offering on December 18, 1995.......                      57       78,928                                  78,985
                                        ----------       -----   ----------  ------------  -----------  ------------
Balance at December 31, 1995..........      --             297      304,571       (3,599)                   301,269
Net loss..............................                                           (36,034)                   (36,034)
Investment in OCC adjustment (Note
  2)..................................                                1,178                                   1,178
Capital contribution from COMSAT (Note
  10).................................                                1,820                                   1,820
Unrealized gain on available-for-
  sale-securities, net of taxes.......                                                          1,352         1,352
                                        ----------       -----   ----------  ------------  -----------  ------------
Balance at December 31, 1996..........  $   --       $     297   $  307,569   $  (39,633)   $   1,352    $  269,585
                                        ----------       -----   ----------  ------------  -----------  ------------
                                        ----------       -----   ----------  ------------  -----------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        ASCENT ENTERTAINMENT GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $  (36,034) $  (21,023) $    5,600
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.............................................      74,812      53,675      38,820
    Amortization of film inventory............................................       8,442       4,904      --
    Provision for loss on investments.........................................       2,310      --          --
    Extraordinary loss on extinguishment of debt, net.........................         334      --          --
    Provision for restructuring...............................................      --          10,866      --
  Changes in operating assets and liabilities:
    Current assets............................................................      (2,723)    (10,034)     (7,860)
    Current liabilities.......................................................     (19,203)     27,749      10,095
    Noncurrent assets.........................................................      (4,892)     (1,872)     (6,535)
    Noncurrent liabilities....................................................        (341)     (1,280)     (1,981)
    Other.....................................................................         572         786         421
                                                                                ----------  ----------  ----------
Net cash provided by operating activities.....................................      23,277      63,771      38,560
                                                                                ----------  ----------  ----------
CASH FLOW FROM INVESTING ACTIVITIES:
    Proceeds from notes and other long-term receivable........................       6,684         787      --
    Proceeds from sale of investments.........................................       3,608      --          --
    Net expenditures for film production costs................................     (21,050)    (12,549)       (181)
    Purchase of property and equipment........................................     (88,859)    (89,487)    (87,681)
    Investment in unconsolidated businesses...................................      (4,125)     (3,625)     --
    Acquisitions of businesses................................................      (9,572)    (76,249)    (33,148)
    Other.....................................................................      --             600       1,035
                                                                                ----------  ----------  ----------
Net cash used in investing activities.........................................    (113,314)   (180,523)   (119,975)
                                                                                ----------  ----------  ----------
CASH FLOW FROM FINANCING ACTIVITIES:
    Proceeds from borrowings under former credit facilities...................      75,000      70,000      --
    Repayment of borrowings under former credit facilities....................    (145,000)       (817)     (1,348)
    Proceeds from borrowings under revolving credit loans.....................     205,537                  --
    Payments under revolving credit loans and other notes payable.............     (15,207)     --          --
    Payment of assumed debt from SpectraVision acquisition....................     (40,000)     --          --
    Capital Contribution from COMSAT..........................................       1,820      --          --
    Proceeds from issuance of subsidiary's stock..............................       2,587         209       1,486
    Repayment of COMSAT note..................................................      --        (140,000)     --
    Net transfers from COMSAT and its subsidiaries............................      --         115,110      81,416
    Common stock issued.......................................................      --          78,985      --
    Other.....................................................................      (1,749)        919      --
                                                                                ----------  ----------  ----------
Net cash provided by financing activities.....................................      82,988     124,406      81,554
                                                                                ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........................      (7,049)      7,654         139
    Cash and cash equivalents, beginning of year..............................      11,012       3,358       3,219
                                                                                ----------  ----------  ----------
    Cash and cash equivalents, end of year....................................  $    3,963  $   11,012  $    3,358
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental cash flow information:
    Interest paid.............................................................  $    8,851  $      166  $      293
    Income taxes paid.........................................................      --           1,482       7,271

  The accompanying notes are an integral part of these consolidated financial statements.

                        ASCENT ENTERTAINMENT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting practices of Ascent Entertainment Group, Inc. (the "Company" or "Ascent") and its majority owned subsidiaries conform to generally accepted accounting principles and prevailing industry practices. The following is a summary of the Company's significant accounting and reporting policies.

    BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION. The accompanying financial statements present the financial position and results of operations of COMSAT Video Enterprises, Inc. ("CVE") which, until April 1995, was a wholly owned subsidiary of COMSAT Corporation ("COMSAT"). In April 1995, COMSAT formed COMSAT Entertainment Group, Inc. ("CEG") and contributed 100% of the stock of CVE to CEG. Subsequently, CEG changed its name to Ascent Entertainment Group, Inc. ("Ascent"). Accordingly, the Company operated as CVE up to April 1995 and as Ascent after that date. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany transactions have been eliminated. Minority interest in the financial statements consists of the interest of other stockholders in On Command Corporation. The significant majority-owned subsidiaries of Ascent are as follows:

On Command Corporation ("OCC") and its wholly-owned subsidiaries, On
  Command Video Corporation ("OCV") and SpectraVision, Inc.
  ("SpectraVision")
Ascent Network Services, Inc. ("ANS"), (formerly CVE)
Denver Nuggets Limited Partnership ("Nuggets")
Beacon Communications Corp. ("Beacon")
Colorado Avalanche LLC ("Avalanche")

    OCC provides video distribution and pay-per-view video entertainment services to the lodging industry and has operating subsidiaries in the United States, Canada, Mexico, Hong Kong, Singapore, Thailand and Australia. ANS provides video distribution services to the National Broadcasting Company ("NBC") television network and other private networks. The Nuggets own a franchise in the National Basketball Association ("NBA"). The Avalanche own a franchise in the National Hockey League ("NHL"). Beacon is a producer of motion pictures and television programming.

    Ascent executed an initial public offering (the "IPO") of a portion of its common stock on December 18, 1995. Prior to the IPO, Ascent split each share of common stock outstanding into 24,000,000 shares of common stock. Earnings per share and share amounts for all prior periods have been restated to reflect this stock split. After the IPO, COMSAT continues to own a majority (80.67%) of Ascent's common stock and continues to control Ascent. In addition, during 1996 Ascent's relationship with COMSAT was governed by agreements entered into in connection with the Offering, including an Intercompany Services Agreement, a Corporate Agreement and a Tax Sharing Agreement. The Corporate Agreement restricts the Company from issuing additional equity securities or incurring additional indebtedness without the consent of COMSAT (See Notes 6 and 14.)

    CASH AND CASH EQUIVALENTS. Ascent considers highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT. Property and equipment is stated at cost, less accumulated depreciation and amortization. Installed video systems consist of video system equipment and related costs of installation at hotel locations. Distribution systems to networks consist of equipment at network affiliates and the related costs of installation. Construction in progress consists principally of purchased and manufactured parts of partially constructed video systems and the Company's expenditures through December 31, 1996 on the Denver arena project (See Note 4.)

    Depreciation and amortization are calculated using the straight-line method over the estimated service life of each asset. The service lives for property and equipment are: installed video systems, 3 to 7 years; distribution systems, 10 to 15 years; furniture, fixtures and equipment, 3 to 10 years; and buildings and leasehold improvements, 20 years.

    GOODWILL. The consolidated balance sheet includes goodwill related to the acquisitions of SpectraVision by OCC, OCV by CVE, the Nuggets and Beacon. Goodwill is amortized over 10 to 25 years. Accumulated goodwill amortization was $13,801,000 and $8,593,000 at December 31, 1996 and 1995, respectively.

    FRANCHISE RIGHTS. Franchise rights were recorded in connection with the purchases of the Nuggets beginning in 1989 and the Avalanche beginning in 1995. Such rights are being amortized over 25 years. The amounts shown on the consolidated balance sheet are net of accumulated amortization of $18,172,000 and $13,398,000 at December 31, 1996 and 1995, respectively.

    EVALUATION OF LONG-LIVED ASSETS. The Company evaluates the potential impairment of long-lived assets and long-lived assets to be disposed of in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 establishes procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles held and used by an entity. SFAS No. 121 requires that those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less estimated selling costs. As of January 1, 1996 and December 31, 1996, management believes that there was not any impairment of the Company's long-lived assets or any other such identifiable intangibles.

    FILM INVENTORIES. Film inventories are stated at the lower of cost or net realizable value. Revenue estimates and costs on a film-by-film basis are reviewed periodically by management and are revised, if warranted, based upon management's appraisal of current market conditions. When estimates of total revenue indicate that a film will result in an ultimate loss, the entire loss is recognized. It is reasonably possible that estimates of anticipated future gross revenues and film carrying costs may be reduced materially in the near term due to a significant degree of variability in the performance of theatrical films.

    DEFERRED FINANCING COSTS. Costs incurred with the issuance of the Company's current credit facilities are included in prepaid expenses, net of accumulated amortization. Amortization is charged to operations over the respective lives of the loan agreements and is included in interest expense. (See Note 6).

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEFERRED COMPENSATION COSTS. Certain current and former players of the Nuggets and the Avalanche have contracts that provide for deferred compensation and bonuses. Ascent records a charge to operations equal to the present value of the future guaranteed payments in the period in which the compensation is earned. In addition, certain players' contracts provide for guaranteed compensation payments. (See Note 7).

    REVENUE AND COST RECOGNITION. OCC installs pay-per-view video systems in hotels, generally under five to seven year agreements, whereby revenues are recognized at the time of viewing. Revenue from the sale of video systems is recognized when the equipment is shipped, except for systems requiring installation by the Company, which is recognized upon completion of the installation. Revenues from video management services and royalties are recognized when earned.

    The Nuggets and Avalanche game admission and broadcasting revenues are recognized as earned per home game during the teams' regular playing seasons, generally from October to April of the following calendar year. Team and game costs, principally gate assessments, arena rentals and user fees, are recorded and expensed on the same basis. Team costs, principally player salaries, related fringe benefits and insurance, are recognized on a per-day basis during the teams' regular playing seasons. Accordingly, advance ticket sales and advance payments on television, radio, concessionaire and marketing contracts, and payments for team and game expenses not earned or incurred, are recorded as deferred revenues and deferred game expenses, respectively, and amortized ratably as regular season games are played.

    Minimum guaranteed amounts from theatrical exhibition and revenues from home videos, pay television and free television license agreements are recognized when the applicable license period begins for each motion picture and such motion picture is made available to the distributor for exploitation pursuant to the terms of the applicable license agreement. Amounts in excess of the minimum guarantee under such license agreements and other amounts (where no minimum guarantee was given) are recognized when earned. Cash collected in advance of the time of film availability is recorded as deferred revenue.

    Film costs include the acquisition of story rights, the development of stories, production, print and advertising costs (which benefit future periods) and certain amounts of overhead related to production are capitalized as film inventory. Such costs are amortized under the individual film forecast method. Completed film costs are amortized in the proportion that each film's current revenues bear to management's estimates of total remaining ultimate revenues from all sources for such film. Estimated liabilities for royalties and profit participations are accrued based upon recognized film revenues and expenses in the same manner as film cost inventories.

    Revenue from other services is recorded as services are provided.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses include those costs incurred by the parent company, Ascent Entertainment Group, Inc. Similar costs incurred by the Company's majority-owned subsidiaries are included in cost of services in the accompanying statements of operations. For the years ended December 31, 1996, 1995 and 1994, the Company's subsidiaries incurred related costs of $23,984,000, $10,844,000, and $5,441,000, respectively.

    INCOME TAXES. A current or deferred income tax liability or asset is recognized for temporary differences which exist due to the recognition of certain income and expense items for financial reporting

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purposes in periods different than for tax reporting purposes. The provision for income taxes is based on the amount of current and deferred income taxes payable or refundable at the date of the financial statement as measured by the provisions of current tax laws.

    NET INCOME (LOSS) PER SHARE. Net income (loss) per common share is calculated using the weighted average number of common and common equivalent shares outstanding in the respective years. Except when inclusion of such shares is antidilutive, common equivalent shares include net shares issuable upon the assumed exercise of options using the treasury stock method, assuming purchases at average market values.

    Common equivalent shares were not included in the calculation of income
(loss) per share for 1996 and 1995, because their inclusion would have been antidilutive. There were no common equivalent shares in 1994.

    RESEARCH AND DEVELOPMENT COSTS. Research and development costs are charged to operations as incurred. These costs are included in cost of services on the income statements. The amounts charged were $4,628,000, $2,734,000 and $2,882,000 for the years ended December 31 1996, 1995 and 1994, respectively. Included in these amounts were amounts for services purchased from COMSAT affiliates of $132,000 for the year ended December 31, 1994. No such services were purchased in 1996 and 1995.

    CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include the allowance for doubtful accounts receivable, the estimated useful lives of video systems and property and equipment, intangible assets, including goodwill, the amortization of film costs based on future film revenues, the reduction in construction in progress and film inventory to their net realizable value and the amounts of certain accrued liabilities.

    The Company participates in the highly competitive multimedia distribution and entertainment industries and believes that changes in any of the following areas could have a material adverse affect on the Company's future financial position or results of operations: declines in hotel occupancy as a result of general business, economic, or other factors; loss of one or more of its major hotel chain customers; a decline in ticket sales and other revenues by the sports franchises; the timing and success of film releases; ability to obtain additional capital to finance capital expenditures and film production costs; ability to retain senior management and key employees; disruption of satellite service; and risks of technological obsolescence.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The fair value of cash and cash equivalents, receivables, other current assets, accounts payable and other accrued liabilities approximate their carrying value due to the short term nature of these financial instruments. The fair value of certain short-term and long-term investments approximates their carrying value. The fair value of the Company's bank borrowings and other long-term liabilities approximates their carrying value due to the variable nature of the interest associated with those obligations.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENTLY ISSUED ACCOUNTING STANDARD. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; early application is not permitted. The Company will adopt this Statement in the fourth quarter of 1997 and will restate all prior period earnings per share data presented as required. The Company has not yet determined the impact of adopting this Statement on its reported net income
(loss) per common share.

    RECLASSIFICATIONS. Certain amounts in prior periods have been reclassified to conform with the current year's presentation, most notably OCC has reclassified certain income statement amounts in OCV's historical financial statements to be consistent with the presentation used by SpectraVision and to conform to a more common presentation used by providers on in-room entertainment to the lodging industry. Specifically, OCV previously reflected certain costs as a reduction of revenues and now classifies such costs as a cost of service. In addition, certain amounts previously presented in the consolidated balance sheet have been reclassified to conform with the 1997 presentation.

NOTE 2--ACQUISITION AND INVESTMENTS

    The Company completed one acquisition per year in 1994, 1995 and 1996. These acquisitions have been accounted for under the purchase method and, accordingly, the results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition. These acquisitions are summarized as follows:

    SPECTRAVISION, INC.--Effective October 8, 1996, Ascent through its newly formed subsidiary, OCC, acquired the assets, properties and certain liabilities of SpectraVision, Inc. (the "Acquisition") with an effective closing date of October 8, 1996 (the "Closing Date"). The Acquisition was consummated pursuant to an Acquisition Agreement dated August 13, 1996, among Ascent, OCC, SpectraVision and the other parties named therein (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, OCC acquired all of the outstanding capital stock of SpectraDyne, Inc. ("SpectraDyne") the primary operating subsidiary of SpectraVision, together with certain other assets of SpectraDyne and its affiliates. SpectraDyne subsequently changed its name to SpectraVision, Inc. Prior to the Closing Date, OCV, formerly an 84% owned subsidiary of Ascent (approximately 78.4% owned on a fully diluted basis), was merged (the "Merger") with a subsidiary of OCC and became a wholly owned subsidiary of OCC pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among OCC, SpectraVision, OCV and On Command Merger Corporation also dated August 13, 1996. The Acquisition Agreement and the Merger Agreement were entered into to effect the terms of the Agreement dated April 19, 1996 entered into among Ascent, OCV, SpectraVision and the other parties named therein and to effectuate the transactions contemplated thereby. In accordance with Emerging Issues Task Forces Issue No. 95-19, "Determination of the Measurement Date for the Market Price of Securities Issued in a Purchase Business Combination," the fair value of the Acquisition consideration was determined as of April 19, 1996. The fair value was based on an independent appraisal of the net assets acquired.

    At the Closing Date, Ascent and the minority stockholders of OCV received 21,750,000 shares of OCC common stock (72.5% of the initial outstanding OCC common stock). Of these shares, Ascent

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 2--ACQUISITION AND INVESTMENTS (CONTINUED) received 17,149,766 shares. In consideration of the acquisition of the assets and properties of SpectraVision by OCC, 8,041,618 shares of OCC common stock were issued to the SpectraVision bankruptcy estate for distribution to SpectraVision's creditors. Additionally, 208,382 shares were held in reserve pending finalization of closing balance sheet pursuant to the Acquisition Agreement. Of these, 196,382 shares of reserved stock were distributed to the SpectraVision bankruptcy estate for the benefit of SpectraVision's creditors with the remaining 12,000 shares distributed to Ascent and OCV minority stockholders. Ascent owns approximately 57.2% of the outstanding common stock of OCC at December 31, 1996.

    In connection with the Acquisition and the Merger, OCC also issued warrants representing the right to purchase a total of 7,500,000 shares of OCC common stock (20% of the outstanding common stock of OCC, after exercise of the warrants). The warrants have a term of 7 years and an exercise price of $15.27 per share. Series A Warrants to purchase on a cashless basis up to 1,425,000 shares of OCC common stock were issued to former OCV shareholders, of which Ascent received warrants to purchase 1,123,823 shares; Series B warrants to purchase for cash an aggregate of 2,625,000 shares of OCC common stock were issued to the SpectraVision bankruptcy estate for distribution to creditors; and Series C warrants were issued to OCC's investment advisors to purchase for cash an aggregate of 3,450,000 shares of OCC common stock in consideration for certain banking and advisory services provided in connection with the transactions.

    The aggregate purchase consideration has been allocated to the acquired assets and assumed liabilities of SpectraVision, based on their respective fair market values. The fair value of tangible assets acquired and liabilities assumed was approximately $66,000,000 and $67,000,000 respectively. In addition, $2,000,000 of the purchase price was allocated to purchased technology. The balance of the purchase price, $90,636,000, was recorded as goodwill and is being amortized over twenty years on a straight-line basis. The accompanying financial statements reflect the preliminary allocation of the purchase price as the purchase price allocation has not been finalized. The assets acquired and liabilities assumed are as follows (in thousands):

Estimated fair value of assets acquired
  (including intangibles of $92,636)..............................  $ 158,916
Liabilities assumed...............................................    (67,282)
                                                                    ---------
Net assets acquired at estimated fair value.......................     91,634
Cash paid (net of cash received of $257)..........................     (9,572)
                                                                    ---------
Common stock and warrants issued..................................  $  82,062
                                                                    ---------
                                                                    ---------

    The following unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1995 are presented as if the SpectraVision acquisition had been made at the beginning of each period presented. The unaudited pro forma information is not necessarily indicative of either the

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 2--ACQUISITION AND INVESTMENTS (CONTINUED) results of operations that would have occurred had the purchase been made during the periods presented or the future results of the combined operations.

                                                                        YEAR ENDED DECEMBER 31
                                                                        ----------------------
                                                                            (IN THOUSANDS)
                                                                           1996        1995
                                                                        ----------  ----------
Revenues..............................................................  $  343,420  $  325,804
Net loss..............................................................  $  (42,982) $  (34,749)
Loss per common share.................................................  $    (1.45) $    (1.44)

    In connection with this transaction, the Company recorded an increase in additional paid-in capital of $1,178,000 as a result of the exchange of its investment in OCV for its investment in OCC.

    COLORADO AVALANCHE LLC. In July 1995, Ascent acquired a NHL franchise and related player contracts, management contracts and certain other assets from Le Club de Hockey Les Nordiques located in Quebec, Canada. The franchise was relocated to Denver, Colorado in time for the 1995-1996 NHL season, renamed the Colorado Avalanche, and its results since July 1, 1995 have included in the accompanying consolidated financial statements.

    The cost of the acquisition was $75,840,000 which was allocated principally to franchise rights and player contracts. As part of the purchase, Ascent assumed contractual commitments to players aggregating $24,625,000 over three years.

    BEACON COMMUNICATIONS CORP. In December 1994, Ascent acquired the assets of Beacon, a film and television production company based in Los Angeles. The acquisition has been accounted for as a purchase and, accordingly, Beacon's results of operations have been included in the accompanying consolidated financial statements beginning on December 1, 1994. The cost of this acquisition was $29,133,000, which was allocated to the net assets acquired, principally a development, production and domestic distribution agreement (the "Distribution Agreement"), two feature films and goodwill, based on their estimated fair market values. The purchase price consisted of $16,180,000 in cash and liabilities assumed of $12,953,000. The purchase agreement also calls for future cash consideration, which is contingent on the production and performance of up to thirteen motion pictures during the next five years, with a total pay-out not to exceed $16,900,000. The contingent payments, if made, will be accounted for in part, as additional costs of the acquired assets and in part, as additional costs of the movies to be made. During 1996 and 1995, $1,000,000 and $800,000 of contingent payments were paid in cash, respectively.

    If Beacon had been acquired as of January 1, 1994, unaudited proforma consolidated revenues would have been $183,205,000 for 1994 and the unaudited proforma consolidated net loss would have been $9,677,000 for 1994, respectively. The unaudited proforma consolidated loss per share would have been $.40 for 1994.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 2--ACQUISITION AND INVESTMENTS (CONTINUED)
    OTHER INVESTMENTS. Other Investments consist of the following at December 31, 1996 and 1995:

                                                                               1996       1995
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Marketable equity securities...............................................  $   2,080  $  --
Investment in MagiNet Corporation..........................................      1,265      1,265
Investments in partnerships or
  joint ventures:
    Elitch Gardens.........................................................      2,379      3,041
    NBA partnerships.......................................................      2,657      1,825
    Colorado Studios.......................................................        769        497
                                                                             ---------  ---------
      Total other investments..............................................  $   9,150  $   6,628
                                                                             ---------  ---------
                                                                             ---------  ---------

    At December 31, 1996, the Company's investment in marketable equity securities consists of its investment in MetroMedia International Group. This investment is considered to be available-for-sale and accordingly, the net unrealized holding gain, net of deferred income taxes, is reported as a separate component of stockholders' equity. In 1996, the gross realized gain from the sale of a portion of these available-for-sale securities was $1,892,000 and is included in other income (expense) in the accompanying financial statements. The Company's investment in MagiNet Corporation, a private company, is accounted for at cost (See Note 14). Investments in partnerships and joint ventures are accounted for using the equity method.

    The Company's investment in the limited partnership owning Elitch Gardens, an amusement park in Denver, Colorado, was increased from 13% to 26% in March 1996, when Ascent purchased all of The Anschutz Corporation's (TAC) interest in the limited partnership for $4,125,000 in cash (See Note 4). Subsequently, in September, 1996, the Company recorded a $1,800,000 loss on its limited partnership investment in Elitch Gardens, based on the announced sale of the amusement park to Premier Parks, Inc. The Company's share of proceeds from the sale, which closed on October 30, 1996, are subject to certain future adjustments. In December 1996, the Company recorded an additional loss of $510,000 on its investment due to the Company's concerns over the liquidation of the partnership. Prior to December 31, 1996, the Company had received distributions of $1,716,000 and in January 1997, the Company received an additional $1,900,000 of partnership distributions. Management of the Company believes its remaining investment in Elitch Gardens is likely to be recovered through an additional partnership distribution to be received in the first half of 1997.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 3--RECEIVABLES AND CONCENTRATION OF CREDIT RISK

    Receivables consist of the following at December 31, 1996 and 1995:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Trade receivables.......................................................  $  52,426  $  44,571
Current portion of notes and long-term receivables......................      4,405      3,710
Less allowance for doubtful accounts....................................      2,136      3,240
                                                                          ---------  ---------
    Receivables, net....................................................  $  54,695  $  45,041
                                                                          ---------  ---------
                                                                          ---------  ---------

    Ascent generates a substantial portion of its revenues from OCC and from hotel guest's usage of OCC pay-per-view video systems located in various hotels primarily throughout the United States, Canada, Mexico and the Far East. OCC performs periodic credit evaluations of its installed hotel locations and generally requires no collateral. While the Company does maintain allowances for potential credit losses, actual bad debt losses have not been significant. The Company invests its cash in high-credit quality instruments. These instruments are short-term in nature and, therefore, bear minimal risk.

    OCC has one customer, including its affiliates, which accounted for 14%, 16% and 14% of consolidated revenues in 1996, 1995 and 1994, respectively. A second customer of OCC accounted for 17% of consolidated revenues in 1994. No other customer accounted for more than 10% of consolidated revenues during 1996, 1995 and 1994.

    Included in other long-term assets is a long term receivable of $5,655,000 and $9,714,000 at December 31, 1996 and 1995, respectively.

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1996 and 1995:

                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Land..................................................................  $    2,000  $   --
Buildings and leasehold improvements..................................       2,997         883
Installed video systems...............................................     343,475     249,845
Distribution systems to networks......................................      95,334     104,204
Furniture, fixtures and equipment.....................................      16,836      13,068
                                                                        ----------  ----------
      Total...........................................................     460,642     368,000
Less accumulated depreciation and amortization........................     200,452     181,648
                                                                        ----------  ----------
Net property and equipment in service.................................     260,190     186,352
Construction in progress..............................................      41,308      34,250
                                                                        ----------  ----------
    Property and equipment, net.......................................  $  301,498  $  220,602
                                                                        ----------  ----------
                                                                        ----------  ----------

    DENVER ARENA PROJECT. On March 28, 1996, the Company entered into an agreement with The Anschutz Corporation ("TAC") pursuant to which the Company purchased all of TAC's interests in a proposed arena development project in Denver and related goodwill, rights, plans, specifications, drawings,

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 4--PROPERTY AND EQUIPMENT (CONTINUED) contracts, relationships, approvals, permits and other work product of every kind that had been generated by the efforts of TAC and Ascent with respect to the proposed arena (the "Arena Assets"), and TAC agreed to use reasonable efforts to facilitate the development and construction of the proposed arena. Ascent and TAC had worked together on the proposed arena development from early 1994 until September 1995. In consideration for TAC's interest in the Arena Assets and its agreement to facilitate development of the proposed arena, Ascent paid TAC $6,600,000 in cash. On a contingent and non-interest bearing basis Ascent agreed to pay TAC an additional $5,000,000 and grant a paid-up suite license, both contingent on the construction and occupancy of the proposed arena. This obligation, net of discount, has been accrued and is included in the accompanying balance sheet in other accrued liabilities ($2,500,000) and other long-term liabilities ($2,000,000) at December 31, 1996. The Company has classified costs of $11,540,000 and $2,445,000, representing the total expenditures on the proposed arena at December 31, 1996 and 1995, respectively, in Construction-in-Progress.

    On March 28, 1996, the Company entered into a Land Purchase Agreement with Southern Pacific Transportation Company ("SPT"), a company related to TAC, pursuant to which the Company would purchase approximately 49 acres in Denver as the site for the proposed arena for $20,000,000. Pursuant to the Land Purchase Agreement, the closing of the land purchase had to have occurred on or before June 28, 1996. The closing did not take place by this time and the Land Purchase Agreement terminated. Although there can be no assurance, it is management's belief that SPT will reinstate the Land Purchase Agreement on substantially similar terms and the closing date for the agreement will be extended. Consummation of the transaction is subject to several conditions, including obtaining satisfactory financing and reaching agreements with the City and County of Denver regarding the construction of the proposed arena and the release of the Nuggets and the Avalanche from their existing leases at the City and County of Denver's current arena, McNichols Arena. The Agreement also provides for SPT to effect a state-approved environmental clean-up plan on the site, and provide continuing partial indemnification with regard to certain environmental liabilities. Management believes that these negotiations will be successfully concluded, but there can be no assurance that Ascent will be able to reach acceptable terms for the construction of the new arena.

NOTE 5--FILM INVENTORY

    Film inventory consists of the following at December 31, 1996 and 1995:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Films released, less amortization.......................................  $   3,382  $   6,330
Films in process and development........................................     69,732      2,786
Development.............................................................      3,120      2,354
                                                                          ---------  ---------
      Total film inventory..............................................  $  76,234  $  11,470
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Company estimates that approximately 97% of unamortized released film cost will be amortized over the next three fiscal years. In 1996, the Company increased film inventory and deferred revenues by approximately $49,852,000 in connection with the distribution rights relating to certain films under development at December 31, 1996.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 6--NOTES PAYABLE AND LONG-TERM DEBT

    Notes payable and long-term debt consists of the following at December 31, 1996 and 1995:

                                                                            1996       1995
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
OCC revolving credit facility..........................................  $   98,000  $  --
Ascent revolving credit facility.......................................      95,000     --
Note payable to OCV minority stockholders, paid
  August 1996..........................................................      --            207
Former Ascent credit facility, paid October 1996.......................      --         70,000
                                                                         ----------  ---------
      Total............................................................     193,000     70,207
Less: Short-term borrowings............................................     143,000     --
      Current maturities...............................................      --            207
                                                                         ----------  ---------
      Total long-term debt.............................................  $   50,000  $  70,000
                                                                         ----------  ---------
                                                                         ----------  ---------

    OCC REVOLVING CREDIT FACILITY. In conjunction with the SpectraVision acquisition, OCC obtained a $125 million revolving credit facility, (the "OCC Credit Facility"). The OCC Credit Facility consists of (i) a 364-day revolving credit and competitive advance facility which, subject to certain conditions, will be renewable for four 364-day periods, and (ii) a five year revolving credit and competitive advance facility; provided, however, that any amounts borrowed under the five year facility will reduce the amount available under the 364-day facility. At December 31, 1996, $50,000,000 was outstanding as a long-term revolving loan and is repayable in 2001, while $48,000,000 is considered a short-term borrowing.

    Revolving loans extended under the OCC Credit Facility generally will bear interest at the London Interbank Offering Rate ("LIBOR") plus a spread that may range from 0.375% to 0.625% depending on certain operating ratios of OCC. At December 31, 1996, the weighted average interest rate on the OCC Credit Facility was 6.17%. In addition, a fee ranging from .1875% to .25% per annum is charged on the unused portion of the OCC Credit Facility, depending on certain OCC operating ratios.

    The OCC Credit Facility contains customary covenants, including, among other things, compliance by OCC with certain financial covenants. At December 31, 1996, OCC was in compliance with these covenants. The OCC Credit Facility limits OCC's ability to incur indebtedness or pay dividends, but does not preclude OCC from paying cash dividends on its Common Stock.

    Upon the closing of the SpectraVision acquisition, OCC borrowed $92.0 million under its credit facility to (i) pay-off debt obligations of SpectraVision of approximately $40.0 million, (ii) pay-off intercompany obligations of OCV to Ascent and other OCC obligations of approximately $43.6 million and (iii) to pay certain administrative claims and other bankruptcy costs of SpectraVision and its affiliated debtors of approximately $8.4 million.

    On March 23, 1997, OCC entered into an amendment to the OCC Credit Facility (the "OCC Amendment"). Under the OCC Amendment, the amount available under the OCC Credit Facility was increased from $125.0 million to $150.0 million, and certain other terms were amended to clarify such terms. At March 23, 1997, there was $47.0 million of available borrowings under the amended OCC Credit Facility, subject to certain covenant restrictions.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 6--NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    ASCENT REVOLVING CREDIT FACILITY. In October 1996, Ascent also entered into a new revolving credit facility (the "Ascent Credit Facility") with the same bank as OCC. The Ascent Credit Facility provided for borrowings of up to $200 million, consisting of a 364-day secured revolving credit facility. This facility, subject to certain conditions, was to be renewable for two 364-day periods on October 9, 1997 and October 8, 1998 respectively. At December 31, 1996, the Company has classified all of its outstanding borrowings under the Ascent credit facility as short-term borrowings.

    Revolving loans extended under the Ascent Credit Facility generally will bear interest at LIBOR plus a spread that may range from 1.75% to 2.50% depending on certain operating ratios of Ascent. A fee of .5% per annum is charged on the unused portion of the Ascent Credit Facility. At December 31, 1996, the weighted average interest rate on the Ascent Credit Facility was 8.05%. The Ascent Credit Facility provides that at no time will amounts outstanding under the facility exceed (a) $125.0 million, until Ascent shall have received consent from the NBA and NHL to pledge Ascent's interests in the Nuggets and Avalanche, respectively, and thereafter (b) the sum of (i) up to $100 million secured by first priority pledges of, and liens on, the equity interests in all of Ascent's subsidiaries (excluding OCC), plus (ii) 50% of the value of the OCC Common Stock owned by Ascent, secured by a pledge of such stock. The Company expects to obtain the consents from the NBA and NHL during the second quarter of 1997.

    Upon the closing of the Ascent Credit Facility, Ascent extinguished borrowings of $145.0 million outstanding under its then existing $175.0 million credit facility with a different bank. The Company utilized funds received from OCC of $39.3 million and borrowed $110.0 million under its new credit facility to extinguish its outstanding bank obligations, including accrued interest, and other Ascent obligations. The Company recorded an extraordinary loss of approximately $334,000 net of tax during the fourth quarter of 1996 in connection with the extinguishment of its previous credit facility.

    The Ascent Credit Facility also contained covenants requiring Ascent and OCC to maintain certain financial covenants, limited Ascent's ability to incur indebtedness and precludes Ascent from paying cash dividends on its Common Stock. At December 31, 1996, Ascent was in compliance with these covenants. In addition, the failure of Ascent to commence construction on the Denver Arena Complex (see Note 4) prior to August 31, 1997 is an event of default under the Ascent Credit Facility.

    On March 23, 1997, Ascent entered into an amendment to the Ascent Credit Facility (the "Ascent Amendment"). The Ascent Amendment provides, among other things, that the Ascent Credit Facility will not be renewable for two additional one year options beyond October 9, 1997 unless, prior thereto, Ascent has received not less than $50.0 million in proceeds from a new debt financing which is subordinated to the Ascent Credit Facility; for the maximum amount available to be borrowed under the facility to be reduced from $200.0 million to $140.0 million; for the elimination of the $125.0 million limit on available borrowings under the facility prior to receipt of NBA and NHL consents; that those financial covenants contained in the Ascent Credit Facility related to the financial results of OCC will not be measured until year end 1997; for the $140.0 million of availability to be divided into a term loan of $50.0 million and a revolving facility of $90.0 million; and for amendments to certain other financial covenants. Based on current market conditions, management of Ascent currently believes that they will be successful in obtaining the additional subordinated debt by October 9, 1997. In addition, management currently believes that they will have commenced construction on the Denver Arena Project prior to August 31, 1997 or they will have made sufficient progress on the negotiations involving the Denver Arena Project to enable Ascent to obtain an extension under the Ascent Credit Facility. However, there can be no assurances that

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 6--NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED) other contingencies will not arise which could impact Ascent's ability to obtain this additional subordinated financing, that such financing will be available on terms acceptable to Ascent or that negotiations with the City and County of Denver on the Denver Arena Project will have been completed or progressed significantly. If Ascent were not able to obtain the additional subordinated financing, Ascent could be required to refinance the Ascent Credit Facility which could require Ascent to reduce or reschedule planned capital investments, reduce capital outlays, sell assets or equity. At March 23, 1997, there was $33.0 million of available borrowings under the amended Ascent credit facility.

    OTHER. As a consolidated subsidiary of COMSAT, Ascent is subject to restrictions on its debt structure as a result of Federal Communications Commission regulations applicable to COMSAT (see Note 14).

NOTE 7--DEFERRED COMPENSATION

    Deferred compensation, which is included in other long-term liabilities on the accompanying balance sheet, consists of the following at December 31, 1996 and 1995:

                                                                               1996       1995
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Deferred compensation contracts payable, at varying interest rates,
      through 2002.........................................................  $   3,914  $   3,571
Less: Imputed interest.....................................................        720        808
      Current maturities...................................................        439        349
                                                                             ---------  ---------
      Total................................................................  $   2,755  $   2,414
                                                                             ---------  ---------
                                                                             ---------  ---------

    Total annual payments on long-term deferred compensation for the years subsequent to December 31, 1996 are as follows (in thousands):

1997................................................................  $     439
1998................................................................      1,154
1999................................................................        749
2000................................................................        800
2001................................................................        550
Thereafter..........................................................        222
                                                                      ---------
      Total.........................................................  $   3,914
                                                                      ---------
                                                                      ---------

NOTE 8--INCOME TAXES

    For the periods presented in these financial statements, Ascent has been a member of COMSAT's consolidated tax group for federal income tax purposes. OCV, however, filed separate returns until the third quarter of 1995, at which time Ascent's ownership interest increased to 84.7% (see Note 2). However, in conjunction with the formation of OCC and acquisition of SpectraVision, Ascent's ownership in OCC decreased to 57%. Accordingly, OCC will file a separate return commencing on October 9, 1996. Ascent has prepared its tax provision based on its inclusion in COMSAT's consolidated return. For years 1993 and

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 8--INCOME TAXES (CONTINUED)
thereafter, the provision as calculated would approximate the provision if prepared on a separate return basis. In connection with the Offering, Ascent and COMSAT entered into a tax allocation agreement that provides for cross indemnification with respect to these periods.

    In connection with the SpectraVision Acquisition, OCC has until July 15, 1997 to determine whether it will elect under Internal Revenue Code Section 338(h)(10) to treat the transaction as a purchase of assets for tax purposes. The computation of deferred taxes for OCC has been made on the assumption that OCC will make this election. However, management will continue to evaluate the alternative tax treatments for the Acquisition and may choose to treat it as a taxable stock purchase whereby the Company would assume carryover basis in SpectraVision's assets, including net operating losses.

    The current and deferred tax expenses have been allocated according to each entity's separately computed tax liability. Taxes payable or receivable are settled with COMSAT annually. For the years ended December 31, 1996 and 1995, Ascent's federal taxes receivable from COMSAT were $12,623,000 and $2,247,000, respectively.

    The components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                                   1996       1995       1994
                                                                ----------  ---------  ---------
                                                                         (IN THOUSANDS)
Federal:
  Current.....................................................  $  (15,695) $  (1,589) $   4,386
  Deferred....................................................       3,130     (8,125)       116
State and local...............................................         110       (121)       329
Foreign.......................................................         498     --         --
                                                                ----------  ---------  ---------
    Total.....................................................  $  (11,957) $  (9,835) $   4,831
                                                                ----------  ---------  ---------
                                                                ----------  ---------  ---------

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 8--INCOME TAXES (CONTINUED)

    The difference between tax expense (benefit) computed at the statutory federal tax rate and Ascent's effective tax rate is:

                                                                 1996        1995       1994
                                                              ----------  ----------  ---------
                                                                       (IN THOUSANDS)
Federal income taxes (benefit) computed at the statutory
  rate......................................................  $  (19,063) $  (10,580) $   3,743
State income taxes, net of federal income tax (benefit).....        (573)        (72)       214
Goodwill....................................................         860         831        742
Foreign.....................................................         498      --         --
Valuation allowance.........................................       5,333      --         --
Other.......................................................         988         (14)       132
                                                              ----------  ----------  ---------

  Income tax expense (benefit)..............................  $  (11,957) $   (9,835) $   4,831
                                                              ----------  ----------  ---------
                                                              ----------  ----------  ---------

    The net current and net non-current components of deferred tax assets and liabilities, tax effected, as shown on the balance sheet at December 31, 1996 and 1995 are:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Current deferred tax asset..............................................  $   3,580  $   4,394
Non-current deferred tax liability......................................     (5,742)    (3,593)
                                                                          ---------  ---------
  Net asset (liability).................................................  $  (2,162) $     801
                                                                          ---------  ---------
                                                                          ---------  ---------

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 8--INCOME TAXES (CONTINUED)
    The deferred tax assets and liabilities at December 31, 1996 and 1995 are:

                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Assets:
  Alternative minimum tax credit......................................  $   11,137  $    9,145
  Other accrued liabilities...........................................       8,471       4,607
  Amortization of intangibles.........................................       4,261       2,539
  Net operating loss carryforwards....................................       2,876      --
  Other...............................................................         847         543
  Contract revenue....................................................         582         649
  Post retirement benefits............................................      --             608
  Tax basis in excess of book basis (338 election)....................      52,397      --
  Valuation allowance.................................................     (56,885)     --
                                                                        ----------  ----------
  Total deferred tax assets...........................................      23,686      18,091
                                                                        ----------  ----------
Liabilities:
  Property and equipment..............................................     (13,242)    (10,380)
  Franchise rights....................................................     (11,620)     (6,593)
  Other...............................................................        (986)       (317)
                                                                        ----------  ----------
  Total deferred tax liabilities......................................     (25,848)    (17,290)
                                                                        ----------  ----------
  Net asset (liability)...............................................  $   (2,162) $      801
                                                                        ----------  ----------
                                                                        ----------  ----------

    OCC has federal net operating loss carryforwards of approximately $6,100,000, which expire beginning in 2012. In addition, OCC has California net operating loss carryforwards of approximately $15,000,000 which expire beginning in 2000 and may be subject to limitation in the event of certain defined changes in stock ownership. Alternative minimum tax credit carryforwards of approximately $1,700,000 and $250,000 are available to offset future regular federal and state tax liabilities, respectively.

    The Internal Revenue Service ("IRS") has examined the COMSAT returns through 1989 and is currently examining federal income tax returns for 1990 through 1994. In the opinion of Ascent, adequate provision has been made for income taxes for all periods through 1996.

NOTE 9--COMMITMENTS AND CONTINGENCIES

    EMPLOYMENT AND CONSULTING AGREEMENTS. Ascent has employment and consulting agreements with certain officers and entertainment talent. Virtually all of the player agreements provide for guaranteed payments. Other contracts provide for payments upon the fulfillment of their contractual terms and conditions, which generally relate only to normal performance of employment duties.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Amounts required to be paid under such agreements (including approximately $118,821,000 relating to player agreements) are as follows at December 31, 1996 (in thousands):

1997..............................................................................  $   59,550
1998..............................................................................      43,407
1999..............................................................................      27,370
2000..............................................................................      17,015
2001..............................................................................       8,670
Thereafter........................................................................       9,284
                                                                                    ----------
  Total...........................................................................  $  165,296
                                                                                    ----------
                                                                                    ----------

    FACILITY AND EQUIPMENT LEASES. Ascent leased its Corporate headquarters from COMSAT through June, 1996. In connection with Ascent's relocation to Denver in June of 1996, the Company entered into an operating lease for its corporate headquarters which expires in August 1998.

    OCC leases its principal facilities from one of its minority stockholders under a non-cancelable operating lease which expires in December 2003. In addition to lease payments, OCC is responsible for taxes, insurance and maintenance of the leased premises. OCC also leases certain other office space from unrelated parties.

    The Nuggets and the Avalanche have an agreement with the City and County of Denver (the "City") for use of the City's playing facility, McNichols Arena, as well as offices and training rooms. The lease for the Nuggets extends through June 30, 2008 and requires an annual rent payment of 5% of ticket sales revenue with minimum and maximum guaranteed amounts of $250,000 and $350,000 per year, respectively, through June 30, 1998. Thereafter, the $350,000 maximum payment is no longer applicable. The term of the lease shall be shortened by one year, with a maximum of two years, for each regular season that the Avalanche plays its home games at McNichols Arena. The lease for the Avalanche is for two years beginning with the 1995-1996 season with two one-year options (at the discretion of the Avalanche). The rent is a maximum of $350,000 per season in the first two years, and $400,000 per season in the option years. The total payment for McNichols Arena was $700,000, $667,000 and $350,000 for the years ended December 31, 1996 and 1995 and 1994, respectively.

    The Company also leases equipment under non-cancelable operating leases, primarily those assumed in conjunction with the SpectraVision transaction (see
Note 2), which extend through 2000.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The future minimum rental commitments under the Company's facility and equipment leases at December 31, 1996 are as follows (in thousands):

1997...............................................................................  $  14,334
1998...............................................................................     13,161
1999...............................................................................     12,212
2000...............................................................................      6,710
2001...............................................................................      1,677
Thereafter.........................................................................      4,175
                                                                                     ---------
    Total..........................................................................  $  52,269
                                                                                     ---------
                                                                                     ---------

    Rental payments to COMSAT and the OCC minority stockholder referred to above were approximately $911,000, $1,635,000, and $1,473,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Rental expense under all non-cancelable leases was approximately $5,774,000, $3,125,000, and $2,566,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    CONCESSION AGREEMENT. In conjunction with the purchase of the Nuggets, Ascent assumed the rights and obligations of a concessions agreement (the "Concessions Agreement") with Ogden Allied Leisure Services, Inc. ("Ogden") and the City. The Concessions Agreement expires in 2001 and provides for the Nuggets and the City to share in concession revenues according to formulas contained in the Agreement. At December 31, 1996, under the terms of the Concessions Agreement, the Nuggets were contingently liable for approximately $2,333,000, plus other reasonable damages, if the Nuggets terminate the agreement. The Nuggets have no present intention of terminating this agreement so long as the Nuggets continue to play in McNichols Arena, and Ogden has expressed its willingness to enter into a new agreement if the Nuggets relocate to a new arena in Denver.

    PROPERTY AND EQUIPMENT. As of December 31, 1996, OCC had noncancelable commitments to purchase video systems totaling $6,600,000.

    FILM RIGHTS. As of December 31, 1996, the Company had a purchase commitment for undelivered film product of approximately $9,629,000.

    OFF BALANCE SHEET RISKS. At December 31, 1996, Ascent was contingently liable to banks for $389,000 for outstanding letters of credit securing performance of certain contracts. These guarantees expire in 1997. The estimated fair value of these instruments is not significant.

    LITIGATION. The Company is a party to certain legal proceedings in the ordinary course of its business. However, the Company does not believe that any such legal proceedings will have a material adverse effect on the Company's financial position or results of operations. In addition, through its ownership of the Nuggets and the Avalanche, the Company is a defendant along with other NBA and NHL owners in various lawsuits incidental to the operations of the two professional sports leagues. The Company will generally be liable, jointly and severally, with all other owners of the NBA or NHL, as the case may be, for the costs of defending such lawsuits and any liabilities of the NBA or NHL which might result from such lawsuits. The Company does not believe that any such lawsuits, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations. The Nuggets, along

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED) with three other teams, have also agreed to indemnify the NBA, its member teams and other related parties against certain American Basketball Association ("ABA") related obligations and litigation, including costs to defend such actions. Management of Ascent believes that the ultimate disposition and the costs of defending these or any other incidental NBA or NHL legal matters or of reimbursing related costs, if any, will not have a material adverse effect on the financial statements of the Company.

    In 1990, a lawsuit was filed against OCV by a former employee alleging wrongful termination and breach of contract. In March 1995, a verdict in a jury trial was entered against OCV. In consideration for not appealing the verdict, OCV entered into a settlement agreement with the plaintiff and recorded the $856,000 after-tax cost of the settlement in the first quarter of 1995.

    In 1995, OCV filed suit against a competitor alleging patent infringement and seeking unspecified damages. In 1996, the competitor filed a counter suit against OCV alleging patent infringement and seeking unspecified damages. OCV intends to contest the counter suit vigorously and believes the claim is without merit and will not result in a material adverse effect to OCV's financial position or results of operations or cash flows.

NOTE 10--STOCKHOLDERS' EQUITY

    STOCK OPTION PLANS. Ascent adopted the 1995 Key Employee Stock Plan and the 1995 Non-Employee Directors Stock Plan (the "Ascent Plans") contemporaneously with the Offering. The Ascent Plans provide for the issuance of stock options, restricted stock awards, stock appreciation rights and other stock based awards. Options granted under the Ascent Plans expire in 2006. For each of the Ascent plans, options are generally granted at prices not less than the fair market value of the Company's stock at the date of grant. Under the terms of the Ascent Plans, options vest over either a three year or five year period from the date of grant. However, so long as COMSAT owns at least 80% of the common stock of the Company, no options will vest until three years after the date of the grant and accordingly, no options are exercisable at December 31, 1996. The weighted average remaining contractual life of the options outstanding at December 31, 1996 is approximately 10 years. The following is a summary of changes in shares under option.

                                                                                           OPTIONS OUTSTANDING
                                                                                        -------------------------
                                                                            OPTIONS                   WEIGHTED
                                                                           AVAILABLE                   AVERAGE
                                                                              FOR       NUMBER OF     EXERCISE
                                                                             GRANT        SHARES        PRICE
                                                                          ------------  ----------  -------------
Balances, December 18, 1995.............................................    1,610,000       --        $  --
  Granted (weighted average fair value of $9.01)........................     (949,750)     949,750        15.00
                                                                          ------------  ----------       ------
Balances, December 31, 1995.............................................      660,250      949,750        15.00
  Granted (weighted average fair value of $8.63)........................     (397,500)     397,500        18.14
Exercised...............................................................       --           --           --
Canceled/expired........................................................        3,000       (3,000)       15.00
                                                                          ------------  ----------       ------
Balances, December 31, 1996.............................................      265,750    1,344,250    $   15.93
                                                                          ------------  ----------       ------
                                                                          ------------  ----------       ------

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 10--STOCKHOLDERS' EQUITY (CONTINUED) been recognized for the Ascent Plans. Had compensation cost for the Ascent Plans been determined based on the fair value at the grant date for awards in 1995 and 1996 consistent with the provisions of SFAS No. 123, the Company's net loss and loss per common share in 1996 would have been reduced to the proforma amounts as indicated below (in thousands, except per share information).

Net loss--as reported.............................................................  $  (36,034)
Net loss--pro forma...............................................................  $  (37,668)
Loss per share--as reported.......................................................  $    (1.21)
Loss per share--pro forma.........................................................  $    (1.27)

    The proforma amounts for 1995 would not differ significantly from the reported amounts in 1995 as the awards granted in 1995 were granted on December 18, 1995.

    Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values and in which the Company has no significant history or established trends. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions for 1996: expected life, 12-24 months following the last vesting date of the award; stock volatility, 57.6%; risk free interest rates, 5.9%; and no dividends during expected term. The Company's calculations are based on an option valuation approach and forfeitures are recognized as they occur.

    OCC also has adopted a stock incentive plan (the "OCC Plan"), expiring in 2006, under which employees of OCC may be granted stock options, restricted stock awards, stock appreciation rights and other stock based awards. Under the OCC plan options generally are granted at fair market value on the date of grant. At December 31, 1996, the OCC plan has 3,000,000 shares reserved for issuance and options to purchase 2,181,565 shares outstanding under the plan. OCC has also adopted the disclosure only provisions of SFAS 123. The Company's share of OCC's pro forma compensation cost for 1996 would be approximately $475,000 or an additional loss of $.02 per share to the proforma amounts above.

    STOCK INCENTIVE PLANS. COMSAT Corporation ("COMSAT") has stock incentive plans which provide for the issuance of stock options, restricted stock awards, stock appreciation rights and restricted stock units. Qualifying employees of the Company have been participants of these plans. The amount of expense charged to the Company for participation in these plans in 1996, 1995 and 1994 was $1,471,000, $865,000 and $1,231,000, respectively.

    OTHER MATTERS. In August 1996, the Company, OCV and Hilton Hotels Corporation ("Hilton") entered into a letter agreement ("Letter Agreement")providing for the cancellation of approximately 1,336,000 shares of OCV common stock issued to Ascent pursuant to the Contribution Agreement entered into between OCV and the Company in September 1995 ("Contribution Agreement"). The Contribution Agreement set forth the terms and conditions of the transaction whereby OCV acquired certain assets from Ascent (see Note 14). As a result of the cancellation of these shares, Ascent's ownership interest in OCV was reduced from 84% to 83% (prior to the consummation of the SpectraVision transaction--see
Note 2). Pursuant to the Corporate Agreement between COMSAT and Ascent, COMSAT had indemnified

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 10--STOCKHOLDERS' EQUITY (CONTINUED)
Ascent with respect to the adjustment effected by the Letter Agreement and accordingly, COMSAT contributed $1,820,000 to the Company in the fourth quarter of 1996 in accordance with this obligation.

    The Letter Agreement also provided for an extension of the date on which the exercise price of approximately 1,166,000 warrants previously issued to Hilton by OCV would expire from June 1, 1996 to the later of (i) 90 days after the closing or the abandonment of the proposed transaction with SpectraVision or
(ii) December 1, 1996. On October 7, 1996, Hilton exercised its warrants under the terms of the letter agreement and OCV received consideration of approximately $10,685,000. In turn, OCV distributed a pro rata dividend to its stockholders, consisting of a cash dividend to its minority stockholders of $1,781,000 and a promissory note in the amount of $8,904,000 (which OCV had received from Hilton) for Ascent's portion of the dividend, pursuant to the letter agreement. In December 1996, Ascent received full payment on the promissory note from Hilton.

    The Letter Agreement also provided Hilton the right to put to Ascent all, but not less than all, of the shares acquired from exercise of the Hilton Warrants and still held by Hilton on the date 90 days after the closing of the Acquisition of SpectraVision at the same exercise price at which Hilton exercised its warrants. On January 5, 1997, this put right expired unexercised.

NOTE 11--EMPLOYEE BENEFIT PLANS

    SAVINGS PLANS. OCC, ANS, the Nuggets, the Avalanche and Beacon each participate in various 401(k) plans for qualifying employees. A portion of employee contributions is matched by the respective entity. Matching contributions for the years ended December 31, 1996, 1995 and 1994 were $1,266,000, $600,000 and $557,000, respectively.

    In conjunction with the amendment to the Intercompany Services Agreement with COMSAT (see Note 13), the Company has established the Ascent Employee Benefit Plan to cover Ascent employees at Beacon, ANS and the Corporate office. These defined contribution plans did not have significant activity in 1996.

    COMSAT PLANS. On January 1, 1996, Ascent elected to terminate its participation in the COMSAT defined benefit pension plan, COMSAT's postretirement benefit plan and the COMSAT supplemental pension plan for executives discussed below.

    COMSAT sponsored a noncontributory defined benefit pension plan for qualifying employees at ANS and Beacon. Pension benefits were based on years of service and compensation prior to retirement. Ascent's policy was to fund the minimum actuarially computed contributions required by law as determined by COMSAT's actuaries. Ascent contributions to the plan charged to expense were $126,000 and $271,000 in 1995 and 1994, respectively.

    COMSAT also sponsored an unfunded supplemental pension plan for executives. Ascent's expense for this plan was $56,000 in 1995. No expense was recorded in 1994.

    COMSAT provided health and life insurance benefits to qualifying retirees. The expected cost of these benefits was recognized during the years in which employees rendered service. COMSAT charged Ascent $314,000 and $425,000 in 1995 and 1994, respectively, for Ascent's share of postretirement benefit expense.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 11--EMPLOYEE BENEFIT PLANS (CONTINUED)
    NUGGETS. The Nuggets contribute annually to the NBA's General Manager, Coaches and Trainers Pension Plan as well as the NBA Players Association Players' Pension Plan (collectively, the "NBA Plans"). These multi-employer plans are administered by the NBA and require the Nuggets to make annual contributions to the NBA Plans equal to an amount stated pursuant to the actuarial valuation. Contributions to the General Manager, Coaches and Trainers Plan charged to expense were $134,000, $94,000 and $45,000 for the periods ended December 31, 1996, 1995 and 1994, respectively. Contributions to the Players' Plan charged to expense were $159,000, $132,000 and $78,000 for the periods ended December 1996, 1995 and 1994, respectively. The Nuggets policy is to fund pension costs determined by the NBA actuaries.

    The NBA, in conjunction with the NBA Players Association, has established a Pre-Pension Benefit Plan which is designed to pay benefits to players subsequent to their retirement from the NBA but prior to the age of qualification for the normal players' pension plan. There were no contributions charged to expense under this plan for the years ended December 31, 1996, 1995 and 1994, respectively.

    AVALANCHE. The Avalanche contributes monthly to the National Hockey League Pension Society ("NHL Plan") for the benefit of its players. This multi-employer plan is administered by the NHL and requires the Avalanche to make contributions to the NHL Plan for the applicable playing season equal to an amount stated pursuant to an actuarial valuation. Contributions to the NHL Plan charged to expense were $210,000 and $130,000 for the periods ended December 31, 1996 and 1995, respectively.

    The Avalanche is also required by the NHL to provide a pension or equivalent benefit for its general manager and head coach. This benefit corresponds to an established annual amount for each year of service beginning the season following age 60. The Avalanche has chosen to fund this benefit separately from the NHL plan for its various participants. The Avalanche is also required by the NHL to provide a pension benefit to other participants, however, the Avalanche makes available an employer matching contribution in conjunction with its 401(k) plan which satisfies this funding requirement.

NOTE 12--PROVISION FOR RESTRUCTURING

    During the third quarter of 1995, management of the Company decided to discontinue the Satellite Cinema scheduled movie operations. As a result of this decision, a restructuring charge of $10,866,000 was recorded in the third quarter of 1995. The components of this restructuring charge included a write-down of property and equipment of $5,140,000 to their estimated salvage value, an accrual for severance costs of $1,010,000 and a charge of $4,716,000 for costs related to contractual commitments that would not be fulfilled. Through December 31, 1996, the Company has made cash payments for severance costs and contractual commitment costs totaling $4,787,000 and has written-off other assets of $5,433,000 relating to contractual commitments. In the fourth quarter of 1996, the Company evaluated its remaining restructuring accruals, which are primarily for severance and contractual obligations to be paid through September 1997, and reduced such accruals by $300,000. Although subject to future adjustment, management of Ascent believes its remaining reserves of $346,000 as of December 31, 1996, are adequate to complete the restructuring plan of Satellite Cinema's operations. During the years ended December 31, 1995 and 1994, Satellite Cinema operations reflected revenues of $24,682,000 and $34,753,000 and an operating income (loss), before allocation of general and administrative expenses, of $(16,156,000) and $3,897,000, respectively.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 12--PROVISION FOR RESTRUCTURING (CONTINUED)
    In December 1995, certain assets and contracts relating to Satellite Cinema customers were sold by OCV for a $4,000,000 promissory note due in June 1996. As of December 31, 1995, Ascent did not record the note receivable due to the uncertainty of its collection and included the net book value of the assets sold of $1,689,000 in Other Long Term Assets in the accompanying balance sheet. In 1996, OCV received payments totaling approximately $3,300,000 representing a negotiated settlement of the $4,000,000 promissory note.

NOTE 13--BUSINESS SEGMENT INFORMATION

    Ascent reports operating results and financial data in two business segments: multimedia distribution and entertainment. The multimedia distribution segment includes video distribution and on-demand video entertainment services to the lodging industry, and video distribution services to the NBC television network and other private networks. The results of ANS and OCC are reported in the multimedia distribution segment. The entertainment segment includes the Denver Nuggets and the Colorado Avalanche franchises in the NBA and NHL, respectively, and Beacon, a producer of theatrical films and television programming.

                                                                         1996        1995        1994
                                                                      ----------  ----------  ----------
                                                                                (IN THOUSANDS)
Revenue:
  Multimedia Distribution...........................................  $  167,976(1) $  135,782 $  125,823
  Entertainment.....................................................      90,144(2)     66,036(2)     39,653
                                                                      ----------  ----------  ----------
  Total.............................................................  $  258,120  $  201,818  $  165,476
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------
Operating income (loss):
  Multimedia Distribution...........................................  $   (9,775 (1) $    2,885 $   18,140
  Entertainment.....................................................     (24,812)     (9,418)      1,064
  General and administrative........................................      (9,732)    (10,002)     (9,203)
  Restructuring Reserve.............................................      --         (10,866 (3)     --
                                                                      ----------  ----------  ----------
  Total.............................................................  $  (44,319) $  (27,401) $   10,001
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------
Identifiable assets:
  Multimedia Distribution...........................................  $  457,746  $  279,591  $  251,724
  Entertainment.....................................................     266,216     207,172     114,761
  Other corporate...................................................      18,680      17,653       6,095
                                                                      ----------  ----------  ----------
  Total.............................................................  $  742,642  $  504,416  $  372,580
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------
Capital expenditures:
  Multimedia Distribution...........................................  $   78,793  $   82,903  $   89,073
  Entertainment.....................................................      10,066       2,208         980
                                                                      ----------  ----------  ----------
  Total.............................................................  $   88,859  $   85,111  $   90,053
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------
Depreciation and amortization:
  Multimedia Distribution...........................................  $   62,232  $   45,392  $   34,891
  Entertainment.....................................................      12,580       8,283       3,929
                                                                      ----------  ----------  ----------
  Total.............................................................  $   74,812  $   53,675  $   38,820
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------

------------------------
(1) The Multimedia Distribution segment for 1996 reflects the acquisition of SpectraVision by OCC in October 1996 (see Notes 2 and 15).

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 13--BUSINESS SEGMENT INFORMATION (CONTINUED)
(2) Entertainment revenues in 1995 include $9,200,000 of NBA expansion fees and in 1996, include a full year of operations for the Avalanche.
(3) Applies to Multimedia Distribution segment.

NOTE 14--RELATED PARTY TRANSACTIONS

    Ascent is charged by COMSAT for certain general and administrative services, such as treasury services, pension and insurance administration, legal services, tax services, internal audit review, payroll and personnel benefits administration, public relations and various other general corporate functions. Prior to the Offering, the cost of administering these services was allocated to Ascent using a formula which considered Ascent's proportionate share of sales, payroll and properties. The amounts charged to Ascent under this method for services were $4,540,000 and $3,073,000 for the years ended December 31, 1995 and 1994, respectively. Management believes that the allocation methods with respect to all charges were reasonable. In 1996, charges for these services from COMSAT were determined pursuant to the Intercompany Services Agreement ("Services Agreement") with charges totaling $2,000,000 plus other incidental charges. On December 18, 1996, the Services Agreement was amended whereby COMSAT will provide limited administrative and support services on a month-to-month basis to the Company commencing in January 1997. Monthly charges for these services will be approximately $15,000.

    In conjunction with Ascent's Offering (see Note 1), the Company and COMSAT entered into a Corporate Agreement (the "COMSAT Corporate Agreement"), pursuant to which, among other things, the Company has agreed with COMSAT not to incur any indebtedness without COMSAT's prior consent, other than indebtedness under the Company's amended Credit Facilities (see Note 6), and indebtedness incurred in the ordinary course of operations which together shall not exceed $270.0 million in the aggregate; provided that not more than $50.0 million of such indebtedness may constitute long-term debt.

    From April through July 1995, Ascent loaned $2,000,000 to one of its directors. The loan, plus interest thereon at the prime rate plus one percent, was repaid in full in November 1995.

    During the third quarter of 1995, the Company entered into a Contribution Agreement with OCV, whereby the Company contributed various assets and liabilities (primarily installed video systems and related construction in progress, accounts receivable, deferred income taxes and other assets) to OCV with a net book value of approximately $56,539,000 in exchange for approximately 5,337,000 shares of common stock of OCV. This transfer of net assets and shares between companies under common control has been accounted for at historical cost. During the second quarter of 1996, the Company contributed some additional assets and liabilities (installed video systems and related deferred income taxes and other assets) to OCV in connection with the aforementioned contribution agreement. These assets and liabilities had a net book value of approximately $1,385,000. In August 1996, the Company, OCV and Hilton entered into a letter of agreement providing for the cancellation of 1,336,470 shares of common stock of OCV issued to Ascent pursuant to the Contribution Agreement (see
Note 10).

    In conjunction with the Acquisition and Merger (see Note 2), Ascent and OCC entered into a Corporate Agreement (the "OCC Corporate Agreement"), pursuant to which, among other things, OCC has agreed not to incur any indebtedness without Ascent's prior consent, other than indebtedness under OCC's amended Credit Facility (see Note 6), and indebtedness incurred in the ordinary course of operations which together shall not exceed $116,000,000 through June 30, 1997, and shall not exceed

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 14--RELATED PARTY TRANSACTIONS (CONTINUED)
$130,000,000 through December 31, 1997; provided, however, that (i) no more than $50,000,000 of such indebtedness may constitute long term debt, and (ii) indebtedness may only be incurred in compliance with the financial covenants contained in OCC's existing credit facility (see Note 6), with any amendments to such covenants subject to the written consent of Ascent.

    OCC earned revenues of approximately $18,900,000, $15,000,000 and $12,400,000 in 1996, 1995 and 1994, respectively, from Hilton and its affiliates. Hilton is a minority stockholder of OCC.

    OCC earned revenues of $4,944,000, and $3,362,000 for the years ended December 31, 1996 and 1995 respectively, from MagiNet Corporation, which is a related party by virtue of OCC's investment in its preferred stock (see Note 2). Accounts receivable from MagiNet at December 31, 1996 were approximately $1,000,000.

NOTE 15--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

    The following is a summary of unaudited quarterly results of operations for the years ended December 31, 1996 and 1995.

                                                          DEC. 31     SEPT. 30    JUNE 30    MARCH 31
                                                         ----------  ----------  ---------  -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996(1)
Revenues...............................................  $   91,594  $   38,141  $  56,045   $  72,340
Operating Expenses.....................................      91,820      28,333     46,921      60,553
Depreciation and Amortization..........................      26,175      16,939     15,966      15,732
Operating loss.........................................     (26,401 (2)     (7,131)    (6,842)     (3,945)
Loss before extraordinary item.........................     (19,134)     (6,035)    (6,256)     (4,275)
Net Loss...............................................     (19,468)     (6,035)    (6,256)     (4,275)
Loss per share.........................................        (.65)       (.20)      (.21)       (.14)

1995(1)
Revenues...............................................  $   59,710  $   39,952  $  52,601   $  49,555
Operating Expenses.....................................      56,263      32,888     34,004      41,523
Depreciation and Amortization..........................      14,925      14,545     12,442      11,763
Provision for restructuring............................      --          10,866(3)    --        --
Operating income (loss)................................     (11,478)    (18,347)     6,155(4)     (3,731)
Net income (loss)......................................      (7,855)    (13,733)     3,898      (3,333)
Income (loss) per share................................        (.32)       (.57)       .16        (.14)

------------------------

(1) The Company has restated its Consolidated Financial Statements for the Year ended December 31, 1995 and for the first three quarters of 1996. The net effect of the restatement was to increase the previously reported 1995 operating loss by $2,410,000, net loss by $1,567,000 (net of a tax benefit of $843,000) and loss per common share by $.07. The impact of the restatement on previously reported 1996 quarterly information is not material, and results in decreasing the previously reported net losses in each of the first three quarters of 1996 by $67,000. The previously reported quarterly information for 1995 and 1996 in the above tables has been restated. For further information see the Company's Form 10-K/A filed on February 19, 1997.

                        ASCENT ENTERTAINMENT GROUP, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 15--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED): (CONTINUED)
(2) Results for the fourth quarter of 1996 include $8.7 million of non-recurring charges incurred by OCC and operating losses incurred by SpectraVision since the date of acquisition. These non-recurring charges include costs relating to asset write-downs, reserve and expense accruals associated with the integration of SpectraVision, the alignment of the OCC's operating practices for OCV and SpectraVision and the establishment of OCC as a new public company.

(3) In the third quarter of 1995, a $10.9 restructuring charge was incurred resulting from the discontinuation of Satellite Cinema's lower margin, schedule, satellite delivered pay-per-view service (see Note 12).

(4) In the second quarter of 1995, the Company recognized an $8.8 million NBA expansion fee payable to the Nuggets (an additional $.4 million was recognized in the fourth quarter of 1995 upon resolution of certain contingencies).

NOTE 16--SUBSEQUENT EVENTS

    On January 11, 1997, SpectraVision experienced an interruption in service caused by the loss of communication with a satellite used to deliver pay-per-view programming to 950 of OCC's approximately 3,100 hotels. Of the hotels affected, approximately 410 hotels continued to provide limited pay-per-view services through alternate disk or tape-based systems.

    By February 9, 1997, OCC was able to obtain alternate satellite service and had restored full service to all the hotels affected. The Company believes the loss of service will result in approximately $4,000,000 of decreased revenues and incremental expenses in the first quarter of 1997.

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                                     -------------------------------------------
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                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER TO EXCHANGE COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          1
Risk Factors...................................         12
Use of Proceeds................................         23
The Exchange Offer.............................         24
Capitalization.................................         32
Selected Financial and Operating Information...         33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         35
Business.......................................         48
Management.....................................         68
Common Stock Ownership of Certain Beneficial
  Owners and Management........................         73
Certain Restrictions Related to COMSAT
  Distribution.................................         74
Description of Certain Indebtedness............         75
Description of the Exchange Senior Notes.......         78
Certain U.S. Federal Income Tax Consequences...        113
Notice to Investors............................        118
Plan of Distribution...........................        123
Experts........................................        124
Incorporation of Certain Documents by
  Reference....................................        124
Index to Consolidated Financial Statements.....        F-1
Exhibit Index..................................       II-1

                                     [LOGO]

                                   PROSPECTUS

                                  $225,000,000

                        ASCENT ENTERTAINMENT GROUP, INC.

OFFER TO EXCHANGE $1,000 PRINCIPAL AMOUNT AT MATURITY OF ITS 11 7/8% SENIOR SECURED DISCOUNT NOTES DUE 2004 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR EACH $1,000 PRINCIPAL AMOUNT AT MATURITY OF ITS 11 7/8% SENIOR SECURED DISCOUNT NOTES DUE 2004

                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS

                              THE BANK OF NEW YORK

                                  BY FACSIMILE
                          (ELIGIBLE INSTITUTIONS ONLY)

                                 (212) 815-6339

                             CONFIRMATION BY PHONE

                                 (212) 815-6337

                              THE BANK OF NEW YORK
                            CORPORATE TRUST SERVICES
                              WINDOW, GROUND LEVEL
                               101 BARCLAY STREET
                              NEW YORK, N.Y. 10286
                    ATTN: REORGANIZATION CENTER, ODELL ROMEO

                                JANUARY   , 1998

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                                     -------------------------------------------
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                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to the provisions of Article VIII of the Registrant's Certificate of Incorporation filed as Exhibit 3(a) hereto and the provisions of
Article VIII of the Registrant's By-laws filed as Exhibit 3(b) hereto.

    Generally, Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") permits a corporation to indemnify certain persons made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If, however, any threatened, pending or completed action, suit or proceeding is by or in the right of the corporation, the director or officer is not permitted to be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable to the corporation unless the Delaware Court of Chancery, or such other court adjudicating the action, determines otherwise.

    Additionally, there are in effect directors' and officers' liability insurance policies which insure the Registrant's directors and officers against certain liabilities that they may incur in such capacities

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  (A)  EXHIBITS

3.1(a)          Amended and Restated Certificate of Incorporation of Ascent Entertainment Group,
                Inc. (as amended through December 12, 1995) (Incorporated by reference to Exhibit
                3.1 to Registrant's Amendment No. 4 to Registration Statement on Form S-1,
                Commission File No. 33-98502).
3.1(b)          Amended and Restated Bylaws of Ascent Entertainment Group, Inc. (as amended through June 27, 1997). (Incorporated by reference to Exhibit 3.1 to the Company's current report on Form 8-K filed on July 8, 1997 as amended by a Form 8-K/A filed on July 11, 1997).
      4.1       Rights Agreement, dated as of June 27, 1997, between Ascent Entertainment Group,
                Inc. and The Bank of New York. (Incorporated by reference to Exhibit 4.1 to the
                Company's current report on Form 8-K filed on July 8, 1997 as amended by a Form
                8-K/A filed on July 11, 1997).
4.2             Indenture between the Registrant and The Bank of New York, as Trustee, dated
                December 22, 1997.
10(a)           Distribution Agreement between Ascent and COMSAT dated June 3, 1997. (Incorporated by reference to Exhibit 10(a) to the Company's current report on Form 8-K filed on
                June 19, 1997).
10(b)           Tax Disaffiliation Agreement between Ascent and COMSAT dated June 3, 1997.
                (Incorporated by reference to Exhibit 10(b) to the Company's current report on
                Form 8-K filed on June 19, 1997).

10.1            Amended and Restated Employment Agreement by and between Ascent Entertainment
                Group, Inc. and Charles Lyons. (Incorporated by reference to Exhibit 10.1 to the
                Company's current report on Form 8-K filed on July 8, 1997 as amended by a Form
                8-K/A filed on July 11, 1997). *
10.2            Amended and Restated Employment Agreement by and between Ascent Entertainment
                Group, Inc. and James A. Cronin, III. (Incorporated by reference to Exhibit 10.2 to the Company's current report on Form 8-K filed on July 8, 1997 as amended by a
                Form 8-K/A filed on July 11, 1997). *
10.3            Employment agreement by and between Ascent Entertainment Group, Inc. and Arthur M.
                Aaron. (Incorporated by reference to Exhibit 10.3 to the Company's current report on Form 8-K filed on July 8, 1997 as amended by a Form 8-K/A filed on July 11,
                1997). *
10.4            Employment Agreement by and between Ascent Entertainment Group, Inc. and David A.
                Holden. (Incorporated by reference to Exhibit 10.4 to the Company's current report on Form 8-K filed on July 8, 1997 as amended by a Form 8-K/A filed on July 11,
                1997). *
10.5            Second Amended and Restated $50,000,000 Credit Agreement dated as of December 22,
                1997 among the Registrant, the lenders named therein and NationsBank of Texas,
                N.A., as administrative agent.
10.6            $200,000,000 Credit Agreement dated as of November 24, 1997 among On Command
                Corporation, the lenders named therein and NationsBank of Texas, N.A., as administrative agent.
10.7            Purchase and Sale Agreement dated May 7, 1997, between Denver Arena Company, LLC and Southern Pacific Transportation Company relating to the purchase of land for the construction of the arena. (Incorporated by reference to Exhibit 10.7 to the
                Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997,
                Commission File No. 0-27192).
10.8            Ascent Entertainment Group, Inc. 1997 Directors and Executives Deferred
                Compensation Plan. (Incorporated by reference to Exhibit 10.8 to the Registrant's
                Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Commission File
                No. 0-27192).
10.9            Second Amendment to Development, Production and Distribution Agreement between
                Beacon Communications Corp. and Sony Pictures Entertainment, Inc. dated as of July
                22, 1996. (Incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the
                Registration Statement of Form S-4 of On Command Corporation (No. 333-10407) filed on September 26, 1996). (Confidential treatment granted).
10.10           Buena Vista International, Inc.--Beacon Communications Corp. Letter Agreement
                dated as of April 1, 1996. (Incorporated by reference to Exhibit 10.1 to the
                Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
                1997, Commission File No. 0-27192). (Confidential Treatment Granted)
10.11           Term Sheet for Local Television License Agreement for the Denver Nuggets and the
                Colorado Avalanche between the Registrant and Fox Sports Rocky Mountain.
                (Incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on
                Form 10-Q for the quarter ended September 30, 1997, Commission File No. 0-27192).
                (Confidential treatment granted).
10.12           Registration Rights Agreement between the Registrant and NationsBanc Montgomery
                Securities, Inc. dated December 22, 1997.
10.13           1997 Denver Arena Agreement by and among Ascent Arena Company, LLC, The Denver
                Nuggets Limited Partnership, The Colorado Avalanche, LLC and the City and County
                of Denver dated December 12, 1997.
10.14           Employment Agreement between the Registrant and Ellen Robinson. (Incorporated by reference to Exhibit 10.20 to the Registrant's Annual Report on Form 10-K for
                fiscal year ended December 31, 1996, Commission File No. 0-27192).*

10.15           Letter Agreement between the Registrant and Wesley D. Minami. (Incorporated by
                reference to Exhibit 10.21 to the Registrant's Annual Report on Form 10-K for
                fiscal year ended December 31, 1996, Commission File No. 0-27192).*
10.16           Corporate Agreement dated as of October 8, 1997, between the Registrant and On
                Command Corporation. (Incorporated by reference to Exhibit 10.22 to the
                Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
                1996.)
21              Subsidiaries of Ascent Entertainment Group, Inc.
23.1            Consent of Deloitte & Touche LLP
24              Powers of Attorney authorizing signature of Charles Lyons, James A. Cronin, III,
                Paul Gould, Peter Barton, Charles M. Neinas and Charles M. Lillis.
25.1            Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of The
                Bank of New York, as Trustee under the Indenture, relating to the 11 7/8% Senior
                Secured Discount Notes due 2004.
99.1            Form of Letter of Transmittal.
99.2            Form of Notice of Guaranteed Delivery.
99.3            Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other
                Nominees.
99.4            Form of Letter to Clients.
99.5            Guidelines for Certification of Taxpayer Identification Number on Form W-9.

------------------------

*   Indicates compensatory plan or arrangement.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 and 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, State of Colorado, on January 16, 1998.

                                ASCENT ENTERTAINMENT GROUP, INC.
                                (Registrant)

Date: January 16, 1998          By:             /s/ ARTHUR M. AARON
                                     -----------------------------------------
                                                  Arthur M. Aaron
                                             VICE PRESIDENT, BUSINESS &
                                            LEGAL AFFAIRS AND SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons by power of attorney in the capacities and on the date indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ CHARLES LYONS*
------------------------------  President and Chief          January 16, 1998
        Charles Lyons             Executive Officer

                                Executive Vice President,
  /s/ JAMES A. CRONIN, III*       Chief Financial Officer
------------------------------    and Chief Operating        January 16, 1998
     James A. Cronin, III         Officer

     /s/ DAVID A. HOLDEN*
------------------------------  Vice President, Finance      January 16, 1998
       David A. Holden            and Controller

      /s/ CHARLES LYONS*
------------------------------  Chairman of the Board        January 16, 1998
        Charles Lyons

  /s/ JAMES A. CRONIN, III*
------------------------------  Director                     January 16, 1998
     James A. Cronin, III

      /s/ PETER BARTON*
------------------------------  Director                     January 16, 1998
         Peter Barton

    /s/ CHARLES M. NEINAS*
------------------------------  Director                     January 16, 1998
      Charles M. Neinas

    /s/ CHARLES M. LILLIS*
------------------------------  Director                     January 16, 1998
      Charles M. Lillis

       /s/ PAUL GOULD*
------------------------------  Director                     January 16, 1998
          Paul Gould

*By:     /s/ ARTHUR M. AARON
      -------------------------
           Arthur M. Aaron
          ATTORNEY-IN-FACT